Exhibit 10.4

EXECUTION VERSION

SECOND AMENDED AND RESTATED

COMMON SECURITY AND ACCOUNT AGREEMENT

among

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Company,

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P.,

CORPUS CHRISTI PIPELINE GP, LLC, and

ANY OTHER SUBSIDIARY OF THE COMPANY THAT ACCEDES HERETO FROM TIME

TO TIME AS A GUARANTOR,

as Guarantors,

THE SENIOR CREDITOR GROUP REPRESENTATIVES PARTY HERETO AND THAT

ACCEDE HERETO FROM TIME TO TIME, FOR THE BENEFIT OF ALL SENIOR

CREDITORS,

SOCIÉTÉ GÉNÉRALE,

as Intercreditor Agent for the Facility Lenders and any Hedging Banks,

SOCIÉTÉ GÉNÉRALE,

as Security Trustee,

and

MIZUHO BANK, LTD.,

as Account Bank,

Dated as of June 15, 2022

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1

2.	SENIOR DEBT		2
	2.1	Senior Debt Secured Hereby	2
	2.2	Incremental Senior Debt	2
	2.3	Payments and Prepayments	4
	2.4	Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative	8
	2.5	Other Intercreditor Agents	9
	2.6	Transfers and Holders of Senior Debt Obligations	11
	2.7	Accession of Senior Creditor Group Representatives	11
	2.8	Changes to Senior Debt Instruments and Permitted Senior Debt Hedging Instruments	13
	2.9	Discharge of Certain Senior Debt Obligations	14
	2.10	Sponsor and its Affiliates	15
	2.11	Secured Party Guarantees	15

3.	SECURITY INTERESTS		15
	3.1	Pro Rata First-Ranking Security Interests	15
	3.2	Security Interests to be Granted by the Securing Parties	15
	3.3	Security Interests to be Granted by Holdco	29
	3.4	Direct Agreements	29
	3.5	Perfection and Maintenance of Security Interests	32
	3.6	Rights in Collateral Prior to Security Enforcement Action	38
	3.7	Liability of Securing Parties Under Contracts or Agreements Included in the Collateral	39
	3.8	Release or Modification of Security Interests	40

4.	CASH FLOW AND ACCOUNTS		42
	4.1	General Principles	42
	4.2	Authorized Investments	44
	4.3	Accounts	45
	4.4	Procedures for Deposits and Withdrawals from Accounts	48
	4.5	Deposits and Withdrawals	49
	4.6	Control and Investment of Funds in Accounts	57
	4.7	Cash Waterfall	60
	4.8	Accounts During the Continuance of a Declared Event of Default	62
	4.9	Acceptable Debt Service Reserve LC	63
	4.10	Adequate Instruction; Sufficiency of Funds	67
	4.11	Account with Third Party Account Bank	68

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Second A&R Common Security and Account Agreement

5.	INSURANCE AND CONDEMNATION PROCEEDS AND PERFORMANCE LIQUIDATED DAMAGES		70
	5.1	Additional Insureds	70
	5.2	Insurance and Condemnation Proceeds	71
	5.3	Performance Liquidated Damages	76

6.	SECURITY TRUSTEE ACTION		77
	6.1	Security Trustee Action Generally	77
	6.2	Initiation of Security Enforcement Action	79
	6.3	Conduct of Security Enforcement Action	81
	6.4	Incidents of Sale	84
	6.5	Security Trustee May File Proofs of Claim	87
	6.6	Security Trustee May Enforce Claims	88
	6.7	Enforcement Proceeds Account	88
	6.8	Rights of Enforcement Under the Security Documents	89
	6.9	Rights of Set-Off	89

7.	INTERCREDITOR ARRANGEMENTS		90
	7.1	Other Intercreditor Arrangements	90
	7.2	Modification Approval Levels	91
	7.3	Hedging Banks	95
	7.4	Sponsor Voting	96
	7.5	Notice and Consultation	96
	7.6	Intercreditor Agent Indemnity	97

8.	THE SECURITY TRUSTEE		98
	8.1	Appointment and Duties	98
	8.2	Delivery of Documentation	100
	8.3	Attorney-in-Fact	100
	8.4	Reliance	104
	8.5	Liability	105
	8.6	Consultation with Counsel, Etc.	106
	8.7	Resignation, Removal and Replacement of Security Trustee	106
	8.8	Indemnity	109
	8.9	Compensation and Expenses	111
	8.10	Certificates	112
	8.11	Stamp and Other Similar Taxes	112
	8.12	Information	113
	8.13	Books and Records	113
	8.14	Limitation on Security Trustee’s Duties in Respect of Collateral	113
	8.15	Security Documents	114
	8.16	Exculpatory Provisions	114
	8.17	Own Responsibility	114
	8.18	Merger of the Security Trustee	115
	8.19	Treatment of Senior Creditors by the Security Trustee	115
	8.20	Compliance	115
	8.21	Miscellaneous	116

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9.	THE ACCOUNT BANK		117
	9.1	Appointment and Role of the Account Bank	117
	9.2	Undertakings of the Account Bank	117
	9.3	No Fiduciary Duties	118
	9.4	The Account Bank Individually	118
	9.5	Rights and Discretions of the Account Bank	119
	9.6	No Responsibility for Documentation	121
	9.7	Exclusion of Liability	121
	9.8	Indemnities	122
	9.9	Resignation, Removal and Replacement of the Account Bank	124
	9.10	Notice and Acknowledgment of Security	126
	9.11	Compensation and Expenses	126

10.	OBLIGATIONS UNDER SECURITY DOCUMENTS		127
	10.1	Nature of Obligations	127
	10.2	Suspense Account	130
	10.3	Limitation on Recourse	131
	10.4	No Interference; Payment Over; Exculpatory Provisions	132
	10.5	Certain Agreements with Respect to Bankruptcy	133

11.	GUARANTEES		135
	11.1	Guarantor Obligations	135
	11.2	Right of Contribution	136
	11.3	Payment by Guarantors	136
	11.4	No Subrogation	137
	11.5	Amendments, etc. with Respect to the Senior Debt Obligations	137
	11.6	Guarantee Absolute and Unconditional	138
	11.7	Authority of Guarantors or Company	140
	11.8	Bankruptcy	141
	11.9	Release	141
	11.10	Reinstatement	142
	11.11	Information	142
	11.12	Instrument for Payment of Money	142
	11.13	Limitation on Guarantee Obligations	143
	11.14	Swap Obligations	143
	11.15	Additional Guarantors	143

12.	MISCELLANEOUS		144
	12.1	Termination	144
	12.2	Waiver of Immunity	144
	12.3	Judgment Currency	145
	12.4	Severability	145
	12.5	Entire Agreement	145
	12.6	Confidentiality	146

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12.7	Notices	148
12.8	Successors and Assigns; Benefits of Agreement	151
12.9	Remedies	151
12.10	Execution in Counterparts	152
12.11	GOVERNING LAW	152
12.12	WAIVER OF JURY TRIAL	153
12.13	Consent to Jurisdiction	153
12.14	Amendments	154
12.15	Conflicts	155
12.16	Further Assurances	155
12.17	Survival of Obligations	155
12.18	Other Indemnities	156
12.19	Amendment and Restatement	157

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SCHEDULES

A	Common Definitions and Rules of Interpretation
B	Addresses for Notices of the Securing Parties and Holdco
C	List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative
D	Forms of Accession Agreements
	D-1	Form of Senior Creditor Group Representative Accession Agreement
	D-2	Form of Security Trustee Accession Agreement
	D-3	Form of Account Bank Accession Agreement
	D-4	Form of Guarantor Accession Agreement
E	Commercial Tort Claims
F	[Reserved]
G	Forms of Direct Agreement
	G-1	Form of Direct Agreement for Material Project Agreements with Affiliates
	G-2	Form of Direct Agreement for Material Project Agreements with non-Affiliates
	G-3	Form of Direct Agreement for Guarantees
	G-4	[Reserved]
	G-5-1	[Reserved]
	G-5-2	Form of Direct Agreement for Affiliate Non-Qualifying SPAs
	G-6	Forms of Direct Agreement for Contractor, and any Guarantor of such Contractor’s Obligations, under an Engineering, Procurement and Construction Contract
	G-7	Form of Direct Agreement for ADCC Pipeline Precedent Agreement
H	Details of Accounts as of Stage 3 Closing Date
I	I-1	Form of Deed of Trust (CCL)
	I-2	Form of Modification and Release Agreement (CCP)
J	Intellectual Property
K	Form of Withdrawal and Transfer Certificate
L	UCC Filing Offices

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Second A&R Common Security and Account Agreement

THIS SECOND AMENDED AND RESTATED COMMON SECURITY AND ACCOUNT AGREEMENT, dated as of June 15, 2022 (the “Common Security and Account Agreement” or this “Agreement”), is made among:

(a)	Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”);

(b)

Corpus Christi Liquefaction, LLC, a limited liability company organized in the State of Delaware, Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware, Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware, and each other Subsidiary of the Company that accedes hereto from time to time as a guarantor pursuant to Article 11 (Guarantees) (each a “Guarantor” and together the “Guarantors” and, together with the Company, the “Securing Parties”);

(c)

The Senior Creditor Group Representatives listed in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative) and each Senior Creditor Group Representative that accedes hereto from time to time, for its own benefit and the benefit of each such representative’s respective Senior Creditor Group;

(d)	Société Générale, as Intercreditor Agent for the Facility Lenders and any Hedging Banks;

(e)	Société Générale, as Security Trustee; and

(f)	Mizuho Bank, Ltd., as Account Bank.

The Parties hereto hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

(a)

In this Agreement and the Schedules hereto, except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules shall have the meanings assigned to them in Section 1.3 of Schedule A (Common Definitions and Rules of Interpretation – Definitions).

(b)

In this Agreement and the Schedules hereto, except as otherwise expressly provided herein, the interpretation provisions contained in Section 1.2 of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) shall apply.

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§ 2.1

(c)

In addition to the foregoing, in this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): As-extracted Collateral, Bank, Bank’s Jurisdiction, Certificated Security, Certificates of Title, Chattel Paper, Continuation Statement, Commercial Tort Claims, Commodity Account, Deposit Account, Document, Entitlement Holder, Entitlement Order, Equipment, Financing Statement, Financial Asset, Fixtures, General Intangibles, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Payment Intangibles, Proceeds, Record, Securities Account, Security, Securities Intermediary, Securities Intermediary’s Jurisdiction, Security Entitlement, Software and Supporting Obligations.

2.	SENIOR DEBT

2.1	Senior Debt Secured Hereby

(a)

All Senior Debt Obligations shall be secured by and entitled to the benefits of this Agreement and to the Security Interests granted by or pursuant to this Agreement and the other Security Documents, in each case subject to the terms and conditions of this Agreement.

(b)

The Senior Creditors, the Senior Creditor Group Representatives, the Senior Debt Commitments, the maximum principal amount of Senior Debt or the maximum notional amount, as applicable, the Senior Debt Instruments and the Permitted Senior Debt Hedging Instruments benefitting from this Agreement on the date hereof are each identified in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative).

2.2	Incremental Senior Debt

(a)	At any time, and from time to time, the Company may incur senior secured debt that is incremental to the then-outstanding Senior Debt under either sub-clause (i) or sub-clause (ii) below as follows:

(i)

the Company may enter into commitments to incur such additional senior secured debt as it may be permitted to incur under all Senior Debt Instruments then in effect and subject to the terms and conditions in such Senior Debt Instruments to the incurrence of such debt (all such permitted additional senior secured debt, “Additional Senior Debt”) and the Company’s obligations thereunder shall, subject to clause (b) below, become Senior Debt Obligations secured by and entitled to the benefits of this Agreement and the other Security Documents and the Direct Agreements, upon satisfaction of each of the following conditions precedent:

(A)

delivery of a certification by the Company to the Security Trustee (with a copy to each Senior Creditor Group Representative) that such additional senior secured debt obligations have been incurred in compliance with, and satisfy the conditions required to be met in order for such debt to be Senior Debt pursuant to, the relevant provisions of all Senior Debt Instruments then in effect; and

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§ 2.2

(B)	satisfaction of all the requirements of Section 2.7 (Accession of Senior Creditor Group Representatives); and

(ii)

the Company may enter into Permitted Senior Debt Hedging Instruments and incur senior secured debt obligations thereunder and such obligations shall, subject to Section 7.3 (Hedging Banks), become Senior Debt Obligations secured by and entitled to the benefits of this Agreement, the other Security Documents and the Direct Agreements upon satisfaction of each of the following conditions precedent:

(A)

delivery of a certification by the Company to the Security Trustee (with a copy to each Senior Creditor Group Representative) that such incremental senior secured debt obligations incurred under a Permitted Senior Debt Hedging Instrument have been incurred in compliance with, and satisfy the conditions required to be met in order for such obligations to be incurred by the Company pursuant to, the relevant provisions of all Senior Debt Instruments then in effect; and

(B)	satisfaction of all the requirements of Section 2.7 (Accession of Senior Creditor Group Representatives).

(b)	Replacement Senior Debt Senior Noteholders Benefitting from Escrow Account

(i)

In the event any Replacement Senior Debt is incurred pursuant to the issuance of Senior Notes under any Indenture, and the proceeds of such Indebtedness are held in escrow in a Senior Note Disbursement Account in accordance with Section 4.5(a)(iii) (Deposits and Withdrawals – Disbursements of Senior Debt – Escrow of Senior Notes Issued as Replacement Senior Debt), the Senior Debt Obligations acquired by the Senior Noteholders who purchase such Senior Notes shall become Senior Debt Obligations secured by and entitled to the benefits of this Agreement, the other Security Documents and the Direct Agreements, and such Senior Noteholders shall become Senior Creditors (A) solely for the limited purposes set forth in sub-clause (ii) below upon the satisfaction of the conditions precedent in sub-clause (a)(i) above and (B) for all other purposes under the Finance Documents, solely upon the later of (1) satisfaction of the conditions precedent in sub-clause (a)(i) above and (2) the expiration of the relevant escrow period, to the extent that such proceeds are not repaid to such Senior Noteholders at the end of the relevant escrow period. Accordingly, prior to the date identified in sub-clause (B) above, such Senior Noteholders shall not be secured by and shall not have recourse to the Security Interests, the Securing Parties, Holdco or any assets of the Securing Parties or Holdco (including prior to such date, the Project Property) or the right to instruct the Security Trustee except as set forth in sub-clause (ii) below.

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§ 2.3

(ii)

Prior to the expiration of the relevant escrow period, such Senior Noteholders shall (A) have recourse to the Security Interest granted to the Security Trustee pursuant to Section 3.2(b)(i) (Security Interests to be Granted by the Securing Parties – Security Interests – General) over any Senior Note Disbursement Account, and the cash, Financial Assets and other property credited thereto or held therein as security for the repayment of such Indebtedness, and (B) be entitled to instruct the Security Trustee to take action in respect thereof as a Senior Creditor in accordance with this Agreement.

2.3	Payments and Prepayments

(a)	Pro Rata Payment of Senior Debt Obligations

(i)

Subject to sub-clause (ii) and sub-clause (b)(ii) (Sharing of Non-Pro Rata Payments) below, each payment or prepayment of Senior Debt Obligations (other than with respect to Senior Debt Obligations incurred under a Permitted Senior Debt Hedging Instrument, which is addressed in clause (f) (Payment of Permitted Senior Debt Hedging Liabilities) below, and Secured Party Fees) from the Securing Parties to Senior Creditors shall be made to the Senior Creditors as a Pro Rata Payment and a Senior Creditor shall not be entitled to receive any payment or prepayment of any such Senior Debt Obligations that is not made as a Pro Rata Payment; provided that:

(A)

subject to the requirements of any Senior Debt Instrument, any Senior Creditor may by written notice to the Security Trustee and the other Senior Creditor Group Representatives waive its right to a Pro Rata Payment hereunder; and

(B)

if a Senior Debt Instrument expressly states that no pro rata payment thereunder shall be required in respect of a specified mandatory or voluntary prepayment (or type of pro rata prepayment) made under other Senior Debt Instruments, then no such pro rata payment shall be required hereby (subject to compliance with any conditions established by the Senior Debt Instrument waiving the right to a pro rata prepayment in such circumstances).

For the avoidance of doubt, if at any time at which any Senior Debt Obligations are due and payable to the Senior Creditors there are insufficient funds to discharge all the amounts then due and payable to the Senior Creditors in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), as applicable, each Senior Creditor shall receive a Pro Rata Payment, to be applied in accordance with clause (d) (Partial Payments) below.

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§ 2.3

(ii)	Notwithstanding sub-clause (i) above:

(A)

except as provided in any individual Senior Debt Instrument with respect to the Senior Creditors under that Senior Debt Instrument, only the following mandatory prepayments shall be applied pro rata across all Senior Debt, other than any Working Capital Debt (except in the case of sub-clause (3) below) and Permitted Senior Debt Hedging Instrument:

(1)	mandatory prepayments with Insurance Proceeds and Condemnation Proceeds as described in, and subject to the requirements of, Section 5.2 (Insurance and Condemnation Proceeds);

(2)	a mandatory prepayment triggered by an LNG SPA Prepayment Event pursuant to a Senior Debt Instrument then in effect; or

(3)	a mandatory prepayment pursuant to a mandatory prepayment offer following the occurrence of a Change of Control;

(B)

no pro rata prepayment of Senior Notes is required to be made in the event that any Loans are voluntarily paid in accordance with the terms of the applicable Senior Debt Instrument (including, to the extent applicable, Section 3.5 (Voluntary Prepayments) of the Common Terms Agreement and any comparable provision in any other Senior Debt Instrument then in effect with respect to Loans);

(C)

no pro rata prepayment of any Senior Debt is required to be made in the event that any voluntary or optional prepayment of Senior Debt under an individual Senior Debt Instrument or Permitted Hedging Instrument is made to only certain affected Senior Creditors thereunder or only Senior Creditors under such affected Senior Debt Instruments or Permitted Hedging Instruments as a result of the applicability of yield protection provisions, increased cost provisions or additional amounts relating to Taxes, Defaulting Lender, Non-Consenting Lender or similar provisions, including, in each case, such provisions as described in Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender) or Section 19.5 (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement and any comparable provision of any other Senior Debt Instrument or Permitted Senior

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§ 2.3

Debt Hedging Instrument then in effect; provided that such prepayment is made using (x) the proceeds of Replacement Senior Debt or (y) cash available at the ninth level of the cash waterfall in accordance with Section 4.7(a)(ix) (Cash Waterfall);

(D)

each of the payments of Breakage Costs and other similar amounts required to be paid pursuant to an individual Senior Debt Instrument only (as referred to in Section 3.6 (Prepayment Fees and Breakage Costs) of the Common Terms Agreement and any comparable provision of any other Senior Debt Instrument then in effect) and including any cash collateralization of letters of credit required pursuant to the terms of any Working Capital Debt shall not be required to be made as a Pro Rata Payment; and

(E)

any other payments or prepayments to a Senior Creditor in respect of which it waives its right to a Pro Rata Payment under its Senior Debt Instrument (including, in respect of Facility Lenders, the proviso to Section 3.7 (Pro Rata Payment) of the Common Terms Agreement (and any comparable provision in any other Senior Debt Instrument then in effect)) which waiver shall be deemed to be a waiver of its right to receive a Pro Rata Payment in accordance with this Section 2.3(a) (Payments and Prepayments – Pro Rata Payment of Senior Debt Obligations) as a result of which such Senior Creditor shall not require a Pro Rata Payment or prepayment to such Senior Creditor.

(b)	Sharing of Non-Pro Rata Payments

(i)

Except to the extent no Pro Rata Payment is required under sub-clause (a)(ii) (Pro Rata Payment of Senior Debt Obligations) above and as set out in sub-clause (ii) below, if any Senior Creditor receives any payment, whether pursuant to enforcement of any Security Interest, as payment of Senior Debt Obligations following acceleration, through right of set-off or voluntary or involuntary prepayment or otherwise, other than a Pro Rata Payment made pursuant to the Finance Documents, such Senior Creditor shall promptly notify the Company and the Security Trustee and pay an amount equal to such amount to the Security Trustee for distribution in accordance with this Agreement.

(ii)	The following amounts shall not be subject to sharing pursuant to sub-clause (i) above:

(A)

any payment made to a Secured Party as indemnity or reimbursement for any additional funding cost, tax incurred or withheld or cost, liability or claim that is the subject of any indemnity, reimbursement or gross-up provision contained in any Finance Document;

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§ 2.3

(B)	any payment of any fee or premium required by the terms of a Finance Document and not required by the terms of any other Finance Document to be shared;

(C)

any payment of a Permitted Senior Debt Hedging Liability to a Hedging Bank made in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), as applicable; and

(D)	any payment representing capitalized interest in respect of any Finance Document.

For the avoidance of doubt, any sub-participation arrangement, credit default swap arrangement, credit derivative transaction, synthetic securitization transaction, insurance arrangement (including any political risk insurance arrangement) or any other type of back-to-back arrangement entered into in connection with a Senior Creditor’s or Senior Creditor Group’s Senior Debt (other than any such back-to-back arrangement entered into with the Company or any of its Affiliates (directly or indirectly) resulting in an obligation to make a payment that relates to a Senior Debt Obligation) shall not be subject to sharing pursuant to sub-clause (i) above.

(c)	Manner of Payment

All payments to any Secured Party under any Finance Document shall be made in accordance with the terms of the relevant Finance Document or, in the absence of any express provisions in that Finance Document, in US Dollars, in immediately available funds, without set-off or counterclaim and for value on the due date.

(d)	Partial Payments

Except as otherwise provided in the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, if at any time at which any Senior Debt Obligations are payable to a Senior Creditor, such Senior Creditor (or the Security Trustee or Senior Creditor Group Representative on behalf of such Senior Creditor) receives insufficient funds to discharge all the amounts then due and payable to such Senior Creditor under the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, that payment shall be applied towards the Senior Debt Obligations owed to that Senior Creditor in the following order:

(i)

first, in or toward payment of any unpaid costs, fees, expenses and all amounts (other than principal, interest, premia (if any) and Breakage Costs on the Senior Debt) payable to that Senior Creditor (including any such costs, fees or expenses of such Senior Creditor in its capacity as the Security Trustee, Intercreditor Agent, Account Bank, Indenture Trustee or Senior Creditor Group Representative);

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(ii)	second, in or toward payment of any post-Event of Default interest on Senior Debt provided by that Senior Creditor and due but unpaid;

(iii)	third, in or toward payment of any other interest on the Senior Debt provided by that Senior Creditor and due but unpaid;

(iv)	fourth, in or toward payment of any principal due but unpaid in respect of Senior Debt provided by that Senior Creditor; and

(v)	fifth, in or toward payment of any other Senior Debt Obligations owed to that Senior Creditor.

(e)	Late Payments

Except as otherwise provided in the relevant provisions of the Senior Debt Instruments (including, to the extent applicable, Section 3.9 (Late Payments) of the Common Terms Agreement and any comparable provision in any other Senior Debt Instrument then in effect) or Permitted Senior Debt Hedging Instruments, any payment to a Secured Party that is not paid when due under any Finance Document shall be subject to payment of interest at the Default Rate calculated from the date such payment was due to the date such payment is unconditionally and irrevocably paid in full.

(f)	Payment of Permitted Senior Debt Hedging Liabilities

Each payment of Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument shall be made in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), as applicable.

2.4	Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative

(a)

Each of the Senior Creditor Group Representatives party hereto on the date hereof or pursuant to an accession hereto (other than any Hedging Banks and any other Senior Creditor which is its own Senior Creditor Group Representative) represents that it has been duly appointed pursuant to the relevant Senior Debt Instrument to represent the relevant Senior Creditor Group and is entitled to vote and give instructions to the Security Trustee on behalf of the Senior Creditor(s) comprising such Senior Creditor Group.

(b)	Each Hedging Bank (if any), and each other Senior Creditor which is its own Senior Creditor Group Representative (if any), confirms that it is its own Senior Creditor Group Representative.

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(c)

Any Senior Creditor Group Representative may be replaced or appointed by a Senior Creditor Group as provided in the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable, and the Company, the Security Trustee, the Account Bank, the Intercreditor Agent and each other Senior Creditor Group Representative shall be notified promptly of any such replacement or appointment, which shall become effective only:

(i)

in the case of a replacement Senior Creditor Group Representative, upon (A) the replacement Senior Creditor Group Representative evidencing its incumbency to the reasonable satisfaction of the Security Trustee and acceding to this Agreement as a Senior Creditor Group Representative (and, if the Senior Creditor Group Representative it is replacing was party to the Intercreditor Agreement, to the Intercreditor Agreement) in accordance with Section 2.7 (Accession of Senior Creditor Group Representatives) or, if such entity was party to any Accession Agreement, agreeing in writing to be bound by the Accession Agreement to which its predecessor Senior Creditor Group Representative was a party; and (B) the Senior Creditor Group Representative being replaced delivering its signature of acknowledgment to the Accession Agreement entered into by the replacement Senior Creditor Group Representative, which signature of acknowledgment shall be deemed to constitute the resignation of such Senior Creditor Group Representative being replaced; and

(ii)

in the case of a newly appointed Senior Creditor Group Representative, upon the appointed Senior Creditor Group Representative acceding to this Agreement (and, if the Senior Creditor Group Representative represents any Facility Lender or represents itself as a Hedging Bank, the Intercreditor Agreement) in accordance with Section 2.7 (Accession of Senior Creditor Group Representatives).

(d)

Unless otherwise expressly provided herein, each reference in this Agreement to a Senior Creditor Group Representative shall be understood to be a reference to that Senior Creditor Group Representative acting on behalf of and for the benefit of the Senior Creditor(s) that have appointed such Senior Creditor Group Representative.

2.5	Other Intercreditor Agents

(a)

Subject to clauses (c) and (d) below, at any time, and from time to time, any group of Senior Creditor Group Representatives may notify the Company, the Security Trustee, the Account Bank, the Intercreditor Agent and each other Senior Creditor Group Representative in writing that such Senior Creditor Group Representatives have appointed an intercreditor agent to act on their behalf under this Agreement. Such notice shall specify the effective date upon which such appointment shall take effect.

(b)

With respect to Senior Creditor Group Representatives who have appointed an intercreditor agent to act on their behalf (prior to any termination or replacement of such intercreditor agent in accordance with clause (e) below):

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§ 2.5

(i)

the Company, the Security Trustee, the Account Bank, the Intercreditor Agent and each other Senior Creditor Group Representative shall regard and be entitled to rely upon any statements, directions or notices from such intercreditor agent in its appointed capacity as if such statements or notices were delivered by the Senior Creditor Group Representatives that have appointed such intercreditor agent and shall be entitled to regard delivery of any statements or notices to such intercreditor agent as delivery of such statements or notices to the appointing Senior Creditor Group Representatives; and

(ii)

any provisions herein that refer to the approval of, or notice, direction or statement from or to, any such appointing Senior Creditor Group Representative shall be deemed to be references to the approval of, or notice, direction or statement from or to, the intercreditor agent acting on behalf of such Senior Creditor Group Representative (for the benefit of the relevant Senior Creditors).

(c)

Each Senior Creditor Group Representative party hereto on the date hereof or pursuant to an accession hereto (other than any Indenture Trustee) has appointed the Intercreditor Agent pursuant to the Intercreditor Agreement to act as its representative for all matters under this Agreement. For the avoidance of doubt, the Intercreditor Agent does not represent or act for any Indenture Trustee or any Senior Creditor Group Representative that may be appointed from time to time for any Senior Noteholders.

(d)

For so long as the Intercreditor Agreement is effective, no Senior Creditor Group Representative representing any Facility Lender or representing itself as a Hedging Bank nor the Facility Lenders nor any Hedging Bank shall appoint any other intercreditor agent pursuant to this Section 2.5 (Other Intercreditor Agents). For the avoidance of doubt, the Intercreditor Agent represents and may act for all Senior Creditor Group Representatives representing Facility Lenders and/or Hedging Banks and all Facility Lenders and/or Hedging Banks represented by such Senior Creditor Group Representatives.

(e)	At any time and from time to time, any Senior Creditor Group Representatives that have appointed an intercreditor agent pursuant to this Section 2.5 (Other Intercreditor Agents) may:

(i)	terminate the appointment of such intercreditor agent; and/or

(ii)	replace such intercreditor agent,

in each case in accordance with the terms of its intercreditor agreement and by written notice from such Senior Creditor Group Representatives to the Company, the Security Trustee, the Account Bank, the Intercreditor Agent and each other Senior Creditor Group Representative.

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2.6	Transfers and Holders of Senior Debt Obligations

(a)

For the avoidance of doubt, no participant, beneficial owner or other Person who is not in each case a Holder pursuant to a Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall have or acquire rights greater than those of the Senior Creditor through which it owns its indirect interest in the Senior Debt Obligations, and, accordingly, all such participants, beneficial owners and other Persons having an indirect interest in Senior Debt Obligations shall be subject to the terms and conditions hereof, notwithstanding that they are not Senior Creditors.

(b)

Each Senior Debt Obligation may be sold, exchanged, traded, assigned, novated or otherwise transferred (subject, to the extent applicable, to the Intercreditor Agreement) as provided in the related Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, and any Person becoming a Holder thereof from time to time in accordance with such Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall be deemed to be a Senior Creditor, and each Person ceasing to be a Holder thereof from time to time in accordance with such Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall cease to be a Senior Creditor.

2.7	Accession of Senior Creditor Group Representatives

(a)

Any Senior Creditor Group that provides Additional Senior Debt pursuant to Section 2.2 (Incremental Senior Debt) or any Senior Creditor that enters into a Permitted Senior Debt Hedging Instrument pursuant to Section 2.2 (Incremental Senior Debt) shall appoint a Senior Creditor Group Representative (or may act as its own Senior Creditor Group Representative) that shall enter into an Accession Agreement (on behalf of such Senior Creditor Group or itself) in accordance with the provisions hereof.

(b)

Each Accession Agreement entered into pursuant to this Section 2.7 (Accession of Senior Creditor Group Representatives) shall be substantially in the form of Schedule D-1 (Forms of Accession Agreements – Form of Senior Creditor Group Representative Accession Agreement) in which, among the other provisions set forth in such form, the relevant Senior Creditor Group Representative agrees to become a party to this Agreement and to be bound by all of the terms and conditions of this Agreement (including the pari passu ranking of all Senior Debt Obligations set forth in Section 3.1 (Pro Rata First-Ranking Security Interests)) and, if the Senior Creditor Group Representative represents any Facility Lender or represents itself as a Hedging Bank, to be bound by all of the terms and conditions of the Intercreditor Agreement. Each and every agreement expressed to be made herein by a Senior Creditor is made hereunder (and with respect to a Senior Creditor Group Representative that represents any Facility Lender or represents itself as a Hedging Bank, each and every agreement expressed to be made in the Intercreditor Agreement shall be made thereunder) by the relevant Senior Creditor Group Representative on behalf of each such Senior Creditor it represents, and each Accession Agreement entered into by a Senior Creditor Group Representative representing any Senior Creditor other than itself shall contain a representation that the related Senior Debt Instrument authorizes such Senior Creditor Group Representative to make such agreements on behalf of the relevant Senior Creditor(s).

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(c)	No replacement or newly appointed Senior Creditor Group Representative shall become a Senior Creditor Group Representative under this Agreement or the Intercreditor Agreement unless and until:

(i)	an Accession Agreement meeting the requirements of this Section 2.7 (Accession of Senior Creditor Group Representatives) shall have been executed and delivered to the Security Trustee;

(ii)

such Accession Agreement, when delivered to the Security Trustee, shall be accompanied by one or more certificates as to the due authorization, execution and delivery of the Accession Agreement and incumbency of the officers or attorneys-in-fact of the new Senior Creditor Group Representative who executed the Accession Agreement and shall include notice details for the new Senior Creditor Group Representative;

(iii)

in the case of a Senior Creditor Group Representative appointed by a Senior Creditor Group that provides Senior Debt, the applicable Senior Debt Instrument(s) shall have been entered into with the Company;

(iv)

in the case of a Hedging Bank representing itself as a Senior Creditor Group Representative, such Hedging Bank shall have entered into its Permitted Senior Debt Hedging Instrument with the Company; and

(v)

the Security Trustee has received any documentation reasonably requested by it in order for it to carry out all necessary “know your customer” or similar requirements with respect to the new Senior Creditor Group Representative, including those reasonably required to ensure compliance with anti-money laundering procedures in its relevant jurisdiction.

(d)

Fully executed copies of the related Senior Debt Instruments or Permitted Senior Debt Hedging Instruments, as applicable, shall be attached to the Accession Agreement as exhibits and each Accession Agreement shall specify in an exhibit thereto:

(i)	the identity of the related Senior Creditors (which need not include the Holders of notes or other securities or term loans issued pursuant to an Indenture);

(ii)	the related Senior Debt Commitments (if applicable); and

(iii)	the related Senior Debt Instruments or Permitted Senior Debt Hedging Instruments.

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(e)

The Security Trustee shall, as soon as reasonably practicable, after receiving a duly completed Accession Agreement which appears on its face to comply with the terms of this Section 2.7 (Accession of Senior Creditor Group Representatives):

(i)	countersign such Accession Agreement by way of acceptance thereof;

(ii)

amend Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative) hereto accordingly; and

(iii)

deliver the revised Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative) to the Intercreditor Agent, the Company, the Account Bank and each Senior Creditor Group Representative.

(f)	Upon the later of:

(i)	the date defined in the Accession Agreement as its effective date; and

(ii)	the date on which the Security Trustee countersigns the Accession Agreement by way of acceptance thereof (as contemplated in sub-clause (e)(i) above),

the Senior Creditor Group Representative shall become (if not already) a party to this Agreement (and, if the Senior Creditor Group Representative represents any Facility Lender or represents itself as a Hedging Bank, the Intercreditor Agreement) and, if applicable and subject to the terms of Section 2.2 (Incremental Senior Debt), the providers of Additional Senior Debt or the Hedging Bank, as applicable, represented by such Senior Creditor Group Representative shall become Senior Creditors and such debt obligations provided by them shall become Senior Debt Obligations.

2.8	Changes to Senior Debt Instruments and Permitted Senior Debt Hedging Instruments

(a)

Each Senior Creditor Group Representative shall notify, as soon as reasonably practicable, the Security Trustee, the Account Bank and each other Senior Creditor Group Representative of any proposed amendment, modification or other change to or under its related Senior Debt Instrument(s) or Permitted Senior Debt Hedging Instrument(s).

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(b)

No such amendment, modification or other change shall be permitted or recognized for any purpose under this Agreement, any other Security Document or any Direct Agreement, unless it has been adopted and implemented in compliance with this Agreement in addition to the requirements of any such Senior Debt Instrument, Permitted Senior Debt Hedging Instrument and any Intercreditor Agreement applicable thereto, and no such amendment, modification or other change shall purport to change, or have the effect of changing, the rights and duties of the Security Trustee or the Account Bank hereunder or under any other Security Document or any Direct Agreement or otherwise modifying the terms and conditions of this Agreement or any other Security Document or Direct Agreement.

2.9	Discharge of Certain Senior Debt Obligations

Subject to Section 10.1 (Nature of Obligations), upon the occurrence of the Discharge Date with respect to all of the Senior Debt Obligations or with respect to the Senior Debt Obligations under an individual Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as the case may be, in each case in accordance with the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, without further action by the Security Trustee:

(a)	the discharged Senior Debt Obligations thereunder shall no longer constitute Senior Debt Obligations entitled to the benefits hereof and of the other Security Documents and the Direct Agreements;

(b)	the former Senior Creditors thereof shall no longer be Secured Parties;

(c)

the related Senior Debt Instruments or Permitted Senior Debt Hedging Instruments shall no longer be Senior Debt Instruments or Permitted Senior Debt Hedging Instruments; provided that there are no Senior Creditors who are parties thereto with outstanding Senior Debt Commitments or to whom Senior Debt Obligations are owed pursuant to such Senior Debt Instruments or Permitted Senior Debt Hedging Instruments; and

(d)	such related Senior Creditor Group Representative(s) shall no longer be a party hereto in such capacity.

The relevant Senior Creditor Group Representative shall deliver to the Security Trustee a certificate stating that the Discharge Date in respect of all such Senior Debt Obligations shall have occurred.

Any such former Senior Creditor Group Representative in its own capacity (and on behalf of the relevant former Senior Creditors) shall cooperate with the Security Trustee, at the expense of the Securing Parties, to make all modifications and amendments to the Security Documents or execute and deliver any notice, termination statement, financing statement, continuation statement, public deed, instrument, document or agreement as may be reasonably necessary or that may be reasonably requested by the Security Trustee (and the Company may reasonably request the Security Trustee to make such a request) to create, preserve, continue, perfect or validate the Security Interests for the benefit of any remaining Secured Parties.

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2.10	Sponsor and its Affiliates

None of the Sponsor nor any of its Affiliates other than the Securing Parties is a party hereto or to any Security Document as a grantor of any Security Interest contemplated hereby, except that Holdco will be party to and grantor under only such of the Security Documents necessary to create and perfect the Security Interests referred to in Section 3.3 (Security Interests to be Granted by Holdco). Anything herein that purports to bind or obligate Holdco shall be construed as an agreement by the Company to procure that Holdco shall take the required action.

2.11	Secured Party Guarantees

Notwithstanding any other provision contained herein or in any other Finance Document, a Securing Party may guarantee any obligations of any other Securing Party that such other Securing Party is permitted to incur under the Finance Documents.

3.	SECURITY INTERESTS

3.1	Pro Rata First-Ranking Security Interests

(a)

Except as expressly provided in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts), all Security Interests created hereunder, or under the Security Documents, are a common security package for the benefit of the Secured Parties, ranking in right of payment and upon enforcement pari passu with each other without priority or preference by reason of date of incurrence, currency of payment or otherwise. The Security Interests shall be first-ranking or first priority security interests, subject only to any Permitted Liens to the extent specified herein, and all references in the Finance Documents to “first ranking” or “first priority” shall be construed accordingly. The Security Interests shall be realized in accordance with the terms and priorities set forth herein, including Section 6.7 (Enforcement Proceeds Account).

(b)

Each reference in this Article 3 (Security Interests) to the Security Trustee shall be understood to be a reference to the Security Trustee acting for the benefit of the Secured Parties, unless otherwise explicitly specified.

3.2	Security Interests to be Granted by the Securing Parties

(a)	Pledge of Pledged Collateral

As security for the payment in full in US Dollars or the performance in full, as the case may be, of the Senior Debt Obligations, each Securing Party hereby collaterally assigns, pledges and grants to the Security Trustee, for the ratable benefit of the Secured Parties, a first ranking (subject to Permitted Liens in clause (a) thereof) and continuing Lien on, all of such Securing Party’s right, title and interest whether now owned or hereafter existing or acquired in, to and under any

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and all of the following, except to the extent falling under clause (g) (Excluded Assets) below (all of the property and assets described in this clause (a) other than Excluded Assets being hereinafter collectively referred to herein as the “Pledged Collateral”):

(i)

the Guarantor Interests and any Other Equity Interests, including all such Securing Party’s capital or ownership interest (including capital accounts), in any Guarantor owned by such Securing Party on the date hereof (collectively referred to herein as the “Pledged Equity Interests”);

(ii)

all rights to receive income, gain, profit, all shares, securities, membership or partnership interests, moneys or property representing a dividend, and other distributions or return of capital allocated or distributed to such Securing Party in respect of, or resulting from a split up, revision, reclassification or other like change of or otherwise in exchange for all or any portion of the Pledged Equity Interests;

(iii)	all of such Securing Party’s voting rights in, or rights to control or direct the affairs of, any Guarantor owned by such Securing Party;

(iv)

all other rights, title and interest in or to any Guarantor derived from the Pledged Equity Interests (including all rights of such Securing Party as a member of such Guarantor under the Constitutional Documents of such Guarantor);

(v)

without affecting the obligations of such Securing Party or any Guarantor owned by such Securing Party under any provision prohibiting that action under any Finance Document, in the event of any consolidation or merger of such Guarantor in which such Guarantor is not the surviving entity, (A) all shares, securities, membership, partnership or ownership interests, as applicable, of any successor entity formed by or resulting from that consolidation or merger, including all rights, title, claims or interests associated therewith, if such shares, securities, membership, partnership or ownership interests are owned by such Securing Party after such consolidation or merger and (B) all other consideration (including all personal property, tangible or intangible) received by the Securing Party for such Collateral;

(vi)

all rights of such Securing Party to terminate, amend, supplement, modify, or cancel the Constitutional Documents of any Guarantor, to take all actions thereunder and to compel performance and otherwise exercise all remedies thereunder;

(vii)

(A) the debt securities or Indebtedness (including intercompany Indebtedness) held by such Securing Party on the date hereof or Indebtedness represented by an instrument or other transferable document and (B) any debt securities or indebtedness (including intercompany Indebtedness) in the future issued to or held by such Securing Party (collectively, the “Pledged Debt Securities”);

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(viii)

all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of the Pledged Equity Interests and the Pledged Debt Securities, as applicable;

(ix)	all rights and privileges of such Securing Party with respect to the securities and other property referred to above, as applicable;

(x)

all notes (including promissory notes), certificates and other instruments representing or evidencing any of the foregoing rights and interests, debt securities, indebtedness or the ownership thereof from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests; and

(xi)

all proceeds, products and accessions (including “proceeds” as defined in Section 9-102(a)(64) of the UCC) and all causes of action, claims and warranties now or hereafter held by such Securing Party, in respect of any of the items listed above, of and to the foregoing Collateral, whether cash or non-cash and, to the extent related to any property described in said clauses or such proceeds, all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs, programs, printouts, databases and other computer materials, and documents in the possession or under the control of such Securing Party.

(b)	Security Interests – General

As security for the payment in full in US Dollars or the performance in full, as the case may be, of the Senior Debt Obligations, each Securing Party hereby assigns, transfers and grants to the Security Trustee, for the ratable benefit of the Secured Parties, a first-ranking (subject only to Permitted Liens) and continuing Lien on all of such Securing Party’s right, title and interest in, to and under all personal property of such Securing Party (except to the extent falling within the assets described in clause (g) (Excluded Assets) below). Such security interests shall be included in the Common Collateral, including the following, other than Excluded Assets, in each case whether now or hereafter existing or in which the applicable Securing Party now has or hereafter acquires an interest and wherever the same may be located:

(i)

all contracts, agreements and documents, including the following contracts, agreements and documents, as amended, amended and restated, supplemented, replaced, renewed or otherwise modified from time to time (individually, an “Assigned Agreement” and collectively, the “Assigned Agreements”) and all of each Securing Party’s rights thereunder:

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(A)	the Material Project Agreements;

(B)	the Permitted Hedging Instruments;

(C)

the insurance policies maintained or required to be maintained by or for the benefit of any Securing Party under any Finance Document or any Material Project Agreement, including any such policies insuring against loss of revenues by reason of interruption of the operation of the Project Facilities and all proceeds and other amounts payable to any Securing Party thereunder, and all proceeds from any taking or condemnation;

(D)

all other agreements (including vendor warranties and guaranties and performance bonds, sureties and security), running to any Securing Party or assigned to any Securing Party, relating to the construction, maintenance, improvement, operation or acquisition of the Project Facilities or any part thereof, or transport of material, equipment and other parts of the Development or any part thereof;

(E)	any and all other agreements to which any Securing Party may be a party relating to the construction or operation of the Project Facilities or any part thereof; and

(F)

as regards the aforesaid agreements, (1) all rights of any Securing Party to receive moneys due and to become due thereunder or pursuant thereto, (2) all rights of any Securing Party to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (3) all claims of any Securing Party for damages for breach thereof or default thereunder, (4) all rights of any Securing Party to perform thereunder and to compel performance or otherwise exercise all remedies thereunder, (5) all rights of any Securing Party to terminate, amend, supplement, or otherwise modify any such agreement or approval, and (6) all rights of any Securing Party under each such contract or agreement to make determinations, to exercise any election or option or to give or receive any notice, consent, waiver, or approval, together with full power and authority with respect to any contract or agreement to demand, receive, enforce, collect or provide receipt for any of the foregoing rights or any property the subject of any of the contracts or agreements, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which may be necessary or advisable in connection with any of the foregoing;

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(ii)

all Securities Accounts and Deposit Accounts (in each case that are not Individual Senior Noteholder Secured Accounts or Excluded Unsecured Accounts), and any sub-accounts established therein, in each case together with all funds, cash, monies, Financial Assets, investments, instruments, certificates of deposit, promissory notes, and any other property (including any Authorized Investments and other permitted investments deposited therein or credited thereto) at any time on deposit therein or credited to any of the foregoing, all rights to payment or withdrawal therefrom, and all income, profits, gains, and interest thereon;

(iii)	all escrow accounts established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3);

(iv)	all Instruments;

(v)	all Documents;

(vi)	all Chattel Paper (whether tangible or electronic);

(vii)	all Inventory;

(viii)	all Equipment;

(ix)

all Fixtures, wherever located and whenever acquired, whether or not of a type which may be subject to a security interest under the UCC, including all machinery, tools, engines, appliances, mechanical and electrical systems, elevators, lighting, alarm systems, fire control systems, furnishings, furniture, service equipment, building or maintenance equipment, building or maintenance materials, supplies, goods and property covered by any warehouse receipts or bills of lading or other such documents, spare parts, maps, plans, specifications, architectural, engineering, construction or shop drawings, soil tests, appraisals, route surveys, engineering reports, manuals and similar documents relating to all or any portion of the Project Facilities and the Development, and any replacements, renewals or substitutions for any of the foregoing or additional tangible or intangible personal property hereafter acquired by any Securing Party;

(x)	all Supplies and Raw Materials;

(xi)	all Intellectual Property;

(xii)	all Rolling Stock (if any);

(xiii)	all Goods not covered by the preceding sub-clauses of this Section 3.2(b) (Security Interests – General);

(xiv)	all Letter-of-Credit Rights;

(xv)	all Investment Property;

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(xvi)	all Payment Intangibles, Software and all other General Intangibles whatsoever not covered elsewhere in this Section 3.2(b) (Security Interests – General);

(xvii)	all rights and claims of any Securing Party, now or hereafter existing, under any indemnity, warranty or guaranty in connection with any Equipment;

(xviii)	all Receivables, As-extracted Collateral, Commodity Accounts, Money and Records;

(xix)

all Commercial Tort Claims described in Schedule E (Commercial Tort Claims) hereto and on any supplement thereto received by the Security Trustee pursuant to Section 3.5(h) (Perfection and Maintenance of Security Interests);

(xx)	all Collateral Records;

(xxi)

to the extent not otherwise included above, all other tangible and intangible personal property of the Securing Parties and all accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing; and

(xxii)

to the extent not otherwise included in the foregoing, all Proceeds and products of any of the foregoing Collateral, whether cash or non-cash, including (A) all rights of any Securing Party to receive moneys due and to become due under or pursuant to such Securing Party’s ownership and operation of the Project Facilities or any part thereof or otherwise related to the Collateral, (B) all rights of any Securing Party to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the Collateral described in this Section 3.2(b) (Security Interests – General) or to receive condemnation proceeds, (C) all claims of any Securing Party for damages arising out of or for breach of or default under any of the Assigned Agreements or any other Collateral described in this Section 3.2(b) (Security Interests – General), (D) all rights of any Securing Party to payment for goods or other property sold or leased or services performed by such Securing Party, (E) to the extent not included in the foregoing, all proceeds receivable or received when any and all of the foregoing Collateral is sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily, and (F) any and all additions and accessions to the Collateral, and all proceeds thereof, including proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including all awards, all insurance proceeds, including any unearned premiums or refunds of premiums on any insurance policies covering all or any part of the Collateral and the right to receive and apply the proceeds of any insurance, or of any judgments or settlements made in lieu thereof for damage to or diminution of the Collateral.

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(c)	Security Interests – Individual Senior Noteholder Secured Accounts

The Company hereby assigns and transfers to, and grants to the Security Trustee, for the benefit solely of the applicable Senior Noteholders:

(i)

as security for the Senior Debt Obligations (whether at stated maturity, by acceleration or otherwise) under Senior Notes of any series that is entitled to the proceeds of any mandatory prepayment that have been deposited into a Mandatory Prepayment Senior Notes Account, a first-ranking security interest in such Mandatory Prepayment Senior Notes Account, and all cash, Financial Assets or other property now or hereafter credited thereto or held therein, and investments (including Authorized Investments) made with or arising out of such funds and all Proceeds of the foregoing; and

(ii)

who purchase Senior Notes pursuant to Section 4.5(a)(iii) (Deposits and Withdrawals – Disbursements of Senior Debt – Disbursements of Senior Debt – Escrow of Senior Notes Issued as Replacement Senior Debt), a first-ranking security interest in the proceeds of such Senior Notes and investments (including Authorized Investments) made with or arising out of such funds that are held in escrow in a Senior Note Disbursement Account,

(the Accounts in sub-clauses (i) and (ii) above, the “Individual Senior Noteholder Secured Accounts”).

(d)	Provisions Related to Secured Accounts

(i)

All funds and other property delivered for credit to any Account shall be held by the Account Bank and promptly credited to an Account by an appropriate entry in its records in accordance with this Agreement.

(ii)

To the knowledge of the Account Bank, on the date hereof, there is no Lien on any of the Accounts other than Permitted Liens and the claims and interest of the parties as provided herein. In the event that the Account Bank has or subsequently obtains by agreement, operation of Government Rule or otherwise a security interest in any Account or any security entitlement credited thereto other than Permitted Liens, the Account Bank hereby agrees that such security interest shall be fully subordinated in payment and with respect to any right to exercise remedies to the security interest of the Security Trustee for the benefit of the Secured Parties.

(iii)

On the date hereof, the Account Bank has no notice of any adverse claim to the “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC and including cash) deposited in or credited to the various Accounts or to security entitlements with respect thereto other than Permitted Liens and the claims and interest of the parties as provided herein. If any Person asserts any Lien (including any writ, garnishment, judgment, warrant of

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attachment, execution or similar process, but excluding any Permitted Liens and the claims and interest of the parties as provided herein) against any Account or in any Financial Assets deposited in, or credited to, the various Accounts or to security entitlements with respect thereto, the Account Bank, upon obtaining actual knowledge thereof, will promptly notify the Security Trustee and the Company thereof.

(iv)

Each Account shall be created and treated by the Account Bank as a Securities Account unless such Account is not considered to be a Securities Account (within the meaning of Section 8-501(a) of the UCC) under any applicable Government Rule. If such Account is not a Securities Account, the Account shall be created and treated by the Account Bank as a Deposit Account (within the meaning of Section 9-102(a)(29) of the UCC), which shall be maintained with the Account Bank acting not as a securities intermediary but as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC). The Account Bank shall not have title to the funds on deposit in the Accounts, and shall credit the Accounts with all receipts of interest, dividends and other income received on the property held in the Accounts. Until this Agreement terminates in accordance with its terms, each of the Company, the Account Bank and the Security Trustee agrees that the Security Trustee shall have sole “control” (within the meaning of Sections 9-104(a)(2) and (3) of the UCC) of the Accounts. All funds delivered to the Account Bank pursuant to this Agreement will be promptly credited to the Accounts. In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by the Security Trustee to the Account Bank of the Security Trustee’s Security Interest (for the benefit of the applicable Secured Parties) in the Accounts.

(v)	Accounts – Deposit Accounts

Solely with respect to any Account that is created and treated as a Deposit Account, the Company, the Security Trustee and the Account Bank agree that:

(A)	the Account Bank shall be a Bank in respect of such Account;

(B)	the Company shall be the customer (as defined in the UCC) in respect of such Account;

(C)	the Bank’s Jurisdiction for such Account shall be the State of New York;

(D)	the Security Trustee shall have control (as defined in the UCC) over such Account;

(E)

the Account Bank shall not have title to the funds on deposit in such Account, and shall credit such Account with all receipts of interest, dividends and other income received on the property held in such Account;

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(F)

the Account Bank has not entered into, and agrees that, until the termination of this Agreement in accordance with the terms hereof, it will not enter into, any agreement with any Person in respect of any of the Accounts pursuant to which it would agree to comply with entitlement orders, other orders or instructions made by such Person (other than this Agreement and any customary agreement required by the Account Bank of the Company in order to open or manage the Accounts (including the e-banking agreement contemplated by Section 4.4(d) (Procedures for Deposits and Withdrawals from Accounts)), provided that a copy of any such agreement has been delivered to the Security Trustee (and the Security Trustee shall then deliver a copy to each Senior Creditor Group Representative) and in the event of any conflict between this Agreement and the terms of any such other agreements entered into at any time and notwithstanding any provision of any other agreement that would purport to resolve any conflict between that agreement and this Agreement in favor of that agreement (including but not limited to Section 6.9 of the Funds Transfer Agreement, dated as of March 11, 2015, between the Account Bank and the Company (the “Funds Transfer Agreement”)), this Agreement shall prevail);

(G)

the Company hereby irrevocably directs, and the Account Bank hereby agrees that the Account Bank will comply with all instructions regarding such Account originated by the Security Trustee without the further consent of the Company or any other Person; and

(H)

in the case of any conflict between any instruction or order originated by the Security Trustee and any instruction or order originated by the Company or any other Person, the instruction or order originated by the Security Trustee shall prevail.

(vi)	Accounts – Securities Accounts

Solely with respect to any Account that is created and treated as a Securities Account, the Company, the Security Trustee and the Account Bank agree that:

(A)	the Company shall be the Entitlement Holder in respect of the Financial Assets credited to such Account;

(B)

each item of property (including a Security, Security Entitlement, Investment Property, Instrument or obligation, share, participation, funds, cash, interest or other property whatsoever) credited to such Account shall to the fullest extent permitted by law be treated as a Financial Asset and the right to it shall constitute a Security Entitlement;

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(C)	the Security Trustee shall have control (as defined in the UCC) of such Account and the Company’s Security Entitlements with respect to the Financial Assets credited to such Account;

(D)

the Account Bank has not entered into, and agrees that, until the termination of this Agreement in accordance with the terms hereof, it will not enter into, any agreement with any Person in respect of any of the Accounts pursuant to which it would agree to comply with entitlement orders, other orders or instructions made by such Person (other than this Agreement and any customary agreement required by the Account Bank of the Company in order to open the Accounts, provided that a copy of any such agreement has been delivered to the Security Trustee (and the Security Trustee shall then deliver a copy to each Senior Creditor Group Representative) and in the event of any conflict between this Agreement and the terms of any such other agreements entered into at any time and notwithstanding any provision of any other agreement that would purport to resolve any conflict between that agreement and this Agreement in favor of that agreement (including but not limited to Section 6.9 of the Funds Transfer Agreement), this Agreement shall prevail);

(E)

the Company hereby irrevocably directs, and the Account Bank (in its capacity as Securities Intermediary) hereby agrees, that the Account Bank will comply with all instructions and orders (including Entitlement Orders) regarding such Account and any Financial Asset therein originated by the Security Trustee without the further consent of the Company or any other Person;

(F)

in the case of a conflict between any instruction or order originated by the Security Trustee and any instruction or order originated by the Company or any other Person, the instruction or order originated by the Security Trustee shall prevail;

(G)

all Financial Assets or other property in registered form or payable to or to the order of and credited to such Account shall be registered in the name of, payable to or to the order of, or endorsed to, the Security Trustee or in blank, or credited to another account maintained in the name of the Security Trustee, and in no case will any Financial Assets or other property credited to such Account be registered in the name of, payable to or to the order of, or endorsed to, the Company (except to the extent the foregoing have been subsequently endorsed by the Company to the Security Trustee or in blank);

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(H)

the Account Bank shall be the Securities Intermediary in respect of such Account, and the Securities Intermediary’s Jurisdiction for such Account shall be the State of New York, and the laws of the State of New York are applicable to all issues specified in Article 2(1) of the Hague Securities Convention; and

(I)	all investments of funds in the Accounts shall be credited to the related Account.

(vii)

The Account Bank, in its capacity as Securities Intermediary or Bank, as applicable: (1) subordinates in favor of each applicable Secured Party any security interest, Lien, or right of recoupment or set-off it may have or subsequently obtains by agreement, operation of Government Rule, or otherwise, now or in the future, against the Accounts and (2) agrees that it will not exercise any right in respect of such security interest or Lien or any such right of recoupment or set-off for so long as this Agreement remains in effect, except for the amount of any returned items and charge-backs either for uncollected checks or other items of payment and transfers previously credited to one or more of the Accounts and thereafter returned unpaid or otherwise reversed for any reason, and the Company and the Security Trustee hereby authorize and direct the Account Bank to debit the Accounts for such amounts.

(viii)

The Security Trustee hereby covenants that, for the benefit of the Company, it will not originate any instruction or order (including Entitlement Orders) regarding any Account, any Financial Asset therein or any other amounts on deposit therein or credited thereto except as set forth in this Agreement.

(ix)

The Account Bank shall not change the name or account number of any Account without the prior written consent of the Security Trustee and the Company (such consent not to be unreasonably withheld or delayed), except for changes due to internal system modifications (or other internal reorganization of account numbers by Account Bank), of which the Account Bank shall promptly notify the Company and the Security Trustee.

(e)	[Reserved]

(f)	Real Property

(i)

As of the Stage 3 Closing, there is in effect (i) the Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Second Phase Closing Date, granted by CCL, for the benefit of the Security Trustee and (ii) the Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and

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Fixture Filing, dated as of the Second Phase Closing Date, granted by CCP, for the benefit of the Security Trustee (the “Existing CCP DOT”). By the Stage 3 Closing, (i) CCL shall deliver (or cause to be delivered) an executed deed of trust substantially in the form attached as Schedule I-1 (Form of Deed of Trust (CCL)) (or in form and substance reasonably acceptable to the Security Trustee) with respect to all Real Estate of CCL on which the Stage 3 Terminal Facilities will be sited and all appurtenances relating to such Real Estate, and (ii) CCP shall deliver (or cause to be delivered) a modification and release of the Existing CCP DOT substantially in the form attached as Schedule I-2 (Form of Modification and Release Agreement (CCP)) (or in form and substance reasonably acceptable to the Security Trustee) with respect to all Real Estate of CCP and all appurtenances relating to such Real Estate, in each case together with all documents and instruments required under the law of the State of Texas to perfect the Security Interest of the Security Trustee in such Common Collateral free of any other pledges, security interests or deeds of trust, except Permitted Liens; provided that each deed of trust to be delivered pursuant to this Section 3.2(f)(i) (Security Interests to be Granted by the Securing Parties – Real Property) shall satisfy each of the applicable requirements set out in Section 4.1(j) (Conditions to Stage 3 Closing – Real Property) of the Common Terms Agreement.

(ii)

The Company shall deliver an executed deed of trust or an amendment to or amendment and restatement of an existing deed of trust, substantially in the applicable form attached as Schedule I-1 (Form of Deed of Trust (CCL)) or Schedule I-2 (Form of Modification and Release Agreement (CCP)) (or in form and substance reasonably acceptable to the Security Trustee), to include all Real Estate of the Securing Parties acquired or otherwise established after the Stage 3 Closing that has a purchase price in excess of $10,000,000 or is otherwise material to the operation of the Development (A) no later than 60 days following such acquisition or establishment in the case of Real Estate of any Securing Party other than relating to the Corpus Christi Pipeline Expansion and (B) in the case of Real Estate relating to the Corpus Christi Pipeline Expansion, no later than 60 days following the acquisition or establishment of the last Real Estate required for the commissioning of the Corpus Christi Pipeline Expansion or, if earlier, the date of the scheduled commissioning of the Corpus Christi Pipeline Expansion (or, in each case, such later period as reasonably agreed in writing by the Security Trustee), together with all documents and instruments required under the law of the State of Texas to perfect the Security Interest of the Security Trustee in such Common Collateral free of any other pledges, security interests or deeds of trust, except Permitted Liens. In connection with any such deed of trust entered into by CCL, CCL (x) shall also deliver a Title Policy meeting the requirements within the definition of such term based on the applicable Real Estate covered by such deed of trust, and (y) prior to the Term Loan Discharge Date, shall use commercially reasonable efforts to obtain and deliver a Flood Certificate consistent with the Flood Certificate described in Section 14(B) of Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement.

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(g)	Excluded Assets

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any of the following assets, whether now owned or hereafter acquired (collectively, the “Excluded Assets”):

(i)

any assets or property rights of the Securing Parties of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such law would be rendered ineffective pursuant to any other applicable law); provided, however, that the Collateral shall include (and the Security Interests shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable and to the extent severable, and the Security Interests shall attach immediately to any portion of such assets or property rights not subject to the provisions in this sub-clause (i); provided further that the exclusions referred to in this sub-clause (i) shall not include any Proceeds of such assets or property rights;

(ii)

any Permit, lease, license, easement, contract or agreement (other than any Material Project Agreement) to which a Securing Party is a party or any of its rights or interests thereunder or any property or assets of a Securing Party, in each case if and only to the extent that:

(A)

the grant of a Security Interest hereunder shall constitute or result in a breach of a term or provision of, the termination or forfeiture of (or ability of the other party to void or revoke) or a default, under the terms of, such Permit, lease, license, easement, contract or agreement; or

(B)	a grant of security interests therein would require governmental consent, approval, license or authorization that has not been obtained;

provided, however, that

(1)

the Collateral shall include (and such Security Interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal terms or provisions or governmental consent, approval, license or authorization referred to above shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such Permit, lease, license, easement, contract, agreement, property or asset not subject to the provisions specified in this sub-clause (ii); and

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(2)

such exclusion shall not apply (x) to the extent the prohibition is ineffective under applicable anti-assignment provisions of the UCC or other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) or (y) to Proceeds and receivables of the assets referred to in this sub-clause (ii);

(iii)

any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of, or any Securing Party’s ownership or rights in or to, any registration that issues from such intent-to-use application under applicable federal law;

(iv)

all (A) segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) cash collateral accounts for deposits permitted under the definition of “Permitted Liens”, (B) payroll and other employee wage and benefit accounts, if any, (C) tax accounts, (D) escrow accounts (excluding any escrow account established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3), and the funds or other property held in or maintained in any such account, which shall be subject to Section 3.2(b)(iii) (Security Interests – General)) and (E) margin accounts for Permitted Hedging Instruments in the ordinary course of business (collectively, “Excluded Unsecured Accounts”) and the funds or other property held in or maintained in any such account;

(v)

without duplication of sub-clause (iv) above, property owned by a Securing Party that is subject to a Permitted Lien pursuant to sub-clauses (b), (c) (but excluding any escrow account established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3)), (f) (other than to the extent covered by sub-clause (vi) below) or (k) of the definition thereof; provided, however, that no property owned by a Securing Party shall be an Excluded Asset solely by reason of being subject to a Permitted Lien unless such Permitted Lien prohibits the granting pursuant to this Agreement of the respective security interest in such property;

(vi)

property owned by a Securing Party that is subject to a purchase money Lien or capital lease permitted under each of the Senior Debt Instruments (including, to the extent applicable, Section 12.14(g) (Limitation on Indebtedness) of the Common Terms Agreement and any comparable

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§ 3.3

provision in any other Senior Debt Instrument then in effect) if the agreement pursuant to which such Lien is granted (or the document providing for such capital lease) prohibits, or requires the consent of any Person other than such Securing Party which has not been obtained as a condition to, the creation of any other Lien on such property;

(vii)

the Securing Party’s right, title and interest, as tenant, subtenant or assignee under any real property sub-lease or lease, including in respect of any Fixtures related to such real property, for offices so long as such offices are not located on the Site;

(viii)	insurances covering workers’ compensation and employers’ liability and any proceeds thereof;

(ix)	any Prepaid LNG Cargo; and

(x)

those assets as to which the Security Trustee and the Company reasonably agree from time to time in writing that either (1) the cost of obtaining a security interest in or perfection thereof, (2) the adverse tax consequences to the Securing Parties, or (3) the adverse regulatory consequences to the Securing Parties, the Project Facilities (or, if not yet included therein, the Stage 3 Facilities) or the Development (or, if not yet included therein, the Stage 3 Development), in each case, is or are excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

3.3	Security Interests to be Granted by Holdco

Holdco has executed, for the benefit of the Secured Parties, as security for the Senior Debt Obligations and for the Securing Parties’ other obligations under this Agreement and the other Finance Documents, the Holdco Pledge Agreement. For the avoidance of doubt, such Security Interests granted by Holdco shall be included in the Common Collateral.

3.4	Direct Agreements

(a)

Prior to Stage 3 Closing, the applicable Securing Party that is the party to the relevant agreement referred to below shall enter into Direct Agreements with the Security Trustee solely with the following entities and such Direct Agreements shall be substantially in the forms noted below:

(i)

the LNG Buyers under each of the Stage 3 LNG SPAs and any guarantors of such LNG Buyers (substantially in the agreed form attached to the applicable LNG SPA or otherwise in substantially the applicable form attached hereto in Schedule G (Forms of Direct Agreements));

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(ii)

CMI (UK) in connection with the PGNIG Shipping Services Agreement and each Linked LNG SPA that is a Stage 3 LNG SPA (substantially in the agreed form attached to each such agreement or otherwise substantially in the form attached hereto in Schedule G-1 (Form of Direct Agreement for Material Project Agreements with Affiliates)) and any guarantors of CMI (UK) thereunder (substantially in the agreed form attached to each such agreement or otherwise substantially in the form attached hereto in Schedule G-3 (Form of Direct Agreement for Guarantees));

(iii)	CCP in respect of the CCP Expansion Precedent Agreement (substantially in the form attached hereto in Schedule G-1 (Form of Direct Agreement for Material Project Agreements with Affiliates)); and

(iv)

ADCC and Whistler Pipeline, LLC in respect of the ADCC Pipeline Precedent Agreement (substantially in the agreed form attached hereto in Schedule G-7 (Form of Direct Agreement for ADCC Pipeline Precedent Agreement)).

(b)	[Reserved]

(c)

With respect to any non-Qualifying LNG SPA executed with an Affiliate of the Loan Parties after the Stage 3 Closing Date, on or prior to the date of execution of such LNG SPA, the Securing Party that is party to the relevant agreement shall enter into a Direct Agreement with the Security Trustee and the LNG Buyer and any guarantors of such LNG Buyer (with respect to such LNG Buyer, substantially in the form attached hereto as Schedule G-5-2 (Forms of Direct Agreement – Form of Direct Agreement for Affiliate Non-Qualifying LNG SPAs) and with respect to any guarantor of such LNG Buyer, substantially in the form attached hereto as Schedule G-3 (Forms of Direct Agreement – Form of Direct Agreement for Guarantees)).

(d)

With respect to any Qualifying LNG SPA (including any Linked GSA-SPAs that are Qualifying LNG SPAs) executed after the Stage 3 Closing Date, on or prior to the date of execution of such LNG SPA, the Securing Party that is party to the relevant agreement shall, if such LNG Buyer is an Affiliate of the Loan Parties, enter into, and if such LNG Buyer is not an Affiliate of the Loan Parties, use commercially reasonable efforts to enter into, a Direct Agreement with the Security Trustee and the LNG Buyer (including, in the case of a Linked GSA-SPA, the Person that is the Gas seller as well as the Person that is the LNG buyer under such contractual arrangement) and any guarantors thereof (substantially in the applicable form attached hereto as Schedule G (Forms of Direct Agreement)).

(e)

The Securing Party that is party to the relevant agreement shall use commercially reasonable efforts to obtain, on or prior to the date of execution: (i) Direct Agreements with respect to any precedent pipeline agreements that are Subsequent Material Project Agreements entered into by CCL with Qualified Transporters, substantially in the form attached hereto as Schedule G-2 (Forms of Direct Agreement – Form of Direct Agreement for Material Project Agreements with non-Affiliates), and (ii) the contractor and any guarantor thereof under any engineering, procurement and construction contract in respect of the Corpus Christi Pipeline Expansion if it is a Subsequent Material Project Agreement, substantially in the

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applicable form attached hereto as Schedule G-6 (Forms of Direct Agreement – Forms of Direct Agreement for Contractor, and any Guarantor of such Contractor’s Obligations, under an Engineering, Procurement and Construction Contract), or, in each case of clauses (i) and (ii), in a form reasonably acceptable to the Security Trustee.

(f)

With respect to any Shipping Services Agreement executed after the Stage 3 Closing Date in connection with a Qualifying LNG SPA, on or prior to the date of execution of such Shipping Services Agreement, the Securing Party that is party to the relevant agreement shall, if the counterparty is an Affiliate of the Loan Parties, enter into, and if the counterparty is not an Affiliate of the Loan Parties, use commercially reasonable efforts to enter into, a Direct Agreement with the Security Trustee and the counterparty to such Shipping Services Agreement and any guarantors thereof (substantially in the form of previously executed Direct Agreements with respect to then-effective Shipping Services Agreements (or guarantees thereof) or otherwise substantially in a form reasonably acceptable to the Security Trustee).

(g)

If and upon the Borrower acquiring ADCC Investco, the Securing Party that is party to the ADCC LLC Agreement shall use commercially reasonable efforts to enter into a Direct Agreement with the Security Trustee, ADCC and any limited liability company members of ADCC that are then party to the ADCC LLC Agreement, substantially in the agreed form to be attached to the ADCC LLC Agreement.

(h)

For the avoidance of doubt, the Securing Parties shall not be required to obtain Direct Agreements, including from any transporters under any Gas transportation agreements (other than precedent agreements), Gas suppliers under any Gas supply agreements, LNG Buyers or guarantors of LNG SPAs, in each case other than those set forth above.

(i)

The Security Trustee shall give irrevocable instructions to each LNG Buyer (including, in the case of a Linked GSA-SPA, the Person that is the Gas seller as well as the Person that is the LNG buyer under such contractual arrangement) to make all payments due to CCL under any LNG SPA (including any Linked GSA-SPA) to the Revenue Account, which shall be identified in writing by the Security Trustee to each such Person in its Direct Agreement, and each such Person shall confirm its agreement to do so in the terms of its Direct Agreement.

(j)

The Company shall deliver to the Security Trustee executed counterparts of any Direct Agreements and consents entered into after the date of this Agreement in accordance with this Section 3.4 (Direct Agreements) by the date stated herein or, where not stated, as soon as reasonably practicable.

(k)	The Security Trustee is hereby authorized and directed by the Secured Parties to execute each of the Direct Agreements contemplated above without further action by the Senior Creditors.

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(l)

The Security Trustee is hereby authorized to countersign, to the extent such countersignature is required, any direction to PetroChina to pay the PetroChina Payments (as defined in the CMI Security Agreement) related to a Swapped Cargo (as defined in the CMI Security Agreement) into an account other than the Deposit Account (as defined in the CMI Security Agreement) upon notification to the Security Trustee by the Company that the applicable diversion conditions in the CMI Security Agreement have been satisfied.

3.5	Perfection and Maintenance of Security Interests

(a)

(i)

Subject to any exceptions set forth in this Section 3.5, from and after the Closing Date, the Securing Parties have caused and shall cause Holdco to maintain the Security Interests created by the Security Documents as a perfected security interest having at least the priority described in Sections 3.2 (Security Interests to be Granted by the Securing Parties) and 3.3 (Security Interests to be Granted by Holdco).

(ii)

Subject to any exceptions set forth in this Section 3.5, at any time and from time to time, upon the reasonable written request of the Security Trustee, the Securing Parties shall, and shall cause Holdco to, at the Securing Parties’ expense, promptly take all such further actions as reasonably may be requested by the Security Trustee (including, where applicable, the giving, execution, filing, authentication and/or recording of any notice, Financing Statement, Continuation Statement, public deed, deed of trust, instrument, document or agreement) (A) in order to preserve, continue and perfect (including, where required, by control) the Security Interests (including, to the extent available under applicable law, the priority of any such Security Interest) and enable the Security Trustee for the benefit of the Secured Parties to exercise or enforce its rights hereunder, under any other Security Documents or under the Direct Agreements with respect to such Security Interest in the manner contemplated hereby and by the Senior Debt Instruments and any Permitted Senior Debt Hedging Instruments and at, where applicable, the times indicated in the applicable Security Documents and Direct Agreements and (B) for the purpose of obtaining or preserving the full benefits of this Agreement and the other Security Documents and Direct Agreements and of the rights and powers granted herein and therein.

(b)

Collateral in Possession of Bailee; Perfection. If any goods (excluding Gas) in which any Securing Party owns or has an interest are now or at any time in the possession of a bailee and the value of such goods in the possession of such bailee is above $10,000,000:

(i)

such Securing Party shall use reasonable efforts to obtain an acknowledgment from each such bailee, in form and substance reasonably satisfactory to the Security Trustee as it may request, that each such bailee

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holds such Collateral for the benefit of the Security Trustee and, if notice of the occurrence and continuation of an Event of Default has been provided, such bailee shall act upon instructions from the Security Trustee, without the further consent of such Securing Party; and

(ii)

if for any reason the Security Trustee does not have a perfected security interest in such goods in possession of a bailee, then such Securing Party shall promptly transport such goods to the Project Facilities or to another location with respect to which the Security Trustee will have a perfected security interest.

(c)

Electronic Chattel Paper and Transferable Records. With respect to all electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, now or hereafter acquired by or arising in favor of any Securing Party, such Securing Party shall promptly take such action as necessary to vest in the Security Trustee “control” (as defined in Section 9-105 of the UCC) of such electronic chattel paper or “control” under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. A Securing Party may arrange, pursuant to procedures that will not result in the Security Trustee’s loss of control, for such Securing Party to make alterations to the electronic chattel paper or transferable record permitted under the UCC or, as the case may be, Section 201 of the Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Securing Party with respect to such electronic chattel paper or transferable record. Notwithstanding the foregoing, the requirements set forth in this clause (c) are subject to the limitations on perfection and method of perfection set forth in clause (d) below.

(d)

The perfection of the security interest granted in Section 3.2(b)(vi) (Security Interests to be Granted by the Securing Parties – Security Interests – General) in Chattel Paper (whether tangible or electronic) will, prior to the occurrence of an Event of Default (and after the occurrence of an Event of Default unless the Security Trustee has required that further actions in accordance with the other provisions hereof are taken with respect to the perfection thereof), be effected solely by filing an appropriate financing statement under the UCC.

(e)

From and after the Closing Date, with respect to any Letter-of-Credit Rights, the Securing Parties have ensured and shall ensure that, as promptly as reasonably practicable after receipt of a Letter-of-Credit, the Security Trustee has control thereof by ensuring that the Security Trustee takes possession thereof and obtaining a written consent from each issuer of each related letter of credit to the assignment

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of the proceeds of such letter of credit to the Security Trustee, except for (i) Letter-of-Credit Rights under any letters of credit which, at the time they are granted to a Securing Party, have a face value of less than $10,000,000 individually or $40,000,000 in the aggregate or (ii) from and after the Stage 3 Closing Date, Letter-of-Credit Rights delivered by CMI (UK) to CCL under the CMI Security Agreement or a Shipping Services Agreement which, at the time they are granted to a Securing Party, have a face value of less than $30,000,000 individually or $90,000,000 in the aggregate.

(f)

The perfection of the security interest in motor vehicles and other assets subject to Certificates of Title shall only be required after the aggregate value of all motor vehicles and such other assets owned by the Securing Parties at any given time exceeds $5,000,000 and shall only be required for the motor vehicles and assets above that threshold.

(g)	Intellectual Property Recording Requirements

(i)

Schedule J (Intellectual Property) lists all of the following Intellectual Property, to the extent owned by a Securing Party, held as of the Stage 3 Closing Date and material to the business of a Securing Party: (A) issued Patents, pending Patent applications and Patent Licenses, (B) registered Trademarks, applications for the registration of Trademarks and Trademark Licenses, and (C) registered Copyrights, applications for the registration of Copyrights and Copyright Licenses (in each case, other than Intellectual Property licenses entered into in the ordinary course of business, including any Copyright Licenses with respect to off-the-shelf software). From and after the Stage 3 Closing Date, if the Securing Parties shall at any time hold or acquire any Intellectual Property of the type described in sub-clause (A), (B) or (C) above and that is owned by a Securing Party and material to the business of a Securing Party, the Securing Parties shall promptly provide the Security Trustee with a supplement to Schedule J (Intellectual Property), describing such Intellectual Property. For the avoidance of doubt, the Technology License Agreement (T1/T2) and the Technology License Agreement (T3) or any Intellectual Property arising thereunder shall not be required to be listed in Schedule J (Intellectual Property).

(ii)	From and after the Stage 3 Closing:

(A)

subject to Section 3.2(g)(iii) (Security Interests to be Granted by the Securing Parties – Excluded Assets), in the case of any Collateral (whether now owned or hereafter acquired) consisting of registered US Trademarks and applications therefor, the Securing Parties shall execute and deliver to the Security Trustee a Trademark security agreement in form and substance reasonably acceptable to the Security Trustee covering all such US registered Trademarks and applications therefor in appropriate form for recordation with the USPTO with respect to the Security Interest of the Security Trustee; and

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(B)

in the case of any Collateral (whether now owned or hereafter acquired) consisting of (1) US Patents and applications therefor or (2) US registered Copyrights and exclusive US Copyright Licenses, the Securing Parties shall execute and deliver to the Security Trustee a Patent security agreement or Copyright security agreement, as applicable, in form and substance reasonably acceptable to the Security Trustee covering all such US Patents or US Copyrights and applications for US Patents and US Copyright and exclusive US Copyright Licenses in appropriate form for recordation with the USPTO or United States Copyright Office, as applicable, with respect to the Security Interest of the Security Trustee.

(iii)

For the purpose of enabling the Security Trustee to exercise rights and remedies under Article 6 (Security Trustee Action), following such time as a Declared Event of Default has occurred and is continuing, and for no other purpose, the Securing Parties shall give the Security Trustee reasonable access to all media in which any of the Intellectual Property Collateral may be recorded or stored and to all computer programs used for the compilation or printout thereof. In the event of a disposition of any of the Intellectual Property Collateral by the Security Trustee hereunder in accordance with the terms of this Agreement, each Securing Party shall use commercially reasonable efforts to supply the Security Trustee or the assignee of such Intellectual Property with such know-how and expertise, and with documents and materials embodying the same, relating to the use of the disposed Intellectual Property in connection with the Project Facilities.

(iv)

Subject to the provisions of this Agreement and the other Finance Documents that limit the rights of any Securing Party to dispose of its property and rights and remedies of the Security Trustee as set forth herein, the Securing Parties shall otherwise retain all right, title and interest in, to and under the Intellectual Property now owned or hereafter acquired by such Securing Party, including the full right to exploit, use, enjoy, protect, enforce or take other actions with respect to such Intellectual Property. To the extent required under applicable law for any Securing Party to exercise its rights with respect to such Intellectual Property, the Security Trustee shall, upon the reasonable request of any Securing Party, reasonably cooperate with such Securing Party and execute and deliver documents so requested by such Securing Party. The exercise of rights and remedies under Article 6 (Security Trustee Action) by the Security Trustee shall not terminate or limit the rights of the holders of any licenses or sublicenses theretofore granted by such Securing Party in accordance with the first sentence of this sub-clause (iv).

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(v)

Notwithstanding anything to the contrary in the Finance Documents (including clause (a) above), any reference to perfection of Security Interests with respect to Intellectual Property in any of the Finance Documents shall be deemed to mean perfection of such Security Interests to the extent perfection can be obtained by the filing of Patent security agreements and Trademark security agreements at the USPTO and the filing of Copyright security agreements at the United States Copyright Office or by the filing of a UCC-1 financing statement in the relevant jurisdiction.

(h)

If the Securing Parties shall at any time hold or acquire a Commercial Tort Claim with a value in excess of $5,000,000, the Securing Parties shall promptly provide the Security Trustee with a supplement to Schedule E (Commercial Tort Claims) hereto, which supplement shall include a summary description of such claim and grant to the Security Trustee, for the ratable benefit of the Secured Parties, a Security Interest therein and in the proceeds thereof, all upon the terms of this Agreement.

(i)

With respect to any Collateral hereafter owned or acquired, the Securing Parties shall comply with the applicable perfection requirements in clauses (a) through (h) above within 60 days of the Securing Parties acquiring rights therein.

(j)

Subject to the limitations, and except as otherwise expressly provided for, in this Agreement and the other Security Documents, and to the extent permitted by applicable law, the Security Trustee is authorized to:

(i)	file under the UCC of any state of the United States or other applicable law, Financing Statements, Continuation Statements or other documents relating to the Collateral;

(ii)

file with the USPTO or United States Copyright Office (or any successor office), as applicable, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interests granted by the Company hereunder;

(iii)	take any action to ensure that the Security Interests in the Collateral are enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective;

(iv)	apply for registration, or give any notification, in connection with the Security Interests so that such Security Interests have the priority required by the Secured Parties; and

(v)

otherwise exercise the rights of the Secured Parties in connection with the Security Interests, in each case without the signature of a Securing Party or Holdco (unless such signature is required by applicable law) and naming a Securing Party or Holdco as debtor and the Security Trustee as secured party.

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§ 3.5

(k)

Except as otherwise provided in this Agreement or any other Security Document, the Security Trustee shall not be responsible for the creation, perfection, validity, sufficiency or enforceability of any Security Interest created or intended to be created hereby or pursuant hereto or for the maintenance or perfection of any such Security Interests; provided that the Security Trustee shall promptly execute all public deeds or other documents as required by applicable law and regulation in the various jurisdictions as reasonably requested by any Senior Creditor Group Representative, to duly create and register the Security Interests as provided for in this Article 3 (Security Interests). In the event that the Security Trustee takes any action under this Section 3.5 (Perfection and Maintenance of Security Interests), the Security Trustee shall promptly notify the applicable Securing Party thereof following the taking of such action.

(l)	With respect to Pledged Collateral:

(i)

each applicable Securing Party agrees to promptly deliver or cause to be delivered to the Security Trustee any and all Pledged Collateral in which the applicable Securing Party now has or hereafter acquires an interest (to the extent represented or evidenced by a certificate, instrument or other transferable document);

(ii)

upon delivery to the Security Trustee, any certificate, instrument or document representing or evidencing Pledged Collateral shall be accompanied by undated membership interest, stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Security Trustee and duly executed in blank and by other instruments and documents as the Security Trustee may reasonably request; and

(iii)

the Security Trustee, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent).

(m)

The Security Interest granted to the Security Trustee hereunder consisting of personal property will be perfected (i) with respect to any Collateral that can be perfected by filing UCC financing statements, upon the filing of UCC financing statements in the filing offices identified in Schedule L (UCC Filing Offices), (ii) with respect to any Collateral constituting Securities Accounts or Deposit Accounts (excluding any escrow account established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3)) that can be perfected solely by control, upon execution of this Agreement, and (iii) with respect to any Collateral that can be perfected solely by possession, upon the Security Trustee receiving possession thereof in accordance with the requirements of this Agreement or another Security

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§ 3.6

Document. In each case such security interest will be, as to Collateral perfected as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising as a result of any Lien, in each case subject only to Permitted Liens. All of such above-referenced action as is necessary will be taken on or prior to the Stage 3 Closing Date to the extent so required herein and in the applicable Senior Debt Instrument to establish and perfect the Security Trustee’s rights in and to the Collateral and first priority Lien, subject to Permitted Liens, on the Collateral, including any recordation, filing, registration, giving of notice or other similar action. No filing, recordation, re-filing or re-recording other than those listed in Schedule L (UCC Filing Offices) or otherwise required under the Security Documents is necessary to perfect (or maintain the perfection of, other than the filing of UCC-3 continuation statements) the Liens of the Security Documents (to the extent the Security Trustee’s Security Interest can be perfected by filing). For the avoidance of doubt, in no event shall any control agreements be required in respect of any escrow accounts established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3).

(n)

The Securing Parties shall not take any action, and shall procure that Holdco take no action, that would or could reasonably be expected to have a material adverse effect on the perfection or first-ranking priority of the Security Interests, subject in each case to Permitted Liens to the extent specified herein; provided that the Securing Parties shall not be required to take any action to perfect security interests in Excluded Assets or otherwise listed as an exception to the perfection requirements of this Section 3.5 (Perfection and Maintenance of Security Interests).

(o)

Fair Labor Standards Act. Each Securing Party represents and warrants to and in favor of the Security Trustee and each of the other Secured Parties that any goods now or hereafter produced by the Securing Party or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements in the Fair Labor Standards Act.

3.6	Rights in Collateral Prior to Security Enforcement Action

(a)

Subject to the provisions of Section 4.6(a) (Control and Investment of Funds in Accounts), notwithstanding the Security Interests created, and to be created, pursuant to the Security Documents, unless otherwise provided in this Agreement or another Finance Document, or unless the Security Trustee shall have delivered a Notice of Security Enforcement Action, in each case with respect to the relevant Collateral, the Securing Parties and Holdco shall retain and be entitled to exercise all of their respective rights relating to the Collateral including, and to the extent applicable to the relevant Person (but subject, in each case, to the terms and conditions of this Agreement and each other Finance Document), the following:

(i)	possessing and using the Project Facilities and other Project Property, receiving the revenues and profits to be derived therefrom, and altering or disposing of any part thereof;

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(ii)	exercising all rights arising from and relating to LNG SPAs, including amending LNG SPAs and instituting and settling proceedings to enforce their rights thereunder;

(iii)	renewing, amending and cancelling insurance policies, making claims and instituting and settling proceedings against insurers thereunder;

(iv)

transferring (in accordance with the Finance Documents) the interests of Holdco, receiving the profits to be derived from any interest in a Securing Party and exercising rights (including voting rights) as a member of the Company or CCL or CCP GP or a general or limited partner of CCP;

(v)	receiving payments of principal and interest on Subordinated Debt where payable thereunder in compliance with the terms of the applicable subordination agreement;

(vi)

subject to the obligation to deposit the relevant amounts in the Insurance/Condemnation Proceeds Account under Section 5.2 (Insurance and Condemnation Proceeds), receiving payment of Insurance Proceeds and Condemnation Proceeds in respect of the Project Facilities and making claims and instituting and settling proceedings for the recovery thereof; and

(vii)

exercising all rights arising from and relating to the Material Project Agreements and amending each of the Material Project Agreements, making waivers and elections thereunder and instituting and settling proceedings for the enforcement of rights thereunder.

(b)

Subject to the provisions of Section 4.6(a) (Control and Investment of Funds in Accounts), unless the Security Trustee shall have delivered a Notice of Security Enforcement Action, the Security Trustee and each Secured Party shall, at the request and sole cost of the Securing Parties, provide written confirmations or otherwise take such actions and do such things as may be reasonably necessary to enable the Securing Parties to exercise rights retained by them in the relevant Collateral that may be constrained, or perceived as constrained, by the existence of the Security Interests; provided, in each case, that no such confirmation, action or filing shall in the determination of the Secured Parties have any adverse effect on the legality, validity, priority and perfection of the Security Interests and shall not otherwise adversely affect the rights and remedies of the Secured Parties under the Finance Documents. The Secured Parties shall act in respect of the Collateral in accordance with this Agreement, including with respect to undertaking enforcement procedures in respect hereof.

3.7	Liability of Securing Parties Under Contracts or Agreements Included in the Collateral

Notwithstanding any other provision of this Agreement or any other Finance Document, and subject to applicable law:

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(a)

each Securing Party shall remain liable under all agreements and contracts to which it is a party that are included in the Collateral and nothing contained herein or in any other Finance Document is intended to or shall be a delegation of duties to the Security Trustee or any Secured Party;

(b)

the exercise by any of the Secured Parties of any of their respective rights under this Agreement or any other Finance Document shall not release any Securing Party from any of its duties or obligations under any contracts or agreements that are included in the Collateral, except to the extent provided in the applicable Direct Agreement; and

(c)

none of the Secured Parties shall have any obligation or liability under any contracts or agreements that are included in the Collateral solely by reason of this Agreement or any other Finance Document, nor shall any of them thereby be obligated to:

(i)	perform any of the Securing Parties’ or Holdco’s obligations or duties thereunder;

(ii)	make any inquiry as to the nature or sufficiency of any payment received by it; or

(iii)	take any action or collect or enforce any rights or claim for payment under any such contract or agreement.

3.8	Release or Modification of Security Interests

(a)

The Security Interests granted to the Security Trustee by the Collateral Parties in any Collateral shall be released, and to the extent permitted under applicable law, shall be automatically released, in the following events:

(i)	in full upon termination of this Agreement pursuant to Section 12.1 (Termination);

(ii)

in respect of any Project Property constituting Collateral that is sold, leased or otherwise disposed of as permitted under the terms of each Senior Debt Instrument then in effect (including, to the extent applicable, Section 12.17 (Sale of Project Property) of the Common Terms Agreement) and the other Finance Documents; provided that the proceeds of such sale, lease or disposition, as applicable, are applied in accordance with the Finance Documents;

(iii)	upon any Project Property becoming Excluded Assets;

(iv)

in respect of any Disbursement Account, at any time the Disbursement Account is closed as permitted in this Agreement; provided that no cash, Financial Assets or other property or investments (including Authorized Investments) remain on deposit or credited to such Disbursement Account at such time;

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(v)

in respect of all cash, Financial Assets or other property credited to or held in any Senior Note Disbursement Account, investments (including any Authorized Investments) made with or arising out of such funds and all proceeds of the foregoing, if any conditions to the disbursement of such cash, Financial Assets or other property to the Company have not been either satisfied or waived and such cash, Financial Assets or other property are required, by the terms of the relevant Senior Debt Instrument, to be returned to the relevant Senior Noteholders, upon such return;

(vi)

in respect of any proceeds of third party liability insurance permitted to be paid to third parties or proceeds of builder’s risk insurance or marine cargo permitted to be paid directly to the EPC Contractor pursuant to Section 5.2 (Insurance and Condemnation Proceeds); and

(vii)	where directed by Requisite Secured Parties pursuant to Section 7.2(a) (Modification Approval Levels – Modifications to this Agreement).

(b)	In connection with any release pursuant to this Section 3.8 (Release or Modification of Security Interests):

(i)

The Security Trustee shall promptly (and the Secured Parties hereby authorize and direct the Security Trustee to) take such action and execute any such documents as may be reasonably requested by a Securing Party, at such Securing Party’s expense, in connection with the release of any Security Interests created by any Finance Document in respect of such property or asset.

(ii)

To the extent a Security Trustee action or Decision is required or requested in connection with such release of Collateral, the Company shall deliver to the Security Trustee on or prior to the date of the proposed release a written request for release identifying the relevant Collateral to be released, together with a certification by the Company stating (and providing reasonable detail and other available supporting information) that such transaction is in compliance with the Finance Documents and that the Proceeds of such disposition shall be applied in accordance therewith.

(iii)

The Secured Parties hereby authorize and instruct the Security Trustee (at the sole cost and expense of the Securing Parties) to amend the Security Documents and the Direct Agreements and execute and deliver any instruments, documents and agreements, and otherwise do all things necessary to accomplish, evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this Section 3.8 (Release or Modification of Security Interests), all without the further consent or joinder of any Secured Party. In the event of any release of Collateral relating to the Accounts, the Security Trustee shall notify the Account Bank in writing.

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§ 4.1

4.	CASH FLOW AND ACCOUNTS

4.1	General Principles

(a)	The Company has established and shall maintain, in the name of the Company, the Accounts in accordance with Section 4.3 (Accounts).

(b)

Each Guarantor hereby irrevocably grants authority to the Company to establish and maintain such Accounts on its behalf. As of the Stage 3 Closing Date, the Accounts details are set forth in Schedule H (Details of Accounts as of Stage 3 Closing Date). For the avoidance of doubt, (i) the Excluded Unsecured Accounts, if established, shall not constitute “Accounts” for purposes of this Agreement or any other Finance Document and none of the Securing Parties, Holdco, the Sponsor or any of their respective Affiliates shall be obliged to grant, create or maintain any Security Interest in relation to such accounts; (ii) the Individual Senior Noteholder Secured Account need only be established by the Company at the time amounts are required to be paid into such account in accordance with Section 4.5(j) (Deposits and Withdrawals – Mandatory Prepayment Senior Notes Account) or Section 3.2(b)(iii) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts), as applicable; (iii) the Disbursement Accounts may be closed following the expiry of the availability period of any Senior Debt Commitments that are to be disbursed therein; provided that any cash, Financial Assets or other property or investments (including Authorized Investments) credited to or on deposit in any Disbursement Account have been transferred to the Construction Account (prior to the Stage 3 Completion Date) or to the Senior Debt Service Reserve Account or the Revenue Account (after the Stage 3 Completion Date) and (iv) any escrow accounts established under the EPC Contract (T1/T2), EPC Contract (T3) or EPC Contract (Stage 3), shall not constitute “Accounts” for purposes of this Agreement or any other Finance Document but shall be subject to the Lien established pursuant to Section 3.2(b)(iii) (Security Interests to be Granted by the Securing Parties – Security Interests – General), subject to Section 3.5(n) (Perfection and Maintenance of Security Interests).

(c)

Neither the existence of the Accounts, nor the insufficiency of funds in any of them, nor any inability to apply any funds in them towards the relevant payment shall affect the obligation of the Securing Parties to make all payments required to be made to the Secured Parties or any of them on the due date for such payments in accordance with this Agreement or any other Finance Document.

(d)	No sum may be credited to, or withdrawn from, any Account except as expressly permitted or required by this Agreement.

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§ 4.1

(e)

The Company may from time to time grant the Manager a power of attorney or signature authority over the Accounts to administer such accounts on behalf of, and in the name of, the Company. The Company shall notify the Security Trustee and the Account Bank in writing of any such grant of authority to administer the Accounts promptly following such authorization. Without prejudice to any and all obligations and liabilities of the Company under this Agreement and any other Finance Document, it is acknowledged by each party hereto that, upon such written notification to the Security Trustee and the Account Bank, any reference in the Finance Documents to actions by the Company in respect of the Accounts shall be deemed to include, and permit, actions in respect of such Accounts by the Manager if authorized by the Company to administer the Accounts. If the Manager is authorized by the Company to administer the Accounts, the Company shall be liable for any such actions taken by the Manager as if the Company took each such action. Together with any such notice to the Account Bank, the Company shall provide an updated duly executed incumbency certificate or other written instructions showing the names, titles and specimen signatures of the Persons authorized on behalf of the Manager to take actions and provide certifications as required hereunder, including the execution and delivery of any Withdrawal and Transfer Certificate.

(f)

From and after the Closing Date, all of the Company’s funds have been and shall be held in (i) the Accounts; or (ii) to the extent such funds are to be used solely for the purposes described in the definition thereof, any Excluded Accounts.

(g)

From and after the Closing Date, the Company has not and shall not open or maintain accounts in its name, or cause accounts to be opened or maintained in its name, other than the Accounts and the Excluded Accounts. For the avoidance of doubt, the Excluded Accounts are not required to be maintained with the Account Bank.

(h)

Notwithstanding anything in this Agreement to the contrary, any payments and receipts of funds made between or among the Securing Parties shall be documented as payments and receipts within the books and records of the Securing Parties but shall not require a transfer of funds within the Accounts.

(i)

The Account Bank shall maintain records of all deposits into and transfers to and from the Accounts and all investment transactions effected by the Account Bank pursuant to the terms hereof, and any such recordation shall constitute prima facie evidence of the information recorded. The Account Bank shall promptly respond (during normal business hours) to requests by the Security Trustee and the Company for information regarding deposits, withdrawals, investments and transfers into, in respect of and among Accounts and balances in the Accounts. The Account Bank shall provide the Security Trustee and the Company with online access to review all account activities of the Accounts.

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§ 4.2

4.2	Authorized Investments

(a)

Authorized Investments. All funds in the Accounts shall only be invested in Authorized Investments and all funds in Excluded Accounts shall only be invested in Authorized Investments, unless otherwise required by applicable law, in which case such funds shall be invested in accordance with such applicable law. All references in this Agreement to Accounts and to cash, monies or funds therein or balances thereof shall include the Authorized Investments in which such monies are then invested and (without duplication) the proceeds of those investments.

(b)

Directing the Making of Investments. Pending the application of funds in accordance with Section 4.7 (Cash Waterfall) or as otherwise permitted, required or contemplated by this Agreement, any cash held in Accounts maintained hereunder shall be invested in Authorized Investments from time to time by the Account Bank at the expense and risk of the Company as directed in writing by the Company or the Security Trustee, in accordance with Section 4.6 (Control and Investment of Funds in Accounts); provided, however, that the Account Bank’s obligation to invest such amounts is conditioned upon receipt by the Account Bank of a valid Form W-9 of the Internal Revenue Service of the United States of America in accordance with clause (c) below. The right of the Company or the Security Trustee, as applicable, to direct the manner of investment includes the right (i) to direct the Account Bank to sell any Authorized Investment or hold it until maturity, (ii) upon any sale of any Authorized Investment, to direct the Account Bank to reinvest the proceeds thereof, plus any interest received by the Account Bank thereon, in Authorized Investments or to hold such proceeds and interest for application pursuant to the terms of this Agreement, and (iii) to exercise any voting rights with respect to any Authorized Investment. No Secured Party shall have any liability for any loss resulting from any such investment other than any such loss caused solely by such Secured Party’s willful misconduct, fraud or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Account Bank shall have no obligation to invest funds in Authorized Investments in the absence of an instruction from the Company or the Security Trustee. Instructions received after 12:00 pm New York City time will be deemed received the next Business Day.

(c)

Earnings. All earnings on funds in any Account maintained hereunder shall be credited to the Company for tax reporting purposes. The Company shall provide the Account Bank with its taxpayer identification number, documented, to the extent necessary, by an appropriate executed Form W-9, upon execution of this Agreement. The Form W-9 shall, to the extent necessary, be renewed by the Company as required by the Internal Revenue Service of the United States of America and provided to the Account Bank.

(d)	Value of Authorized Investments. Authorized Investments credited to any Account shall be valued at their then-current market value.

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§ 4.3

(e)

Security Interest in Authorized Investments. Whenever the Company directs the Account Bank to purchase an Authorized Investment not represented or evidenced by certificates or instruments capable of possession, the Company shall notify the Security Trustee in writing of such directed purchase and, upon the request of the Security Trustee, the Account Bank will deliver such information to the Security Trustee as may be reasonably necessary to enable the Security Trustee to take all necessary action, including giving confirmations and notices to record the Security Trustee’s interest therein, as required by the UCC to perfect a first priority security interest therein (subject to Permitted Liens) for the benefit of the Security Trustee (on behalf of the Secured Parties). Without limiting the foregoing, whenever the Account Bank purchases an Authorized Investment which is a certificate of deposit, the Account Bank shall simultaneously or promptly thereafter notify the issuer of the certificate of deposit in writing as follows: Société Générale, as the Security Trustee for the Secured Parties, has a security interest in and pledge of the certificate(s) of deposit being purchased this day by Mizuho Bank, Ltd., as Account Bank and bailee on behalf of the Security Trustee and the other Secured Parties.

4.3	Accounts

(a)

The Company has established and maintains, and shall from time to time, including as required under this Agreement, establish and maintain (or cause the Account Bank to establish and maintain), in the name of the Company, the following segregated, secured, and non-interest-bearing accounts and any related sub-accounts (the “Accounts”):

(i)	one or more Loan Facility Disbursement Accounts into which disbursements of Loans shall be paid in accordance with Section 4.5(a) (Deposits and Withdrawals – Disbursements of Senior Debt);

(ii)

if Senior Notes are issued, one or more Senior Note Disbursement Accounts (including any Senior Notes proceeds escrow account used for the purposes described in Section 4.5(a)(iii) (Deposits and Withdrawals – Disbursements of Senior Debt – Disbursements of Senior Debt – Escrow of Senior Notes Issued as Replacement Senior Debt)) (the “Senior Note Disbursement Accounts”) into which the proceeds of the sale of Senior Notes shall be paid in accordance with Section 4.5(a) (Deposits and Withdrawals – Disbursements of Senior Debt);

(iii)	an Equity Proceeds Account, into which Equity Funding shall be deposited in accordance with Section 4.5(b) (Deposits and Withdrawals – Equity Proceeds Account);

(iv)

a Construction Account, into which Equity Funding or Senior Debt received by the Securing Parties shall be deposited in accordance with Section 4.5(c) (Deposits and Withdrawals – Construction Account);

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(v)

a Revenue Account, into which Cash Flows and other income, revenues and proceeds received by or on behalf of the Securing Parties shall be deposited in accordance with Section 4.5(d) (Deposits and Withdrawals – Revenue Account);

(vi)	an Operating Account, established and operated as provided in Section 4.5(e) (Deposits and Withdrawals – Operating Account);

(vii)	a Senior Debt Service Reserve Account, established and operated as provided in Section 4.5(i) (Deposits and Withdrawals – Senior Debt Service Reserve Account);

(viii)	Expansion Accounts (if any), established and operated as provided in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts);

(ix)	an Insurance/Condemnation Proceeds Account, established and operated as provided in Section 4.5(f) (Deposits and Withdrawals – Insurance/Condemnation Proceeds Account);

(x)	a Mandatory Prepayment Senior Notes Account (if required), established and operated as provided in Section 4.5(j) (Deposits and Withdrawals – Mandatory Prepayment Senior Notes Account);

(xi)	an Additional Proceeds Prepayment Account, established and operated as provided in Section 4.5(g) (Deposits and Withdrawals – Additional Proceeds Prepayment Account);

(xii)	[reserved];

(xiii)	[reserved]; and

(xiv)	a Senior Debt Service Accrual Account, established and operated as provided in Section 4.5(m) (Senior Debt Service Accrual Account).

(b)	Each Account shall be maintained with the Account Bank in the United States and shall be denominated in US Dollars.

(c)	In respect of such Accounts:

(i)

Each Account may include one or more sub-accounts established and maintained by the Company, subject to the process in sub-clause (ii) below. References in this Agreement to an Account shall apply equally to any sub-account under such Account and the restrictions and the Company’s obligations under this Agreement with respect to any sub-account shall be the same as its restrictions and obligations with respect to the associated Account. The Security Trustee shall have the same rights with respect to a sub-account as the associated Account.

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§ 4.3

(ii)

Without prejudice to the other requirements of this Section 4.3 (Accounts), it is acknowledged by each party that although this Agreement refers to sub-accounts required or permitted to be maintained with the Account Bank, each such sub-account shall be a separate account (with its own unique number) and any reference to any such sub-account shall be construed accordingly. The sub-accounts shall be established and managed as follows:

(A)

the Company shall give the Security Trustee and the Account Bank at least 10 days’ prior written notice (commencing from the date when all information and forms required by sub-clause (B) below have been provided) of any sub-accounts that the Company intends to establish and maintain;

(B)	as a condition to the establishment of any additional sub-account, the Company shall provide or complete any customary information or forms required by the Account Bank;

(C)	each sub-account shall be identified with the particular Account to which it relates and shall be segregated from each other sub-account; and

(D)

each sub-account shall be secured in the same manner as the Accounts and withdrawals and transfers to and from each sub-account and any investments of cash or other properties and assets therein shall be subject to the same provisions of this Agreement as the principal Account associated with such sub-account.

(d)

As of the Stage 3 Closing Date, the Company has opened the Accounts as set forth on Schedule H (Details of Accounts as of Stage 3 Closing Date). The Company shall instruct the Account Bank to open any of the Accounts described in clause (a) above that have not been opened as of the Stage 3 Closing Date, as and when such Account is needed by the Company. The subsequent (i.e., after the date hereof) Accounts shall be established and managed as follows:

(i)

the Company shall give the Security Trustee and the Account Bank at least 10 days’ prior written notice (commencing from the date when all information and forms required by sub-clause (ii) below have been provided) of any Account that the Company intends to establish and maintain; and

(ii)	as a condition to the establishment of any additional Account, the Company shall provide or complete any customary information or forms required by the Account Bank.

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§ 4.4

4.4	Procedures for Deposits and Withdrawals from Accounts

(a)	The following procedures shall apply to withdrawals and transfers of monies from the Accounts:

(i)

the Company shall be entitled to request withdrawals or transfers of monies from any Account at its discretion without providing a Withdrawal and Transfer Certificate as long as the Accounts are managed as set forth in clause (d) below;

(ii)

the Company shall not be entitled to request withdrawals or transfers of monies from any Account without having provided a Withdrawal and Transfer Certificate authorizing such withdrawal and/or transfer during the continuation of an Event of Default; and

(iii)	each withdrawal and transfer to and from Accounts shall in all cases be in accordance with Section 4.5 (Deposits and Withdrawals).

(b)

Any request to the Account Bank for a withdrawal or transfer from an Account (including, if a Withdrawal and Transfer Certificate is required as set forth in Section 4.4(a)(ii) (Procedures for Deposits and Withdrawals from Accounts)) shall:

(i)

be delivered to the Security Trustee and Account Bank, at least one Business Day prior to any withdrawal or transfer from any Account requested by the Company; provided that, if a transfer is to be made from the Revenue Account to the Operating Account for purposes of meeting cash collateral requirements under Permitted Hedging Instruments, the request for such transfer shall be delivered to the Security Trustee and Account Bank by no later than 12:00 p.m. New York time on the date of such transfer;

(ii)

be duly executed or otherwise provided (including through an electronic portal if applicable) by an authorized signatory of the Company (including any Person so authorized by the Manager) who has been identified on a duly executed incumbency certificate or other written instructions showing the names, titles and specimen signatures of the Persons authorized to act on behalf of the Company (including any Person so authorized by the Manager) to take actions and provide certifications as required hereunder, including the execution and delivery of any requests to withdraw and transfer funds from the Accounts, including through a Withdrawal and Transfer Certificate; and

(iii)	contain the following information:

(A)

each Account from which a withdrawal or transfer is requested and, for transfers, the relevant Account(s) to which, and/or other Person(s) to whom, such transfer is to be made; provided that, for the avoidance of doubt, any request may provide for multiple withdrawals from one or more Accounts and for a transfer or sequence of transfers;

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§ 4.5

(B)	the amount requested to be withdrawn or transferred from each Account;

(C)	the relevant date on which such withdrawal or transfer is to be made; and

(D)	the purpose for which the amount so withdrawn or transferred is to be applied (if not evident from the nature of the payment or identity of the intended payee).

(c)

If, on or prior to the relevant date of withdrawal or transfer, the Security Trustee reasonably believes that a request for a withdrawal or transfer of funds from an Account contains an error, the Security Trustee may (but shall have no obligation to do so unless otherwise instructed in accordance with any Finance Documents) object to such withdrawal or transfer by notifying the Company and the Account Bank in writing, following which the Company may make any corrections. If no objections are made, or if the error to which an objection relates to has been corrected, the Account Bank shall pay or transfer the amount(s) specified in the previously received or corrected withdrawal or transfer request, as applicable, by making such payment or transfer no later than the close of business New York time on the date set out in such withdrawal or transfer request for such payment, transfer or requested authorization thereof as applicable; provided that if the Account Bank does not receive the corrected request by 2:00 p.m. New York time on the date of withdrawal or transfer or requested authorization thereof, the Account Bank shall pay or transfer the amount(s) specified by the close of business New York time on the next succeeding Business Day following delivery of such request to the Account Bank.

(d)

The Company shall enter into an e-banking, or other similar agreement, with the Account Bank to enable the Company to directly manage withdrawals from each Account through online access (including by electronic wire transfer). The electronic banking system shall be established in a manner that permits the Account Bank to provide or otherwise make available to the Security Trustee, upon request, notifications and/or summaries of the activities regarding the Accounts.

4.5	Deposits and Withdrawals

(a)	Disbursements of Senior Debt

(i)

All disbursements of Senior Debt shall be paid directly (x) to a Loan Facility Disbursement Account in the case of the Loans (which may include separate Loan Facility Disbursement Accounts if required under the individual Facility Agreement) or (y) to a Senior Note Disbursement Account in the case of any Senior Notes; provided that:

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(A)

(i) interest and commitment fees during the availability period under a Facility Agreement may be paid as set forth in such Facility Agreement, (ii) financing costs (including closing costs, upfront fees, original issue discount and other fees and expenses, commissions and discounts) payable to Senior Creditors in each case in connection with the incurrence of Senior Debt may be paid as set forth in the relevant Senior Debt Instrument, (iii) Mobilization Payments (as defined in the EPC Contract (Stage 3)) made on or about the Stage 3 Closing may be paid directly to the EPC Contractor, and (iv) disbursements used to fund the Senior Debt Service Reserve Account or reimburse Equity Funding as permitted in the applicable Senior Debt Instrument may be paid into the Senior Debt Service Reserve Account or to reimburse such Equity Funding as permitted in the applicable Senior Debt Instrument;

(B)

any Senior Debt may be disbursed directly into the Construction Account or used directly to pay Permitted Development Expenditures or for other purposes as are permitted in the Senior Debt Instrument for such Senior Debt (including, for the avoidance of doubt, by transferring amounts of Senior Debt to another Account, such as the Operating Account, prior to application of the Senior Debt to the purpose for which it is permitted to be applied if such Account is generally used by the Securing Parties to pay such amounts);

(C)	[reserved];

(D)

any disbursements of Replacement Senior Debt may be applied, in each case as permitted by each Senior Debt Instrument then in effect, directly to repay the Senior Debt that such Replacement Senior Debt is replacing and for other purposes for which such Replacement Senior Debt is permitted to be used under the Finance Documents; and

(E)

Working Capital Debt may be applied directly for the purposes for which it was incurred (including, for the avoidance of doubt, by transferring amounts of Senior Debt to another Account, such as the Operating Account, prior to application of the Senior Debt to the purpose for which it is permitted to be applied if such Account is generally used by the Securing Parties to pay such amounts).

(ii)	The Company shall apply the proceeds of any disbursement of Senior Debt as permitted in the relevant Senior Debt Instrument.

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§ 4.5

(iii)	Disbursements of Senior Debt – Escrow of Senior Notes Issued as Replacement Senior Debt

(A)

Notwithstanding any other provision in the Finance Documents, with respect to any Replacement Senior Debt incurred pursuant to the issuance of Senior Notes under any Indenture, the Company may at its option hold the proceeds of such Indebtedness in a Senior Note Disbursement Account in escrow for not more than a 30-day escrow period for the purpose of effecting the Senior Debt replacement.

(B)

In connection with such escrow arrangements, the Company shall have the right, at any time prior to the end of the escrow period, to deposit cash and/or Authorized Investments into the Senior Note Disbursement Account using funds available at the fourth level of the cash waterfall pursuant to Section 4.7(a)(iv) (Cash Waterfall) to pay (1) the transaction fees and expenses related to the Senior Note issuance and escrow arrangement and (2) interest that is due in respect of the escrowed amount from the date of the deposit until the end of the escrow period or the date the escrowed amount is withdrawn from the Senior Note Disbursement Account, whichever is earlier.

(iv)

Such Senior Note Disbursement Account shall be subject to a Lien pursuant to Section 3.2(c)(ii) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts) solely for the benefit of the Senior Noteholders who purchase such Senior Notes (and not any other Senior Creditors); provided that such proceeds shall be used only to either effect a disbursement of Replacement Senior Debt and repay existing Senior Debt or to repay the relevant Senior Noteholders at the end of the relevant escrow period.

(A)

During the relevant escrow period such Senior Noteholders shall not have recourse to the Security Interests, the Securing Parties or any assets of the Company (including the Project Property) in respect of repayment of such Indebtedness, other than in respect of the security granted over the applicable Senior Notes Disbursement Account into which the proceeds of such issuance are paid.

(B)

For the avoidance of doubt, during the relevant escrow period, the proceeds of any such Senior Notes held in such Senior Notes Disbursement Account shall not be counted as Indebtedness for the purposes of determining any ratio under the Common Terms Agreement (including any ratios required to be met as a condition to the incurrence of such Replacement Senior Debt) and the Company shall not be in breach of any undertakings set forth in Article 12 (Loan Party Covenants) of the Common Terms Agreement or trigger any Loan Facility Event of Default solely as a result of the arrangements contemplated in sub-clause (iii) (Disbursements of Senior Debt – Escrow of Senior Notes Issued as Replacement Senior Debt) and this sub-clause (iv).

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§ 4.5

(b)	Equity Proceeds Account

(i)

Equity Funding (including, subject to compliance with Section 4.7 (Cash Waterfall) and Section 4.8 (Accounts During the Continuation of a Declared Event of Default), Cash Flow to be applied towards costs and expenditures of the Development) not otherwise committed to other expenditure for the Development may be deposited into the Equity Proceeds Account for transfer into the Construction Account, an Expansion Equity Proceeds Account or Expansion Construction Account for application towards Permitted Development Expenditures, an Expansion (including the Stage 3 Development) or otherwise in connection with the Development; provided that the Company may also deposit Equity Funding into an Expansion Equity Proceeds Account in accordance with clause (k) (Expansion Accounts) below.

(c)	Construction Account

(i)

The Company may, from time to time, deposit Equity Funding and Senior Debt proceeds directly into the Construction Account (which may be deposited directly or transferred from the Equity Proceeds Account or a Disbursement Account, as applicable). Any proceeds drawn from a letter of credit issued in respect of the EPC Contract (Stage 3) will be deposited in the Construction Account.

(ii)	Funds in the Construction Account shall be used for Project Costs.

(iii)

Funds in the Construction Account may also be used for Permitted Completion Costs. If the Company fails to withdraw or transfer funds to pay Permitted Completion Costs, the Security Trustee is hereby authorized, but shall not be obligated, to direct, in writing, the Account Bank to transfer or withdraw amounts from the Construction Account necessary to pay Permitted Completion Costs that are, from time to time, due and payable and are not in dispute.

(iv)

Equity Funding allocated by the Company for Permitted Development Expenditures or an Expansion, proceeds of Expansion Senior Debt incurred to finance Permitted Development Expenditure or an Expansion, and other amounts permitted to be used for Permitted Development Expenditures or an Expansion and allocated by the Company for such expenditures shall be deposited into the Construction Account or any Expansion Construction Account for application towards Permitted Development Expenditures or an Expansion or may be used directly to pay for Permitted Development Expenditures or an Expansion.

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§ 4.5

(v)

The Construction Account may (but need not) be closed at the determination of the Company after all Permitted Completion Costs have been paid and all funds therein have been transferred first to the Senior Debt Service Reserve Account until fully funded up to the then-applicable Reserve Amount and second to the Revenue Account. If such Account is closed as set forth herein by providing written notice to the Account Bank, the Company may subsequently re-establish an account that is designated as the Construction Account if required for any of the expenditures described in sub-clause (vi) above upon satisfaction of the requirements in Sections 4.3(d)(i) and (ii) (Accounts) above.

(d)	Revenue Account

(i)

All Cash Flows and all other income, revenues and proceeds (including Delay Liquidated Damages, except for any such Delay Liquidated Damages deposited in the Construction Account pursuant to a draw on a contractor letter of credit as provided in clause (c)(i) above, and Business Interruption Insurance Proceeds) received by or on behalf of the Securing Parties, and not required to be deposited into another Account, shall be paid into the Revenue Account.

(ii)	Funds shall be withdrawn from the Revenue Account as provided in Section 4.7 (Cash Waterfall) and Section 4.8 (Accounts During the Continuance of a Declared Event of Default).

(e)	Operating Account

(i)

The Operating Account shall be funded as provided in Section 4.7 (Cash Waterfall) and Section 4.8 (Accounts During the Continuation of a Declared Event of Default) and shall be used to pay Operation and Maintenance Expenses of the Securing Parties that are due and in a manner consistent with the obligations of the Securing Parties under the Finance Documents then in effect. In addition to the foregoing, Senior Debt proceeds that are permitted to be used to pay Operation and Maintenance Expenses under the terms of the applicable Senior Debt Instrument may be funded directly, or from a Disbursement Account or the Construction Account, into the Operating Account.

(ii)

The Company will use commercially reasonable efforts to limit transfers made to the Operating Account to twice per month, if required and requested by the Account Bank, in order to accommodate the operations of the Account Bank.

(f)	Insurance/Condemnation Proceeds Account

(i)

Insurance Proceeds, Condemnation Proceeds and Performance Liquidated Damages, except for any such Delay Liquidated Damages deposited in the Construction Account pursuant to a draw on a contractor letter of credit as provided in clause (c)(i) above, received by any Securing Party shall be deposited in the Insurance/Condemnation Proceeds Account.

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§ 4.5

(ii)

Net Cash Proceeds (other than proceeds from asset sales permitted under the Senior Debt Instruments, including Section 12.17 (Sale of Project Property) of the Common Terms Agreement) shall be deposited into the Insurance/Condemnation Proceeds Account and may be transferred to the Additional Proceeds Prepayment Account if required as set forth in sub-clause (g)(ii) below.

(iii)

Amounts in the Insurance/Condemnation Proceeds Account shall, subject to Section 4.4 (Procedures for Deposits and Withdrawals from Accounts), be applied for the purposes set forth in and in accordance with Section 5.2 (Insurance and Condemnation Proceeds) and Section 5.3 (Performance Liquidated Damages), as applicable.

(g)	Additional Proceeds Prepayment Account

(i)

Net Cash Proceeds (other than proceeds from asset sales permitted under the Senior Debt Instruments, including Section 12.17 (Sale of Project Property) of the Common Terms Agreement) shall be deposited in or transferred to the Additional Proceeds Prepayment Account when required to be used to make mandatory prepayments pursuant to Section 3.4(a)(vii) (Mandatory Prepayments – Net Cash Proceeds from the Sale of Project Property) of the Common Terms Agreement.

(ii)	Any amount remaining on deposit in the Additional Proceeds Prepayment Account in excess of a required mandatory prepayment may be transferred to the Revenue Account.

(h)	[Reserved]

(i)	Senior Debt Service Reserve Account

(i)

As of the date hereof, the Senior Debt Service Reserve Account has been funded by the issuance of Acceptable Debt Service Reserve LCs for the benefit of the Security Trustee under the Working Capital Facility Agreement in an amount equivalent to the Reserve Amount as of the Stage 3 Closing Date. Following the date hereof, in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), the Company shall continue to cause the Senior Debt Service Reserve Account to be funded up to the then-applicable Reserve Amount, from Cash Flows in accordance with Section 4.7 (Cash Waterfall) or Section 4.8 (Accounts During the Continuance of a Declared Event of Default), Equity Funding and/or obtaining additional Acceptable Debt Service Reserve LCs.

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§ 4.5

(ii)

Prior to making any Restricted Payments and on any Payment Date, to the extent there is a Senior Debt Reserve Shortfall, the Securing Parties shall transfer to the Senior Debt Service Reserve Account from the Revenue Account in accordance with the fifth level of priority as set forth in Section 4.7 (Cash Waterfall), an amount equal to such Senior Debt Reserve Shortfall. Other than in respect of the requirement set forth in sub-clause (i) above, the Securing Parties shall not be obligated to make any such Senior Debt Reserve Shortfall payment to the extent the balance of the Revenue Account is insufficient to make such payment and the failure to make the full amount of such Senior Debt Reserve Shortfall payment, to such extent and in the circumstances described in this sub-clause (ii), shall not itself constitute an Event of Default. The Company shall give the Security Trustee and the Intercreditor Agent prompt notice if less than 100% of the then-applicable Reserve Amount has been deposited in the Senior Debt Service Reserve Account on or prior to the applicable date.

(iii)	Funds in the Senior Debt Service Reserve Account may be replaced by an Acceptable Debt Service Reserve LC.

(iv)

The Senior Debt Service Reserve Account shall be used to pay Senior Debt Obligations then due if there would otherwise be no funds available in the Senior Debt Service Accrual Account or the Revenue Account to meet such Senior Debt Obligations in accordance with the priority set forth in Section 4.7 (Cash Waterfall).

(v)	Funds in the Senior Debt Service Reserve Account in excess of the Reserve Amount may be transferred to the Revenue Account.

(j)	Mandatory Prepayment Senior Notes Account

(i)

The Company shall be entitled to establish a segregated account or accounts, if so required under any Indenture, that are secured solely for the benefit of Senior Noteholders and into which such Senior Noteholders’ pro rata share of a mandatory prepayment may be deposited rather than paid to such Senior Noteholders, any such account a “Mandatory Prepayment Senior Notes Account.” Such deposits shall be retained in such Mandatory Prepayment Senior Notes Account during the pendency of any related mandatory redemption offer in respect of any Senior Notes and as otherwise may be required during the tenor of such Senior Notes, in each case for prepayment of the applicable Senior Notes to the extent required by the terms of the relevant Indenture, as applicable. The establishment of any such Mandatory Prepayment Senior Notes Account shall be subject to satisfaction of the requirements in Sections 4.3(d)(i) and (ii) (Accounts) above.

(ii)

Only the Senior Noteholders (or their Senior Creditor Group Representative) of the applicable Senior Debt Obligation secured by a Mandatory Prepayment Senior Notes Account may direct the Security Trustee with respect to such Mandatory Prepayment Senior Notes Account.

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§ 4.5

(k)	Expansion Accounts

The Securing Parties may establish “Expansion Disbursement Accounts”, “Expansion Equity Proceeds Accounts” and “Expansion Construction Accounts” as follows, in each case subject to satisfaction of the requirements in Sections 4.3(d)(i) and (ii) (Accounts) above:

(i)

The Company may deposit Equity Funding (which shall be in addition to any Equity Funding contemplated in the Base Case Forecast for any Train then under construction), into an Expansion Equity Proceeds Account or an Expansion Construction Account to fund (directly or through a transfer from the Expansion Equity Proceeds Account to the Expansion Construction Account):

(A)	front-end engineering, development and design work, early works or pre-construction activities;

(B)	preparation and submission for Permits related to any such expansion; or

(C)	Permitted Development Expenditures.

(ii)

When permitted under the Senior Debt Instruments (including Section 7.2 (Expansion Contracts) of the Common Terms Agreement), the Company may deposit Equity Funding, which is in addition to the Equity Funding contemplated in the Base Case Forecast in connection with the development of the first three Trains, into an Expansion Equity Proceeds Account or an Expansion Construction Account (directly or through a transfer from the Expansion Equity Proceeds Account to the Expansion Construction Account) to fund an Expansion.

(iii)

Upon the incurrence of any Expansion Senior Debt, the Company may deposit such Expansion Senior Debt into an Expansion Disbursement Account for transfer into an Expansion Construction Account to fund an Expansion.

(iv)

After completion of an Expansion, the Company shall transfer funds from the Expansion Construction Account to the Revenue Account in a manner similar to the processes set forth in Section 4.5(c) (Construction Account).

(v)

Deposits and withdrawals of funds from the Expansion Disbursement Accounts, Expansion Equity Proceeds Accounts and Expansion Construction Accounts with respect to the Expansion shall be made consistent with the terms set forth herein for deposits and withdrawals of funds for Disbursement Accounts, Equity Proceeds Accounts and Construction Accounts, respectively, with appropriate changes to reflect the terms of the Expansion.

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§ 4.6

(l)	[Reserved]

(m)	Senior Debt Service Accrual Account

(i)

The Company shall establish a segregated, secured Senior Debt Service Accrual Account and amounts may be deposited in, or transferred or credited to, the Senior Debt Service Accrual Account in accordance with Section 4.7(a)(ix) (Cash Waterfall).

(ii)

Funds may be withdrawn from the Senior Debt Service Accrual Account at any time; provided that any such funds shall be applied to the payment of Senior Debt Obligations or paid into the Revenue Account for application in accordance with Section 4.7(a) (Cash Waterfall), as the case may be.

4.6	Control and Investment of Funds in Accounts

(a)

Unless the Security Trustee has received notice as set out in Section 6.1(b) (Security Trustee Action Generally – Control of Accounts) that a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and is Continuing, and until a notice is delivered to the Account Bank pursuant to clause (b) below, the Company shall have the sole right to take the following actions (on the terms and subject to the conditions and requirements hereof), including, when required, pursuant to the instruction to the Account Bank:

(i)

to withdraw and transfer any funds in the Accounts in accordance with Section 4.7 (Cash Waterfall) and the other Sections of this Agreement, including in each case subject to the satisfaction of Section 4.4 (Procedures for Deposits and Withdrawals from Accounts); and

(ii)

to invest any funds in the Accounts in Authorized Investments (and from time to time to direct the variation or redemption of any such investments), in each case subject to the requirements of Section 4.2 (Authorized Investments).

(b)

If a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and is Continuing and notification of such event has been provided in accordance with Section 6.1(b) (Security Trustee Action Generally – Control of Accounts):

(i)

the Security Trustee shall deliver a notice to the Account Bank (with a copy to the Company and each Senior Creditor Group Representative) directing it to cease accepting instructions from, and providing management access to, the Company (and, if relevant, from the Manager to whom the Company

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§ 4.6

has granted a power of attorney or signature authority over the Accounts as permitted under Section 4.1(e) (General Principles)) with respect to the Accounts (including with respect to the withdrawal, transfer and investment of funds (and any variation or redemption of such investments)) and to accept instructions solely from the Security Trustee; and

(ii)	following delivery of such notice, the Security Trustee shall direct the Account Bank to:

(A)	apply the funds in the Accounts in accordance with Section 4.8 (Accounts During the Continuance of a Declared Event of Default); and

(B)

invest any funds in the Accounts only in Authorized Investments (at the risk and the expense of the Company); provided that the Security Trustee is hereby authorized to direct the Account Bank to liquidate any investment to the extent that after application of all other funds, liquidation of such investment is necessary to make such withdrawal or transfer and the Security Trustee shall use its reasonable efforts to direct the Account Bank in liquidating investments in a manner that minimizes interest costs and penalties, in each case until (1) such Declared Event of Default is no longer Continuing and the Security Trustee has received a Cessation Notice or (2) a Security Enforcement Action has been initiated in accordance with this Agreement, and the Security Trustee has been otherwise instructed by Security Enforcement Action Initiation Requests sufficient to take Security Enforcement Action or the Security Enforcement Action Representative in accordance with Section 6.3 (Conduct of Security Enforcement Action) and written notice thereof has been provided by the Security Trustee to the Account Bank.

Without affecting the generality of any other exculpatory provisions in this Agreement or other Finance Documents, neither the Security Trustee (as such hereunder) nor the Account Bank shall have any liability with respect to any withdrawal or investments of funds in the Accounts made pursuant to this Section 4.6 (Control and Investment of Funds in Accounts), unless arising from its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)

The Company irrevocably authorizes the Account Bank to comply with any notice delivered by the Security Trustee pursuant to sub-clause (b)(i) above even if the Company objects to them in any way, and agrees that the Account Bank may apply any funds in the Accounts in accordance with such instructions. Company further agrees that after the Account Bank receives a notice from the Security Trustee pursuant to sub-clause (b)(i) above, the Company shall not have access to, and shall not be entitled to instruct the Security Trustee or the Account Bank with respect to, any Accounts or the funds and Authorized Investments credited thereto.

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§ 4.6

(d)

Upon the receipt of a Cessation Notice relating to all outstanding Declared Events of Default, the Security Trustee shall deliver a notice to the Account Bank with a copy to the Company directing it once again to take instructions from the Company in accordance with clause (a) above rather than exclusively from the Security Trustee.

(e)	The Account Bank shall not, under any circumstances:

(i)

be responsible for any loss, cost or expense suffered by any Person in respect of any actions in relation to the acquisition, disposal, deposit or delivery of the Authorized Investments other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment; or

(ii)	have any obligation to advise the Company on, or to select, manage, investigate or monitor, any Authorized Investments or the purchase or sale thereof.

(f)

All documents of title or other documentary evidence of ownership with respect to the Authorized Investments shall be held in the custody of the Account Bank, or, if a Declared Event of Default has occurred and is Continuing, and the Security Trustee so directs, if any such document or other evidence is then in or thereafter comes into the possession or control of the Account Bank, the Account Bank shall deliver the same to the Security Trustee. If any documents of title or other documentary evidence of ownership with respect to the Authorized Investments comes into the possession and/or control of the Company, the Company shall immediately hand over such documents to the custody of the Account Bank or, if a Declared Event of Default has occurred and is Continuing, and the Security Trustee so directs, the Security Trustee.

(g)

The Company and the Security Trustee agree that, as between the Company and the Security Trustee on the one hand and the Account Bank on the other hand, other than for its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, the Account Bank shall have no responsibility whatsoever to ensure that the amounts deposited in and withdrawn from the Accounts are deposited or withdrawn in accordance with the terms of this Agreement. For the avoidance of doubt, the Company and, solely to the extent that it has taken control of and continues to control the Accounts as permitted hereunder, the Security Trustee shall be responsible for ensuring that the amounts deposited in and withdrawn from the Accounts are deposited or withdrawn in accordance with the terms of this Agreement. As between the Account Bank and the other Parties, the Company shall be solely responsible for its own filing (or causing the filing) of tax returns and reports on any transaction in respect of any Authorized Investments or relating to any Authorized Investment as may be required by any Governmental Authority or by any authority of any other nation or government or a state or other political subdivision thereof.

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§ 4.7

(h)

Any reference in this Agreement to “the Company or the Security Trustee, as the case may be” or words of similar effect means the Company, when it is entitled to give instructions pursuant to clauses (a) and (c) above, and the Security Trustee, when, during the Continuance of a Declared Event of Default, the Account Bank has been instructed to cease accepting instructions from the Company.

4.7	Cash Waterfall

(a)

Unless a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default occurred and is Continuing, pursuant to Section 4.6(a) (Control and Investment of Funds in Accounts), the Company may, at the following times, withdraw, or request or instruct the Account Bank to withdraw, as applicable, funds from the Revenue Account and, where contemplated below, the Senior Debt Service Accrual Account or the Senior Debt Service Reserve Account, and shall procure that such funds be applied in the following order of priority and solely for the following purposes:

(i)	first, from time to time, to transfer to the Operating Account for the payment of Operation and Maintenance Expenses:

(A)

the sum of (1) all Operation and Maintenance Expenses then due and unpaid, if any, and (2) Operation and Maintenance Expenses reasonably estimated at the time of such transfer by the Company to become due and payable in accordance with the Company’s regular payment procedures within the next 60 days; less

(B)

any funds in respect of such Operation and Maintenance Expenses that are on deposit in the Operating Account (including its sub-accounts) and available for the payment of Operation and Maintenance Expenses;

(ii)	second, from time to time, for Secured Party Fees then due and payable to the Secured Parties pursuant to any Finance Document;

(iii)

third, on a Payment Date, for payments of Senior Debt Obligations then due and payable (other than Senior Debt Obligations expressly payable at a higher or lower level of the cash waterfall pursuant to this Section 4.7(a) (Cash Waterfall)) on a pro rata basis to all Senior Creditors entitled thereto (to the extent not funded from funds available in a Disbursement Account or by “book entry” under a Facility Agreement);

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§ 4.7

(A)	the order of payments of Senior Debt Obligations shall be:

(1)

first, for interest payments and costs due and payable on the Senior Debt Obligations and scheduled payments pursuant to Permitted Hedging Instruments that are secured by Security Interests and rank pari passu with the Senior Debt Obligations;

(2)

second, for scheduled principal payments on the Senior Debt Obligations and Hedging Termination Amounts payable pursuant to Permitted Hedging Instruments that are secured by the Security Interests and rank pari passu with the Senior Debt Obligations; and

(3)	third, for payment of any other Senior Debt Obligations due and payable;

(B)	such payments shall be made:

(1)	first, from the Senior Debt Service Accrual Account;

(2)	second, from the Revenue Account; and

(3)	third, from the Senior Debt Service Reserve Account (to the extent of any deficiency in funds available in the Senior Debt Service Accrual Account and Revenue Account);

(iv)	fourth, from time to time, for Permitted Finance Costs then due and payable;

(v)	fifth, on any Payment Date and on any date on which a Restricted Payment is made, to satisfy any Senior Debt Reserve Shortfall by making a transfer to the Senior Debt Service Reserve Account;

(vi)

sixth, on a Payment Date, for any mandatory prepayments under any Senior Debt Instrument not payable out of a specific Account that are then due and payable and excluding any mandatory prepayments pursuant to Section 3.4(a)(viii) (Mandatory Prepayments – Restricted Payments) of the Common Terms Agreement;

(A)	the order of payments shall be:

(1)	first, for any mandatory prepayments made on a pro rata basis to all the Senior Creditors; and

(2)	second, for any individual mandatory prepayments payable on a non-pro rata basis;

Second A&R Common Security and Account Agreement

§ 4.8

including, in each case, any Permitted Hedging Liabilities associated with such prepayments;

(vii)	seventh, from time to time for any Permitted Payment;

(viii)

eighth, from time to time, to make voluntary prepayments of Loans or voluntary redemptions of any Senior Notes, including Permitted Hedging Liabilities associated with such prepayments, in each case in accordance with the Senior Debt Instruments then in effect (including Section 3.5 (Voluntary Prepayment) of the Common Terms Agreement); and

(ix)

ninth, to make other payments as and when permitted by the Finance Documents, including (A) for deposit into the Senior Debt Service Accrual Account and (B) for (x) deposit into the Equity Proceeds Account or into the Expansion Equity Proceeds Account or (y) Restricted Payments if, in each case under this clause (B)(y), the conditions for Restricted Payments under each Senior Debt Instrument are satisfied; provided that if the circumstances set forth in Section 3.4(a)(viii) (Mandatory Prepayments – Restricted Payments) of the Common Terms Agreement apply on any Quarterly Payment Date, payments shall be made at this level of the waterfall as set forth in Section 3.4(a)(viii) (Mandatory Prepayments – Restricted Payments) of the Common Terms Agreement.

(b)

With respect to each level and sub-level of the cash waterfall set forth in clause (a) above, if the amount available for payment of Senior Debt Obligations required to be paid at such level or sub-level of the cash waterfall, is insufficient to pay all amounts then required to be paid, such payments shall be made on a pari passu, pro rata basis to the applicable Secured Parties entitled to a payment at such level or sub-level of the cash waterfall. Any Withdrawal and Transfer Certificate provided in respect of any such payment shall specify the pro rata allocation to be made by the Account Bank to the applicable Secured Parties.

4.8	Accounts During the Continuance of a Declared Event of Default

(a)

If a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and notification of such event has been provided to the Security Trustee and prior to any Enforcement Action, subject to and in accordance with Section 4.6(b) (Control and Investment of Funds in Accounts) and Section 4.6(c) (Control and Investment of Funds in Accounts), the Security Trustee shall cause the available funds in the Accounts (other than the Insurance/Condemnation Proceeds Account) to be applied in accordance with the order of priority in the first to sixth levels of priority in the waterfall in Section 4.7 (Cash Waterfall) above.

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§ 4.9

(b)

During the Continuation of a Declared Event of Default, the Company shall deliver to the Security Trustee and the Independent Engineer at least 10 Business Days prior to the beginning of each calendar month a certificate setting forth its good-faith estimate of the amount of Restricted Operation and Maintenance Expenses that are expected to become due and payable during such calendar month. The Security Trustee shall direct the application of funds in the Secured Accounts (other than the Insurance/Condemnation Proceeds Account) by delivery of a written instruction to the Account Bank, as provided in such certificate unless, within eight Business Days after its delivery, the Independent Engineer, by written notice to the Security Trustee with a copy to the Company, objects to the proposed application set forth in such certificate in which case funds shall be applied to Restricted Operation and Maintenance Expenses as reasonably specified in writing by the Independent Engineer.

(c)

With respect to each level and sub-level of the cash waterfall set forth in clause (a) above, if the amount available for payment of Senior Debt Obligations required to be paid at such level or sub-level of the cash waterfall is insufficient to pay all amounts then required to be paid, such payments shall be made on a pari passu, pro rata basis to the applicable Secured Parties entitled to a payment at such level or sub-level of the cash waterfall.

4.9	Acceptable Debt Service Reserve LC

(a)

An Acceptable Debt Service Reserve LC has been delivered to the Security Trustee by the Company on or prior to the Stage 3 Closing in an amount sufficient to cover the Reserve Amount as of the Stage 3 Closing Date. The Company or a direct or indirect parent company of the Company (including the Sponsor) may from time to time cause to be delivered to the Security Trustee an Acceptable Debt Service Reserve LC instead of, or to replace, any then-issued Acceptable Debt Service Reserve LC or any cash or Authorized Investments deposited in or credited to the Senior Debt Service Reserve Account (including to cover any incremental portion of the Reserve Amount that is required to be maintained from time to time in the Senior Debt Service Reserve Account under the Finance Documents). When an Acceptable Debt Service Reserve LC is delivered to the Security Trustee to replace cash or Authorized Investments already deposited in the Senior Debt Service Reserve Account, the replaced cash or Authorized Investments shall be transferred directly to the parent company providing such Acceptable Debt Service Reserve LC or, if the Company has provided such Acceptable Debt Service Reserve LC, to any Account designated by the Company, upon the satisfaction of the conditions in and pursuant to clause (c) below. For the avoidance of doubt, the Company may procure such Acceptable Debt Service Reserve LC under any Working Capital Debt or other Indebtedness permitted to be incurred by the Loan Parties under the Finance Documents.

(b)

The Person(s) providing the Acceptable Debt Service Reserve LC shall provide the Security Trustee notice in writing at least three Business Days (if any new Acceptable Debt Service Reserve LC is in the form of any existing Acceptable Debt Service Reserve LC other than for changes in the face amount) and five Business Days (if the form of the Acceptable Debt Service Reserve LC is otherwise different

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§ 4.9

from any existing Acceptable Debt Service Reserve LC) before the date on which the Acceptable Debt Service Reserve LC is to be provided, and such notice shall include a final draft of the proposed Acceptable Debt Service Reserve LC and the stated (face) amount of such Acceptable Debt Service Reserve LC.

(c)	Following provision of the notice referred to in clause (b) above, if the following conditions are satisfied:

(i)	the Acceptable Debt Service Reserve LC satisfies the requirements of the definition thereof;

(ii)	the Person(s) providing such Acceptable Debt Service Reserve LC has provided the original Acceptable Debt Service Reserve LC to the Security Trustee; and

(iii)	no Event of Default has occurred and is Continuing;

such Acceptable Debt Service Reserve LC shall be deemed to be deposited in the Senior Debt Service Reserve Account in an amount equal to the face (stated) amount of such Acceptable Debt Service Reserve LC and, if cash and/or Authorized Investments had already been deposited in the Senior Debt Service Reserve Account and such Acceptable Debt Service Reserve LC is being provided to replace such cash and/or Authorized Investments, the Account Bank shall, subject to Section 4.4 (Procedures for Deposits and Withdrawals from Accounts), transfer to (or as directed by) the Person(s) providing such Acceptable Debt Service Reserve LC from the Senior Debt Service Reserve Account an amount of cash and/or Authorized Investments equal to the amount of the Acceptable Debt Service Reserve LC on the later of (x) the date on which such Person(s) has delivered originals of all documents meeting the requirements set forth herein (and substantially consistent with the draft provided under clause (b) above) and (y) the effective date of the Acceptable Debt Service Reserve LC.

(d)

The Security Trustee shall be allowed to draw down an Acceptable Debt Service Reserve LC, without consent from any other Person, and deposit the proceeds thereof into the Senior Debt Service Reserve Account (or, following the initiation of Security Enforcement Action in accordance with this Agreement, into such other account identified by the Security Trustee) if:

(i)

it is not renewed or replaced with cash from the provider(s) thereof of equivalent value or other Acceptable Debt Service Reserve LC or if the Security Trustee has not received notice from the issuing bank of such Acceptable Debt Service Reserve LC that it shall extend the expiration date or renew it, in each case by at least 30 days prior to its expiration date;

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(ii)

the entity issuing the Acceptable Debt Service Reserve LC is downgraded and no longer qualifies as an Acceptable Bank and the provider(s) thereof does not, within 15 days following such downgrade, either replace such issuing entity with an Acceptable Bank or replace the Acceptable Debt Service Reserve LC with Authorized Investments or cash (which may be cash provided by the provider(s) thereof or from Restricted Payments that the Company is entitled to make or the provider(s) of such Acceptable Debt Service Reserve LC is entitled to receive);

(iii)

the letter of credit otherwise fails to qualify as an Acceptable Debt Service Reserve LC and is not replaced with another Acceptable Debt Service Reserve LC, Authorized Investments or cash (which may be cash provided by the provider(s) thereof or from Restricted Payments that the Company is entitled to make or the provider(s) of such Acceptable Debt Service Reserve LC is entitled to receive);

(iv)	to pay any amount that may be paid from the Senior Debt Service Reserve Account pursuant to Section 4.5(i) (Deposits and Withdrawals – Senior Debt Service Reserve Account);

(v)

the entity issuing the Acceptable Debt Service Reserve LC does not provide its consent to a transfer of such Acceptable Debt Service Reserve LC to a replacement Security Trustee and such Acceptable Debt Service Reserve LC is not replaced prior to the resignation or removal of the Security Trustee in accordance with Section 8.7 (Resignation, Removal and Replacement of Security Trustee) becoming effective;

(vi)

without any limitation on the Security Trustee’s right and power to draw on the Acceptable Debt Service Reserve LC in accordance with this clause (d), unless a Declared Event of Default is Continuing, the Company shall be entitled to request the Security Trustee to draw down such Acceptable Debt Service Reserve LC at any time and deposit cash from such drawdown into the Senior Debt Service Reserve Account, whereupon the Security Trustee shall promptly comply with such request; provided that, in the event of any conflict between the requirements of the other sub-clauses of this clause (d) and any request pursuant to this sub-clause (vi), the requirements of the other sub-clauses shall prevail and control; and

(vii)

without limiting any of the foregoing, at any time following delivery of a Notice of Security Enforcement Action by the Security Trustee pursuant to Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action).

(e)

Subject to Sections 8.1(a) and (b) (Appointment and Duties), 8.20(b) (Compliance) and any other provision of this Agreement relating to the Security Trustee’s exercising its rights, powers and discretions hereunder, if any issuer of any Acceptable Debt Service Reserve LC fails to make payment when due following a demand from the Security Trustee, the Security Trustee shall, unless prevented by applicable law, and without prejudice to the provisions of Article 8 (The Security Trustee), pursue its remedies against such defaulting issuer to the extent permitted

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by the terms of the applicable Acceptable Debt Service Reserve LC. For the avoidance of doubt, payments received by the Security Trustee under an Acceptable Debt Service Reserve LC pursuant to the pursuit by the Security Trustee of remedies against a defaulting issuer under this clause shall be (A) first, applied to pay Senior Debt Obligations then due and unpaid to the extent there would otherwise be insufficient funds available from the Revenue Account to meet the Senior Debt Obligations then due and unpaid and (B) second, to the extent any excess remains, deposited into the Senior Debt Service Reserve Account.

(f)	Once provided, the Acceptable Debt Service Reserve LC shall be maintained for the benefit of the Senior Debt Service Reserve Account except to the extent that:

(i)	the Acceptable Debt Service Reserve LC is replaced with cash and/or Authorized Investments or with Restricted Payments that the Company is entitled to make or that the provider is entitled to receive;

(ii)	the Acceptable Debt Service Reserve LC is fully drawn by the Security Trustee in accordance with clause (d) above; or

(iii)	the Acceptable Debt Service Reserve LC (or any part thereof) is replaced with another Acceptable Debt Service Reserve LC, cash and/or Authorized Investments in accordance with clause (g) below.

(g)

A Person providing an Acceptable Debt Service Reserve LC may, upon five Business Days’ prior written notice to the Security Trustee replace (in whole or in part) on a dollar-for-dollar basis any Acceptable Debt Service Reserve LC procured by it with (A) another Acceptable Debt Service Reserve LC or (B) cash for deposit and/or Authorized Investments for credit into the Senior Debt Service Reserve Account, which shall be cash and/or Authorized Investments provided by the provider(s) thereof or from Restricted Payments that the Company is entitled to make or the provider(s) of such Acceptable Debt Service Reserve LC is entitled to receive.

Upon delivery to the Security Trustee of the new Acceptable Debt Service Reserve LC or delivery to the Account Bank of cash for deposit and/or Authorized Investments for credit into the Senior Debt Service Reserve Account as provided in this clause (g) in an amount equal to the face (stated) amount of the replaced Acceptable Debt Service Reserve LC, the Security Trustee shall return to the relevant provider thereof the Acceptable Debt Service Reserve LC and related documents so replaced in full.

(h)	Upon any changes to the amount, status or nature of any Acceptable Debt Service Reserve LC, including:

(i)

the transfer of cash and/or Authorized Investments from the Senior Debt Service Reserve Account to the provider of the Acceptable Debt Service Reserve LC upon the provision of any Acceptable Debt Service Reserve LC in accordance with clause (c) above;

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(ii)

the cancellation, return or drawdown of any Acceptable Debt Service Reserve LC, in each case in accordance with the terms of this Agreement (including pursuant to any of the events described in clause (f) above); or

(iii)

any replacement of any Acceptable Debt Service Reserve LC with another Acceptable Debt Service Reserve LC, cash and/or Authorized Investments or any change to the entity providing such Acceptable Debt Service Reserve LC;

the Security Trustee shall notify the Senior Creditor Group Representatives.

4.10	Adequate Instruction; Sufficiency of Funds

(a)

Notwithstanding anything to the contrary contained in this Agreement, in the event that the Account Bank receives any monies in respect of any Securing Party or the Development without adequate instruction as to the Account into which such monies are to be deposited, the Account Bank shall promptly deposit such monies into the Revenue Account, keeping such records as may be necessary to adequately distinguish such monies from other funds held in such Account, and shall immediately thereafter notify the Company and the Security Trustee of the receipt of such monies. Upon written instruction from the Company, unless the Security Trustee has received notice as set out in Section 6.1(b) (Security Trustee Action Generally – Control of Accounts) that a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and is Continuing, the Security Trustee or the Account Bank (if applicable) shall transfer any such monies to the corrected Account specified by the Company or the Security Trustee in a written notice delivered to the Account Bank.

(b)

Notwithstanding anything to the contrary contained in this Agreement, to the extent that there are insufficient funds in the relevant Account to make a payment, transfer or withdrawal requested from such Account, the Account Bank shall promptly notify the Security Trustee and the Company of such deficiency. In such event, the Account Bank shall make such payment, transfer or withdrawal to the extent of the available funds in the specified Account unless it has received written instructions not to make such payment from the Security Trustee (or the Company, unless the Security Trustee has received notice as set out in Section 6.1(b) (Security Trustee Action Generally – Control of Accounts) that a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and is Continuing).

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4.11	Account with Third Party Account Bank

Notwithstanding any other provision of this Agreement, including Sections 4.3(a) and (b) (Accounts), Section 4.4 (Procedures for Deposits and Withdrawals from Accounts) and Section 3.2(d)(vi) (Accounts – Securities Accounts):

(a)

The Company may from time to time agree to establish and maintain a segregated, secured account, which shall be an Account, and any related sub-accounts (the “Third Party Investment Account”) with any financial institution that is reasonably acceptable to the Account Bank (any financial institution that is not the Account Bank with which such account is established as permitted by this Agreement, a “Third Party Account Bank”); provided that the Company shall procure that prior to the deposit or transfer of any funds into such Third Party Investment Account:

(i)

such Third Party Account Bank shall enter into an account control agreement in form and substance reasonably satisfactory to the Security Trustee, pursuant to which the Security Trustee shall have sole “control” (within the meaning of Sections 8-106(d) and (f) of the UCC or Sections 9-104(a)(2) and (3) of the UCC) of the Third Party Investment Account;

(ii)

the Account Bank shall be designated as an authorized representative of the Company permitted to execute transactions and make withdrawals and transfers of funds in respect of such Third Party Investment Account; and

(iii)	the Third Party Investment Account may be interest bearing.

(b)

The Company (or the Security Trustee on behalf of the Company) may submit instructions (in written form, including in a Withdrawal and Transfer Certificate from the Company, and which may be given as a standing instruction) to the Account Bank directing the Account Bank to take the following actions in respect of the Third Party Investment Account:

(i)	transfer funds from an Account to the Third Party Investment Account or instruct the Third Party Account Bank to transfer funds from the Third Party Investment Account to one or more Accounts; or

(ii)

instruct the Third Party Account Bank to invest funds in the Third Party Investment Account in Authorized Investments selected as set forth in clause (e) below (or sell or otherwise liquidate such investments) as contemplated by Section 4.2(b) (Authorized Investments – Directing the Making of Investments), in a manner agreed between the Company and the Third Party Account Bank in any customary account management agreement related to the Third Party Investment Account;

and, in each such case, the Account Bank shall act in accordance with the instructions of the Company (or the Security Trustee on behalf of the Company) and in turn transmit any such instructions to the Third Party Account Bank. For the

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avoidance of doubt, the Company (or the Security Trustee on behalf of the Company) shall be permitted to transfer funds from any Account, including but not limited to the Construction Account, Revenue Account and/or the Operating Account, to be held in the Third Party Investment Account until such funds are required to be applied as contemplated by this Agreement, and shall be permitted to transfer such funds back to the applicable Account at any earlier time.

(c)

Unless the Security Trustee has received notice as set out in Section 6.1(b) (Security Trustee Action Generally – Control of Accounts) that a Loan Facility Declared Default, Indenture Declared Default or any other Declared Event of Default has occurred and is Continuing, and until a notice is delivered to the Account Bank pursuant to Section 4.6(b)(i) (Control and Investment of Funds in Accounts), the Company also may submit instructions directly (or by instructions made through the Account Bank) to the Third Party Account Bank to invest the funds in, or that are expected to be transferred into, the Third Party Investment Account in Authorized Investments. Concurrently with delivery of a notice to the Account Bank pursuant to Section 4.6(b)(i) (Control and Investment of Funds in Accounts), the Security Trustee shall deliver a notice to the Third Party Account Bank (with a copy to the Company, the Account Bank and each Senior Creditor Group Representative) directing it to cease accepting instructions from, and providing management access to, the Company (and, if relevant, from the Manager to whom the Company has granted a power of attorney or signature authority over the Accounts as permitted under Section 4.1(e) (General Principles)) with respect to the Third Party Investment Account. Concurrently with delivery of a notice to the Account Bank pursuant to Section 4.6(d) (Control and Investment of Funds in Accounts), the Security Trustee shall deliver a notice to the Third Party Account Bank with a copy to the Company directing it once again to take instructions from the Company in accordance with the first sentence of this clause (c) rather than exclusively from the Security Trustee.

(d)

If the Account Bank receives a notice from the Security Trustee under Section 4.6(b)(i) (Control and Investment of Funds in Accounts) of this Agreement, the Security Trustee may deliver instructions directly to the Third Party Account Bank or may direct the Account Bank to transmit to the Third Party Account Bank directions, notices or other documents received only from the Security Trustee until a notice is delivered by the Security Trustee to the Account Bank pursuant to and in accordance with Section 4.6(d) (Control and Investment of Funds in Accounts) of this Agreement with respect to the relevant Declared Event(s) of Default.

(e)

All funds in the Third Party Investment Account shall only be invested in Authorized Investments as selected by the Company (or the Security Trustee on behalf of the Company). Cash, monies or funds in the Third Party Investment Account and the Authorized Investments in which such monies are then invested and the proceeds of those investments shall be subject to the provisions of this Agreement governing Authorized Investments, including but not limited to Section 4.2 (Authorized Investments), modified as necessary to reflect the arrangements between the Company, the Security Trustee, the Account Bank and the Third Party Account Bank as set forth in this Section 4.11.

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(f)

For the avoidance of doubt, the security arrangements generally applicable to Accounts pursuant to this Agreement shall also apply to the Third Party Investment Account, with the Third Party Account Bank acting as Bank or Securities Intermediary, as applicable, in respect of the Third Party Investment Account. All undertakings and duties imposed on the Account Bank specifically in its capacity as Bank or Securities Intermediary in respect of an Account shall also apply in respect of any Third Party Investment Account, except that the Account Bank shall be subject to such duties and undertakings in its capacity as an authorized person in respect of such Third Party Investment Account. All duties or undertakings under the Finance Documents requiring the Account Bank to deposit, withdraw, invest or liquidate funds in the Accounts shall, in respect of the Third Party Investment Account, be construed as duties or undertakings to instruct the Third Party Account Bank to deposit, withdraw, invest or liquidate funds, as applicable.

(g)	The Account Bank shall not be liable for any failure on the part of the Third Party Account Bank to timely honor any direction from the Account Bank.

5.	INSURANCE AND CONDEMNATION PROCEEDS AND PERFORMANCE LIQUIDATED DAMAGES

5.1	Additional Insureds

(a)

To the extent permitted under applicable laws and regulations, from and after the Stage 3 Closing Date, the Company shall procure that, under all insurance policies purchased by the Securing Parties (other than any title insurance policies or statutory insurances and except to the extent otherwise specified in Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect):

(i)

the Secured Parties and/or the Security Trustee on behalf of and for the benefit of the Secured Parties shall be named as additional insureds and the interest of the Secured Parties shall be duly noted and endorsed upon all cover notes and policies issued or to be issued in connection therewith; provided, however, that the Secured Parties and/or the Security Trustee on behalf of and for the benefit of the Secured Parties need not be named as additional insureds under any policy issued by OIL;

(ii)

the Security Trustee shall be a loss payee (other than in respect of third-party liability insurance and automobile liability insurance) and such loss payable clause shall not be cancelled, varied or amended in any respect; and

(iii)

all such policies shall require insurers (and brokers), subject to applicable laws and regulations and to the payment procedures under Attachment O of the EPC Contract (Stage 3), to pay the proceeds (other than payments due to third parties) to the Insurance/Condemnation Proceeds Account.

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5.2	Insurance and Condemnation Proceeds

Insurance Proceeds and Condemnation Proceeds received by any Securing Party shall be applied as follows:

(a)	sums paid to settle any third-party liability shall be paid to the Person who incurred the liability (or to the insured party if such party previously paid the claim);

(b)	Business Interruption Insurance Proceeds will be deposited in the Revenue Account and applied in accordance with Section 4.7 (Cash Waterfall);

(c)

all other Insurance Proceeds and Condemnation Proceeds shall be deposited in the Insurance/Condemnation Proceeds Account; provided that for the period prior to the Stage 3 Completion Date, the first $10,000,000 in Insurance Proceeds under the builder’s risk insurance policy or marine cargo policy shall be paid directly to the EPC Contractor;

(d)

all Insurance Proceeds and Condemnation Proceeds deposited in the Insurance/Condemnation Proceeds Account shall be transferred to the Revenue Account and applied in accordance with Section 4.7 (Cash Waterfall); provided that if the aggregate amount of the Insurance Proceeds or Condemnation Proceeds for a single loss or related series of losses:

(i)

is less than $100,000,000, such proceeds shall be transferred from the Insurance/Condemnation Proceeds Account directly (x) for use to repair or replace the relevant Project Property (or, unless the Insurance Proceeds and Condemnation Proceeds are required for the repair or replacement, to reimburse documented amounts contributed to or paid on behalf of the affected Securing Party by the Sponsor or a parent company of the Company for purposes of commencing any such repair or replacement) and (y) with respect to any portion not required for such repair or replacement or remaining after such repair or replacement, to the Revenue Account, as long as the Company certifies that such amount is not required in order to repair or replace such Project Property so as not to reduce the annual production capacity or the Project Facilities’ performance to a level below that which is necessary to meet its then-outstanding Senior Debt Obligations;

(ii)

exceeds $100,000,000 but is less than $500,000,000, then such proceeds shall be applied in accordance with clause (e) below; provided that after the Term Loan Discharge Date, clause (d)(i) (and not clause (e)) shall apply to Insurance or Condemnation Proceeds that exceed $100,000,000 but are less than $500,000,000; and

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(iii)	exceeds in the aggregate $500,000,000, then such proceeds shall be applied in accordance with clause (f) below; provided that:

(A)

the provisions of clause (g) below (and not clause (f) below) shall apply in the event of a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes, to the extent an Indenture providing for such a prepayment upon a Catastrophic Casualty Event is then-outstanding; and

(B)

after the Term Loan Discharge Date, then clause (e) below (and not clause (f) below) shall apply in respect of Insurance Proceeds or Condemnation Proceeds that exceed in the aggregate $500,000,000 in the case where the event giving rise to such proceeds is not a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes;

(e)	proceeds required to be applied in accordance with this clause (e) shall be:

(i)

transferred from the Insurance/Condemnation Proceeds Account directly to repair or replace the relevant Project Facilities (or, unless the Insurance Proceeds and Condemnation Proceeds are required for the repair or replacement, to reimburse documented amounts contributed to or paid on behalf of the affected Securing Party by the Sponsor or a parent company of the Company for purposes of commencing any such repair or replacement) upon receipt by the Security Trustee of a certificate as set forth below:

(A)	from the Company, certifying that:

(1)	such transferred proceeds shall be used to repair or replace the relevant Project Facilities;

(2)	such repair or replacement is expected to maintain the annual production capacity and the Project Facilities’ performance in all material respects;

(3)

the affected Securing Party has sufficient funds available (including Cash Flow permitted to be applied under Section 4.7 (Cash Waterfall) towards the repair and replacement of Project Facilities, Equity Funding commitments and amounts in the Insurance/Condemnation Proceeds Account) to repair or replace the relevant Project Facilities according to a restoration plan in order to carry out its obligations under this sub-clause (A) as well as to pay all Operation and Maintenance Expenses, Senior Debt Obligations and any other expenditure that is, or is reasonably likely to be, due to be paid during the period of repair and replacement;

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(4)

such repair or replacement shall be completed within 360 days if the Company is making such certification before the Term Loan Discharge Date, and within 540 days if the Company is making such certification after the Term Loan Discharge Date (in each case, with up to an additional 90 days if the affected Securing Party is exercising commercially reasonable efforts to complete the improvements, repairs and restorations);

(5)	any Permits necessary for the repair or replacement have been obtained and are in full force and effect or are expected to be obtained in the ordinary course by the time they are necessary; and

(B)	from the Independent Engineer confirming (such confirmation not to be unreasonably withheld) its concurrence with the certification made pursuant to sub-clause (A)(2) above;

(ii)

if the Company or the Independent Engineer fails to make any of the certifications or concurrences required by sub-clause (i) above by 90 days after the deposit in the Insurance/Condemnation Proceeds Account of the relevant Insurance Proceeds or Condemnation Proceeds, or to the extent there are any excess Insurance Proceeds or Condemnation Proceeds remaining in the Insurance/Condemnation Proceeds Account after the completion of a restoration undertaken in compliance with sub-clause (i) above and such excess proceeds exceed $100,000,000, such proceeds shall be applied (A) in accordance with Section 3.4(a)(i) (Mandatory Prepayments – Insurance and Condemnation Proceeds) of the Common Terms Agreement to prepay Loans pro rata based on the respective outstanding principal amounts thereof on the respective Payment Dates for payment of principal for such Senior Debt immediately succeeding such 90-day period, (B) to pay the portion of such amount equal to the pro rata share of the Senior Debt held by Senior Noteholders as specified in the applicable Indenture and (C) with respect to paying all remaining proceeds, to the Revenue Account. For the avoidance of doubt, the Senior Noteholders (if any) shall have no right to waive or alter the foregoing prepayment obligation other than in respect of amounts due to such Senior Noteholders under sub-clause (B) above;

(f)

(i)

Prior to the Term Loan Discharge Date, on or before 90 days following the receipt in the Insurance/Condemnation Proceeds Account of proceeds required to be applied in accordance with this clause (f), the Company shall

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deliver to the Security Trustee and Intercreditor Agent the certification described in sub-clause (e)(i)(A) above and a plan for the application of such proceeds and other funds available to the affected Securing Party for the repair or replacement of the relevant Project Facilities. The Company shall include in such plan:

(A)	a schedule of works required to complete the repair or replacement;

(B)	the estimated costs associated with such repair or replacement;

(C)	a list of the material contracts entered into or to be entered into to effect the repair or replacement;

(D)	a detailed account of the sources of funds;

(E)	the scheduled completion date for the repair and/or replacement works; and

(F)

a schedule showing each Senior Debt Obligation payable through such scheduled completion date for repair and/or replacement showing the source of funds (available Cash Flow, Equity Funding, insurance proceeds, committed financings and/or any other resource reasonably acceptable to the Intercreditor Agent) for each such payment.

(ii)

As soon as reasonably practicable, but in any event within 60 days following receipt of such plan, if the Security Trustee (based on instruction from the Intercreditor Agent) notifies the Company (which notification shall be accompanied by a reasonably detailed explanation) that the Requisite Intercreditor Parties conclude in their reasonable judgment (taking into account the advice, if any, of the Independent Engineer) that, in light of the nature of the loss, the reasonableness of the plan and the amount of Senior Debt Obligations then-outstanding:

(A)	it is reasonably unlikely that, after implementation of the Company’s plan and any ramp up or similar period, the Company shall be able to meet its Senior Debt Obligations; or

(B)	it is reasonably likely that, after implementation of the Company’s plan and any ramp up or similar period, a Material Adverse Effect shall occur;

then the Company shall apply such proceeds on a pro rata basis (I) in accordance with Section 3.7 (Pro Rata Payment) of the Common Terms Agreement to prepay the Senior Debt held by the Facility Lenders pro rata based on the respective outstanding principal amounts thereof on the respective Payment Dates for payments of principal for such Senior Debt

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immediately succeeding such 60-day period, (II) to pay the portion of such amount equal to the pro rata share of the Senior Debt held by Senior Noteholders as specified in the applicable Indenture and (III) with respect to all remaining proceeds, to the Revenue Account. For the avoidance of doubt, the Senior Noteholders (if any) shall have no right to waive or alter the foregoing prepayment obligation other than in respect of amounts due to such Senior Noteholders under sub-clause (II) above;

(g)

Notwithstanding the foregoing provisions of this Section 5.2 (Insurance and Condemnation Proceeds), in the event of a Catastrophic Casualty Event resulting in a mandatory prepayment offer of the Senior Notes in accordance with the terms of the applicable Indenture, the Company shall make a pro rata mandatory prepayment of the Loans in an amount equal to the amount proportionate to the principal amount of Senior Notes outstanding that is being prepaid pursuant to such Catastrophic Casualty Event mandatory prepayment offer.

(h)

Nothing in this Section 5.2 (Insurance and Condemnation Proceeds) shall preclude the Company from using equity to commence repairs or to replace property subject to such loss prior to receipt of Insurance Proceeds or Condemnation Proceeds. In such circumstances, nothing shall prevent the Securing Parties from applying the Insurance Proceeds or Condemnation Proceeds received and that are not required for the repair and replacement of property to reimburse documented amounts contributed to or paid on behalf of the affected Securing Party by the Sponsor or a parent company of the Company for purposes of commencing any such repair or replacement to the extent that such Insurance Proceeds or Condemnation Proceeds could have been applied toward the repair and replacement directly according to this Section 5.2 (Insurance and Condemnation Proceeds) (provided that such reimbursed amounts are applied for such purpose and, provided, further, that reimbursement shall not be permitted to the extent that Insurance Proceeds and Condemnation Proceeds were insufficient for repair or replacement, and such equity was certified as necessary to undertake such repair or replacement).

(i)

No later than 45 days following the end of each calendar quarter (beginning the first calendar quarter following the commencement of any repair or replacement carried out in connection with a loss for which the Insurance Proceeds or Condemnation Proceeds exceed $100,000,000, prior to the Term Loan Discharge Date, and $500,000,000, after the Term Loan Discharge Date, and ending on the calendar quarter during which such repair or replacement is completed), the Company shall deliver to the Security Trustee, the Intercreditor Agent and the Independent Engineer a summary of the construction activities required in connection with any repair or replacement of the affected Project Facilities carried out during such calendar quarter. Such summary shall include a description of:

(i)	the physical progress and expenditures during such calendar quarter;

(ii)	cumulative expenditures through to the end of such calendar quarter;

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(iii)

material variations in physical progress and expenditures from the plan, together with a summary description of the causes of such variations, and any steps or actions intended to be taken to minimize such variances in the future;

(iv)	the Company’s then-current estimates of:

(A)	expenditures for the next quarter; and

(B)	the then-scheduled completion date for such works; and

(v)	any material developments during such quarter relating to the relevant repair or replacement.

(j)

Any insurance proceeds that are not required by this Section 5.2 (Insurance and Condemnation Proceeds) and by the relevant provisions of any Senior Debt Instruments to be used for the repair and replacement of the affected Project Property (or to reimburse documented amounts contributed to or paid on behalf of the affected Securing Party by the Sponsor or a parent company of the Company for purposes of commencing any such repair or replacement if such amounts are not required for the repair and replacement of property) or that are not required for the mandatory prepayment of any Senior Debt Obligations (including by transfer of the amount of the Pro Rata Payment to prepay Senior Debt held by Senior Creditors other than the Facility Lenders that would otherwise have been made as a prepayment to such Senior Creditors to a Mandatory Prepayment Senior Notes Account), in accordance with this Section 5.2 (Insurance and Condemnation Proceeds) or the relevant provisions of any Senior Debt Instruments, shall be transferred to the Revenue Account and applied in accordance with Section 4.7 (Cash Waterfall).

5.3	Performance Liquidated Damages

Performance Liquidated Damages received by any Securing Party shall be applied as follows:

(a)

Performance Liquidated Damages reasonably expected by the Loan Parties to be used to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline shall be deposited to the Insurance/Condemnation Proceeds Account and applied from such Account for the aforementioned purposes; and

(b)

Performance Liquidated Damages in excess of the amounts used or reasonably expected to be used (or not contemplated to be used) to complete, repair, refurbish or improve the Project Facilities in respect of which the Performance Liquidated Damages were paid or other Project Facilities under construction related to the Corpus Christi Terminal Facility or the Corpus Christi Pipeline shall be paid into the Revenue Account and applied in accordance with Section 4.7 (Cash Waterfall) and Section 4.8 (Accounts During the Continuance of a Declared Event of Default), as applicable.

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6.	SECURITY TRUSTEE ACTION

6.1	Security Trustee Action Generally

(a)	Action under Individual Senior Debt Instruments and Permitted Senior Debt Hedging Instruments—General

(i)	Each Senior Creditor Group party to a Senior Debt Instrument shall have the right to declare an Event of Default under its respective Senior Debt Instrument, and at any time thereafter:

(A)	give any draw-stop notice in accordance with its Senior Debt Instrument;

(B)	suspend, cancel or reduce its undrawn Senior Debt Commitments;

(C)	accelerate the outstanding Senior Debt Obligations under its Senior Debt Instrument; or

(D)	take such other actions as are permitted under its Senior Debt Instrument;

in each case as, when and on the terms and conditions provided in its Senior Debt Instrument and the Intercreditor Agreement (if applicable), as the case may be. If any of the foregoing actions is taken by any Senior Creditor Group, the related Senior Creditor Group Representative shall promptly notify the Security Trustee (who in turn shall promptly notify each other Senior Creditor Group Representative) of any such action.

(ii)

Each Senior Creditor Group party to a Permitted Senior Debt Hedging Instrument shall have the right to declare an event of default or termination event under its respective Permitted Senior Debt Hedging Instrument and at any time thereafter take such actions as are permitted under its Permitted Senior Debt Hedging Instrument, in each case as, when and on the terms and conditions provided in its Permitted Senior Debt Hedging Instrument and, if applicable, the Intercreditor Agreement (including Section 5.1 (Undertakings of Hedging Banks) of the Intercreditor Agreement), subject in each case to Section 7.3 (Hedging Banks). If any such actions are taken by any such Senior Creditor Group, the related Senior Creditor Group Representative shall promptly notify the Security Trustee (who in turn shall promptly notify each other Senior Creditor Group Representative) of any such action.

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(b)	Control of Accounts

If the Security Trustee receives notice:

(i)	from the Intercreditor Agent or any other party to the Intercreditor Agreement that a Loan Facility Declared Default has occurred and is Continuing;

(ii)	from an Indenture Trustee that an Indenture Declared Default has occurred and is Continuing; or

(iii)

from any future acceding intercreditor agent or Senior Creditor Group Representative (excluding, for the avoidance of doubt, any Senior Creditor Group Representative which has appointed the Intercreditor Agent as contemplated in Section 2.5(c) (Other Intercreditor Agents)) that an Event of Default identified in the relevant Senior Debt Instrument as a “Declared Event of Default” has occurred and is Continuing;

then the Security Trustee shall take the actions with respect to control and investment of funds in the Accounts specified in Section 4.6(b) (Control and Investment of Funds in Accounts).

(c)	Security Enforcement Action

Security Enforcement Action shall be taken only:

(i)	as provided in Sections 6.2 (Initiation of Security Enforcement Action) and 6.3 (Conduct of Security Enforcement Action); and

(ii)	by the Security Trustee or by another party at the direction of the Security Trustee.

Accordingly,	no Secured Party shall take or purport to take any action to enforce the Security Interests other than as provided by, and pursuant to, this Article 6 (Security Trustee Action).

(d)	Draws on Letter of Credit under CMI Security Agreement and Shipping Services Agreements

The Security Trustee is hereby authorized to draw on any letter of credit provided to CCL under the CMI Security Agreement or any Shipping Services Agreement in order to pay the amounts due and payable to CCL under the DES-Linked LNG SPA or pursuant to any LNG SPA on Delivered terms in respect of which such letter of credit was delivered to CCL as follows:

(i)

at any time following delivery of a Notice of Security Enforcement Action by the Security Trustee pursuant to Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action);

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(ii)

if the letter of credit fails to qualify as an “Acceptable Letter of Credit”, as defined under the CMI Security Agreement, as applicable, and CCL has not drawn on such letter of credit, within three Business Days of such letter of credit failure to so qualify; and

(iii)

if the obligor in respect of whose obligations such letter of credit is issued fails to make a payment by the due date of such payment to CCL under the terms of the DES-Linked LNG SPA, Shipping Services Agreement or LNG SPA on Delivered terms and CCL has not drawn on any letter of credit on deposit in the Deposit Account, within three Business Days of such failure to pay.

6.2	Initiation of Security Enforcement Action

(a)

When permitted under the terms of the relevant Senior Debt Instrument (and, with respect to the Facility Agreements, the Intercreditor Agreement), and subject to Section 7.3 (Hedging Banks), any Senior Creditor Group Representative, or the Intercreditor Agent on behalf of any Senior Creditor Group Representative, who represents a Senior Creditor Group that previously has declared an Event of Default under its Senior Debt Instrument that is Continuing (or any future intercreditor agent duly appointed pursuant to Section 2.5 (Other Intercreditor Agents)) may deliver to the Security Trustee a written request to initiate a Security Enforcement Action (a “Security Enforcement Action Initiation Request”) and the Security Trustee shall deliver a copy thereof to the Intercreditor Agent, each other Senior Creditor Group Representative and the Company; provided, however, that failure to deliver a copy thereof to the Company shall not invalidate any Security Enforcement Action.

(b)	Any such Security Enforcement Action Initiation Request shall:

(i)	be labelled “Security Enforcement Action Initiation Request” and shall reference that it is being given pursuant to and for purposes of this Section 6.2 (Initiation of Security Enforcement Action);

(ii)	state the Senior Creditor Group(s) on whose behalf it is being given, and the amount of outstanding Senior Debt Commitments and/or Senior Debt Obligations of such Senior Creditor Group(s);

(iii)	state the Declared Event(s) of Default under and in accordance with the relevant Senior Debt Instrument(s), with specific reference to the relevant provision(s) of such instrument(s);

(iv)	state whether such Declared Event(s) of Default include(s) a Bankruptcy Default;

(v)	state the Security Enforcement Action permitted in the circumstances under the relevant Security Documents and/or the Direct Agreements that the

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Security Trustee is thereby instructed to take (subject to Section 6.1(c) (Security Trustee Action Generally – Security Enforcement Action)) and can, optionally, provide instructions regarding the conduct of the Security Enforcement Action as described in Section 6.3(b) (Conduct of Security Enforcement Action); and

(vi)

certify that such instruction has been duly authorized by the taking of all necessary action by the relevant Senior Creditors on whose behalf such instruction is being delivered and is duly given, in each case in compliance with the relevant Senior Debt Instrument (and, as applicable, the Intercreditor Agreement).

(c)	Bankruptcy Default

If any one or more of the Security Enforcement Action Initiation Requests received by the Security Trustee pursuant to and in compliance with clause (b) above states that the Declared Event(s) of Default under the relevant Senior Debt Instrument(s) have included a Loan Facility Event of Default under Section 15.1(d) (Loan Facility Events of Default – Bankruptcy) of the Common Terms Agreement (a “Bankruptcy Default”) or its equivalent under any other Senior Debt Instrument, then such Security Enforcement Action Initiation Request(s) shall be sufficient (regardless of whether or not the Senior Creditor Group Representatives giving such directions represent an Initiating Percentage of the Senior Debt Obligations) to require the Security Trustee to take the directed Security Enforcement Action.

(d)	Other Declared Event(s) of Default – Initiating Percentage

Except as set forth in clause (c) (Bankruptcy Default) above, the Security Trustee shall only be authorized to initiate the requested Security Enforcement Action if and when it shall have received Security Enforcement Action Initiation Requests pursuant to and in compliance with clause (b) above from Senior Creditor Group Representative(s) representing at such time an Initiating Percentage of the Senior Debt Obligations.

(e)	Votes Relating to Accounts Secured in Favor of any Individual Groups of Senior Noteholders

Notwithstanding anything to the contrary in this Agreement, with regard to any group of Senior Noteholders who benefits from a Security Interest in an Individual Senior Noteholder Secured Account that secures solely the Senior Debt Obligations under the Senior Debt Instrument to which such Senior Noteholders are a party (as provided in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts)), for the purposes of (i) calculating whether Security Enforcement Action Initiation Requests sufficient to take the directed Security Enforcement Action in respect of Collateral that is secured in favor of all Secured Parties under this Agreement or any other Finance Document have been received by the Security Trustee and

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(ii) calculating any votes relating to the conduct of such Security Enforcement Action, such Senior Noteholders shall not be entitled to vote their respective Senior Debt Obligations to the extent of any amounts standing to the account of such Senior Noteholder Secured Account at the time of such vote and such Senior Debt Obligations that are not entitled to be voted shall be disregarded for purposes of the applicable vote.

(f)	Notice of Security Enforcement Action

Promptly following receipt of Security Enforcement Action Initiation Requests sufficient to take the directed Security Enforcement Action pursuant to clause (c) (Bankruptcy Default) or clause (d) (Other Declared Event(s) of Default – Initiating Percentage) above, the Security Trustee shall deliver a notice (a “Notice of Security Enforcement Action”) to each Senior Creditor Group Representative and the Intercreditor Agent and shall take the directed Security Enforcement Action, subject to Section 6.3 (Conduct of Security Enforcement Action) and the other provisions of this Agreement. The Security Trustee shall, simultaneously with delivery of such notice to the Senior Creditor Group Representatives and Intercreditor Agent or promptly thereafter, deliver a copy of such Notice of Security Enforcement Action to the Company; provided, however, that failure to deliver a copy thereof to the Company shall not invalidate any Security Enforcement Action.

6.3	Conduct of Security Enforcement Action

(a)

Following the receipt by the Security Trustee of Security Enforcement Action Initiation Requests sufficient to take Security Enforcement Action in accordance with Section 6.2 (Initiation of Security Enforcement Action) until such time as the Security Trustee receives a Cessation Notice with respect to the relevant Declared Event(s) of Default that resulted in such Security Enforcement Action, any group of Senior Noteholders who benefits from a Security Interest in an Individual Senior Noteholder Secured Account that secures solely the Senior Debt Obligations under the Senior Debt Instrument to which such Senior Noteholders are a party (as provided in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts)) may, subject to the terms of the applicable Senior Notes, at any time and at their sole discretion, direct the Security Trustee to take any action to enforce such Security Interests of such Senior Noteholders in the funds and investments in such Individual Senior Noteholder Secured Account.

(b)

Subject to initiation of a Security Enforcement Action having been duly authorized pursuant to Section 6.2 (Initiation of Security Enforcement Action) and clause (h) below, the Security Enforcement Action Representative shall be entitled to provide subsequent instructions regarding the conduct of the specified Security Enforcement Action that has previously been initiated pursuant to Section 6.2 (Initiation of Security Enforcement Action). Such instructions may:

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(i)

require the Security Trustee to enforce this Agreement and any other Finance Documents, either by judicial proceedings for the enforcement of the payment of Senior Debt Obligations and the enforcement of the Security Interests created under the Security Documents, the sale of the Collateral or any part thereof or otherwise or by the exercise of the power of entry and/or sale conferred pursuant to the Security Documents and the Direct Agreements; and

(ii)

direct the time, method and place of conducting any proceeding for any remedy available to the Security Trustee or exercising any trust or power conferred upon the Security Trustee hereunder or under any Security Document or Direct Agreement; provided that:

(A)	such direction shall not be in conflict with applicable law nor this Agreement; and

(B)	the Security Trustee may take any other action reasonably incidental to carrying out any instruction to take any Security Enforcement Action.

For the avoidance of doubt, upon delivery of a Notice of Security Enforcement Action, the Security Trustee shall conduct such Security Enforcement Action in accordance with the instructions received as contemplated in Section 6.2(b)(v) (Initiation of Security Enforcement Action) and shall not be required to wait for any subsequent instructions that may be provided in accordance with this Section 6.3 (Conduct of Security Enforcement Action), but in the event instructions under this Section 6.3 (Conduct of Security Enforcement Action) are received, then such instructions shall, to the extent so provided by such instructions, govern the implementation of the Security Enforcement Action to the extent not already addressed in the Security Enforcement Action Initiation Request.

(c)

Without limiting the generality of the foregoing, a Security Enforcement Action by the Security Trustee may include (but only if so instructed by the Initiating Percentage in a Security Enforcement Action Initiation Request pursuant to Section 6.2(b)(v) (Initiation of Security Enforcement Action) above or the Security Enforcement Action Representative following initiation of a Security Enforcement Action pursuant to Section 6.2 (Initiation of Security Enforcement Action)) the right, subject to applicable law, to take any other action as the holder of a security interest may be entitled to take under the laws in effect in any jurisdiction where any rights or remedies hereunder may be asserted, including:

(i)

requiring any Collateral Party to assemble all or part of the Collateral as directed by the Security Trustee and make it available to the Security Trustee at a place to be designated by the Security Trustee that is reasonably convenient to the Security Trustee and applicable Collateral Party;

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(ii)

without notice except as specified in Section 6.4(a) (Incidents of Sale) or under the UCC, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Security Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Security Trustee may deem commercially reasonable; and

(iii)	exercising any other right or remedy of a secured creditor under applicable law, including, without limitation, the UCC, and all other rights under any Security Document or Direct Agreement.

(d)

Other than pursuant to a Security Enforcement Action properly taken in accordance with this Agreement, no Secured Party shall have the right in respect of the Senior Debt Obligations owed to it or otherwise under this Agreement to commence any Bankruptcy, judicial or otherwise, against any Collateral Party or its Affiliates.

(e)

Other than pursuant to a Security Enforcement Action properly taken in accordance with this Agreement or to the extent required to be permitted under non-waivable Government Rules, no Secured Party shall have the right to commence any proceeding, judicial or otherwise, to enforce any judgment obtained by it in respect of the Senior Debt Obligations or otherwise under the Finance Documents against any Collateral Party or its Affiliates or their assets or properties or to enforce any provision of this Agreement, any other Finance Document or the Security Interests created under or pursuant to any such document, it being understood and intended that no Secured Party shall have any rights in any manner whatsoever to affect, disturb or prejudice the Security Interests created under the Security Documents or the rights of any of the other Secured Parties, or to obtain or seek to obtain priority or preference over any other Secured Party or to enforce any rights under this Agreement or any other Finance Document except in the manner herein provided.

(f)

Subject to Section 10.5 (Certain Agreements with Respect to Bankruptcy), following commencement of any Bankruptcy Proceeding by or against a Collateral Party, any Senior Creditor may: (i) file a claim or statement of interest with respect to (and to the extent of) the Senior Debt Obligations (if any) owed by such person to such Senior Creditor in accordance with the Finance Documents, (ii) vote on any plan of reorganization and (iii) make other filings, arguments, objections and motions in connection with such Bankruptcy Proceeding, in each case in accordance with the terms of the Finance Documents (other than any requirement for an intercreditor vote to take such action).

(g)

Nothing in this Section 6.3 (Conduct of Security Enforcement Action) shall prevent the Secured Parties through the Security Trustee from taking action with respect to the Collateral reasonably designed to preserve and protect their rights in, or to prevent any diminution in the value, utility or condition of, such Collateral so long as, prior to any Security Enforcement Action being taken, such action does not materially adversely affect any Collateral Party or its respective Affiliates’ “quiet enjoyment” or use of the Collateral.

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(h)

Notwithstanding any provision of this Section 6.3 (Conduct of Security Enforcement Action) to the contrary (including any requirement to give notice or otherwise), at any time that the Security Trustee receives a notice from any counterparty under a Direct Agreement stating that a Securing Party is in default under a Material Project Agreement, the Security Trustee shall notify the Company of the receipt of such notice. The Security Trustee may take any action to cure such default if directed by the Security Enforcement Action Representative.

(i)

The Security Trustee, on behalf of the Secured Parties, acknowledges and agrees that its right and remedies with respect to certain of the Collateral, including certain Permits and the Pledged Collateral, may be subject to the requirements of the statutory rules and regulations applicable to the Permits held by the Securing Parties. The Security Trustee and Secured Parties further recognize and acknowledge that (i) the disposition of any such Collateral, (ii) any direct or indirect change of control of a Securing Party and (iii) any direct or indirect exercise of management control or other control over a Securing Party may be subject to regulatory restrictions (including the need to obtain the consent or approval of the applicable regulatory authorities that have granted Permits to such Securing Party).

6.4	Incidents of Sale

(a)

In addition to exercising the foregoing rights and subject to the terms of the Intercreditor Agreement, upon the initiation of a Security Enforcement Action, the Security Trustee may, to the extent permitted by applicable Government Rules and in a commercially reasonable manner, time and place, arrange for and sell, lease, assign, pledge or otherwise dispose of all or any part of the Collateral for cash or for credit or for future delivery (without thereby assuming any credit risk), at a public or private sale (as the Security Trustee may elect), which sale may be conducted by an employee or representative of the Security Trustee. The Security Trustee or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private sale in accordance with the UCC. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Collateral Parties, and each Collateral Party hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Parties agree that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Collateral Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Security Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Security Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and

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such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Collateral Party agrees that it would not be commercially unreasonable for the Security Trustee to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.

(b)

Upon any sale of any of the Collateral by the Security Trustee for the benefit of the Secured Parties, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by applicable law, the Security Trustee may make and deliver, or cause to be made and delivered, to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold and may substitute one or more Persons with like power (and the Securing Parties hereby ratify and confirm, and shall procure that Holdco ratify and confirm, all that their said attorney or such substitute or substitutes shall lawfully do by virtue of this Agreement; but if so required by the Security Trustee or by any purchaser, the Securing Parties shall ratify and confirm, and procure that Holdco ratify and confirm, any such sale or transfer by executing and delivering to the Security Trustee or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request).

(c)

The Securing Parties hereby waive and release to the fullest extent permitted by law all rights, if any, of marshalling the Collateral and any other security for the Senior Debt Obligations or otherwise.

(d)

For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC or other applicable laws, including the Bankruptcy Code, the Security Trustee, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Security Trustee shall otherwise agree in writing), shall be entitled to credit bid and use and apply the Senior Debt Obligations (or any portion thereof) as a credit on account of the purchase price for any Collateral payable by the Security Trustee at such sale, such amount to be apportioned ratably to the Senior Debt Obligations of the Secured Parties in accordance with their pro rata share of such Senior Debt Obligations; provided that any such arrangement shall not be undertaken in a manner that is inconsistent with this Agreement.

(e)

The Security Trustee may release, temporarily or otherwise, to a Securing Party any item of Collateral of which the Security Trustee has taken possession pursuant to any right granted to the Security Trustee by this Agreement without waiving any rights granted to the Security Trustee under this Agreement, any other Finance Document or any other agreement related thereto. Each Securing Party, in dealing with or disposing of the Collateral or any part thereof, hereby waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets

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or to require, upon foreclosure, sales of assets in a particular order. The Security Trustee may sell the Collateral without giving any warranties as to the Collateral. The Security Trustee may specifically disclaim or modify any warranties of title or the like. The foregoing shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each Securing Party also waives its right to challenge the reasonableness of any disclaimer of warranties, title and the like made by the Security Trustee in connection with a sale of the Collateral. If the Security Trustee sells any of the Collateral upon credit, such Securing Party will be credited only with payments actually made by the purchaser, received by the Security Trustee and applied to the payment of the outstanding Senior Debt Obligations. In the event the purchaser fails to pay for the Collateral, the Security Trustee may resell the Collateral, and such Securing Party shall be credited with the proceeds of the sale. In the event the Security Trustee shall bid at any foreclosure or trustee’s sale or at any private sale permitted by applicable Government Rules, this Agreement or any other Finance Document, the Security Trustee may bid any amount, including more or less than the amount of the Senior Debt Obligations. To the extent permitted by applicable Government Rules, the amount of the successful bid at any such sale, whether the Security Trustee or any other party is the successful bidder, shall, absent fraud or gross negligence, be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount, if less than the amount of the Senior Debt Obligations, and the remaining balance of the Senior Debt Obligations shall be conclusively deemed to be the amount of the Senior Debt Obligations.

(f)

Each Securing Party recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, applicable state securities laws or other applicable Government Rules, the Security Trustee or an investment banker or other expert employed by the Security Trustee may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Securing Party acknowledges that any such private sales may be at prices and on terms less favorable to the Security Trustee than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that the inclusion of such restriction shall not deem such private sale to have not been made in a commercially reasonable manner and that the Security Trustee or an investment banker or other expert employed by the Security Trustee shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer thereof to register it for public sale. Subject to compliance by the Security Trustee with this Agreement, the Securing Parties hereby waive any claims against the Security Trustee arising by reason of the fact that the price at which any Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale, even if the Security Trustee accepts the first offer received and does not offer such Collateral to more than one offeree.

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(g)

In respect of any sale of any of the Collateral pursuant to the terms hereof, the Security Trustee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Government Rules, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Security Trustee be liable or accountable to any Securing Party for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

(h)

In exercising its right to take possession of the Collateral following the initiation of a Security Enforcement Action hereunder, the Security Trustee, personally or by its agents or attorneys, to the fullest extent permitted by applicable Government Rules, may enter upon any land owned or leased by each of the Securing Parties without being guilty of trespass or any wrongdoing, and without liability to any Securing Party for damages thereby occasioned.

(i)

If, in the exercise of any of its rights and remedies under this Agreement, the Security Trustee shall forfeit any of its rights or remedies, whether because of any applicable Government Rules pertaining to “election of remedies” or otherwise, each Securing Party hereby consents to such action by the Security Trustee and, to the extent permitted by applicable Government Rules, waives any claim based upon such action, even if such action by the Security Trustee shall result in a full or partial loss of any rights of subrogation, indemnification or reimbursement which any Securing Party might otherwise have had but for such action by the Security Trustee or the terms herein. Any election of remedies which results in the denial or impairment of the right of the Security Trustee to seek a deficiency judgment against any Securing Party shall not, to the extent permitted by applicable Government Rules, impair any Securing Party’s obligation hereunder.

6.5	Security Trustee May File Proofs of Claim

During the pendency of any Bankruptcy Proceeding in relation to a Collateral Party or the Collateral, the Security Trustee, irrespective of whether the principal of the Senior Debt Obligations shall then be due and payable, shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the Senior Debt Obligations owing to the Secured Parties and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Security Trustee (including any claim for the reasonable compensation, disbursements and advances of the Security Trustee, as such hereunder, its agents and counsel) and of the Secured Parties allowed in such judicial proceeding; and

(b)

to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, Receiver, assignee, security trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Security Trustee.

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6.6	Security Trustee May Enforce Claims

All rights of action and claims under this Agreement may be prosecuted and enforced by the Security Trustee in its own name as Security Trustee of an express trust; provided, however, that the Security Trustee is also hereby appointed as agent for the Secured Parties for this and the other purposes of this Agreement, and the Security Trustee may, if necessary under applicable law, pursue any such rights of action and/or claims solely as agent for the Secured Parties and/or delegate the performance of such action to a third Person. Any recovery of judgment by the Security Trustee shall be for the benefit of the Secured Parties and deposited in the Enforcement Proceeds Account for application as provided in Section 6.7 (Enforcement Proceeds Account).

6.7	Enforcement Proceeds Account

(a)

Upon the authorization to commence a Security Enforcement Action pursuant to Section 6.2 (Initiation of Security Enforcement Action), the Security Trustee shall establish and thereafter maintain in its name a segregated bank account in the United States (the “Enforcement Proceeds Account”) for the purpose of depositing therein the proceeds of any Security Enforcement Action (net of costs and expenses of such action) taken pursuant to this Article 6 (Security Trustee Action) and all proceeds otherwise received for satisfaction of the Senior Debt Obligations. The Securing Parties acknowledge and agree that the Enforcement Proceeds Account shall be the property of the Security Trustee (for the benefit of the Secured Parties) and the Securing Parties shall not have any legal or beneficial interest therein at any time.

(b)

All monies held in the Enforcement Proceeds Account shall be trust funds held by the Security Trustee for the benefit of the Secured Parties for the purpose of making payments in the following order of priority:

(i)

first, to payment of that portion of the Secured Party Fees then due and payable to the Security Trustee, the Account Bank or the Intercreditor Agent, in their respective capacities as such, or any of their respective agents, and to reimbursement of any such fees paid by way of indemnity by any Senior Creditor;

(ii)

second, to the payment of that portion of the Secured Party Fees then due and payable to the Senior Creditor Group Representatives and to reimbursement of any such fees paid by way of indemnity by any Senior Creditor, in each case ratably in proportion to the respective Secured Party Fees due and payable to each Senior Creditor Group Representative;

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(iii)

third, to the Pro Rata Payment among the holders thereof, of that portion of the Senior Debt Obligations constituting unpaid interest (including default interest and any net amounts under any Permitted Hedging Instrument in respect of interest rates);

(iv)	fourth, to the Pro Rata Payment among the holders thereof, of that portion of the Senior Debt Obligations constituting unpaid principal and Hedging Termination Amounts;

(v)	fifth, to cash collateralize any outstanding letters of credit comprising Senior Debt Obligations;

(vi)	sixth, to the Pro Rata Payment among the holders thereof, of other Senior Debt Obligations; and

(vii)

seventh, after the payment in full of the amounts in sub-clauses (i) through (vi) above, the payment of the remainder, if any, to the Securing Parties or the Securing Parties’ successors (or to Holdco or its applicable Affiliate, as the case may be), or as a court of competent jurisdiction in the State of New York may otherwise direct.

(c)

In applying any monies towards satisfaction of the Senior Debt Obligations, the Securing Parties shall be credited only with funds available for that purpose that actually are received by the Security Trustee. The credit shall date from the time of receipt of such funds by the Security Trustee. Such funds shall be apportioned by the Security Trustee as between principal, interest and other amounts in accordance with the order set forth in Section 2.3(d) (Payments and Prepayments – Partial Payments). Any such apportionment by the Security Trustee shall override any apportionment made by a Securing Party.

6.8	Rights of Enforcement Under the Security Documents

Notwithstanding anything in this Agreement, no Security Document or Direct Agreement shall include rights of enforcement that are inconsistent with those provided in this Article 6 (Security Trustee Action) or have the effect of deviating from or changing the rights and obligations of the Parties set forth in this Agreement and in the other Finance Documents.

6.9	Rights of Set-Off

If a Security Enforcement Action has been previously initiated, each of the Senior Creditors and (subject to Section 8.21(e) (Miscellaneous)) the Security Trustee is hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to any other provision of this Agreement and the other Finance Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Senior Creditor or the Security Trustee, as applicable, to or for the credit or the account of the Securing Parties against the

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Senior Debt Obligations due and payable to such Senior Creditor or the Security Trustee, as applicable, at the time of such set-off. If the obligations are in different currencies, the Senior Creditor or the Security Trustee, as applicable, may convert either obligation at a market rate of exchange in its usual course of business for the purposes of the set-off. The rights of each Senior Creditor and (subject to Section 8.21(e) (Miscellaneous)) the Security Trustee under this Section 6.9 (Rights of Set-Off) are in addition to other rights and remedies (including other rights of set-off) that such Senior Creditor or the Security Trustee, as applicable, may have. Upon the exercise or purported exercise of any right of set-off by a Senior Creditor, such Senior Creditor shall notify its respective Senior Creditor Group Representative and the Securing Parties forthwith, giving full details in relation thereto, and such Senior Creditor Group Representative shall promptly inform the Security Trustee who shall inform the other Senior Creditor Group Representatives of the same. Upon the exercise or purported exercise of any right of set-off by the Security Trustee, it shall notify each Senior Creditor Group Representative and the Securing Parties forthwith, giving full details in relation thereto. For the avoidance of doubt, any amounts obtained by set-off by any Senior Creditor in accordance with the foregoing shall be subject to sharing as provided in Section 2.3(b) (Payments and Prepayments – Sharing of Non-Pro Rata Payments).

7.	INTERCREDITOR ARRANGEMENTS

7.1	Other Intercreditor Arrangements

(a)	Each of the Security Trustee and the Senior Creditor Group Representatives acknowledges that:

(i)

the Senior Creditor Group Representative(s) representing any Facility Lender or representing itself as a Hedging Bank, if any, and the Intercreditor Agent are entering into the Intercreditor Agreement, pursuant to which such Senior Creditor Group Representative(s) may consult, meet, vote, act and instruct the Intercreditor Agent as provided therein;

(ii)

the Senior Noteholders (if any) subject to a specific Indenture are bound by the terms of such Indenture and subject to the terms of such Indenture, and all Senior Noteholders subject to such specific Indenture shall vote as one Senior Creditor Group under such Indenture and be represented by the Indenture Trustee under such Indenture acting as the Senior Creditor Group Representative; and

(iii)

individual Senior Debt Instruments may also provide for the Senior Creditors thereunder (including parties thereto in the capacity of guarantors or obligors under credit insurance policies) to vote or act in respect of specified matters thereunder.

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(b)	Each of the Security Trustee and the Senior Creditor Group Representatives agrees that:

(i)

each intercreditor agreement or arrangement is for the sole and exclusive benefit of the Senior Creditors (or represented by any Senior Creditor Group Representative) party thereto, and no other Senior Creditors shall have rights thereunder or be entitled to rely thereon;

(ii)

subject to the provisions of Section 2.4 (Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative) and Section 2.5 (Other Intercreditor Agents), the Security Trustee and each other Senior Creditor Group Representative shall be entitled to conclusively rely upon and have no duty to investigate whether any notice, instruction, direction or action given by a Senior Creditor Group Representative, the Intercreditor Agent, or any other intercreditor agent has been duly authorized or properly given in compliance with such intercreditor agreements or arrangements; and

(iii)	if the need for a decision requiring a vote under the Intercreditor Agreement comes to their attention, they will promptly notify the Intercreditor Agent.

7.2	Modification Approval Levels

(a)	Modifications to this Agreement

(i)

Except as set forth in sub-clause (ii) below, Modifications to this Agreement may be made by the Security Trustee with the prior consent of (A) as long as the Common Terms Agreement is in effect, the Intercreditor Agent based on approval received pursuant to the terms of the Intercreditor Agreement and (B) otherwise, a Majority in Interest of the Senior Creditors.

(ii)

The following Modifications to this Agreement may not be made without the consent of each Senior Creditor Group Representative (subject to Section 7.3 (Hedging Banks)) that is then party to this Agreement:

(A)	Modifying the ranking of Senior Debt Obligations;

(B)	Modifying any pro rata payment or repayment requirements (not including waiver of the right to receive a pro rata payment or repayment) in Section 2.3 (Payments and Prepayments);

(C)

Modifying the order of payments in the cash waterfall in Section 4.7 (Cash Waterfall), Section 4.8 (Accounts During the Continuance of a Declared Event of Default) or the order of payments in Section 6.7(b) (Enforcement Proceeds Account);

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(D)

Modifying the list of lender actions set out in this sub-clause (ii) in any way adverse to any Senior Creditor Group or Modifying any other term of this Agreement that expressly requires the consent or agreement of all Senior Creditor Group Representatives;

(E)	Modifying the definition of “Majority in Interest of the Senior Creditors”, “Initiating Percentage” or “Security Enforcement Action Representative” as used in this Agreement; and

(F)	Modifying any other thresholds for voting among Senior Creditor Groups in this Agreement in any way adverse to any Senior Creditor Group.

(b)	Modifications to Other Finance Documents

(i)

Subject to the terms of the Intercreditor Agreement with respect to Loans and Permitted Senior Debt Hedging Instruments and to the terms in sub-clause (ii) below, each Senior Creditor Group may agree to a Modification under or to its own Senior Debt Instruments in accordance with the terms of such Senior Debt Instruments.

(ii)

Each of the Security Trustee and each Senior Creditor Group Representative hereby agrees that it shall not (and no member of the Senior Creditor Group represented by such Senior Creditor Group Representative shall) agree to any Modification of any Finance Document to which such Person is a party, that has any of the following effects, without the prior consent of all Senior Creditor Group Representatives:

(A)

any shortening of the stated maturity of the Senior Debt outstanding under any Senior Debt Instrument or Permitted Senior Debt Hedging Instrument; provided that acceptance of any prepayment required or permitted by any such Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall not be considered a Modification for this purpose; provided, further, that the agreement of any Indenture Trustee with respect to shortening the stated maturity of the Loans (including through any refinancing thereof) shall not be required where such change will not result in an Indenture Projected Fixed DSCR calculated pursuant to the Indenture on a pro forma basis taking into account such change of less than 1.55:1.00 or, if lower, an Indenture Projected Fixed DSCR of less than the Indenture Projected Fixed DSCR calculated pursuant to the Indenture on a pro forma basis made for such purpose within 30 days prior to such change;

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(B)

any increase in the stated rate of interest payable on the Senior Debt Obligations outstanding under any Senior Debt Instrument or Permitted Senior Debt Hedging Instrument; provided that the agreement of any Indenture Trustee with respect to an immaterial increase in such rate of interest for the then-outstanding Loans shall not be required where such change will not result in an Indenture Projected Fixed DSCR calculated pursuant to the Indenture on a pro forma basis taking into account such change of less than 1.55:1.00 or, if lower, an Indenture Projected Fixed DSCR of less than the Indenture Projected Fixed DSCR calculated pursuant to the Indenture on a pro forma basis made for such purpose within 30 days prior to such change;

(C)

any shortening of the time for payment of interest due on any Senior Debt; provided that acceptance of any prepayment required or permitted by any such Senior Debt Instrument or Permitted Senior Debt Hedging Instrument shall not be considered a Modification for this purpose; provided, further, that the agreement of any Indenture Trustee with respect to a change in the time for payment of interest shall not be required where such change will not result in an Indenture Projected Fixed DSCR calculated pursuant to the Indenture on a pro forma basis taking into account such change of less than 1.55:1.00 or, if lower, an Indenture Projected Fixed DSCR calculated pursuant to the Indenture of less than the Indenture Projected Fixed DSCR on a pro forma basis made for such purpose within 30 days prior to such change;

(D)	Modifying the currency of any Senior Debt; and

(E)	Modifying the list of lender actions set out in this sub-clause (ii) in any way adverse to any Senior Creditor Group.

(c)	Release of Collateral, Security Interests or Guarantees

(i)

Except as provided in Section 3.8 (Release or Modification of Security Interests), Article 11 (Guarantees) or pursuant to any other express provision hereof, the Security Trustee shall not release or surrender all or any material portion of the Collateral, Security Interests or the guarantees by the Guarantors, or agree to the termination of any Security Document or Direct Agreement or the modification of any Security Document or Direct Agreement that has the effect of releasing or surrendering all or any material portion of the Collateral, Security Interests or the guarantees by the Guarantors or modifying the priority of the Security Interests except upon receipt of a direction to that effect from each Senior Creditor Group Representative representing those Senior Creditors that benefit from such relevant Collateral, Security Interest or guarantee.

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(d)	Other Security Trustee Actions

(i)

The Security Trustee shall not agree to any Modification of any Finance Document to which it is a party or take any other action under any Finance Document except (A) as expressly permitted under this Agreement (including Section 12.14 (Amendments) and this Section 7.2 (Modification Approval Levels)) or in any other Finance Document, or (B) to the extent that there is no relevant express provision in this Agreement or in any other Finance Document, in accordance with the instructions of (x) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent and (y) at any other time, the Senior Creditor Group Representatives representing the Majority in Interest of the Senior Creditors, which in each case shall be deemed to constitute the necessary Requisite Secured Party instruction.

(ii)

If a Declared Event of Default has occurred and is Continuing, and if so directed by (x) the Majority in Interest of the Senior Creditors and (y) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent, the Security Trustee shall direct a Hedging Bank to terminate its Permitted Senior Debt Hedging Instruments, provided that the Hedging Bank is otherwise permitted to do so as between it and the relevant Securing Party in accordance with this Agreement, the Intercreditor Agreement, the Permitted Senior Debt Hedging Instrument and each relevant Senior Debt Instrument.

(e)	Senior Creditor Actions

(i)

All action by the Senior Creditors (acting through their respective Senior Creditor Group Representatives) shall be taken on a “block voting” basis whereby each Senior Creditor Group Representative shall, with respect to the matters on which it has the right to vote, act as a unanimous block in respect of all of the outstanding principal amount of the Senior Debt held by the Senior Creditors it represents (and, except with respect to the exercise of remedies or where acceleration or deemed acceleration has occurred with respect to such Senior Debt, the aggregate principal amount of Senior Debt Commitments).

(ii)

For the avoidance of doubt, subject to the terms of any Indenture, all Senior Noteholders shall act as one Senior Creditor Group and shall be represented by the Indenture Trustee acting as the Senior Creditor Group Representative; provided that Senior Noteholders who have the benefit of a Security Interest in an Individual Senior Noteholder Secured Account shall not be entitled to vote in relation to any Decision under this Agreement to the extent of any amounts standing to the credit of that Individual Senior Noteholder Secured Account (other than in respect of any Decision under this Agreement or Security Enforcement Action relating to such Individual Senior Noteholder Secured Account).

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(f)	No Voting

For the avoidance of doubt, nothing in this Agreement requires Senior Creditors to meet or vote in order to give any instructions or directions or for any other purpose. The Security Trustee is entitled to conclusively rely on written instructions and directions received from all Senior Creditor Group Representatives or Senior Creditor Group Representative(s) (including the Intercreditor Agent) acting as Security Enforcement Action Representative or representing an Initiating Percentage of Senior Debt Obligations, a Majority in Interest of the Senior Creditors or any other required percentage of Senior Debt Obligations, or the Intercreditor Agent, as applicable.

7.3	Hedging Banks

(a)

Subject to clause (c) below, notwithstanding anything to the contrary in this Agreement or any other Finance Document, any Senior Creditor Group Representative representing a Hedging Bank (in its capacity as Senior Creditor Group Representative of such Hedging Bank) shall not be entitled to vote on or consent to decisions on any matter under this Agreement or any other Finance Document or to instruct the Security Trustee except:

(i)	with respect to Modifications of its respective Permitted Senior Debt Hedging Instruments;

(ii)	with respect to Modifications of this Section 7.3 (Hedging Banks) and Section 3.7 (Voting by Hedging Banks) and Section 5 (Agreement of Hedging Banks) of the Intercreditor Agreement; and

(iii)

with respect to a Modification to any Finance Document (other than its Permitted Senior Debt Hedging Instrument) in a manner that would impact the rights of such Hedging Bank in a manner materially and adversely different from the impact on any other Secured Party.

(b)

Where permitted to vote, to consent or to instruct in accordance with clause (a) above or (c) below, the rights of any Senior Creditor Group Representative representing Hedging Banks shall be determined by reference to the net positive Hedging Termination Amount due and unpaid from the relevant Securing Party to such Hedging Banks at such time as calculated pursuant to the Permitted Hedging Instruments.

(c)

Notwithstanding clause (a) above, following the date on which any Senior Debt Obligations are accelerated in accordance with the Finance Documents, no Modification shall be made to any Finance Document in a manner that would impact the rights of a Hedging Bank in a manner materially and adversely different from the impact on any other Secured Party without the written consent of such Hedging Bank.

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7.4	Sponsor Voting

The Sponsor and its Affiliates shall have no right to consent (or not consent), otherwise act or direct or require the Intercreditor Agent or any Senior Creditor Group Representative to take (or refrain from taking) any such action, and all Senior Debt held by the Sponsor and its Affiliates shall be deemed to be not outstanding for all purposes of calculating whether a required voting threshold has been met, except that no Modification of any Senior Debt Instrument shall, without the consent of Sponsor or the applicable Affiliate (to the extent they hold any Senior Debt under such Senior Debt Instrument), (i) deprive Sponsor or the applicable Affiliate of its pro rata share of any payment to which all Senior Creditors of the applicable Senior Debt are entitled, (ii) affect Sponsor or the applicable Affiliate (solely in their capacity as holders of such Senior Debt) in a manner that is disproportionate to the effect on any Senior Creditor of the applicable Senior Debt or (iii) change this Section 7.4 (Sponsor Voting).

7.5	Notice and Consultation

(a)

Without prejudice to, or in any way limiting, the discretion, rights and prerogatives of the individual Senior Creditors and Senior Creditor Groups under their respective Senior Debt Instruments and Permitted Senior Debt Hedging Instruments and hereunder (or, with respect to the Facility Lenders and any Hedging Banks, the requirements and operation of the Intercreditor Agreement), each Senior Creditor Group Representative shall notify the Security Trustee and each other Senior Creditor Group Representative of:

(i)	any refusal or failure to fund a Senior Debt Commitment when requested by the Company;

(ii)

receipt of notice from any Collateral Party (that is not also addressed to the Security Trustee) of an event which is, or with the giving of notice or passage of time would become, an event of default under its Senior Debt Instrument or Permitted Senior Debt Hedging Instrument; and

(iii)

receipt of a request from any Collateral Party (that is not also addressed to the Security Trustee) of a request for an amendment, consent, approval or waiver under a Senior Debt Instrument or Permitted Senior Debt Hedging Instrument.

(b)

The Intercreditor Agent on behalf of the Facility Lenders and any Hedging Banks, any Indenture Trustee on behalf of Senior Noteholders, and any future acceding Senior Creditor Group Representative agree, upon the reasonable request of any of them, to consult with respect to any of the foregoing; provided that none of them shall have any liability to the others or to the Loan Parties for any failure to so consult and none of them shall be obligated to delay or withhold any declaration, consent, approval, waiver or other action pending such consultation. Without limiting the generality of the foregoing, such consultation may take the form of an invitation by the Intercreditor Agent to an Indenture Trustee to participate in any meeting convened pursuant to the Intercreditor Agreement.

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§ 7.6

7.6	Intercreditor Agent Indemnity

(a)

The Securing Parties agree to indemnify (without duplication in respect of any other indemnity required under Section 12.18 (Other Indemnities) or any other Finance Document) the Intercreditor Agent in its individual capacity and its directors, officers, agents and employees for, and to hold each of them harmless against, any loss, damage, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses) incurred by the Intercreditor Agent with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Finance Documents, unless arising from the gross negligence, fraud or willful misconduct of the Intercreditor Agent or the Persons that are seeking indemnification, as determined by a court of competent jurisdiction in a final non-appealable judgment, including the costs and expenses of defending itself against any claim of liability in the premises. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 7.6 (Intercreditor Agent Indemnity) may be unenforceable in whole or in part because they are violative of any law or public policy, each Securing Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Intercreditor Agent and its directors, officers, agents and employees or any of them.

(b)

Without limiting the liability of the Securing Parties under the Finance Documents, if the Securing Parties fail to comply with their obligations under clause (a) above, each Senior Creditor shall (based on the proportion of indebtedness owed to it by the Company relative to the aggregate indebtedness owed by the Company to all Senior Creditors under the Senior Debt Instruments and the Permitted Senior Debt Hedging Instruments) indemnify the Intercreditor Agent, within five Business Days of demand, against any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses) incurred by the Intercreditor Agent with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Finance Documents, unless arising from the Intercreditor Agent’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c)

The Securing Parties shall, within five Business Days of demand (but without duplication of indemnification otherwise received by the Intercreditor Agent from the Securing Parties), reimburse each Senior Creditor for any payment properly made by it under clause (b) above upon production of a certificate from each such Senior Creditor setting out details of such payment, and all such amounts shall comprise “Senior Debt Obligations.”

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(d)

If any indemnity furnished to the Intercreditor Agent for any purpose shall, in the reasonable opinion of the Intercreditor Agent, be insufficient or become impaired, the Intercreditor Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Senior Creditor to indemnify the Intercreditor Agent against liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Senior Creditor’s pro rata share thereof; provided, further, that this sentence shall not be deemed to require any Senior Creditor to indemnify the Intercreditor Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement arising from the Intercreditor Agent’s gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e)	The agreements in this Section 7.6 (Intercreditor Agent Indemnity) shall survive the resignation or removal of the Intercreditor Agent and the termination of the other provisions of this Agreement.

8.	THE SECURITY TRUSTEE

8.1	Appointment and Duties

(a)

Each of the Secured Parties hereby irrevocably appoints Société Générale as the Security Trustee hereunder, and the Security Trustee hereby accepts such appointment created in this Agreement upon the terms and conditions hereof and agrees to act as Security Trustee under the Finance Documents, and each Senior Creditor Group Representative hereby acknowledges and consents to such appointment. The Secured Parties hereby authorize and direct the Security Trustee to act as agent on their behalf and to execute, deliver and perform each Security Document and other Finance Document to which the Security Trustee is a party (including in which it is expressed to be a party on behalf of or for the benefit of the Secured Parties), as the same may be amended, supplemented, revised or renewed from time to time. No party hereto may inquire into the authority of the Security Trustee to act for any of the Secured Parties. Where the Security Trustee is required or permitted to act under this Agreement or under any other Finance Document, the Security Trustee shall, notwithstanding anything herein or therein to the contrary, (i) be entitled to request instruction or direction in respect of any such rights, powers and discretions or clarification of any written instruction received by it, as to whether, and in what manner, it should exercise or refrain from exercising its rights, powers and discretions and (ii) unless the terms of the agreement unambiguously mandate the action, may refrain from acting (and will incur no liability in refraining to act) until that direction, instruction or clarification is received by it from the relevant parties or from a court of competent jurisdiction.

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(b)

The Security Trustee shall have no duties other than those specifically set forth or provided for in this Agreement, the Security Documents and other Finance Documents and no implied covenants or obligations of the Security Trustee shall be read into this Agreement, the Security Documents, other Finance Documents or any related agreement to which it is a party, except for an implied covenant of good faith. The Security Trustee may refrain from acting or exercising any of its rights, powers and discretions hereunder or under any of the other Finance Documents unless and until instructed to do so, and as to the manner of doing so, by the relevant Secured Parties.

(c)

Except to the extent that a Security Trustee is acting on express instructions, the Security Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs (taking into account the interests of all the Secured Parties benefiting from this Agreement) and the Security Trustee shall at all times take such care in dealing with the Collateral as the Security Trustee would in dealing with his or her own property.

(d)

The Security Trustee may not begin any legal action or proceeding in the name of a Senior Creditor, a Senior Creditor Group or Senior Creditor Group Representative except as specifically permitted under the terms of the Finance Documents.

(e)

The Security Trustee shall not be liable to the Securing Parties for any breach by any Secured Party of any Finance Document or be liable to any Secured Party for any breach by any Collateral Party of the Finance Documents.

(f)	The Security Trustee shall not be bound to account to any Secured Party for any sum or profit element of any sum received by it for its own account.

(g)

The Security Trustee is not obliged to, and the Security Trustee shall not, monitor the performance by any Collateral Party or any Secured Party of their respective obligations hereunder or under any Finance Document, nor is the Security Trustee obliged to investigate or inquire into the affairs (financial or otherwise) of any Collateral Party and/or any Secured Party, and no party should rely on the Security Trustee for any such investigations or inquiries.

(h)

The provisions of this Article 8 (The Security Trustee) are solely for the benefit of the Security Trustee and the Secured Parties, and the Securing Parties shall have no rights as a third-party beneficiary of any of the provisions thereof. Except as otherwise expressly provided herein, in performing its functions and duties hereunder, the Security Trustee shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Securing Parties.

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8.2	Delivery of Documentation

(a)

Executed counterparts of this Agreement and the other Finance Documents (other than any Fee Letter to which it is not a party) have been, or promptly following execution thereof will be, delivered to the Security Trustee and the Security Trustee acknowledges receipt thereof.

(b)	The Securing Parties and each Secured Party agree to deliver (and the Securing Party shall procure that any Collateral Party delivers, to the extent applicable) to the Security Trustee:

(i)	executed counterparts of any instrument amending or modifying any agreement to which it is a party that was previously delivered to the Security Trustee; and

(ii)	executed counterparts of any Accession Agreements, Senior Debt Instruments and Permitted Senior Debt Hedging Instruments entered into from time to time.

8.3	Attorney-in-Fact

(a)

The Security Trustee or any officer or agent thereof, with full power of substitution and delegation, is hereby irrevocably appointed as the true and lawful attorney-in-fact of the Collateral Parties and each Secured Party for the purpose of carrying out the provisions of this Agreement and any of the other Finance Documents and taking any action and executing any instruments which the Security Trustee, at the direction of the Senior Creditor Group Representatives in accordance with the Finance Documents, and as otherwise permitted in accordance with the Finance Documents, may deem necessary or advisable to accomplish the purposes hereof and thereof, which appointment as attorney-in-fact is coupled with an interest and is irrevocable and, without limiting the generality of the foregoing, which appointment hereby gives the Security Trustee the power and right on behalf of or for the benefit of the Securing Parties and each Secured Party without notice to or assent by any of the foregoing, to the extent permitted by applicable law, to do the following when and to the extent it is authorized or directed to do so pursuant to the terms of this Agreement or any of the other Finance Documents:

(i)

in the name of such Collateral Party or its own name to ask for, demand, sue for, collect, receive and give acquittance for any and all monies due or to become due with respect to the Collateral (including any insurance proceeds);

(ii)

in the name of such Collateral Party or its own name to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, any bills of exchange, invoices, freight or express bills, storage or warehouse receipts, bills of lading, money orders, assignments, verifications, notices, documents and other negotiable and non-negotiable Instruments and Chattel Paper or other instruments for the payment of money;

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(iii)

to commence, file, prosecute, defend, settle, compromise, adjust, revoke, cancel, annul, move to dismiss or otherwise undo any claim, suit, action or proceeding with respect to the Security Interests granted for the benefit of the Secured Parties in the Collateral;

(iv)

to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, perform any obligation of such Collateral Party hereunder or under any other Finance Document or any Assigned Agreement, make payments, submit drawing certificates under any letter of credit, purchase, contest or compromise any encumbrance, charge or Lien and pay expenses of such Collateral Party, effect any repairs, process, replace, alter, add, improve, preserve and/or protect the Collateral or, subject to and in accordance with Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement, to effect any insurance called for by the terms of the Finance Documents and pay all or any part of the premiums therefor and the costs thereof;

(v)

to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof pursuant to the terms and conditions of this Agreement, the Security Documents and the other Finance Documents;

(vi)	proceed to protect and enforce the rights vested in it by this Agreement and under the UCC;

(vii)	foreclose or enforce any agreement or instrument by or under or pursuant to which the Senior Debt Obligations are issued or secured;

(viii)

incur reasonable and documented expenses, including attorneys’ fees, consultants’ fees and other reasonable costs appropriate to the exercise of any right or power under this Agreement or under any other Finance Document, which incurrence shall be in accordance with the terms of Section 23.4 (Expenses) of the Common Terms Agreement and any comparable provision in any other Senior Debt Instrument then in effect;

(ix)

in connection with any acceleration and foreclosure, take possession of the Collateral and of any and all books of account and records of such Collateral Party relating to any of the Collateral and render it usable and repair and/or renovate the same without, however, any obligation to do so, and enter upon, or authorize its designated agent to enter upon, the Project Facilities or any other location where the same may be located for that purpose (including the right, to the extent permitted by Government Rules, of the Security Trustee to exclude such Collateral Party and all Persons claiming access through such Collateral Party from any access to the Collateral or to any part thereof) and the Security Trustee and its representatives are hereby

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granted an irrevocable license to enter upon such premises for such purpose, and to hold, control, manage, operate, rent and lease the Collateral, collect all rents, issues, profits, fees, revenues and other income from the Collateral and apply the same as provided for in the Intercreditor Agreement;

(x)	subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements), defend any suit, action or proceeding brought against such Collateral Party with respect to any Collateral;

(xi)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements), make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral or any suit, action or proceeding related thereto and, in connection therewith, extend the time of payment, arrange for payment installments, or otherwise modify the terms of, any Collateral;

(xii)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements), secure the appointment of a receiver of the Collateral or any part thereof, whether incidental to a proposed sale of the Collateral or otherwise, and all disbursements made by such receiver and the expenses of such receivership shall be added to and be made a part of the Senior Debt Obligations, and, whether or not said principal sum, including such disbursements and expenses, exceeds the indebtedness originally intended to be secured hereby, the entire amount of said sum, including such disbursements and expenses, shall be secured by this Agreement and shall be due and payable upon demand therefor and thereafter shall bear interest in the same manner as Senior Debt Obligations under the Finance Documents or the maximum rate permitted by applicable Government Rules, whichever is less;

(xiii)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral or any part thereof;

(xiv)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) transfer the Collateral or any part thereof to the name of the Security Trustee or to the name of the Security Trustee’s nominee;

(xv)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) execute (in the name, place and stead of such Collateral Party) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral;

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(xvi)

to do, at its option and at the expense and for the account of the Securing Parties, at any time and from time to time, all acts and things which the Security Trustee deems necessary or advisable to protect or preserve the Collateral and to realize upon such Collateral (including to file financing statements, continuation statements and any such documents as may be necessary or that may be reasonably required by the Security Trustee to evidence the Security Interests);

(xvii)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) make formal application for the transfer of all or any of the Permits relating to the Collateral or to such Collateral Party’s business to the Security Trustee or to any assignee of the Security Trustee or to any purchaser of any of the Collateral;

(xviii)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) appoint another Person (who may be an employee, officer or other representative of the Security Trustee) to do any of the foregoing, or take any other action permitted hereunder, as agent for or representative of, and on behalf of, the Security Trustee; or

(xix)

subject to Articles 6 (Security Trustee Action) and 7 (Intercreditor Arrangements) exercise any other or additional rights or remedies granted to the Security Trustee under any other provision under this Agreement or any Finance Document, or exercisable by a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Security Trustee were the sole and absolute owner thereof (and such Collateral Party agrees to take all such action as may be appropriate to give effect to such right).

(b)

The power of attorney in clause (a) above shall be deemed to have been issued and delivered in The City of New York, in the State of New York. The Collateral Parties and each Secured Party agrees to (and the Securing Parties shall procure that any Securing Party shall), if required by applicable law or reasonably requested by the Security Trustee, execute and deliver to the Security Trustee a notarized public deed constituting such power of attorney.

(c)

Each Secured Party and Senior Creditor Group Representative agrees, if required by applicable law or reasonably requested by the Security Trustee, to execute and deliver to the Security Trustee a notarized public deed appointing the Security Trustee and any officer or agent thereof, with full power of substitution, its attorney-in-fact for purposes of exercising the rights and remedies of such Secured Party under this Agreement and the other Finance Documents that the Security Trustee is authorized to take pursuant to this Agreement.

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(d)

Other than in the case of fraud, gross negligence or willful misconduct determined by a court of competent jurisdiction in a final and non-appealable judgment, any action or decision made by the Security Trustee in accordance with any Finance Document shall be binding as between the Security Trustee and the Secured Parties.

8.4	Reliance

(a)

The Security Trustee shall be entitled to conclusively rely and to act upon any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, agreement or other document or communication furnished hereunder (including, for the avoidance of doubt, any advice obtained pursuant to Section 8.6 (Consultation with Counsel, Etc.)) or under the other Finance Documents which it in good faith believes and on its face appears to be genuine, and it shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability, of any provisions contained therein.

(b)

The Security Trustee shall have no requirement or obligation to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Security Trustee, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Security Trustee may assume that no Event of Default and/or default or termination event under any Permitted Senior Debt Hedging Instrument has occurred and that no party is in breach of its obligations under any Finance Document unless the Security Trustee receives specific written notice to the contrary.

(c)

The Security Trustee shall have no obligation to familiarize itself with and shall have no responsibility with respect to any agreement or document (other than this Agreement and any other Finance Document to which the Security Trustee, in its capacity as such, is party) relating to the transactions contemplated by the Finance Documents (except such sections of such agreements or documents referred to herein or therein) nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of any such agreement or document, except those irregularities or errors of which the Security Trustee has actual knowledge, and provided that nothing herein shall constitute a waiver by any Securing Party or the Secured Parties of any of their rights against the Security Trustee as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. If any remittance or communication received by the Security Trustee appears manifestly erroneous or irregular to the Security Trustee, it shall be under a duty to make prompt inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred.

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(d)

Each Collateral Party, each Secured Party and each Senior Creditor Group Representative shall deliver to the Security Trustee a list of authorized signatories, together, in the case of the Collateral Parties, with a certificate of an officer of such party certifying the names and true signatures of such authorized signatories who are authorized to sign any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, agreement or other document or communication furnished to the Security Trustee hereunder or under the other Finance Documents and the Security Trustee shall be entitled to rely conclusively on such list until a new list is furnished by a Collateral Party, a Secured Party or a Senior Creditor Group Representative, as the case may be, to the Security Trustee.

(e)	The Secured Parties shall communicate to the Security Trustee in respect of the Collateral only through the relevant Senior Creditor Group Representative.

(f)

All communications by a Secured Party to the Collateral Parties in respect of the relevant Security Interest in connection with the Security Documents or the Direct Agreements shall be made through the Security Trustee.

8.5	Liability

(a)

Neither the Security Trustee nor its directors, officers or employees nor any authorized representatives, agents, attorneys, Receivers or other Persons permitted or authorized to act in accordance with or pursuant to the Security Documents and/or the Direct Agreements shall be liable for any error of judgment or for any action taken, suffered or omitted by it in good faith or for any mistake of fact or law, or for any act which it may do or refrain from doing in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement (including actions taken or omitted by the Security Trustee in accordance with a direction or directions received by it from Senior Creditor Group Representatives representing the percentage of Senior Debt Obligations required hereby for the giving of any such direction(s)), except as a result of its own gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

(b)

Nothing in any Finance Document shall, in any case in which the Security Trustee has failed to show the degree of care and diligence required of it as trustee having regard to the provisions of the Finance Documents conferring on it any trusts, powers, authorities or discretions, exempt the Security Trustee from or indemnify it against any liability arising out of its own gross negligence, fraud or willful misconduct in relation to its duties under the Finance Documents as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c)

Subject to Section 8.6(c) (Consultation with Counsel, Etc.), the Security Trustee shall not be responsible for the negligence or misconduct of any representative, agent, attorney, Receiver or any other Person permitted or authorized to act in accordance with or pursuant to the Security Documents and/or the Direct Agreements; provided that nothing herein shall constitute a waiver by any Securing Party or the Secured Parties of any of their rights against (i) the Security Trustee or (ii) such representative, agent, attorney, Receiver or other Person, in each case as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

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(d)

Except as expressly set forth herein and in the other Finance Documents, the Security Trustee shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Securing Parties or any Affiliate of a Securing Party that is communicated to or obtained by the Security Trustee, or any of its Affiliates, in any capacity.

8.6	Consultation with Counsel, Etc.

(a)

The Security Trustee may consult with, obtain and rely on advice or services from, legal counsel, accountants, investment bankers and other experts, subject, with respect to legal counsel, to the requirements of clause (b) below and with respect to the Consultants, to the requirements of Article 13 (Consultants) of the Common Terms Agreement (whether obtained by the Security Trustee or by any other Secured Party, and with the reasonably incurred cost thereof in each case at the expense of the Securing Parties), in connection with the performance of its duties hereunder or under the other Finance Documents and, notwithstanding any monetary or other limit on liability in respect thereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the written opinion and advice of such counsel, accountants and other experts.

(b)

The Security Trustee shall only be entitled to the reimbursement of legal fees and expenses for the use of only one law firm engaged for all of the Secured Parties in each relevant jurisdiction unless (i) one or more of the Secured Parties incurring such fees and expenses reasonably believes that there is a reasonable likelihood of a conflict of interest between any of them (the existence of which shall be notified to the Company) necessitating the use of more than one law firm in any such jurisdiction or (ii) one or more of the Secured Parties requests reimbursement for the use of more than one law firm in each relevant jurisdiction, for any reason explained in reasonable detail to the Company, and the Company has consented in advance (such consent not to be unreasonably withheld or delayed).

(c)

The Security Trustee shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it in good faith, and shall not be required to make any investigation as to the accuracy or sufficiency of any such advice or services; provided that nothing herein shall constitute a waiver by the Collateral Parties or the Secured Parties of any of their rights against (A) the Security Trustee as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) such counsel, accountants or other experts.

8.7	Resignation, Removal and Replacement of Security Trustee

(a)

Subject to the appointment and acceptance of a successor Security Trustee as provided below, the Security Trustee may at any time resign as Security Trustee hereunder and under any other Finance Document to which it is a party upon giving notice in writing to the Company and each Senior Creditor Group Representative.

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(b)

The Security Trustee may be removed as Security Trustee hereunder by an instrument in writing by (x) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent and (y) at any other time, the Senior Creditor Group Representatives representing the Majority in Interest of the Senior Creditors.

(c)

Upon the resignation or removal of the Security Trustee, a successor Security Trustee shall be appointed by an instrument in writing executed by (x) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent and (y) at any other time, the Senior Creditor Group Representatives representing the Majority in Interest of the Senior Creditors, and (unless a Declared Event of Default is Continuing) such appointment shall be subject to the consent of the Company (such consent not to be unreasonably withheld or delayed). Any such successor Security Trustee shall be required to have an office in the State of New York.

(d)	No resignation or removal of the Security Trustee and no appointment of a successor trustee shall be effective until:

(i)	the successor trustee has accepted its appointment and has acknowledged and accepted its rights and responsibilities hereunder and under the Security Documents and other Finance Documents;

(ii)

all then due and payable indemnities, compensation and expenses required by Sections 8.8 (Indemnity), 8.9 (Compensation and Expenses) and 8.11 (Stamp and Other Similar Taxes) to the existing Security Trustee shall have been paid or provided for; and

(iii)

the Security Trustee shall have executed and delivered, at the Securing Parties’ expense, to the successor trustee such deeds, delegations of power or other instruments or documents as are required to transfer its rights and responsibilities hereunder and under the Security Documents and other Finance Documents, including the powers of attorney under Section 8.3 (Attorney-in-Fact).

(e)

If no successor Security Trustee shall have been so appointed and shall have accepted such appointment within 60 days after (i) the retiring Security Trustee gives notice of its resignation or (ii) the date fixed for such removal, as applicable, the Security Trustee shall, at the expense of the Securing Parties, petition any court of competent jurisdiction in the United States for the appointment of a successor Security Trustee. Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor Security Trustee. If no successor Security Trustee shall have been so appointed in accordance with clauses (a) through (d) above or (A) this clause (e) and shall have accepted such appointment within 90 days or (B) in the case of this clause (e) if the Security Trustee, acting reasonably, cannot determine a court of competent jurisdiction in the United States that will consider

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the petition contemplated in this clause (e) within 60 days, in each case after (x) the retiring Security Trustee gives notice of its resignation or (y) the date fixed for such removal, as applicable, the Security Trustee may, at the expense of the Securing Parties, appoint a successor Security Trustee; provided that if no successor Security Trustee shall have been so appointed by the Security Trustee within 30 days after the termination of such 90-day period, the Securing Parties may, at their own expense, appoint a successor Security Trustee with the consent of the Intercreditor Agent (not to be unreasonably withheld). Any successor Security Trustee appointed pursuant to this Section 8.7 (Resignation, Removal and Replacement of Security Trustee) shall be a financial institution of good standing that has (1) all of the corporate, trust, banking and other powers necessary to carry out the functions of the Security Trustee under this Agreement, the other Security Documents and the other Finance Documents and (2) a combined capital and surplus of at least $1 billion, or an affiliate of such financial institution.

(f)

Any successor Security Trustee shall evidence its acceptance of the appointment hereunder by executing and delivering to the Company, each Senior Creditor Group Representative and the Security Trustee an Accession Agreement substantially in the form of Schedule D-2 (Forms of Accession Agreements – Form of Security Trustee Accession Agreement) (together with one or more certificates as to the due authorization, execution and delivery of the Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Accession Agreement) accepting its appointment as Security Trustee hereunder and under the Security Documents and the other Finance Documents, and upon the date defined in the Accession Agreement as its effective date, such successor Security Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder and under the Security Documents and the other Finance Documents with like effect as if originally named as Security Trustee herein and therein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to Section 8.5 (Liability). Section 8.8 (Indemnity) shall continue in effect for the benefit of such predecessor in respect of any actions taken or omitted to be taken by it while it was acting as Security Trustee.

(g)

The Security Trustee ceasing to act shall, at the expense of the Securing Parties, execute and deliver instruments transferring to such successor trustee all rights and powers of the Security Trustee so ceasing to act, including any such instruments necessary to assign the rights under this Agreement, the Security Documents and the other Finance Documents and to transfer any Project Property held by it to such successor trustee, and shall deliver to such successor trustee all property held by it in trust hereunder.

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8.8	Indemnity

(a)

The Securing Parties agree to indemnify (without duplication in respect of any other indemnity required under Section 12.18 (Other Indemnities) or any other Finance Document) the Security Trustee in its individual capacity and its directors, officers, agents and employees, and any Receiver properly appointed under a Security Document or Direct Agreement for, and to hold each of them harmless against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses):

(i)	with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Security Documents and the other Finance Documents; or

(ii)

by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever claimed in any suit, proceeding or action brought by the Security Trustee in its individual capacity by an obligee under any Finance Document that (A) arises out of a breach by any Collateral Party of any of its obligations hereunder or thereunder or (B) arises out of any other agreement, indebtedness or liability at any time owed to such obligee or its successors from any Collateral Party (which, for the avoidance of doubt, shall be and remain enforceable against and only against such Collateral Parties, and shall not be enforceable against the Security Trustee (in its individual or any other capacity)), unless arising from the gross negligence, fraud or willful misconduct of the Security Trustee or the Persons that are seeking indemnification, as determined by a court of competent jurisdiction in a final non-appealable judgment, including the costs and expenses of defending itself against any claim of liability in the premises. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.8 (Indemnity) may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Security Trustee and its directors, officers, agents and employees or any of them.

(b)

Without limiting the liability of the Securing Parties under the Finance Documents, if the Securing Parties fail to comply with their obligations under clause (a) above, each Senior Creditor shall (based on the proportion of indebtedness owed to it by the Securing Parties relative to the aggregate indebtedness owed by the Securing Parties to all Senior Creditors under the Senior Debt Instruments and Permitted Senior Debt Hedging Instruments) indemnify the Security Trustee, within five Business Days of demand, against any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses) incurred by the Security Trustee with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Finance Documents, unless arising from the Security Trustee’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

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(c)

The Securing Parties shall, within five Business Days of demand (but without duplication of indemnification otherwise received by the Security Trustee from the Securing Parties), reimburse each Senior Creditor for any payment made by it under clause (b) above upon production of a certificate from each such Senior Creditor setting out the details of such payment and all such amounts shall comprise “Senior Debt Obligations.”

(d)	If the Security Trustee requests the assistance of a Secured Party:

(i)	during a time when an Event of Default or an Unmatured Event of Default has occurred and is Continuing; or

(ii)	otherwise with the Company’s consent,

to consult on behalf of or for the benefit of the Secured Parties with the Security Trustee, the provisions of Section 8.1(c) (Appointment and Duties) and Section 8.5 (Liability) shall apply to such Secured Party as though it were the Security Trustee and such Secured Party shall be entitled to indemnification under this Section 8.8 (Indemnity). Such Secured Party shall have no responsibility or obligation to provide such assistance unless it elects to do so, and upon such election shall have no obligations unless it benefits from the indemnity and exoneration provisions as contemplated by this clause (d).

(e)

If any indemnity furnished to the Security Trustee for any purpose shall, in the reasonable opinion of the Security Trustee, be insufficient or become impaired, the Security Trustee may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Senior Creditor to indemnify the Security Trustee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Senior Creditor’s pro rata share thereof; provided, further, that this sentence shall not be deemed to require any Senior Creditor to indemnify the Security Trustee against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement arising from the Security Trustee’s gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(f)

The agreements in Section 8.5 (Liability) and this Section 8.8 (Indemnity) shall survive resignation or removal of the Security Trustee, as the case may be, and the termination of the other provisions of this Agreement.

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(g)

Without prejudice to the other provisions of this Section 8.8 (Indemnity), the Security Trustee and every Receiver, attorney, manager, agent or other Person appointed by the Security Trustee hereunder or under any other Security Document or Direct Agreement shall be entitled to be indemnified out of the Collateral in respect of all liabilities and expenses properly incurred by it or any one of them in the execution or purported execution of this Agreement or of any functions vested in it or any one of them pursuant to this Agreement, the Security Documents and any of the other Finance Documents and against all actions, proceedings, costs, claims and demands against it by third parties in respect of any acts or omissions relating to the Collateral, and the Security Trustee may retain any part of any monies held by it as a result of the operation or application of this Agreement, the Security Documents and any of the other Finance Documents constituting all sums necessary to effect such indemnity and also the remuneration of the Security Trustee.

(h)

In no event shall the Security Trustee be liable for any loss of profits, goodwill, reputation, business, opportunity or anticipated saving, or for special, punitive or consequential damages, whether or not the Security Trustee has been advised of the possibility of such loss or damages.

8.9	Compensation and Expenses

(a)

The Security Trustee shall be entitled to such compensation (which shall not be limited by any provision of law in regard to compensation of a trustee of an express trust) for all services rendered by the Security Trustee under this Agreement, the Security Documents and the other Finance Documents payable by the Securing Parties, as has been agreed from time to time between the Securing Parties and the Security Trustee in the SG Agency Fee Letter. Fees and expenses payable to the Security Trustee for its services under this Agreement and pursuant to the SG Agency Fee Letter shall be paid free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event the Securing Parties shall pay additional amounts (other than with respect to taxes, levies, imposts, duties, charges or other deductions or withholdings imposed on or measured by net income and resulting from a present or former connection of the Security Trustee to such jurisdiction) so that the Security Trustee will receive the amount that it would otherwise have received but for such deduction or withholding after allowing for any deductions or withholding attributable to additional amounts payable under this Agreement. Any Senior Debt Obligations paid to the Security Trustee shall be subject to the tax gross-up and indemnity provisions of the applicable Senior Debt Instrument (including, if applicable, Article 21 (Tax Gross-Up and Indemnities) of the Common Terms Agreement).

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(b)

The Security Trustee shall be entitled to reimbursement in its individual capacity, without duplication in respect of any other indemnity and/or expense reimbursement required under any other Finance Document, upon receipt by the Company of reasonable evidence (by invoice or other written evidence), for its reasonable advances, disbursements and expenses in connection with the performance of its duties hereunder (including the reasonable fees and expenses of its agents, any Receiver properly appointed under a Security Document or Direct Agreement and of counsel, accountants and other experts referred to in Section 8.6 (Consultation with Counsel, Etc.)) and under the Security Documents and any other Finance Documents (including (1) for the protection, preservation, repair or recovery of the Collateral (including payment of Taxes or purchasing insurance for the Collateral), (2) for the protection of the interest of the Security Trustee in the Collateral and (3) for the collection of indebtedness secured hereby and by the other Security Documents or enforcement of the Security Trustee’s remedies hereunder and under the other Security Documents following and during the Continuance of an Event of Default), and interest thereon, from time to time as services are rendered and advances, disbursements and expenses are incurred.

(c)

The Secured Parties shall have no liability for any fees, expenses or disbursements of the Security Trustee, but without prejudice to the obligations of the Secured Parties under Section 8.8 (Indemnity).

8.10	Certificates

Whenever in the performance of its respective duties under this Agreement, the Security Documents or the other Finance Documents, the Security Trustee in good faith shall deem it necessary or desirable that a matter be proved or established in connection with taking or omitting to take any action by the Security Trustee hereunder, under the Security Documents, or under any other Finance Document, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence, fraud or willful misconduct on the part of the Security Trustee, as determined by a court of competent jurisdiction in a final non-appealable judgment, be deemed to be conclusively proved or established by a written certificate of the relevant Securing Party, Holdco or the relevant Senior Creditor Group Representative delivered to the Security Trustee, and the Security Trustee need not call for further evidence and shall not be responsible for any loss occasioned by acting on such a certificate.

8.11	Stamp and Other Similar Taxes

(a)

The Securing Parties agree to indemnify and hold harmless the Security Trustee (in its capacity as such hereunder) and each other Secured Party from, and shall reimburse the Security Trustee and each other Secured Party for, any present or future claim for liability for any stamp, duty, registration, excise, property and other similar Taxes, including any penalties, additions, fines, surcharges or interest relating thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, the other Security Documents and the other Finance Documents, the trust created hereunder or the attachment or perfection of the Security Interests granted to the Security Trustee in any Collateral.

(b)	The obligations of the Securing Parties under this Section 8.11 (Stamp and Other Similar Taxes) shall survive the termination of this Agreement.

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(c)

Without in any way limiting the Securing Parties’ obligations pursuant to clause (a) above, each party hereto agrees that it shall undertake in good faith to avoid bringing, causing to be brought, or knowingly permitting to be brought any executed part or any copy of this Agreement into any jurisdiction, if as a result thereof any stamp duty, tax or other like charge would be incurred; provided that it is understood among the parties and the Securing Parties hereby expressly acknowledge and agree that the Secured Parties or a Senior Creditor Group Representative may take any such action (or direct the Security Trustee to take such action), irrespective of the stamp duty, tax or other charge which may be incurred as a result thereof if such action, in such Person’s reasonable judgment, is necessary or advisable for the purposes of the enforcement of this Agreement, the other Security Documents and the other Finance Documents or compliance with any order or direction of any governmental authority or the preservation of the Collateral or the rights and remedies of the Secured Parties.

8.12	Information

The Company agrees that, from time to time upon the reasonable request of the Security Trustee, it shall deliver to the Security Trustee a list setting forth, by each Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable:

(a)	the aggregate principal amount outstanding thereunder; and

(b)	the interest rate then in effect thereunder.

8.13	Books and Records

The Security Trustee shall maintain all such accounts, books and records as may be reasonably necessary to record properly all transactions carried out by it under this Agreement, the Security Documents, and the other Finance Documents. If permitted by applicable law and regulation, the Security Trustee shall provide the Securing Parties with any information or document relevant to such accounts, books and records as they may reasonably request from time to time.

8.14	Limitation on Security Trustee’s Duties in Respect of Collateral

(a)

Beyond its express duties set forth in this Agreement, the Security Documents or the other Finance Documents as to the custody thereof and the accounting to the Collateral Parties and the Secured Parties for monies received hereunder, the Security Trustee shall not have any duty to the Collateral Parties or the Secured Parties with respect to any Collateral in its possession or control or in the possession or control of its agent or nominee, any income thereon, or the priority or preservation of rights against prior parties or any other rights pertaining thereto.

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(b)

To the extent that the Security Trustee or an agent or nominee of the Security Trustee maintains possession or control of any of the Collateral, the Security Documents or the Direct Agreements at any office of the Security Trustee, the Security Trustee shall, or shall instruct such agent or nominee to, grant the Collateral Parties or the Secured Parties and the Senior Creditor Group Representatives access to such Collateral, Security Documents or Direct Agreements which they require for the conduct of their businesses, except, in the case of the Collateral Parties, if and to the extent that the Security Trustee shall have commenced a Security Enforcement Action.

8.15	Security Documents

Without prejudice to Section 8.5 (Liability), the Security Trustee shall not be liable for any failure, omission, or defect in perfecting the Security Interests, including any failure:

(a)	to register the same in accordance with the provisions of any of the documents of title of a Securing Party (or Holdco, as appropriate) to any of the property thereby charged;

(b)	to make any recordings or filings or re-recordings or re-filings in connection therewith;

(c)

to take, or to require a Securing Party (or Holdco, as appropriate) to take, any steps to perfect its title to any assets subject to any Security Documents or to render the Security Interests effective or to secure the creation of Security Interests under the laws of any jurisdiction;

(d)	to give notice to any Person of the execution of any of the Security Documents or the Direct Agreements; or

(e)	to obtain any license, consent or other authority for the creation of the Security Interests.

8.16	Exculpatory Provisions

The Security Trustee makes no representations as to the value or condition of the Collateral or any part thereof, or as to the title of any Collateral Party thereto or as to the rights and interests granted or the security afforded in this Agreement or any other Finance Document or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, any Security Document, any other Finance Document or the Senior Debt Obligations, and the Security Trustee shall incur no liability or responsibility in respect of any such matters.

8.17	Own Responsibility

Each Secured Party understands and agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of, and investigations into, the financial condition, creditworthiness, condition, affairs, status and nature of each party to each Finance Document and, accordingly, each such Secured Party warrants to the Security Trustee that it has not relied on, and will not rely on, the Security Trustee:

(a)

to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Person under or in connection with any Finance Document (whether or not such information has been, or is, circulated to such Person by the Security Trustee);

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(b)	to assess or review on its behalf the financial condition, solvency, creditworthiness, condition, affairs, status or nature of any Person; or

(c)

to assess or make any investigation as to the right or title of any person in or to, or the value or sufficiency of, any part of the Collateral, the priority of any of the Collateral or the existence of any Security Interest affecting the Collateral.

8.18	Merger of the Security Trustee

(a)

Any corporation into which the Security Trustee in its individual capacity shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Security Trustee (in its individual capacity) shall be a party, shall be the Security Trustee under this Agreement, the Security Documents, and any other Finance Document, without the execution or filing of any paper or any further act on the part of the parties hereto; provided that such party shall meet the requirements of Section 8.7 (Resignation, Removal and Replacement of Security Trustee).

(b)	The Security Trustee shall provide the Company and the Senior Creditor Group Representatives with prompt notice of a merger pursuant to clause (a) above.

8.19	Treatment of Senior Creditors by the Security Trustee

(a)	The Security Trustee may treat the Holders of the Senior Debt Obligations as the absolute owners thereof for all purposes unless the Security Trustee shall receive notice to the contrary.

(b)

Only the Intercreditor Agent and the Senior Creditor Group Representatives designated in accordance with this Agreement shall act as the duly authorized representatives of Senior Creditors with authority to act as such in connection with any matters pertaining to this Agreement, any Security Document, or any other Finance Document or the Collateral.

8.20	Compliance

(a)

None of the provisions of this Agreement, the Security Documents or the other Finance Documents shall be construed to require the Security Trustee to do anything which may be illegal or contrary to law or regulation. The Security Trustee may do anything which, in its reasonable opinion, is necessary or desirable to comply with any law or regulation. The Security Trustee may refrain from doing anything that, in its reasonable opinion, is contrary to any Finance Document.

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(b)

The Security Trustee shall be under no obligation to exercise any of the rights or powers vested in it in this Agreement, the Security Documents or the other Finance Documents, at the request or direction of any Securing Party or any Senior Creditor or Senior Creditor Group Representative, unless the Security Trustee shall have been offered security or indemnity and/or pre-funding reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction (including interest thereon from the time incurred until reimbursed).

(c)

The Security Trustee shall not be liable for any failure or delay in the performance of its obligations under this Agreement, the Security Documents or any other Finance Documents if it is prevented from so performing by an act of God or any other force majeure event.

8.21	Miscellaneous

(a)

The rights, powers, entitlements and authorities of the Security Trustee arising under this Agreement, any Security Document or any other Finance Document shall be in addition to any such rights, powers, entitlements and authorities arising by applicable law.

(b)	The Security Trustee shall have the right at any time to seek instructions concerning the administration of this Agreement from any court of competent jurisdiction in the United States.

(c)

If the Security Trustee is also a Senior Creditor or Senior Creditor Group Representative, the Security Trustee shall have the same rights and powers under this Agreement, any Security Document, and any other Finance Document as any other Senior Creditor or Senior Creditor Group Representative, as the case may be, and may exercise those rights as though it were not the Security Trustee.

(d)

The Security Trustee may in its individual capacity (or for any parent, subsidiary or associated Person) accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Collateral Party, any other Secured Party, the Account Bank, or any of their Affiliates, and retain any profits or remuneration in connection with its activities under the Finance Documents or in relation to any of the foregoing, without affecting the right to enforce any Senior Debt Obligations or other right to payment or Security Interest created hereunder or pursuant hereto as freely as if it were not the Security Trustee hereunder. The Security Trustee shall notify the Company and each Senior Creditor Group Representative at any time it believes it has any interest conflicting with its obligations hereunder.

(e)

The Security Trustee in its individual capacity hereby waives any right of banker’s lien, set-off or counterclaim in respect of any assets contained in the Accounts or otherwise that are held by the Security Trustee as Security Trustee hereunder.

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(f)

Except to the extent that this Agreement, any Security Document and any other Finance Document expressly contemplates that the Security Trustee is allowed to act through agents or other third parties, the Security Trustee shall not delegate, assign or otherwise transfer any of its obligations, duties or responsibilities hereunder without the prior written consent of (x) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent and (y) at any other time, the Senior Creditor Group Representatives representing the Majority in Interest of the Senior Creditors; provided that no such consent shall be required in connection with the enforcement of remedies hereunder on behalf of or for the benefit of the Senior Creditors and no such consent shall be unreasonably withheld or delayed. The Security Trustee shall not be responsible for the acts or omissions of any such agents or third parties selected by it in good faith; provided that nothing herein shall constitute a waiver by the Collateral Parties or the Secured Parties of any of their rights against (A) the Security Trustee as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or (B) such agents or third parties appointed by the Security Trustee.

(g)

The Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which it considers reasonably necessary or advisable for the protection and benefit of the Secured Parties.

9.	THE ACCOUNT BANK

9.1	Appointment and Role of the Account Bank

(a)

As of the date of this Agreement, the Company has appointed Mizuho Bank, Ltd. as the Account Bank and Mizuho Bank, Ltd. hereby accepts such appointment and agrees to act as the Account Bank under the express terms of this Agreement. The Security Trustee and each Senior Creditor Group Representative hereby acknowledge and consent to such appointment.

(b)	The parties hereby agree that the Account Bank shall only be responsible for performing the functions expressly set forth in this Agreement as being those of the Account Bank.

9.2	Undertakings of the Account Bank

(a)	The Account Bank shall, in relation to each Account:

(i)	comply with all instructions given to it and provide such information as may be required from it in relation to the Accounts pursuant to the provisions of Article 4 (Cash Flow and Accounts);

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(ii)	not permit any Account to be closed without the prior consent of the Security Trustee (acting upon instructions from each Senior Creditor Group Representative);

(iii)	act upon any instruction given by the Security Trustee in accordance with this Agreement; and

(iv)

in the event of any conflict between the terms of this Agreement and any mandate or any other agreements entered into with the Company at any time and notwithstanding any provisions of such mandates and agreements that would purport to resolve any conflict between that mandate or agreement and this Agreement in favor of that mandate or agreement (including but not limited to Section 6.9 of the Funds Transfer Agreement), treat this Agreement as taking precedence.

(b)

Subject to the rights reserved to the Account Bank in Section 3.2(d)(vii) (Security Interests to be Granted by the Securing Parties – Provisions Related to Secured Accounts), the Account Bank in its individual capacity hereby waives any right of banker’s lien, set-off or counterclaim in respect of any assets contained in the Accounts or otherwise that are held by the Account Bank hereunder.

9.3	No Fiduciary Duties

Nothing in this Agreement constitutes the Account Bank as a trustee or fiduciary of any other Person. The Account Bank shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

9.4	The Account Bank Individually

(a)

If it is also a Senior Creditor, the Account Bank shall have the same rights and powers under this Agreement and each other Finance Document as any other Senior Creditor and may exercise those rights and powers as though it were not the Account Bank.

(b)	The Account Bank may:

(i)	accept deposits from, lend money to, and generally engage in any kind of banking or other business with any Collateral Party, any other Secured Party or any of their Affiliates; and

(ii)	retain any profits or remuneration in connection with its activities under the Finance Documents or in relation to any of the foregoing.

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9.5	Rights and Discretions of the Account Bank

(a)	The Account Bank may conclusively rely on:

(i)	any representation, notice or other document which it in good faith believes to be genuine and correct and to have been signed by, or with the authority of, the proper Person; and

(ii)

any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b)

The Account Bank may assume (unless it has received notice to the contrary in its capacity as Account Bank) that any right, power, authority or discretion vested in any Person or any group thereof has been validly exercised.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, the Account Bank is not obliged to do or omit to do anything if it would or might (in its reasonable opinion) constitute a breach of any law or duty, including the duty of confidentiality.

(d)	Notwithstanding anything to the contrary expressed or implied in any Finance Document, the Account Bank shall not:

(i)

be bound to monitor or inquire as to whether or not any representation made or deemed to be made by any Collateral Party thereof is true or as to the occurrence or otherwise of any Event of Default, the occurrence of the Stage 3 Completion Date, or any other event or occurrence;

(ii)

be under any obligations other than those which are specifically provided for in this Agreement, and no implied duties or covenants shall be read against the Account Bank (other than any obligations that are not waivable under any applicable laws); or

(iii)	be bound to exercise any right, power or discretion vested in it under any of the Finance Documents unless instructed or otherwise required to do so in accordance with this Agreement.

(e)

Upon receiving instructions from the Company or the Security Trustee, as the case may be, to make payments out of an Account, the Account Bank may assume that all conditions specified in this Agreement and in any other Finance Documents to the making of any payment out of any Account have been satisfied unless it has actual knowledge or actual notice to the contrary in its capacity as the Account Bank.

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(f)

The Account Bank may assume (unless it has received a notice from the Security Trustee pursuant to Section 4.6(b)(i) (Control and Investment of Funds in Accounts)) that no Event of Default has occurred and that any proposed withdrawal is permitted by this Agreement and the other Finance Documents, but shall not be obliged to give effect to any notice of withdrawal if to give such notice effect would or might (in its reasonable opinion) breach the terms of this Agreement.

(g)

If the Account Bank receives a notice from the Security Trustee pursuant to Section 4.6(b)(i) (Control and Investment of Funds in Accounts), the Account Bank will disregard any conflicting directions, notices or other documents it receives from the Company until a notice is delivered by the Security Trustee to the Account Bank pursuant to and in accordance with Section 4.6(c) (Control and Investment of Funds in Accounts) with respect to the relevant Declared Event(s) of Default.

(h)

The Account Bank shall have no obligation to familiarize itself with and shall have no responsibility with respect to any agreement or document (other than the terms of this Agreement relating to the rights and duties of the Account Bank) relating to the transactions contemplated by the Finance Documents nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of such agreement or document, except those errors manifestly apparent on the face of such document or of which the Account Bank has actual knowledge; provided that nothing herein shall constitute a waiver by the Company or the Secured Parties of any of their rights against the Account Bank as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. If any remittance or communication received by the Account Bank appears manifestly erroneous to the Account Bank in the judgment of the Account Bank, the Account Bank may make an inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred.

(i)

The Account Bank may consult with, and obtain and rely on advice or services from, legal counsel, accountants and other experts, subject, with respect to legal counsel, to the same requirements as those set forth with respect to legal counsel of the Security Trustee in Section 8.6(b) (Consultation with Counsel, Etc.) and with respect to the Consultants, to the requirements of Article 13 (Consultants) of the Common Terms Agreement (whether obtained by the Account Bank or by any other Secured Party, and with the reasonably incurred cost thereof in each case at the expense of the Securing Parties), in connection with the performance of its duties hereunder or under the other Finance Documents and, notwithstanding any monetary or other limit on liability in respect thereof, it shall incur no liability and shall be fully protected in acting in good faith in accordance with the written opinion and advice of such counsel, accountants and other experts.

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9.6	No Responsibility for Documentation

The Account Bank is not responsible for:

(a)	the execution (other than its own execution of this Agreement), genuineness, validity, adequacy, enforceability, admissibility in evidence or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)

the adequacy, accuracy and/or completeness of any statements (whether written or oral) made in, or in connection with, any Finance Document, with the exception of any statements made by the Account Bank in this Agreement with respect to itself.

9.7	Exclusion of Liability

(a)

The Account Bank shall not be liable to any other party for any action taken or not taken by it under, or in connection with, this Agreement or any other Finance Document unless directly caused by its gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment. The Account Bank shall not otherwise be liable or responsible for any liabilities or inconvenience which may result from anything done or omitted to be done by it in connection with this Agreement. Liabilities arising under this clause shall be limited to the amount of the Securing Parties’ actual loss (such loss shall be determined as at the date of default of the Account Bank or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances not known to the Account Bank at the time of entering into the Agreement, or at the time of accepting any relevant instructions, which increases the amount of the loss. In no event shall the Account Bank be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive or consequential damages, whether or not the Account Bank has been advised of the possibility of such loss or damages.

(b)

None of the provisions of this Agreement, the Security Documents, or the other Finance Documents shall be construed to require the Account Bank to do anything which may (i) be illegal or contrary to law or regulation or (ii) cause it to expend or risk its own funds or otherwise to incur any financial liability in the performance of any of its duties hereunder or thereunder if it shall have reasonable grounds for belief that repayment of such funds or indemnity against such risk or liability is not reasonably assured to it. The Account Bank shall be excused from taking any action hereunder in the circumstances described in the preceding sentence.

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9.8	Indemnities

(a)

The Securing Parties agree to indemnify (without duplication in respect of any other indemnity required under Section 12.18 (Other Indemnities) or any other Finance Document) the Account Bank in its individual capacity and its directors, officers, agents, employees and Affiliates for, and to hold each of them harmless against, any loss, liability, claim, judgment, settlement, compromise, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Security Documents and the other Finance Documents, unless arising from the gross negligence, fraud, or willful misconduct of the Account Bank or the Persons that are seeking indemnification as determined by a court of competent jurisdiction in a final non-appealable judgment, including the costs and expenses of defending itself against any claim of liability in the premises. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.8 (Indemnities) may be unenforceable in whole or in part because they are violative of any law or public policy, the Securing Parties shall contribute the maximum portion that such parties are permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Account Bank and its directors, officers, agents and employees or any of them.

(b)

Without limiting the liability of the Securing Parties under the Finance Documents, if the Securing Parties fail to comply with their obligations under clause (a) above, each Senior Creditor shall (based on the proportion of indebtedness owed to it by the Company relative to the aggregate indebtedness owed by the Company to all Senior Creditors under the Senior Debt Instruments and Permitted Senior Debt Hedging Instruments) indemnify the Account Bank (and its directors, officers, agents, employees and Affiliates), within five Business Days of demand, against any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever (including reasonable attorneys’ fees and expenses) incurred by the Account Bank or such related Persons with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Finance Documents, unless arising from the Account Bank’s or such Person’s gross negligence, fraud, or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c)

The Securing Parties shall, within five Business Days of demand (but without duplication of indemnification otherwise received by the Account Bank or a Senior Creditor from the Company), reimburse each Senior Creditor for any payment properly made by it under clause (b) above upon production of a certificate from each such Senior Creditor setting out the details of such payment.

(d)

The provisions of Section 9.7 (Exclusion of Liability) and this Section 9.8 (Indemnities) shall survive the resignation of the Account Bank pursuant to Section 9.9 (Resignation, Removal and Replacement of the Account Bank) and the termination of the other provisions of this Agreement.

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(e)

The Company agrees that, subject to Article 4 (Cash Flow and Accounts) and the other terms of this Article 9 (The Account Bank), the Account Bank may act upon any instruction, including any telex, facsimile or email instructions, that are received by the Account Bank from Persons that are or which are reasonably believed by the Account Bank to be authorized by the Company, the Manager or the Security Trustee, as the case may be. The Securing Parties agree to indemnify and hold the Account Bank (and its directors, officers, agents, employees and Affiliates) harmless from any claims by virtue of the Account Bank’s acting upon any instruction, such as any telex, facsimile or email instructions, as such instructions were understood by the Account Bank, except for claims relating solely to the Account Bank’s or such Person’s gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment. The Account Bank shall not be liable for any errors in the transmission or the illegibility of any telexed, telecopied or emailed documents. In the event the Company sends the Account Bank a manually signed confirmation of the previously sent telex, facsimile or email instructions, the Account Bank shall have no duty to compare it against the previous instructions received by the Account Bank nor shall the Account Bank have any responsibility should the contents of the written confirmation differ from the telex, facsimile or email instructions acted upon by the Account Bank.

(f)

In no event shall the Account Bank be liable for any claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by any party arising to it from receiving or transmitting any data from the Company or any Person authorized to act on behalf of the Company (including the Manager and any Person so authorized by the Manager) or the Security Trustee, as the case may be, via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email, except for any such claims relating solely to the Account Bank’s gross negligence, fraud, or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Company accepts that some methods of communication are not secure, and the Account Bank shall incur no liability for receiving instructions from Persons purporting to be, or which instructions appear to be authorized by, the Company or the Security Trustee, as the case may be, via any such non-secure method. The Account Bank is authorized to comply with and rely upon any such notice, instructions or other communications purported to have been sent by a Person authorized by the Company or the Security Trustee, as the case may be. The Company shall use all reasonable endeavors to ensure that instructions transmitted to the Account Bank pursuant to this Agreement are complete and correct. Any such instructions shall be conclusively deemed to be valid instructions from the Company or the Security Trustee, as the case may be, to the Account Bank for the purposes of this Agreement. The Account Bank has no duty or obligation to investigate the authenticity or correctness of the matters stated in any instruction, notice or other document from the Company or the Security Trustee, or to confirm that the signatories on the instruction, notice or document were properly appointed.

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(g)

If any indemnity furnished to the Account Bank for any purpose shall, in the reasonable opinion of the Account Bank, be insufficient or become impaired, the Account Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Senior Creditor to indemnify the Account Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Senior Creditor’s pro rata share thereof; provided, further, that this sentence shall not be deemed to require any Senior Creditor to indemnify the Account Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement arising from the Account Bank’s gross negligence, fraud or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.

(h)

The Account Bank shall not be liable for any failure or delay in the performance of its obligations under this Agreement, the Security Documents or any other Finance Documents if it is prevented from so performing by an act of God or any other force majeure event.

9.9	Resignation, Removal and Replacement of the Account Bank

(a)

(i) Subject to the appointment and acceptance of a successor Account Bank, the Account Bank may resign as Account Bank hereunder by giving written notice to the Company and each Senior Creditor Group Representative or (ii) so long as no Event of Default has occurred and is Continuing, the Company may remove the Account Bank as Account Bank hereunder by giving not less than 30 days’ written notice to the Account Bank and each Senior Creditor Group Representative.

(b)

Any successor Account Bank shall be approved by (x) for so long as the Common Terms Agreement is outstanding, the Intercreditor Agent, and (y) at any other time, the Senior Creditor Group Representatives representing the Majority in Interest of the Senior Creditors.

(c)

If no successor Account Bank shall have been so appointed in accordance with clauses (a) and (b) above and shall have accepted such appointment within 60 days after (i) the retiring Account Bank has given notice of its resignation or (ii) the date fixed for such removal, as applicable, the Account Bank may, at the expense of the Securing Parties, petition any court of competent jurisdiction in the United States for the appointment of a successor Account Bank. Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor Account Bank. If no successor Account Bank shall have been so appointed in accordance with clauses (a) and (b) above or (A) this clause (c) and shall have accepted such appointment within 90 days or (B) in the case of this clause (c) if the Account Bank, acting reasonably, cannot determine a court of competent jurisdiction in the United States that will consider the petition contemplated in this clause (c) within 60 days, in each case after (x) the retiring Account Bank gives notice of its resignation or (y) the date fixed for such removal, as applicable, the Account Bank may, at the

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expense of the Securing Parties, appoint a successor Account Bank; provided that if no successor Account Bank shall have been so appointed by the Account Bank within 30 days after the termination of such 90-day period, the Company may, at the expense of the Securing Parties, appoint a successor Account Bank with the consent of the Intercreditor Agent (not to be unreasonably withheld, taking into account the requirements applicable to an Account Bank). Any successor Account Bank appointed pursuant to this clause (c) shall be a bank meeting the criteria in the definition of Account Bank.

(d)

The retiring or removed Account Bank shall, at the Company’s cost and expense, make available to the successor Account Bank such documents and records and provide such assistance as the successor Account Bank may reasonably request for the purposes of performing its functions as Account Bank under the Finance Documents, and any amounts standing to the credit of the Accounts maintained by the retiring or removed Account Bank shall be transferred to the corresponding accounts opened on the books of the successor Account Bank.

(e)

The resignation or removal of the Account Bank and the appointment of the successor Account Bank shall become effective only upon the execution and delivery, to the Company and the Security Trustee, by the successor Account Bank of:

(i)	an Accession Agreement substantially in the form of Schedule D-3 (Forms of Accession Agreements – Form of Account Bank Accession Agreement) acceding to this Agreement;

(ii)	one or more certificates as to the due authorization, execution and delivery of the Accession Agreement and incumbency of the officers or attorneys-in-fact who executed the Accession Agreement; and

(iii)	such acknowledgements and other documentation as may be necessary or that may be reasonably required by the Security Trustee to maintain the Security Interests.

(f)

Upon the effective succession of a successor Account Bank, the retiring Account Bank shall have no further obligation or liability hereunder or under any Finance Document except for liability with respect to the acts or omissions of such retiring Account Bank prior to such succession. Section 9.7 (Exclusion of Liability) shall continue in effect for the benefit of the retiring Account Bank in respect of any actions taken or omitted to be taken by it while it was acting as Account Bank. The successor Account Bank and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor Account Bank had been an original party.

(g)

The Account Bank agrees that it shall, if so requested in writing by any Senior Creditor Group Representative or the Company following the Account Bank’s ceasing to meet the requirements to be an Account Bank (as specified in the definition of “Account Bank”), tender its resignation in accordance with this Section 9.9 (Resignation, Removal and Replacement of the Account Bank).

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(h)

Any corporation or financial institution into which the Account Bank in its individual capacity shall be merged, or with which it shall be consolidated, or any corporation or financial institution resulting from any merger or consolidation to which the Account Bank (in its individual capacity), or any corporation or financial institution succeeding to the corporate trust (or similar) business of the Account Bank shall be the Account Bank under this Agreement, the Security Documents, and any other Finance Document, without the execution or filing of any paper or any further act on the part of the parties hereto; provided that such party shall meet the requirements of this Section 9.9 (Resignation, Removal and Replacement of the Account Bank).

9.10	Notice and Acknowledgment of Security

(a)

Each Securing Party hereby gives notice to the Account Bank that it has charged to the Security Trustee all of its right, title and interest in the Accounts, and all cash, Financial Assets or other property now or hereafter credited thereto, or held therein, and investments (including any Authorized Investments) made with or arising out of such funds, and all proceeds of the foregoing, as provided in Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral), Section 3.2(b) (Security Interests to be Granted by the Securing Parties – Security Interests – General) and Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts).

(b)

The Account Bank acknowledges the notice of grant of a Security Interest from the Securing Parties set forth herein in respect of each Account and acknowledges that it has not prior to the date hereof received notice of any previous assignments of Liens over or trusts in respect of such Accounts.

9.11	Compensation and Expenses

(a)

The Account Bank shall be entitled to such compensation for all services rendered by the Account Bank under this Agreement, the Security Documents and the other Finance Documents, payable by the Company, as may be agreed from time to time between the Company and the Account Bank.

(b)

The Account Bank shall be entitled to reimbursement in its individual capacity, without duplication in respect of any other indemnity and/or expense reimbursement required under any other Finance Document, upon receipt by the Company of reasonable evidence (by invoice or other written evidence), for its reasonable advances, disbursements and expenses in connection with the performance of its duties hereunder and under the Security Documents and any other Finance Documents, from time to time as services are rendered and advances, disbursements and expenses are incurred.

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(c)	The Secured Parties shall have no liability for any fees, expenses or disbursements of the Account Bank, except to the extent provided for in Section 9.8 (Indemnities).

10.	OBLIGATIONS UNDER SECURITY DOCUMENTS

10.1	Nature of Obligations

(a)

This Agreement and the Senior Debt Obligations shall continue to be effective or be automatically reinstated, as the case may be, if (and to the extent that) any payment or performance of the Senior Debt Obligations by the Company or any discharge given by a Secured Party (whether in respect of the obligations of the Company or any security for those obligations or otherwise) is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must be returned or restored by the Security Trustee or any other Secured Party (i) as a result of Bankruptcy, insolvency, reorganization with respect to the Company or any Collateral Party, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Company, any Collateral Party or for any substantial part of the Company’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Company) in respect of such payment or otherwise, or (iv) as a result of any similar event or otherwise and, in such case:

(i)	the liability of the Company shall continue as if the payment or discharge in the amount so rescinded, reduced, restored or returned had not occurred;

(ii)

such Senior Debt Obligations shall be reinstated on the same terms and conditions applicable thereto prior to the payment of the rescinded, reduced, restored or returned amount, and shall be deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned; and

(iii)

each Secured Party shall be entitled to recover the value or amount of that security or payment from the Company as if the payment or discharge in the amount so rescinded, reduced, restored or returned had not occurred.

(b)

Subject to Article 11 (Guarantees), the obligations of the Collateral Parties under this Agreement and the other Finance Documents shall not be affected by any act, omission, matter or thing which, but for this Section 10.1 (Nature of Obligations), would reduce, release or prejudice any of such obligations (whether or not known to it or to any Secured Party), including:

(i)	any change in the time, manner or place of payment of, or in any other term of the Senior Debt Obligation (including any increase in the amount thereof);

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(ii)

any rescission; waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Finance Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Senior Debt Obligations, in each case whether or not in accordance with the terms hereof or such Finance Document or any agreement relating to such other guaranty or security;

(iii)	the release of any other Person under the terms of any agreements or arrangement with any creditor;

(iv)

any exchange, surrender, release or non-perfection of any Collateral, or any exchange, surrender, release, non-perfection, amendment or waiver or addition of or consent to departure from any other security interest held by any Secured Party or of any Lien on other collateral for all or any of the Senior Debt Obligations or any avoidance of any Lien;

(v)	any change in the corporate existence, structure or ownership of the Collateral Parties, or any Bankruptcy of the Collateral Parties;

(vi)	any unenforceability, illegality or invalidity of any Finance Document, Senior Debt Obligation, Security Interest or any other agreement or instrument relating thereto;

(vii)

any other circumstance whatsoever which may in any manner or to any extent vary the risk of any Collateral Party as an obligor in respect of the Senior Debt Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of any Collateral Party for the Senior Debt Obligations, or of such Collateral Party under this Agreement or any other Finance Document or of any other Security Interest granted by any Collateral Party, whether in a Bankruptcy Proceeding or in any other instance;

(viii)	the exercise by any Secured Party of any remedy, power or privilege contained in any Finance Document or available at law, equity or otherwise;

(ix)

any action by the Security Trustee to take and hold security or Collateral for the payment of the Senior Debt Obligations, or to sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Security Trustee has been granted a Lien, to secure any indebtedness to the Security Trustee of any Securing Party, any of its Affiliates or any other Person party to a Transaction Document;

(x)

any reduction, limitation, impairment or termination of any of the Senior Debt Obligations for any reason other than payment or the written agreement of the Secured Parties to reduce, limit or terminate such Senior Debt Obligations and each Securing Party hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence (other than the occurrence of the Discharge Date) affecting, any Senior Debt Obligation of any Securing Party, any Affiliate of such Securing Party or otherwise;

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(xi)

the application of payments received from any source (other than payments received pursuant to the Finance Documents or from the proceeds of any security for the Senior Debt Obligations to the payment of indebtedness other than the Senior Debt Obligations), even though any Secured Party might have elected to apply such payment to any part or all of the Senior Debt Obligations;

(xii)	any Bankruptcy of any Securing Party or any other Person;

(xiii)	any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Securing Party (other than the defense of payment); or

(xiv)

any failure or omission to assert or enforce, or agreement or election not to assert or enforce, delay in enforcement, or stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of any claim or demand or any right, power, remedy (whether arising under any Senior Debt Instrument, any Permitted Senior Debt Hedging Instrument, at law, in equity or otherwise) with respect to the Senior Debt Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Senior Debt Obligations.

For the avoidance of doubt, this clause (b) is not intended to vitiate any express provision or written waiver granted by the Senior Creditors under and in accordance with the Finance Documents, in each case in accordance with the express terms (and subject to any conditions or limitations) of such provisions or waivers.

(c)	Each Securing Party waives, to the maximum extent permitted by applicable Government Rules:

(i)

any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any Person, any security which the Security Trustee may hold or any other remedy before making a claim on the Company or any other Securing Party;

(ii)

all rights under any law limiting remedies under an obligation secured by a mortgage or deed of trust on real property if the real property is sold under a power of sale contained in such mortgage or deed of trust;

(iii)

all rights to require the Security Trustee to give any notices of any kind, including notices of nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests, except as expressly set forth herein or as expressly provided in the Common Terms Agreement or other Finance Documents; and

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(iv)

all defenses based on the disability or lack of authority of a Securing Party or any Person, the repudiation of the Finance Documents by Securing Party or any Person, the failure by the Security Trustee or the Secured Parties to enforce any claim against such Securing Party, or the unenforceability in whole or in part of any Finance Documents.

(d)

Until all amounts which are due and payable by the Company to a Secured Party under or in connection with each Finance Document have been irrevocably paid in full, each such Secured Party (and any trustee or agent on its behalf) may:

(i)

refrain from applying or enforcing any other monies, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and otherwise as it sees fit (whether against those amounts or otherwise), and the Company shall not be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any monies received from the Company or on account of the Company’s liability under the Finance Documents.

(e)

Until all amounts which may be, or become, payable by the Company under or in connection with the Finance Documents have been irrevocably paid in full and unless each of the Senior Creditor Group Representatives otherwise directs, a Securing Party shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party.

(f)

Each Securing Party acknowledges that, subject to the terms of this Agreement and the other Finance Documents, its liability and recourse to it and its assets hereunder and under such other Finance Documents shall include any of its assets, wheresoever located.

10.2	Suspense Account

Unless instructed to the contrary in accordance with Section 6.3 (Conduct of Security Enforcement Action) and subject to Section 6.7 (Enforcement Proceeds Account), all monies received, recovered or realized by the Security Trustee under the Finance Documents (including prior to or following any conversion of currency) may, in the discretion of the Security Trustee, be credited to a suspense account and held therein for so long as the Security Trustee may reasonably determine pending their conversion into another currency and/or application from time to time in or towards satisfaction of the Senior Debt Obligations in accordance with the terms of this Agreement.

Second A&R Common Security and Account Agreement

§ 10.3

10.3	Limitation on Recourse

(a)

The Senior Debt Obligations are full recourse obligations of the Securing Parties, but are non-recourse to all Affiliates of the Securing Parties and their respective direct and indirect members (including the Sponsor and its respective Affiliates), controlling Persons, directors, officers, employees or agents (collectively, the “Non-Recourse Persons”) except as set forth in clause (b) below.

(b)

Each Secured Party acknowledges and agrees that it shall have no claim against or recourse to any of the Non-Recourse Persons for the payment or performance of the Senior Debt Obligations or other obligations of the Securing Parties under the Finance Documents, except for (i) Holdco, but solely to the extent of its obligations under the Security Documents and Direct Agreement(s) to which it is party and (ii) any claim against a Non-Recourse Person for the recovery of any payment made to such Non-Recourse Person in breach of any of the Finance Documents. This clause (b) is not intended to impair any contractual obligations that any Non-Recourse Person has undertaken for the benefit of any Senior Creditors under any Finance Document.

(c)	Nothing in this Section 10.3 (Limitation on Recourse) shall:

(i)

affect or diminish or constitute a waiver, release or discharge of any of the Senior Debt Obligations, or of any of the terms, covenants, conditions or provisions of this Agreement or any other Finance Document, and the same shall continue until the Discharge Date or, if reinstated in accordance with Section 10.1(a) (Nature of Obligations), until fully paid in US Dollars, discharged, observed or performed;

(ii)

limit or restrict the right of the Secured Parties to name a Securing Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any remedy under or with respect to this Agreement or any other Finance Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person except as set forth in this Section 10.3 (Limitation on Recourse);

(iii)

prevent the commencing of any action, suit or proceeding in respect of, or causing legal papers to be served upon any Person for the purpose of obtaining jurisdiction over, a Securing Party or any other Person;

(iv)

in any way limit or restrict any right or remedy of the Secured Parties with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for, its own acts in connection with any fraud, gross-negligence or willful misappropriation of any

Second A&R Common Security and Account Agreement

§ 10.4

earnings, revenues, rents, issues, profits or proceeds from the Collateral that should or would have been paid as provided in this Agreement or any other Finance Document or paid or delivered to a Secured Party towards any payment required under this Agreement or any other Finance Document; or

(v)

affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant or agreement in respect of any security interest granted by a Non-Recourse Person in a Finance Document to which any Non-Recourse Person is a party or as security for the obligations of the Securing Parties.

10.4	No Interference; Payment Over; Exculpatory Provisions

(a)	Each Senior Creditor agrees that:

(i)

it shall not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any Senior Debt Obligations or any Finance Document or the validity, attachment, perfection or priority of any Lien under any Finance Document or the validity or enforceability of the priorities, rights or duties established by other provisions of this Agreement or the Security Documents; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Creditor from challenging or questioning the validity or enforceability of any Senior Debt Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code;

(ii)

it shall not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Security Trustee;

(iii)

except as provided herein and in the other Security Documents, it shall have no right to and shall not otherwise (A) direct the Security Trustee or any other Senior Creditor to exercise any right, remedy or power with respect to any Common Collateral or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Security Trustee or any other Senior Creditor represented by it of any right, remedy or power with respect to any Collateral;

(iv)

it shall not institute any suit or assert in any suit, Bankruptcy Proceeding or other proceeding any claim against the Security Trustee or any other Senior Creditor represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral; and

Second A&R Common Security and Account Agreement

§ 10.5

(v)

it shall not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Security Trustee or any other Senior Creditor (A) to enforce this Agreement and the other Finance Documents or (B) to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting Senior Debt Obligations.

(b)

Each Senior Creditor hereby agrees that if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any Common Collateral pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any insolvency or liquidation proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the discharge of the Senior Debt Obligations in accordance with Section 12.1 (Termination), it shall hold such Common Collateral, proceeds or payment in trust for the other Senior Creditors having a Security Interest in such Common Collateral and promptly transfer any such Common Collateral, proceeds or payment, as the case may be, to the Security Trustee, to be distributed by the Security Trustee in accordance with the provisions of Section 6.7 (Enforcement Proceeds Account) hereof; provided, however, that the foregoing shall not apply to any Common Collateral purchased by any Senior Creditor for cash pursuant to any exercise of remedies permitted hereunder.

(c)

None of the Security Trustee, Intercreditor Agent, Account Bank, Senior Creditor Group Representatives or any Senior Creditor shall be liable for any action taken or omitted to be taken by the Security Trustee, Intercreditor Agent, Account Bank, Senior Creditor Group Representatives or any Senior Creditor with respect to any Collateral in accordance with the provisions of this Agreement.

10.5	Certain Agreements with Respect to Bankruptcy

(a)

This Agreement shall continue in full force and effect notwithstanding the commencement of any Bankruptcy Proceeding or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Collateral Party.

(b)

If any Collateral Party shall become subject to a Bankruptcy Proceeding and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each Senior Creditor (other than any Controlling Claimholder) agrees as follows:

(i)

adequate notice to a Senior Creditor for such DIP Financing or use of cash collateral shall be deemed delivered to such Senior Creditor if such Senior Creditor receives notice five Business Days prior to the hearing to approve such DIP Financing or use of cash collateral on an interim basis and at least fifteen days in advance of the hearing to approve such DIP Financing or use of cash collateral on a final basis; and

Second A&R Common Security and Account Agreement

§ 10.5

(ii)

it will not raise any objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (A) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any Senior Creditors constituting DIP Financing Liens) are subordinated thereto, and (B) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the Senior Debt Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (w) the Senior Creditors retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Senior Creditors (other than any Liens of the Senior Creditors constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Proceeding, (x) the Senior Creditors are granted Liens on any additional collateral pledged to any Senior Creditors as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Senior Creditors as set forth in this Agreement (other than any Liens of any Senior Creditors constituting DIP Financing Liens), (y) if any amount of such DIP Financing or cash collateral is applied to repay any of the Senior Debt Obligations, such amount is applied pursuant to Section 6.7 (Enforcement Proceeds Account) of this Agreement, and (z) if any Senior Creditors are granted adequate protection with respect to the Senior Creditors subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 6.7 (Enforcement Proceeds Account) of this Agreement; provided that the Senior Creditors shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Senior Creditors that shall not constitute Common Collateral; provided, further, that the Senior Creditors receiving adequate protection shall not object to any other Senior Creditor receiving adequate protection comparable to any adequate protection granted to such Senior Creditors in connection with a DIP Financing or use of cash collateral.

Second A&R Common Security and Account Agreement

§11.1

Nothing in this Section 10.5(b) limits or impairs the rights of the Senior Creditors to object to any motion regarding DIP Financing (including a DIP Financing proposed by one or more Senior Creditors) or cash collateral to the extent that (1) the objection could be asserted in a Bankruptcy Proceeding by unsecured creditors generally, is consistent with the other terms of this Section 10.5(b), and is not based on the status of a Senior Creditor as holder of a Lien, or (2) the DIP Financing does not meet the conditions of this Section 10.5(b).

(c)

If any Senior Creditor is granted adequate protection (A) in the form of Liens on any additional collateral, then each other Senior Creditor shall be entitled to seek, and each Senior Creditor will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the Senior Creditors as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other Senior Creditor shall be entitled to seek, and each Senior Creditor will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Senior Debt Obligations pursuant to Section 6.7 (Enforcement Proceeds Account).

11.	GUARANTEES

11.1	Guarantor Obligations

Each of the Guarantors hereby, jointly and severally, as a primary obligor and not merely as a surety, unconditionally and irrevocably, guarantees to the Security Trustee, for the ratable benefit of each Secured Party and its respective successors and permitted endorsees, transferees and assigns, the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Senior Debt Obligations under the Facility Agreements and other Finance Documents (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or any equivalent provision in any applicable jurisdiction).

(a)	[Reserved].

(b)

Each Guarantor agrees that the Senior Debt Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article 11 (Guarantees) or affecting the rights and remedies of any Secured Party hereunder.

(c)

Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.2(c) (Modification Approval Levels – Release of Collateral, Security Interests or Guarantees), the guarantee contained in this Article 11 (Guarantees) shall remain in full force and effect, with respect to each Secured Party, until all Senior Debt Obligations and the obligations of each Guarantor under the guarantee contained in this Article 11 (Guarantees) shall have been satisfied by payment in full. Each Guarantor hereby irrevocably waives any right to revoke this guarantee in respect of obligations under future transactions that constitute Senior Debt Obligations.

Second A&R Common Security and Account Agreement

§ 11.2

(d)

No payment made by any of the Securing Parties, any other guarantor or any other Person or received or collected by any Secured Party from any of the Securing Parties, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Senior Debt Obligations under the Finance Documents shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of such Senior Debt Obligations or any payment received or collected from such Guarantor in respect of such Senior Debt Obligations), remain liable for such Senior Debt Obligations up to the maximum liability of such Guarantor hereunder until such Senior Debt Obligations are paid in full.

11.2	Right of Contribution

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4 (No Subrogation) below. The provisions of this Article 11 (Guarantees) shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Party, and each Guarantor shall remain liable to such Secured Party for the full amount guaranteed by such Guarantor hereunder.

11.3	Payment by Guarantors

Subject to Section 11.2 (Right of Contribution), each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Senior Debt Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), each Guarantor will upon demand pay, or cause to be paid, in cash, to the Security Trustee for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Senior Debt then due as aforesaid, accrued and unpaid interest on Senior Debt Obligations (including interest which, but for the Company becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Senior Debt Obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy case) and all other Senior Debt Obligations then owed to the Secured Parties as aforesaid.

Second A&R Common Security and Account Agreement

§11.4

11.4	No Subrogation

Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Senior Debt Obligations under any Senior Debt Instrument, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Secured Parties by the Company on account of the Senior Debt Obligations are paid in full (as shown by payoff letter pursuant to Section 12.1 (Termination)). If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Senior Debt Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Security Trustee, on behalf of the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Security Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Security Trustee, if required), to be applied against the Senior Debt Obligations, whether matured or unmatured, in such order as the Security Trustee may determine pursuant to Section 2.3 (Payments and Prepayments).

11.5	Amendments, etc. with Respect to the Senior Debt Obligations

Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor:

(a)

any demand for payment of any of the Senior Debt Obligations made by the Security Trustee may be rescinded by the Security Trustee in accordance with the Finance Documents and any such Senior Debt Obligations continued;

(b)

the Senior Debt Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered, substituted or released by the Security Trustee or any Secured Party; and

(c)

this Agreement and the other Finance Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part pursuant to their terms, and any collateral security, guarantee or right of offset at any time held by any Facility Agent or Facility Lender for the payment of such Senior Debt Obligations may be sold, exchanged, waived, surrendered or released.

Second A&R Common Security and Account Agreement

§ 11.6

11.6	Guarantee Absolute and Unconditional

(a)

The Senior Debt Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 11 (Guarantees); and all dealings between the Company and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 11 (Guarantees). Each Guarantor waives:

(i)

any and all notice of the creation, renewal, extension or accrual of any of the Senior Debt Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 11 (Guarantees) or acceptance of the guarantee contained in this Article 11 (Guarantees);

(ii)	diligence, presentment, protest, demand for payment, protest for nonpayment and notice of default or nonpayment to or upon any of the Securing Parties with respect to such Senior Debt Obligations;

(iii)

each and any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (A) proceed against the Company, any other guarantor (including any other Guarantor) of the Senior Debt Obligations or any other Person, (B) proceed against or exhaust any Security Interest, any such other guarantor or any other Person, (C) proceed against or have resort to any balance of any Account or credit on the books of any Secured Party in favor of any Securing Party or any other Person, or (D) pursue any other remedy in the power of any Secured Party whatsoever;

(iv)

any defense arising by reason of the lack of authority or any disability or other defense of the Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Senior Debt Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Guarantor from any cause other than payment in full of the Senior Debt Obligations;

(v)	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(vi)	any defense based upon any Secured Party’s errors or omissions in the administration of the Senior Debt Obligations, except behavior which amounts to fraud, gross negligence or bad faith;

Second A&R Common Security and Account Agreement

§ 11.6

(vii)

(A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, and (C) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(viii)

notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under any Finance Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Senior Debt Obligations or any agreement related thereto, notices of any extension of credit to the Company and notices of any of the matters referred to in clause (c) below and any right to consent to any thereof; and

(ix)	any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(b)

Each Guarantor understands and agrees that the guarantee contained in this Article 11 (Guarantees) shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to:

(i)

the validity or enforceability of this Agreement or any other Finance Document, any of such Senior Debt Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)

any defense, set-off, recoupment or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against any Secured Party; or

(iii)

any other circumstance whatsoever (with or without notice to or Knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for such Senior Debt Obligations, or of such Guarantor under the guarantee contained in this Article 11 (Guarantees), in a Bankruptcy Proceeding or in any other instance.

(c)

The obligations of each Guarantor hereunder are independent of the obligations of the Company and the obligations of any other guarantor (including any other Guarantor) and a separate action or actions may be brought and prosecuted against such Guarantor, whether or not any action is brought against the Company or any of such other guarantors and whether or not the Company is joined in any such action or actions. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Security Trustee may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Securing Parties or any other

Second A&R Common Security and Account Agreement

§ 11.7

Person or against any collateral security or guarantee for such Senior Debt Obligations or any right of offset with respect thereto, and any failure by the Security Trustee or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Securing Party or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any other Securing Party or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

(d)	In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)

The Security Trustee may enforce this guarantee upon the occurrence of a Declared Event of Default notwithstanding the existence of any dispute between the Company and any Secured Party with respect to the existence of such Declared Event of Default; and

(ii)

The Security Trustee, on instructions of the Secured Parties as provided herein, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (A) subject to the provisions of this Agreement and the other Finance Documents, enforce and apply any Security Interest now or hereafter held by or for the benefit of the Secured Party in respect hereof or the Senior Debt Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such Security Interest, in each case as such Secured Party in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such Security Interest pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Securing Party or any Security Interest for the Senior Debt Obligations; and (B) exercise any other rights available to it under the Finance Documents.

11.7	Authority of Guarantors or Company

It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor of the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Second A&R Common Security and Account Agreement

§ 11.8

11.8	Bankruptcy

(a)

So long as any Senior Debt Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Security Trustee acting pursuant to the instructions of Requisite Secured Parties, commence or join with any other Person in commencing any Bankruptcy Proceeding of or against the Company or any other Guarantor. Notwithstanding the foregoing, in any Bankruptcy Proceeding the Guarantors may file a proof of claim or statement of interest with respect to the Senior Debt Obligations. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, terminated or, subject to the applicability of a stay in connection with a Bankruptcy Proceeding, deferred or suspended by any Bankruptcy of any other Securing Party or by any defense which any other Securing Party may have by reason of the order, decree or decision of any court or administrative body resulting from any Bankruptcy Proceeding.

(b)

Each Guarantor acknowledges and agrees that any interest on any portion of the Senior Debt Obligations which accrues after the commencement of any Bankruptcy of any Securing Party (or, if interest on any portion of such Senior Debt Obligations ceases to accrue by operation of law by reason of the commencement of such Bankruptcy Proceeding, such interest as would have accrued on such portion of such Senior Debt Obligations if such Bankruptcy Proceeding had not been commenced) shall be included in such Senior Debt Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Security Trustee or any other Secured Party, or allow the claim of the Security Trustee or any other Secured Party in respect of, any such interest accruing after the date on which such Bankruptcy Proceeding is commenced.

(c)

If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Finance Document is stayed upon the Bankruptcy of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or any other Finance Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Security Trustee subject to the applicability of any stay in connection with a Bankruptcy Proceeding.

11.9	Release

(a)

Notwithstanding anything to the contrary contained herein or in any other Finance Document, the guarantees in this Article 11 (Guarantees) are automatically released on the Discharge Date in respect of all Senior Debt Obligations and the Security Trustee is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by this Agreement) to take any action requested by the Company having the effect of releasing any guarantee of a Guarantor to the extent necessary to permit consummation of any transaction not prohibited by any Finance Document or that has been consented to in accordance with Section 7.2(c) (Modification Approval Levels – Release of Collateral, Security Interests or Guarantees).

Second A&R Common Security and Account Agreement

§ 11.10

(b)

If all of the Guarantor Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Finance Documents, then the guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any other Person effective as of the time of such asset sale.

11.10	Reinstatement

Each Guarantor agrees that the guarantee contained in this Article 11 (Guarantees) shall continue to be effective, or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Senior Debt Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the Bankruptcy of any Securing Party or in any of the circumstances described in Section 10.1(a) (Nature of Obligations), all as though such payments had not been made.

11.11	Information

Each Guarantor assumes all responsibility for being and keeping itself informed of the other Securing Parties’ financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that no Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks or to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Company. Any Advance may be made to the Company or continued from time to time, and any Permitted Senior Debt Hedging Instruments may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Company at the time of any such grant, continuation or Advance, or at the time such Permitted Senior Debt Hedging Instrument is entered into, as the case may be. Each Guarantor has adequate means to obtain information from the Company on a continuing basis concerning the financial condition of the Company and its ability to perform its obligations under the Finance Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company and of all circumstances bearing upon the risk of nonpayment of the Senior Debt Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Company now known or hereafter known by any Secured Party.

11.12	Instrument for Payment of Money

Each Guarantor hereby acknowledges that the guarantee in this Article 11 (Guarantees) constitutes an instrument for the payment of money, and consents and agrees that the Security Trustee, on behalf of the Secured Parties, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

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11.13	Limitation on Guarantee Obligations

In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor hereunder and under the other Finance Documents would otherwise be held or determined to be void, voidable, invalid or unenforceable or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder or under any of the other Finance Documents, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Securing Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.2 (Right of Contribution)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

11.14	Swap Obligations

(a)

Excluded Swap Obligations. Notwithstanding anything to the contrary in this Agreement, but after taking into account clause (b) below, no Securing Party shall be obligated to provide a guarantee or grant security in respect of an Excluded Swap Obligation.

(b)

Keepwell. Each Qualified ECP Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Securing Party to honor all of its obligations under this Agreement and otherwise under the Finance Documents in respect of Swap Obligations; provided, however, that each Qualified ECP Party shall only be liable under this clause (b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this clause (b), or otherwise under this Agreement and otherwise under the Finance Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Party under this clause (b) shall remain in full force and effect until the Discharge Date. Each Qualified ECP Party intends that this clause (b) constitute, and this clause (b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Securing Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.15	Additional Guarantors

If at any time, the Company is required under any Senior Debt Instrument to cause any Subsidiary acquired or created by the Company to become a guarantor of any Senior Debt, the Company shall cause such Subsidiary to accede to this Agreement as a guarantor hereunder and guarantee all the Senior Debt Obligations in accordance with, and pursuant

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to, Article 11 (Guarantees) of this Agreement. Upon its accession to this Agreement, such subsidiary shall be deemed to be a “Guarantor” hereunder. Any Guarantor Accession Agreement entered into pursuant to this Section 11.15 (Additional Guarantors) shall be substantially in the form set forth in Schedule D-4 (Form of Guarantor Accession Agreement) or such other accession agreement in form and substance reasonably satisfactory to the Security Trustee.

12.	MISCELLANEOUS

12.1	Termination

(a)

Subject to reinstatement as provided in Section 10.1 (Nature of Obligations), upon delivery by each Senior Creditor Group Representative to the Security Trustee of the certificate required under Section 2.9 (Discharge of Certain Senior Debt Obligations) hereunder stating that the Discharge Date with respect to all of the Senior Debt Obligations shall have occurred, this Agreement and the Security Interests and rights created by or pursuant to this Agreement, any Security Document or any Direct Agreement shall automatically terminate (to the extent permitted by applicable law), and the Senior Creditors and their respective attorneys-in-fact shall, at the expense of the Securing Parties, promptly execute and deliver a termination statement, pay-off letter and such instruments of satisfaction, discharge and release of security in respect of all Collateral as may be reasonably requested by the Company or Holdco, the Security Trustee shall deliver to Holdco any Guarantor Interests and any other securities held by it, and the Account Bank shall (upon receipt of written instruction (which may be a payoff letter or other instrument of satisfaction, discharge or release of the Collateral) from the Security Trustee) assign, transfer and deliver to or to the order of the Company all funds and investments in the Accounts.

(b)

Subject to reinstatement as provided in Section 10.1 (Nature of Obligations), if any Senior Debt Obligations shall be discharged as provided in clause (a) above, the former Holders (and their respective Senior Creditor Group Representatives) shall no longer have any rights hereunder save for the provisions which by their terms expressly continue.

12.2	Waiver of Immunity

To the extent that any party hereto has or hereafter may acquire, or be entitled to claim for itself or its assets, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity in respect of its obligations under the Finance Documents to which it is a party and all other documents to be executed and delivered in connection with the Finance Documents to which it is a party and the transactions contemplated thereby and, without limiting the generality of the foregoing, hereby agrees that the waivers set forth in this Section 12.2 (Waiver of Immunity) shall be effective to the fullest extent permitted under applicable law.

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12.3	Judgment Currency

In respect of any judgment or order given or made for any amount due under this Agreement or any other Finance Document that is expressed and paid in a currency (the “Judgment Currency”) other than US Dollars, the Securing Parties shall indemnify each Secured Party against any loss incurred by it as a result of any variation as between (a) the rate of exchange at which the US Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (b) the rate of exchange on the Business Day following receipt by such Secured Party of any sum adjudged to be due under the Finance Documents, as quoted by the Security Trustee or by a known dealer in the Judgment Currency that is designated by the Security Trustee, at which such Secured Party is able to purchase US Dollars with the amount of the Judgment Currency actually received by such Secured Party. The foregoing indemnity shall constitute a separate and independent obligation of the Securing Parties and shall survive any termination of this Agreement and the other Finance Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into US Dollars.

12.4	Severability

Any term or provision of this Agreement or the application thereof to any circumstance that is illegal, invalid, prohibited or unenforceable (to any extent) in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability, without invalidating or rendering unenforceable the remaining terms or provisions hereof or the application of such term or provision to circumstances other than those to which it is held illegal, invalid, prohibited or unenforceable. Any such illegality, invalidity, prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal, prohibited, or unenforceable term or provision with a view to obtaining the same commercial effect as this Agreement would have had if such term or provision had been legal, valid, and enforceable. To the extent permitted by applicable laws, the parties hereto waive any provision of law that renders any term or provision of this Agreement illegal, invalid, prohibited or unenforceable in any respect.

12.5	Entire Agreement

This Agreement (including Schedules), the Security Documents and the other Finance Documents (together with any other agreements or documents referred to or incorporated by reference therein) constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between or among any of the parties hereto relating to the transactions contemplated hereby or thereby.

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12.6	Confidentiality

(a)

Each of the Secured Parties agrees to maintain the confidentiality of the Confidential Information and all information disclosed to it concerning this Agreement and the other Finance Documents, except that the Confidential Information and such other information disclosed to a Secured Party may be disclosed:

(i)	to its Related Parties, including accountants, legal counsel and other advisers, on a need-to-know basis;

(ii)	to any insurer or guarantor of Senior Debt Obligations;

(iii)	to any rating agency in connection with the rating of a Secured Party or Securing Party;

(iv)	to the extent requested or required by any governmental agency, court, regulatory body or other supervisory authority having jurisdiction over such party; provided that:

(A)	in the reasonable opinion of such party, such agency, court or other authority has the authority to request or require such disclosure;

(B)

such disclosure is made in accordance with such agency’s, court’s or other authority’s request and is kept to the minimum necessary (in the reasonable judgment of such party and its counsel) for the purpose for which it is made and, to the extent practicable, made subject to an appropriate protective order; and

(C)

other than with respect to disclosures made to (I) the Federal Reserve or any other central bank in connection with a pledge by such party of Loans in favor of the Federal Reserve or such central bank and (II) disclosures made to regulatory authorities in the course of routine supervisory audits or reviews, such party shall, subject to legal and regulatory restrictions, have given, as soon as reasonably practicable after receiving such a request, written notice to the party or parties to whom the information relates prior to such disclosure and received its or their views in relation to such requested disclosures to the extent such views are received within the time period that it has to make the requested disclosure;

(v)	to the extent required by applicable laws or regulations;

(vi)	to any other party hereto;

(vii)

in connection with the exercise of any duties or remedies under any of the Finance Documents or any suit, action or proceeding relating to the Finance Documents or the enforcement of rights under any of the Finance Documents;

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(viii)

subject to the execution of an agreement containing provisions substantially the same as those of this Section 12.6 (Confidentiality), to any permitted assignee or transferee of, or permitted sub-participant in, or any prospective permitted assignee or transferee or permitted sub-participant in, any of its rights or obligations under this Agreement or any other Finance Document or to any Person with whom such Senior Creditor enters into or reasonably expects to enter into a merger, amalgamation, acquisition or similar arrangement;

(ix)	with the written consent of the Company;

(x)	to the extent such Confidential Information or such other information referred to in this Section 12.6 (Confidentiality):

(A)	becomes publicly available other than as a result of a breach of the obligations contained in this Section 12.6 (Confidentiality); or

(B)	becomes available to a party on a non-confidential basis from a source other than any other party or an Affiliate thereof; or

(xi)	in the case of any information disclosed to it in connection with “know your customer” or other similar checks:

(A)	if required under a binding order of a Governmental Authority or any procedure for discovery in any proceedings; or

(B)

if required under any law or any administrative or regulatory guideline, directive, request or policy, whether or not having the force of law, and, if not having the force of law, with which responsible bankers or financial institutions similarly situated normally would comply.

(b)

Any Persons to whom disclosure is made in accordance with this Section 12.6 (Confidentiality) (other than sub-clause (a)(x) above) shall be informed of the confidential nature of that Confidential Information or such other information referred to in this Section 12.6 (Confidentiality) and, other than for disclosure made pursuant to sub-clauses (a)(iii), (iv), (v), (vi), (vii) or (xi) above, instructed to keep all such information confidential.

(c)

Additionally, disclosure of any confidential document that contains confidentiality restrictions that require any Securing Party, or the Sponsor or any of their Affiliates, as applicable, to comply with a restricted procedure and LNG SPAs containing commercially sensitive information and identified as such by the Company to the Security Trustee (each such document, a “Restricted Document”) shall only be

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permitted subject to compliance with the procedures in this clause (c). Restricted Documents may be disclosed to the Intercreditor Agent and the applicable Consultant or legal advisor (to the extent required by such Consultant or legal advisor in order to deliver reports required pursuant to any Finance Document) only (subject to redaction of commercially sensitive information in any such disclosed Restricted Documents provided to the Intercreditor Agent, Consultant or legal advisor and/or subject, if necessary or advisable based on the relevant Restricted Document to any such recipient providing confidentiality undertakings or agreements directly to the applicable counterparty to such Restricted Document).

12.7	Notices

(a)

Except in the case of notices and other communications expressly permitted to be given by telephone (which shall be in English language), all notices and other communications provided for herein shall be in writing in the English language (or, if not available in the English language, accompanied by an English-language translation of such document) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission with return receipt or by email to the address, facsimile number and/or email address of the party to whom notice is being sent set forth below:

(i)	with respect to the Securing Parties and Holdco, the corresponding address and other notice information set forth in Schedule B (Addresses for Notices of the Securing Parties and Holdco);

(ii)

with respect to each Senior Creditor (excluding any Holders of notes or other securities issued pursuant to an Indenture) and Senior Creditor Group Representative, to the corresponding address and other notice information set forth in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative);

(iii)	with respect to the Intercreditor Agent, to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Kevin Soucy

Tel: +1-212-278-5578

Email: kevin.soucy@sgcib.com

with a copy to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Maria Ashcheulova

Tel: +1-212-278-5583

Email: maria.ashcheulova@sgcib.com

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(iv)	with respect to the Account Bank, to:

Mizuho Bank, Ltd.

1271 Avenue of the Americas

New York, NY 10020

Attention: Project Finance Portfolio Management

Telephone: 201-626-1373 / 212-282-3519

Email: alan.sweet@mizuhogroup.com;

            peter.li@mizuhogroup.com

and

(v)	with respect to the Security Trustee, to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Kevin Soucy

Tel: +1-212-278-5578

Email: kevin.soucy@sgcib.com

with a copy to:

Société Générale

245 Park Avenue,

New York, NY 10167

Attention: Maria Ashcheulova

Tel: +1-212-278-5583

Email: maria.ashcheulova@sgcib.com

(b)

Any notice, demand, consent or approval or communication given electronically by the Security Trustee in connection with a Finance Document may be given to any Secured Party that has expressly agreed that it will accept communication of information by this method by means of the “Debt Domain Website” established by the Security Trustee and the Intercreditor Agent (the “Debt Domain Website”), access to which is restricted to the parties to the Finance Documents, or by other electronic means in a manner and subject to rules established by the Security Trustee and the Intercreditor Agent and agreed with the Company; provided that the Intercreditor Agent may set access protocols as reasonably needed to communicate confidentially with the other Secured Parties at its sole discretion.

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(c)

Any party may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been received: (i) in the case of a letter, when delivered personally or five days after it has been put into the post; (ii) in the case of a fax, when a complete and legible copy is received by the addressee; (iii) in the case of email, upon receipt by the sender of a return receipt message (provided that, in the case of sub-clauses (ii) and (iii) above, if the date of dispatch is not a Business Day or the time of dispatch is after 17:00 in the location of dispatch, it shall be deemed to have been received at the opening of business on the next Business Day); and (iv) in the case of a notice contemplated by clause (b) above, on the later of (x) a notice being posted on the Debt Domain Website and (y) receipt by the Security Trustee of a return receipt message in respect of an email the Security Trustee has sent to the relevant party’s email address (as notified to the Security Trustee in writing at least five days before any email is sent by the Security Trustee or notice posted on the Debt Domain Website) notifying that the notice has become available on the Debt Domain Website.

(d)

Communication by one party to any other party may, at the election of each such party, be by electronic mail. For the purpose of the Finance Documents, an electronic communication shall be treated as being in writing. Inclusion of an email address or addresses in the notice details for a party shall indicate that such party elects to receive and send communications by email subject to any particular requirements relating thereto of which it has notified each other party. The absence of the notification of an email address shall indicate that such party does not elect to receive or send communication by email, and any email communication to it shall be deemed not to have been delivered.

(e)	Each of the Securing Parties and the other parties to this Agreement:

(i)	consents to the inclusion in the Debt Domain Website of its name, its logo and a link to its website, if any;

(ii)	acknowledges that the Security Trustee will issue Access Information to the Collateral Parties and the other parties to this Agreement;

(iii)	undertakes to ensure that all Access Information issued to it by the Security Trustee is kept secure and confidential in accordance with Section 12.6 (Confidentiality);

(iv)

acknowledges that the Debt Domain Website is provided “as is” and “as available” and that the Security Trustee does not warrant the accuracy or completeness of communications provided through the Debt Domain Website or the adequacy of the Debt Domain Website and expressly disclaims liability for errors or omissions in communications provided through the Debt Domain Website;

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(v)

acknowledges that no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a specific purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Security Trustee in connection with communications provided through the Debt Domain Website or the Debt Domain Website; and

(vi)

agrees that neither the Security Trustee nor any of its officers, directors, employees, agents, advisors or representatives is liable for damages of any kind, including direct or indirect, special, incidental or consequential, or any losses or expenses (whether in tort, contract or otherwise) incurred or suffered by it or any other Person as a result of its access or use of the Debt Domain Website or inability to access or use the Debt Domain Website, other than in the case of the gross negligence, fraud or willful misconduct of the Security Trustee as determined by a court of competent jurisdiction in a final non-appealable judgment.

12.8	Successors and Assigns; Benefits of Agreement

(a)

This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their subsequent respective successors, permitted transferees and permitted assigns, and nothing in this Agreement, in any Senior Debt Instrument, in any Permitted Senior Debt Hedging Instrument, or in any other Finance Document, express or implied, shall give to any other Person (other than any Collateral Party or Secured Parties claiming through the parties hereto to the extent expressly contemplated hereby) any benefit or any legal or equitable right or remedy under this Agreement.

12.9	Remedies

(a)

Other than as stated expressly herein or therein, no remedy under this Agreement or any other Finance Document conferred upon the Secured Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under the Security Documents or under any other Finance Document, or now or hereafter existing at law or in equity or by statute or otherwise.

(b)

Subject to Section 6.3 (Conduct of Security Enforcement Action), the amounts payable by the Securing Parties at any time under a Senior Debt Instrument or a Permitted Senior Debt Hedging Instrument shall each be a separate and independent debt and each Senior Creditor, except as otherwise specifically provided in this Agreement or any other Finance Document, shall be entitled to protect and enforce its rights arising out of this Agreement, its Senior Debt Instrument or a Permitted Senior Debt Hedging Instrument, the Security Documents or any other Finance Document, and its right, pursuant to such Senior Debt Instrument or a Permitted Senior Debt Hedging Instrument, to cancel or suspend its commitment to provide Senior Debt Obligations and to accelerate the maturity of amounts due under its Senior Debt Instrument or a Permitted Senior Debt Hedging Instrument, and, except as aforesaid, it shall not be necessary for any other Senior Creditor to consent to, or be joined as an additional party in, any proceedings for such purposes.

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(c)

Except as otherwise specifically provided in this Agreement or any other Finance Document, no failure on the part of any Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Finance Document shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Neither the Security Trustee nor any Secured Party shall be responsible for the failure of any other Secured Party to perform its obligations hereunder or under any Finance Document.

(d)

In case any Secured Party or the Security Trustee on behalf of or for the benefit of the Senior Creditors shall have proceeded to enforce any right, remedy or power under and in accordance with this Agreement or any other Finance Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Secured Party, then and in every such case the Securing Parties and the Secured Party shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under the other Finance Documents, and thereafter all rights, remedies and powers of the Senior Creditors shall continue as though no such proceeding had been taken.

(e)

The rights of each Secured Party (i) may be exercised as often as necessary, (ii) are cumulative and not exclusive of its rights under general law, and (iii) may be waived only in writing and specifically.

12.10	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

12.11	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

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§ 12.12

12.12	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13	Consent to Jurisdiction

(a)

The parties to this Agreement (and the Senior Creditor Group Representatives on behalf of their respective Senior Creditors) consent to the non-exclusive jurisdiction of the courts of the State of New York (except as otherwise specifically provided herein).

(b)	Each party hereto:

(i)

hereby irrevocably consents and agrees for the benefit of the Secured Parties that the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and any other Finance Documents;

(ii)

irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii)

irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York shall not limit the rights of the Senior Creditor Group Representatives (on behalf of the Senior Creditors) to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

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(c)	Without prejudice to any other mode of service allowed under any relevant law, each Securing Party:

(i)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(ii)

shall maintain a duly appointed and authorized agent for service of process in relation to any proceedings before the federal or state courts in the Borough of Manhattan, The City of New York in the State of New York in connection with this Agreement and shall keep the Security Trustee advised of the identity and location of such agent and acknowledge that the Securing Parties shall appoint Corporation Service Company at its registered office (being, on the date of this Agreement, at 1180 Avenue of the Americas, Suite 210, New York, NY 10036);

(iii)

hereby irrevocably authorizes the Security Trustee to appoint an agent for service of process on its behalf should it at any time fail to maintain in full force and effect a process agent in accordance with this Section 12.13 (Consent to Jurisdiction), and the Security Trustee shall promptly notify it of any such appointment; and

(iv)

agrees that service of process in respect of it upon such agent, together with notice of such service given to it in the manner provided in Section 12.7 (Notices) shall be deemed to be effective service of process upon it in any such proceeding.

(d)

Each of the parties agrees that upon service of process to a Securing Party’s agent for service of process appointed for such purpose under clause (c) above, a copy of such process shall be delivered to such Securing Party with the procedure for notices set forth in Section 12.7 (Notices); provided that the non-delivery of such copy will not affect the enforceability of such process validly served upon such agent.

12.14	Amendments

(a)

Except with regard to any waivers as expressly provided in this Agreement, this Agreement may be Modified by an agreement in writing signed by the Security Trustee, based on the instructions described in Section 7.2(a) (Modification Approval Levels – Modifications to this Agreement), and each Securing Party; provided this Agreement may not be Modified in a manner adverse to, or that would otherwise impact the rights or obligations of, the Account Bank or the Security Trustee, in each case in their capacity as such, without the consent of the Account Bank or the Security Trustee, as applicable.

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(b)

The agreement contemplated in clause (a) above shall not be required for (i) a successor Security Trustee to accede to this Agreement in accordance with Section 8.7(f) (Resignation, Removal and Replacement of Security Trustee), for a successor Account Bank to accede to this Agreement in accordance with Section 9.9(e) (Resignation, Removal and Replacement of the Account Bank); (ii) a successor Intercreditor Agent to accede to this Agreement; (iii) the Security Trustee to make entries on (1) Schedule B (Addresses for Notices of the Securing Parties and Holdco) pursuant to a transfer permitted by the Finance Documents and (2) Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of Relevant Senior Creditor Group Representative) pursuant to Section 2.7 (Accession of Senior Creditor Group Representatives); (iv) the Securing Parties to make entries on or updates to (A) Schedule E (Commercial Tort Claims) pursuant to Section 3.5(g)(v) (Perfection and Maintenance of Security Interests – Intellectual Property Recording Requirements) and on Schedule J (Intellectual Property) pursuant to Section 3.5(e) (Perfection and Maintenance of Security Interests) or (B) Schedule H (Details of Accounts as of Stage 3 Closing Date); or (v) a Subsidiary of the Company to accede to this Agreement as a Guarantor pursuant to Section 11.15 (Additional Guarantors).

12.15	Conflicts

In case of any conflict or inconsistency between this Agreement and (a) any Senior Debt Instrument or a Permitted Senior Debt Hedging Instrument, with respect to the rights and obligations of the parties prior to enforcement and the conditions and terms on which Security Interests may be enforced; or (b) any Security Document or Direct Agreement, this Agreement shall control. For the avoidance of doubt, no party may take action to enforce any Security Interest except as permitted in this Agreement.

12.16	Further Assurances

The Securing Parties shall deliver (and shall procure that the other Collateral Parties deliver) to the Security Trustee each of the instruments, agreements, documents and opinions as the Security Trustee may reasonably request to perfect and maintain the Security Interests granted hereunder and under any Security Document.

12.17	Survival of Obligations

The provisions of Section 7.4 (Sponsor Voting), Section 8.5 (Liability), Section 8.8 (Indemnity), Section 8.11 (Stamp and Other Similar Taxes), Section 9.7 (Exclusion of Liability), Section 9.8 (Indemnities), Section 10.3 (Limitation on Recourse), Section 12.6 (Confidentiality), Section 12.11 (GOVERNING LAW), Section 12.12 (WAIVER OF JURY TRIAL) and Section 12.13 (Consent to Jurisdiction) shall survive the termination of this Agreement.

Second A&R Common Security and Account Agreement

§ 12.18

12.18	Other Indemnities

(a)

The Securing Parties shall, within ten Business Days of demand, indemnify each Secured Party, and any applicable Related Parties with respect to each such Party (without duplication of any indemnity furnished to any such parties by any Securing Party under any other Finance Document), against, and hold each such Party harmless from, any claim, cost, loss, expense (including reasonable legal fees and expenses), damage or liability, sustained or incurred by or asserted against them that arises by reason of their execution and delivery of, performance of their obligations under or participation in the transactions contemplated by any of the Transaction Documents any agreement or instrument contemplated thereby, including with respect to:

(i)	the occurrence of any Loan Facility Event of Default or Unmatured Loan Facility Event of Default;

(ii)

any rescission, reduction, restoration or return of any payment or performance of the Senior Debt Obligations by the Company or any discharge given by a Secured Party (whether in respect of the obligations of the Company or any security for those obligations or otherwise) as set forth in Section 10.1(a) (Nature of Obligations);

(iii)

the Intercreditor Agent, the Security Trustee or any Facility Agent investigating any event which it reasonably believes is a Loan Facility Event of Default or Unmatured Loan Facility Event of Default; or

(iv)

the payment of insurance premia by the Intercreditor Agent or the Security Trustee in accordance with Section 11 (Failure to Maintain Insurance) of Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect, provided that no Securing Party shall be liable to any Secured Party or any applicable Related Parties with respect to each such Party under this Section 12.18 (Other Indemnities) to the extent any cost, loss, expense, damage or liability thereon (A) is incurred as a result of the gross negligence, fraud or willful misconduct of such Person as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) results from any claims, actions, suits, inquiries, litigations, investigations or proceedings between or among the Secured Parties or other indemnified Persons not arising out of any act or omission of any Securing Party or any of its Affiliates (other than, in the case of this sub-clause (B), any cost, loss, expense, damage or liability incurred by or asserted against each Facility Agent, the Intercreditor Agent, the Security Trustee or the Account Bank, which shall remain the liability of the Securing Parties). For the avoidance of doubt, any payment made by a Securing Party under this Section 12.18 (Other Indemnities) shall be subject to any withholding tax gross-up provision applicable to such payment under the related Senior Debt Instrument.

Second A&R Common Security and Account Agreement

§ 12.19

(b)

Notwithstanding anything to the contrary in this Agreement, the indemnification obligations of the Securing Parties in respect of any cost, loss, expense, damage or liability under this Agreement or any other Finance Document shall not, under any circumstances, be construed to include any loss of profits (but not so as to exclude claims for contractual interest and fees), goodwill, reputation, business opportunity or anticipated saving, or special, indirect, consequential or punitive damages.

12.19	Amendment and Restatement

This Agreement amends, restates and supersedes the Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018, as amended on November 28, 2018, August 30, 2019, November 16, 2020, April 1, 2021, October 8, 2021 and November 16, 2021, among the Company, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor, the Intercreditor Agent, the Security Trustee and the Account Bank in its entirety but does not constitute a novation thereof or any document entered into in connection therewith. It is the intent of the parties that the Security Interests granted in the Collateral, and the guarantees granted by the Guarantors, in each case under and pursuant to this Agreement shall continue in full force and effect.

[Signatures follow]

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as Company

By:	/s/ Matthew Healey
Name:	Matthew Healey
Title:	Vice President, Finance and Treasury

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Matthew Healey
Name:	Matthew Healey
Title:	Vice President, Finance and Treasury

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By: Corpus Christi Pipeline GP, LLC, as general partner

By:	/s/ Matthew Healey
Name:	Matthew Healey
Title:	Vice President, Finance and Treasury

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Matthew Healey
Name:	Matthew Healey
Title:	Vice President, Finance and Treasury

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Security Trustee

By:	/s/ Sabryna El Khemir
Name:	Sabryna El Khemir
Title:	Director

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Intercreditor Agent

By:	/s/ Sabryna El Khemir
Name:	Sabryna El Khemir
Title:	Director

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as Term Loan Facility Agent

By:	/s/ Sabryna El Khemir
Name:	Sabryna El Khemir
Title:	Director

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MIZUHO BANK, LTD., as Account Bank

By:	/s/ Hiroe Nikaido
Name: Hiroe Nikaido
Title: Vice President

Second A&R Common Security and Account Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE BANK OF NOVA SCOTIA,
HOUSTON BRANCH, as Working Capital Facility Agent

By:	/s/ Joe Lattanzi
Name: Joe Lattanzi
Title: Managing Director

Second A&R Common Security and Account Agreement

SCHEDULE A

COMMON DEFINITIONS AND RULES OF INTERPRETATION

1.1	Amendments

No amendment to any definition or rule of interpretation in this schedule shall be effective for purposes of any individual Finance Document unless such amendment has complied with the requirements for amendments to that Finance Document.

1.2	Interpretation

In this Agreement and in the Appendices, Exhibits and Schedules hereto, except to the extent that the context otherwise requires:

(a)	the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b)

unless otherwise specified, references to Articles, Sections, clauses, Appendices, Exhibits and Schedules are references to Articles, Sections and clauses of, and Appendices, Exhibits and Schedules to, this Agreement;

(c)

references to any document or agreement shall be deemed to include references to such document or agreement as amended (however fundamentally), supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein and therein; provided that with respect to any references to the Equator Principles IV, such references shall be deemed to refer to such documents in effect as of the Stage 3 Closing Date, without regard to any amendments, supplements or replacements thereof after such date;

(d)	references to any party to this Agreement or any other document or agreement shall include its successors and permitted transferees and assigns;

(e)	an “authorization” includes an authorization, consent, approval, resolution, license, exemption, filing, registration and notarization;

(f)

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that month;

(g)	words importing the plural include the singular and vice versa;

(h)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(i)	the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(j)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(k)

“law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bylaw, order, ordinance or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court, in each case having the force of law, and references to a “law” shall be deemed to include references to such law as amended (however fundamentally), supplemented or replaced from time to time;

(l)	unless as otherwise provided, any reference to assignment of a person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations;

(m)

any reference to the actions or omissions of agents, representatives or authorized persons shall refer only to actions or omissions taken in connection with the agency, representation or authorization (so that, for example, an action or omission of a contractor for any Loan Party shall be the action of an agent, representative or authorized person of the Loan Parties only if taken in connection with the performance of its work under its contract with any Loan Party involving work related to the Development, and shall not be the action or omission of an agent, representative or authorized person of the Loan Parties if taken under another contract with persons other than the Loan Parties involving work unrelated to the Development);

(n)

the omission of the word “any” or the phrase “if any” with respect to anything shall not imply that the thing exists or is required, notwithstanding the inclusion of such word or phrase (for clarity) in other provisions;

(o)

any reference to an action being taken “pursuant to” an agreement or document, or any specified provision thereof, shall be construed to mean “pursuant to and in compliance with” the requirements of such agreement, document or provision;

(p)

in some instances, a word or reference that, pursuant to these rules of interpretation, is not necessary (for example, inclusion of both the singular and plural), may be included for emphasis or clarity, and any such usage shall not give rise to any negative implication in relation to any other usage, which other usage shall nonetheless be interpreted strictly in accordance with the rules of interpretation set forth herein;

(q)	unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York, United States;

(r)

the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(s)

for all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time; and

(t)

in respect of each of the defined terms in Section 1.3 (Definitions) of this Schedule A, as used in this Agreement, at any time when Loans and/or Senior Debt Commitments are not outstanding, all references in this Agreement to each such defined term shall be to, and be required to meet the conditions or criteria, if any, included in, the definition provided for the equivalent of such defined term in each Senior Debt Instrument then in effect. A defined term set forth in a Senior Debt Instrument will be deemed to be the equivalent of a defined term set forth in Section 1.3 (Definitions) of this Schedule A if the defined term in such Senior Debt Instrument (although not necessarily the definition thereof) uses the same or interchangeable words as are used in Section 1.3 (Definitions) of this Schedule A for such defined term, or the same or interchangeable words plus words that identify such term as the defined term applicable to a particular Senior Debt Instrument, such as “Indenture Permitted Liens” rather than simply “Permitted Liens.”

1.3	Definitions

“Abandonment” means any of the following shall have occurred:

(a)

the abandonment, suspension or cessation of all or substantially all of the activities related to the Development or the operations the Project Facilities, in each case, for a period in excess of 60 consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development or the Project Facilities following any such force majeure); provided that if an abandonment, suspension or cessation occurring based on the foregoing provisions of this clause (a) is not accompanied by a formal, public announcement by the Borrower of its intentions as set forth in clause (b) below, such abandonment, suspension or cessation shall not have occurred unless, within 45 days following notice to the Borrower from the Security Trustee (who may be instructed by any Senior Creditor Group to deliver such notice) requesting the Borrower to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Borrower has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Borrower has nevertheless not resumed such activities within 90 days following receipt of the notice from the Security Trustee;

(b)	a formal, public announcement by the Borrower of a decision to abandon, cease or indefinitely defer or suspend the Development for any reason; or

(c)	the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least A- (or the equivalent rating) from S&P or Fitch or at least A-3 (or the equivalent rating) from Moody’s, and, in any case, with a combined capital surplus of at least $1 billion.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Security Trustee that includes the following material terms:

(a)	an expiration date no earlier than 364 days following its issuance date; and

(b)

allows the Security Trustee to make a drawdown of up to the stated amount in each of the circumstances described in Section 4.9(d) (Acceptable Debt Service Reserve LC) of the Common Security and Account Agreement.

“Acceptable Lender” means any Sponsor or its Affiliate or a bank, financial institution, multilateral agency, development financial institution, trust, Approved Fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) or any Senior Creditor (other than the Senior Noteholders that are not otherwise Acceptable Lenders) or any Affiliate of a Facility Lender or any other entity or Person, that in each case is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including credit derivatives) in the ordinary course of business; provided that, in the case of trusts and funds that are not Approved Funds, such entity shall be experienced in the financing of energy and natural resource projects.

“Access Information” has the meaning given in Section 23.9(f)(ii) (Notices) of the Common Terms Agreement.

“Accession Agreement” means any accession agreement contemplated under the Finance Documents, the form of which is included in either Schedule D (Forms of Accession Agreements) to the Common Security and Account Agreement or Schedule P – 1 (Replacement Facility Agent Accession Agreement) and Schedule P – 2 (New Facility Agent Accession Agreement (Additional Senior Debt)) to the Common Terms Agreement.

“Account Bank” means, initially, Mizuho Bank, Ltd. acting in its capacity as such (with any replacement to the initial Account Bank having a then-current credit rating at appointment by S&P at least equivalent to A+ or by Moody’s at least equivalent to A1 and being subject to receipt of consent in accordance with Section 9.9(b) (Resignation, Removal and Replacement of the Account Bank) of the Common Security and Account Agreement).

“Account Bank Fee Letter” means the fee letter entered into between the Company and the Account Bank in respect of the fees payable to the Account Bank in respect of its services to be performed as more fully described in the Common Security and Account Agreement and the other Security Documents.

“Accounts” has the meaning given in Section 4.3(a) (Accounts) of the Common Security and Account Agreement.

“ADCC” means ADCC Pipeline, LLC, a limited liability company organized under the laws of the State of Delaware, as owner of the ADCC Pipeline.

“ADCC Investco” has the meaning set forth in Section 12.19(l) (Limitation on Investments and Loans) of the Common Terms Agreement.

“ADCC LLC Agreement” means the amended and restated limited liability company agreement of ADCC entered into or to be entered into between ADCC Investco and ADCC Holdings, LLC.

“ADCC Pipeline” means the approximately forty-two (42)-mile long intrastate pipeline connecting the Agua Dulce hub area in Nueces County, Texas, to the Corpus Christi Terminal Facilities, with staged transportation capacity of at least 950,000 MMBtu/day, including all appurtenant facilities and equipment related thereto, as such facilities and equipment may be improved, replaced, modified, changed or expanded from time to time.

“ADCC Pipeline Costs” means the equity share of ADCC Investco of the costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing, constructing, installing, commissioning, testing, start-up, operation and expansion of the ADCC Pipeline, as determined pursuant to the ADCC LLC Agreement.

“ADCC Pipeline Precedent Agreement” means the Precedent Agreement, dated as of December 24, 2021, by and between ADCC, Whistler Pipeline, LLC, and CCL (as assignee of CMPD), as amended on March 18, 2022.

“Additional Proceeds Prepayment Account” is the account described in Section 4.3(a)(xi) (Accounts) of the Common Security and Account Agreement.

“Additional Senior Debt” has the meaning given in Section 2.2(a)(i) (Incremental Senior Debt) of the Common Security and Account Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to the sum of:

(a)     Term SOFR for such Interest Period, plus

(b)     0.1%;

provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Senior Debt Instrument.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Agreement” in each case where used means only the agreement in which the term is used. For the avoidance of doubt, (a) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (b) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“ALTA” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of Stage 3 Survey.

“Amortization Schedule,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the US Money Laundering Control Act of 1986 (i.e., Laundering of Monetary Instruments, 18 U.S.C. section 1956, and Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957), (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Chapter X of the US Code of Federal Regulations), (i) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war and (j) any regulations promulgated under any of the foregoing.

“Apache IPM GSA” means the Gas Supply Agreement, dated as of May 29, 2019, as amended on December 11, 2019, between CCL, as Gas buyer, and Apache Corporation, as Gas seller.

“Apache Linked GSA-SPA” means, taken together, (a) the Apache IPM GSA and (b) the Apache Linked LNG SPA.

“Apache Linked LNG SPA” means, initially, the LNG sale and purchase agreement to be entered into between CCL, as LNG seller, and CMI (UK) or a third party, as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“Applicable Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and all laws, rules, and regulations of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor at the relevant time concerning or relating to bribery or corruption.

“Applicable Expansion Debt Assets” has the meaning set forth in Section 6.5(a)(iv) (Expansion Senior Debt) of the Common Terms Agreement.

“Approved Fund” means any Fund administered or managed by (a) a Facility Lender, (b) an Affiliate of a Facility Lender or (c) an entity or an Affiliate of an entity that administers or manages a Facility Lender.

“ARC IPM GSA” means the Gas Supply Agreement, dated as of May 2, 2022 between CCL, as Gas buyer, and ARC Resources U.S. Corp., as Gas seller.

“ARC Linked GSA-SPA” means, taken together, (a) the ARC IPM GSA and (b) the ARC Linked LNG SPA.

“ARC Linked LNG SPA” means, initially, the LNG sale and purchase agreement, dated as of June 15, 2022, between CCL, as LNG seller, and CMI (UK), as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“Assigned Agreements” has the meaning given in Section 3.2(b)(i) (Security Interests to be Granted by the Securing Parties – Security Interests – General) of the Common Security and Account Agreement.

“Authorized Investments” means any US Dollar denominated investments that are:

(a)

direct obligations of, or obligations the principal and interest on that are unconditionally guaranteed by, the United States of America (or any instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)

investments in marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A” or higher from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment);

(c)

commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Security Trustee in its reasonable judgment) and, in each case, maturing within one year of acquisition thereof;

(d)

investments in certificates of deposit, banker’s acceptances and time deposits maturing or putable within one year from the date of acquisition thereof issued or guaranteed or placed with, and money market deposit accounts issued or offered by, any domestic office of (i) a commercial bank organized under the laws of the United States of America or any state thereof or (ii) a licensed branch of a foreign bank organized under the laws of any member country of the Organization for Economic Co-Operation and Development, in either case, that has a combined capital and undivided surplus and undivided profits of at least $500 million;

(e)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; or

(f)

money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Authorized Investments described in clauses (a) through (e) of this definition and/or US Dollars; and (iii) have portfolio assets of at least $500 million.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, chief financial officer, chief operating officer, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person or a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, chief financial officer, chief operating officer, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Availability Period” means, with respect to the Term Loans, the Term Loan Availability Period, and with respect to any other Loans, the period commencing on the date of first disbursement of such Loans and ending on the date of the termination or cancellation of all remaining Facility Debt Commitments pursuant to the terms of the corresponding Facility Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period or payment period for any term rate or otherwise, or for determining any frequency of making payments of interest calculated as of such date (but not including any tenor for such Benchmark that is not then included in the definition of “Interest Period” pursuant to Section 23.25(d) (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement).

“Bankruptcy” means with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)

such Person shall file a voluntary petition in bankruptcy, or shall file any petition or answer or consent seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or shall apply for or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(b)

a case or other proceeding shall be commenced against such Person in a court of competent jurisdiction without the consent or acquiescence of such Person seeking any reorganization, arrangement, adjustment, composition, insolvency, liquidation, receivership, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors generally, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days;

(c)

a court of competent jurisdiction shall enter an order, judgment or decree approving a petition with respect to such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall consent to the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent of such Person and such appointment shall remain undischarged, unvacated and unstayed for an aggregate of 90 days (whether or not consecutive);

(d)	such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)	such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or

(f)	such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Default” has the meaning given in Section 6.2(c) (Initiation of Security Enforcement Action – Bankruptcy Default) of the Common Security and Account Agreement.

“Bankruptcy Proceeding” means:

(a)	any case, action or proceeding before any court or other governmental authority in relation to a Bankruptcy; or

(b)	a general assignment under clause (e) of the definition of Bankruptcy,

in each case of (a) and (b) above, undertaken under applicable US federal, state or foreign law, including the Bankruptcy Code.

“Base Case Forecast” means the base case forecast attached as Schedule R (Base Case Forecast) to the Common Terms Agreement, as may be updated from time to time in accordance with the Common Terms Agreement.

“Base Committed Quantity” means not less than 1,065,606,652 MMBtu per annum, being the quantity of LNG contracted to be sold at plateau production pursuant to the Initial LNG SPAs, the Second Phase LNG SPAs and the Stage 3 LNG SPAs; provided, in each case, that (a) following the full payment of the required amount upon any LNG SPA Mandatory Prepayment, the Base Committed Quantity will be reduced to the quantity of LNG contracted to be sold at plateau production pursuant to the Qualifying LNG SPAs used to calculate the amount of Senior Debt that the Borrower is not required to repay upon an LNG SPA Prepayment Event under Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Payment Events) of the Common Terms Agreement and (b) to the extent that (i) any other LNG SPA becomes a Qualifying LNG SPA or an existing Qualifying LNG SPA is amended to increase the quantity of LNG contracted to be sold thereunder and (ii) incremental Senior Debt is incurred taking into account cash flows from such additional Qualifying LNG SPA and/or increased contractual commitments under such existing Qualifying LNG SPA, the Base Committed Quantity will be increased, as of the date of such incremental Senior Debt incurrence, to reflect the incremental quantity of LNG contracted to be sold at plateau production pursuant to all the Qualifying LNG SPAs then in effect (including such additional Qualifying LNG SPA and the increased commitments under such existing Qualifying LNG SPA, as applicable).

“Base Rate Loan” shall have the meaning set forth in the applicable Facility Agreement.

“Basis Swap” means a commodity derivative contract that is cash-settled based on the difference between: (a) the price of natural gas at one particular pricing point and (b) the price of natural gas at a different delivery location or pricing point.

“Bcf” means billions of cubic feet.

“Benchmark” means Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark

Replacement to the extent that such Benchmark Replacement has replaced such prior Benchmark rate pursuant to Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (i) the alternate benchmark rate that has been selected by the Intercreditor Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (ii) the related Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Intercreditor Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “US Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Intercreditor Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Intercreditor Agent in a manner substantially consistent with market practice (or, if the Intercreditor Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Intercreditor Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Intercreditor Agent decides, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of the Common Terms Agreement and other Finance Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative (and (x) such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3), and (y) a Benchmark Replacement Date shall exist even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes under the Common Terms Agreement and under any Facility Agreement in accordance with Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement, and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes under the Common Terms Agreement and under any Facility Agreement in accordance with Section 23.25 (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement.

“Borrower” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Borrower is also referred to as the “Company” under the Common Security and Account Agreement.

“Breakage Costs” under a Facility Agreement has the meaning given in such Facility Agreement.

“Btu” means the amount of heat equal to 1,055.056 joules.

“Business Day” means:

(a)	except to the extent provided in clause (b) below, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, and

(b)	in relation to Term SOFR Loans and any interest rate setting, funding, disbursement, settlement or payment of any Term SOFR Loan, any day that is a U.S. Government Securities Business Day.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Loan Parties or the Project Facilities insuring the Loan Parties against business interruption or delayed start-up.

“Calpine” has the meaning set forth in Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

“Cash Flow” means, with respect to any period, all funds received or, as applicable in the relevant context, projected to be received by the Loan Parties during such period, including:

(a)	fees and other amounts received by CCL under the LNG SPAs;

(b)

earnings on funds held in the Secured Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Service Reserve Account or any account established to prefund interest on any Senior Debt, if any, in any case, that are not transferred to the Revenue Account pursuant to the Common Security and Account Agreement);

(c)

any amounts deposited in the Insurance/Condemnation Proceeds Account to the extent applied to the payment of Operation and Maintenance Expenses or Project Costs in accordance with Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement;

(d)	all cash paid to the Loan Parties during such period as Business Interruption Insurance Proceeds;

(e)

proceeds from the transfer, sale or disposition of assets or rights of the Loan Parties in the ordinary course of business in accordance with Section 12.17 (Sale of Project Property) of the Common Terms Agreement (other than as set forth in sub-clause (3) below) to the extent such proceeds have been or will be used to pay Operation and Maintenance Expenses;

(f)	amounts paid under any Material Project Agreement;

(g)	amounts received under Permitted Hedging Instruments other than in respect of interest rates; and

(h)

solely with respect to calculation of the Historical DSCR, (I) all cash paid to the Borrower during the applicable period from any direct or indirect owner of the Borrower by way of Equity Funding (in each case as otherwise permitted pursuant to the terms of the Finance Documents), and (II) in the case of the first Restricted Payment made pursuant to Section 11 (Restricted Payments) of the Common Terms Agreement, any cash then on deposit in the Secured Accounts (without double counting any other amounts of Cash Flow taken into account in the calculation of the Historical DSCR); and

(i)

with respect to the calculation of Fixed Projected DSCR for any purpose other than such calculation under Section 11 (Restricted Payments) of the Common Terms Agreement, and for any period, any cash projected to be on deposit in the Secured Accounts at the commencement of such period as a result of a restriction on the making of Restricted Payments applicable prior to such period (without double counting any other amounts of Cash Flow taken into account in the calculation of the Fixed Projected DSCR);

but excluding, in each case:

(1)	all amounts required to be deposited in the Insurance/Condemnation Proceeds Account used to reimburse Equity Funding;

(2)	proceeds of third-party liability insurance;

(3)	proceeds of the sale of assets permitted by Section 12.17(c) or (l) (Sale of Project Property) of the Common Terms Agreement unless and until applied to procure a replacement for such assets;

(4)

proceeds of Senior Debt and other Indebtedness (and corresponding amounts received by the Loan Parties pursuant to any guarantees) permitted by Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement other than amounts received under Permitted Hedging Instruments included under clause (g) above;

(5)	except as provided in clause (h) above, Equity Funding received from the Sponsor or any direct or indirect holders of equity interests of the Borrower; and

(6)	any cash deposited into the Additional Proceeds Prepayment Account.

“Cash Flow Available for Debt Service” means, for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that Operation and Maintenance Expenses included in the calculation of Historical DSCR and Fixed Projected DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Stage 3 Completion Date that are Project Costs, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Stage 3 Completion Date relating to expenditure on items that were, as of the Stage 3 Completion Date, outstanding or punch list items under the EPC Contract (Stage 3) that are paid out of Senior Debt or Equity Funding.

“Catastrophic Casualty Event” has the meaning given in any Indenture.

“CCH Investment Grade Rating” means a long-term credit rating in respect of any of the Borrower’s Senior Debt Obligations that is equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit rating by any other nationally recognized statistical rating agency.

“CCL” means Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Terminal Facility.

“CCP” means Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware, which will own and operate the Corpus Christi Pipeline.

“CCP Expansion Precedent Agreement” means the transportation precedent agreement, dated as of December 11, 2018, by and between CCP and CCL, as amended by Amendment No. 1, dated as of December 23, 2019, Amendment No. 2, dated as of January 14, 2020, and Amendment No. 3, dated as of December 13, 2021.

“CCP GP” means Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware, which will be the general partner of CCP.

“CCP Pipeline Precedent Agreement” means the transportation precedent agreement, dated as of July 21, 2014, as amended on May 13, 2015, between CCP and CCL pursuant to which firm transportation capacity is secured through the Corpus Christi Pipeline.

“CEI Equity Contribution Agreement” means the Amended and Restated Equity Contribution Agreement, entered into between the Borrower and the Sponsor as of the Second Phase Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9604, et seq.) and rules and regulations issued thereunder.

“Cessation Notice” has the meaning given in Section 15.3 (Cessation of Loan Facility Declared Default) of the Common Terms Agreement.

“Change in Law” means the occurrence, after the Stage 3 Closing Date, of any of the following:

(a)	the adoption or taking effect of any law, rule, regulation or treaty;

(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority; or

(c)	the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the Sponsor and its Affiliates shall fail to own, directly or indirectly in the aggregate, more than 50% of the ownership interests in the Borrower or control, directly or indirectly, voting rights of more than 50% of the votes of all classes in the Borrower.

“Change Order” has the meaning given in the EPC Contract (Stage 3).

“Cheniere” has the same meaning as is given to “Sponsor” below.

“Closing Conditions Certificate” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“Closing Date” means May 13, 2015.

“Closing Notice” has the meaning given in Section 4.5(a) (Satisfaction of Conditions) of the Common Terms Agreement.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the forward-looking term secured overnight financing rate (or any successor administrator thereof).

“CMI” means Cheniere Marketing, LLC, a limited liability company organized under the laws of the State of Delaware.

“CMI Direct Agreement” means the Direct Agreement, dated as of May 22, 2018, between CMI (UK), CCL and the Security Trustee, with respect to the DES-Linked LNG SPA.

“CMI Early Volumes LNG SPA” means the letter agreement, dated as of May 2, 2022, between CCL and CMI (UK), setting forth the terms of certain sales and purchases of LNG under the CMI (UK) Base LNG SPA.

“CMI Export Authorization Letter” means the amended and restated export authorization letter, dated as of the Stage 3 Closing Date, between CMI and CCL.

“CMI Security Agreement” means the amended and restated security agreement, dated as of the Stage 3 Closing Date, between CMI (UK), CCL and Mizuho Bank, Ltd.

“CMI (UK)” means Cheniere Marketing International LLP, a limited liability partnership organized under the laws of the United Kingdom.

“CMI (UK) Base LNG SPA” means the Second Amended and Restated Base LNG Sale and Purchase Agreement (FOB), dated as of June 15, 2022, between CCL and CMI (UK).

“CMI (UK) LNG SPAs” means the (a) CMI (UK) Base LNG SPA and (b) Amended and Restated Foundation Customer LNG Sale and Purchase Agreement (FOB), dated as of November 28, 2014, as amended on June 26, 2015 and December 27, 2016, between CCL and CMI (UK), which has been terminated prior to the Second Phase Closing Date.

“CMPD” means Cheniere Major Project Development, LLC, a limited liability company organized under the laws of the State of Delaware.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any property right or interest subject to a Security Interest.

“Collateral Parties” means the Securing Parties and Holdco, and “Collateral Party” shall have a corresponding meaning.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Commodity Exchange Act” means the Commodity Exchange Act, as amended (7 U.S.C. § 1 et seq.).

“Common Collateral” means any property right or interest subject to a Security Interest granted or purported to be created by or pursuant to Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral), Section 3.2(b) (Security Interests to be Granted by the Securing Parties – Security Interests – General) or Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement or pursuant to any Security Document other than the Common Security and Account Agreement.

“Common Security and Account Agreement” means the Second Amended and Restated Common Security and Account Agreement, dated as of the Stage 3 Closing Date, among the Borrower, the Guarantors, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of the Stage 3 Closing Date, among the Borrower, the Guarantors, the Term Loan Facility Agent and each other Facility Agent on behalf of its respective Facility Lenders, and the Intercreditor Agent providing common representations, warranties, undertakings and events of default. For the avoidance of doubt, (i) any reference to an individual Senior Debt Instrument which is a Facility Agreement shall be deemed to include reference to the Common Terms Agreement; and (ii) references to an Indenture, or to any individual Senior Debt Instrument that is an Indenture, shall be deemed not to include reference to the Common Terms Agreement.

“Company” means Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware. The Company is also referred to as the “Borrower” in certain Finance Documents and the “Issuer” in other Finance Documents.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“Confidential Information” means all information received from a Loan Party, Holdco, the Sponsor or any of their respective Affiliates or on their behalf relating to any of such entities, their businesses, the Project Facilities or the Development.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“ConocoPhillips” means ConocoPhillips Company, a corporation incorporated in the State of Delaware.

“Constitutional Documents” means certificates of formation, limited liability company agreements, partnership agreements, certificates of incorporation, bylaws or any similar entity organizational or constitutive document.

“Construction Account” is the account described in Section 4.3(a)(iv) (Accounts) of the Common Security and Account Agreement.

“Consultants” has the meaning given in Section 13.1 (Appointment of Consultants) of the Common Terms Agreement.

“Continuing” (including, with its corresponding meaning, the terms “Continuance” and “Continuation”) means:

(a)

with respect to any Loan Facility Declared Default, Indenture Declared Default or other comparable event of default under any other Senior Debt Instrument, that such default has occurred without the need for declaration, or been declared by required Senior Creditor action, in each case in conformity with the requirements of the Common Terms Agreement or such other Senior Debt Instrument, as the case may be, and no Cessation Notice shall have been given with respect thereto;

(b)

with respect to any Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or other unmatured default under any other Senior Debt Instrument, that such unmatured default has occurred and has not been waived or cured; and

(c)

with respect to any Loan Facility Event of Default, Indenture Event of Default or other event of default under any other Senior Debt Instrument, that such event of default has occurred and has not been declared, waived or cured.

“Contract Price” has the meaning given in the EPC Contract (Stage 3).

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Controlling Claimholders” means Senior Creditor Group Representatives representing a Majority in Interest of the Senior Creditors.

“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” means all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the US Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing:

(a)

all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time);

(b)	all extensions, renewals and restorations thereof;

(c)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(d)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(e)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Corpus Christi Pipeline” means the Existing Corpus Christi Pipeline, together with Corpus Christi Pipeline Expansion, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corpus Christi Pipeline Expansion” means, following the issuance by a Loan Party of a notice to proceed in respect thereof, the expansion of the Existing Corpus Christi Pipeline through the construction of a new 42-inch diameter, approximately 21-mile-long pipeline, placed parallel to the Existing Corpus Christi Pipeline, together with additional compression stations and appurtenances.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi

Bay comprising, a liquefaction facility comprised of three Trains, each with a nominal production capacity of approximately 4.5 mtpa, three LNG storage tanks, each with a working capacity of 160,000 cubic meters, and two marine berths, with related onsite and offsite utilities and supporting infrastructure, together with the Stage 3 Terminal Facilities, and as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning set forth in Section 23.24(a) (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“CP Fulfillment Date” has the meaning given in the applicable LNG SPA.

“CPC LNG SPA” means the LNG sale and purchase agreement, dated as of August 11, 2018, between CMI (UK) and CPC Corporation.

“CPC Novated LNG SPA” means, together, (i) the CPC LNG SPA and (ii) the CPC Novation Agreement.

“CPC Novation Agreement” means the novation and amendment agreement regarding the CPC LNG SPA, dated as of June 15, 2022, between CMI (UK), CCL and CPC Corporation.

“CPC Shipping Services Agreement” means the Shipping Services Agreement to be entered into between CCL and CMI (UK), with respect to the CPC Novated LNG SPA.

“CTA Payment Date” means (i) each Quarterly Payment Date, (ii) the date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Facility Agreement, including the Common Terms Agreement and (iii) the scheduled Final Maturity Date under each Facility Agreement.

“Debt Domain Website” has the meaning given in Section 12.7(b) (Notices) of the Common Security and Account Agreement.

“Decision” means any notice, consent, decision, approval, instruction, judgment, direction, objection or Modification.

“Declared Event of Default” means an Event of Default that has been declared or is otherwise deemed to have been declared by a Senior Creditor Group Representative under its Senior Debt Instrument (acting on behalf of the Senior Creditors under, and in accordance with, such Senior Debt Instrument) or otherwise is deemed to have been declared in accordance with the terms of the relevant Senior Debt Instrument.

“Default Rate” means a rate per annum equal to the rate that would otherwise be applicable plus 2%, or if there is no applicable interest rate, a rate per annum equal to the highest interest rate applicable to any then-outstanding Senior Debt plus 2%.

“Defaulting Lender,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project Facilities that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any delay.

“Delivered” means quantities of LNG sold “cost, insurance and freight,” “cost and freight,” “delivered ex ship,” “delivered at terminal,” or otherwise where CCL is responsible for the transportation of LNG to a delivery point other than the Project Facilities under the terms of the relevant LNG SPA.

“Delivered SPAs” means the PetroChina DES LNG SPA, Stage 3 (DES) LNG SPAs and any other Qualifying LNG SPAs on Delivered terms that may be entered into by a Loan Party from time to time.

“DES-Linked LNG SPA” means the LNG SPA, dated as of May 22, 2018, between CCL and CMI (UK).

“Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Development Expenditures” means, for any period, the aggregate amount of all expenditures of the Loan Parties payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of the Loan Parties.

“DIP Financing” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Financing Liens” has the meaning given in Section 10.5(b)(ii) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“DIP Lenders” has the meaning given in Section 10.5(b) (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement.

“Direct Agreements” means:

(a)	the Direct Agreement (Pertamina LNG SPA), dated as of May 13, 2015, among Pertamina, CCL and Société Générale;

(b)	the Direct Agreement (Endesa LNG SPA (April 01, 2014)), dated as of May 13, 2015, among Endesa, CCL and Société Générale;

(c)	the Direct Agreement (Endesa LNG SPA (April 07, 2014)), dated as of May 13, 2015, among Endesa, CCL and Société Générale;

(d)	the Direct Agreement (Iberdrola LNG SPA), dated as of May 13, 2015, among Iberdrola, CCL and Société Générale;

(e)	the Direct Agreement (Gas Nat LNG SPA), dated as of May 13, 2015, among Naturgy, CCL and Société Générale;

(f)	the Direct Agreement (Gas Nat Guaranty), dated as of May 13, 2015, among Gas Natural SDG S.A., CCL and Société Générale;

(g)	the Direct Agreement (Woodside LNG SPA), dated as of May 13, 2015, among Woodside, CCL and Société Générale;

(h)	the Direct Agreement (Woodside Guaranty), dated as of May 13, 2015, among Woodside Petroleum Limited, CCL and Société Générale;

(i)	the Direct Agreement (EDF LNG SPA), dated as of May 13, 2015, among EDF, CCL and Société Générale;

(j)	the Acknowledgment and Consent Agreement with Lender, dated as of May 13, 2015, among EPC Guarantor, the Borrower, the Guarantors, Mizuho Bank, Ltd. and Société Générale;

(k)	the Acknowledgment and Consent Agreement with Lender, dated as of May 13, 2015, among EPC Contractor, the Borrower, the Guarantors, Mizuho Bank, Ltd. and Société Générale;

(l)	the Direct Agreement, dated as of May 13, 2015, among CCL, ConocoPhillips and Société Générale;

(m)	the Direct Agreement (CCP Precedent Agreement), dated as of May 13, 2015, among CCP, CCL and Société Générale;

(n)	the Direct Agreement (CCL Management Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCL and Société Générale;

(o)	the Direct Agreement (CCP Management Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCP and Société Générale;

(p)	the Direct Agreement (CCL O&M Agreement), dated as of May 13, 2015, among Cheniere LNG O&M Services, LLC, CCL and Société Générale;

(q)	the Direct Agreement (CCP O&M Agreement), dated as of May 13, 2015, among Cheniere LNG O&M Services, LLC, CCP and Société Générale;

(r)	the Direct Agreement (Gas and Power Supply Services Agreement), dated as of May 13, 2015, among Cheniere Energy Shared Services, Inc., CCL and Société Générale;

(s)	the Direct Agreement (CMI Export Authorization Letter), dated as of May 13, 2015, among CCL, Cheniere Marketing, LLC and Société Générale;

(t)	the Direct Agreement (TGP Precedent Agreement), dated as of May 13, 2015, among CCL, TGP and Société Générale;

(u)	the Direct Agreement (NGPL Precedent Agreement), dated as of June 29, 2015, among Natural Gas Pipeline Company of America LLC, CCL and Société Générale;

(v)	the Direct Agreement (NGPL Precedent Agreement), dated as of March 21, 2018, among Natural Gas Pipeline Company of America LLC, CCL and Société Générale;

(w)	the Direct Agreement, dated as of October 21, 2015, among Baker Hughes Energy Services LLC (formerly known as GE Oil & Gas, Inc.), CCL, and Société Générale;

(x)	the Direct Agreement, dated as of December 16, 2015, among Transcontinental Gas Pipe Line Company, LLC, CCL and Société Générale;

(y)	the Direct Agreement, dated as of May 13, 2015, in respect of the CMI Base LNG SPA among CMI (UK), CCL and Société Générale;

(z)	the Direct Agreement in respect of the EDP LNG SPA, dated as of May 11, 2018, among CCL, Energias De Portugal S.A. and Société Générale;

(aa)	the Direct Agreement in respect of the DES-Linked LNG SPA, dated as of May 22, 2018, among CCL, CMI (UK) and Société Générale;

(bb)	the Direct Agreement in respect of the Trafigura LNG SPA, dated as of May 16, 2018, among Trafigura Pte Ltd, CCL and Société Générale;

(cc)	the Direct Agreement in respect of the Trafigura Guaranty, dated as of May 16, 2018 among Trafigura Group Pte Ltd, CCL and Société Générale;

(dd)	the Direct Agreement in respect of the FOB LNG SPA, dated as of May 8, 2018 among CCL, PetroChina International Company Limited, CCL and Société Générale;

(ee)	the Direct Agreement in respect of the FOB LNG SPA guaranty, dated as of May 8, 2018, among PetroChina Company Limited, CCL and Société Générale;

(ff)	the Direct Agreement in respect of the DES LNG SPA, dated as of May 8, 2018, among CCL, PetroChina International Company Limited, CMI and Société Générale;

(gg)	the Direct Agreement in respect of the DES LNG SPA guaranty, dated as of May 8, 2018, among CCL, PetroChina Company Limited, CMI and Société Générale;

(hh)	the Direct Agreement in respect of the EPC Contract (T3), dated as of May 22, 2018, among CCL, EPC Contractor and Société Générale;

(ii)	the Direct Agreement in respect of the EPC Parent Guaranty (T3), dated as of May 22, 2018, among CCL, Bechtel Global Energy, Inc. and Société Générale;

(jj)	the Direct Agreement for the License Agreement among CCL, ConocoPhillips Company and Société Générale, dated May 22, 2018;

(kk)	the Direct Agreement (Iberdrola Guaranty), dated as of December 23, 2020, among Iberdrola, S.A., CCL and Société Générale;

(ll)	the Direct Agreement in respect of the Apache IPM GSA, dated as of June 15, 2022, among Apache Corporation, CCL and Société Générale;

(mm)	the Direct Agreement in respect of the ARC IPM GSA, dated as of June 15, 2022, between ARC Resources U.S. Corp., CCL and Société Générale;

(nn)	the Direct Agreement in respect of the ARC IPM GSA Guaranty, dated as of June 15, 2022, between ARC Resources Ltd., CCL and Société Générale;

(oo)	the Direct Agreement in respect of the EOG Early Volumes IPM GSA, dated as of June 15, 2022, among EOG Resources, Inc., CCL and Société Générale;

(pp)	the Direct Agreement in respect of the EOG IPM GSA (420K), dated as of June 15, 2022, among EOG Resources, Inc., CCL and Société Générale;

(qq)	the Direct Agreement in respect of the CPC Novated LNG SPA, dated as of June 15, 2022, among CPC Corporation, CCL and Société Générale;

(rr)	the Direct Agreement in respect of the PGNIG LNG SPA, dated as of June 15, 2022, among Polskie Gornictwo Naftowe i Gazownictwo S.A., CCL and Société Générale;

(ss)	the Direct Agreement in respect of the Foran Novated LNG SPA, dated as of June 15, 2022, among Foran Energy Group Co., Ltd., CCL and Société Générale;

(tt)	the Direct Agreement in respect of the Sinochem Novated LNG SPA, dated as of June 15, 2022, among Sinochem Group Co., Ltd., CCL and Société Générale;

(uu)	the Direct Agreement in respect of the Engie LNG SPA, dated as of June 15, 2022, among Engie SA, CCL and Société Générale;

(vv)	the Direct Agreement in respect of the CCP Expansion Precedent Agreement, dated as of June 15, 2022, among CCP, CCL and Société Générale;

(ww)	the Direct Agreement in respect of the ADCC Pipeline Precedent Agreement, dated as of June 15, 2022, among CCL, ADCC, Whistler Pipeline, LLC and Société Générale;

(xx)

the Master Direct Agreement in respect of the CMI Early Volumes LNG SPA, ARC Linked LNG SPA, EOG Early Volumes Linked LNG SPA, PGNIG Shipping Services Agreement, and any other Material Project Agreement between CMI (UK) and CCL that is designated to be subject to this Direct Agreement from time to time in accordance with its terms, dated as of June 15, 2022, among CMI (UK), CCL and Société Générale; and

(yy)	the agreements described in Section 3.4 (Direct Agreements) of the Common Security and Account Agreement.

“Direct Agreement” shall have a corresponding meaning.

“Disbursement Account” means the account(s) of that name required to be established pursuant to Section 4.3 (Accounts) of the Common Security and Account Agreement.

“Disbursement Endorsement” means endorsement(s) to a Title Policy (dated not earlier than the last day of the fiscal quarter immediately preceding the delivery thereof to the Intercreditor Agent), indicating that since the effective date of the Title Policy (or the date of the last preceding endorsement(s) to the Title Policy, if later), (1) there has been no change in the state of the title to the insured estates or interests covered by the Title Policy (other than matters constituting Permitted Liens or matters otherwise approved by the Security Trustee), and (2) complying with Procedural Rule P-9.b.4 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas, and which endorsement(s) shall extend the effective date of the Title Policy to the date of such endorsement(s) and increase the coverage of the Title Policy by an amount equal to each Advance made prior to the last day of the immediately preceding fiscal quarter by stating the amount of coverage then existing under the policy, and with respect to the endorsement to be delivered for the occurrence of the Stage 3 Completion Date in Section 14.1(f) (Conditions to Occurrence of Stage 3 Completion Date – Disbursement Endorsement) of the Common Terms Agreement, the “Liability” paragraph and the exception in Schedule B of the Title Policy for liens arising by reason of unpaid bills or claims for work performed or materials furnished in connection with improvements placed, or to be placed, upon the subject land shall be eliminated from the policy by the issuance of the promulgated endorsement form containing the applicable promulgated language covering said elimination as provided in Procedural Rule P-8.b.2 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas. Such Disbursement Endorsement will be substantially in a form to be agreed and attached to the Common Terms Agreement.

“Disbursement Request” means a drawdown notice, substantially in the form set forth in the applicable Senior Debt Instrument, given by the Borrower requesting an Advance with respect to a Loan in accordance with the terms of the applicable Senior Debt Instrument.

“Discharge Date” means:

(a)

with respect to the Senior Debt Obligations under a Senior Debt Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor), the Senior Debt Commitments thereunder shall have been terminated, expired or been reduced to zero and all letters of credit thereunder (if any) shall have been terminated or collateralized in accordance with the provisions of such Senior Debt Instrument;

(b)

with respect to the Senior Debt Obligations under a Permitted Senior Debt Hedging Instrument, the date on which such Senior Debt Obligations thereunder shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Senior Creditor) and such Permitted Senior Debt Hedging Instrument shall have terminated or expired; and

(c)

with respect to all Senior Debt Obligations, collectively, the date on which each of the above shall have occurred with respect to each then-existing Senior Debt Instrument and Permitted Senior Debt Hedging Instrument and any other Senior Debt Obligations owing to the Intercreditor Agent, Facility Agents, Security Trustee or other Secured Parties shall have been unconditionally paid or discharged in full in US Dollars (other than Senior Debt Obligations that by their terms survive and with respect to which no claim has been made by the applicable Secured Party).

“DOE” means the US Department of Energy.

“DSAA Reserve Amount” means:

(a)

prior to the Term Loan Discharge Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable by or on the next Quarterly Payment Date (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered three-month period after giving effect to a Permitted Hedging Instrument in respect of interest rates then in effect; provided that (i) Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include: (A) Working Capital Debt; (B) any voluntary or mandatory prepayments; (C) commitment fees, front-end fees, structuring, original issue discount, arrangement fees and letter of credit fees; (D) Hedging Termination Amounts or (E) Senior Debt Obligations due and

payable prior to the end of the Availability Period (as defined in the Term Loan Facility Agreement) in respect of the Incremental Stage 3 Commitments and Loans made therefrom and (ii) for purposes of the calculation of the scheduled principal payment of Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account; and

(b)	after the Term Loan Discharge Date, such amount as is then required to be funded into the Senior Debt Service Accrual Account under any then-effective Finance Document.

“DSCR” means either Historical DSCR or Fixed Projected DSCR.

“EDF” means Électricité de France, S.A., a French utility company that is an Initial LNG Buyer.

“EDF LNG SPA” means the LNG SPA, dated as of July 17, 2014, as amended on February 24, 2015, and on July 15, 2015, between CCL and EDF.

“EDP” means EDP Energias de Portugal S.A., a Portuguese utility company that is an Initial LNG Buyer.

“EDP LNG SPA” means the LNG SPA, dated as of December 18, 2014, as amended on November 18, 2015 and January 8, 2018, between CCL and EDP.

“Eligible LNG Buyer” means an LNG Buyer (provided, that the Person designated as the “LNG Buyer” under a Linked GSA-SPA shall be the seller of Gas under the IPM GSA and not the buyer of LNG under the related Linked LNG SPA(s)) that:

(a)	itself:

(i)	has two Investment Grade Ratings; or

(ii)

has one Investment Grade Rating and at least the lesser of (A) a tangible net worth of at least $3 billion per mtpa of LNG committed to be purchased by such LNG Buyer pursuant to its applicable LNG SPA and (B) $7 billion of tangible net worth; provided, that the Person designated as the “LNG Buyer” for purposes of this definition is the seller of Gas under an IPM GSA, and the LNG committed to be purchased by such LNG Buyer shall be deemed to be equal to 0.85 mtpa for every 140,000 MMBtu/day of the daily contract quantity under such IPM GSA; or

(b)

has provided one or more (x) guarantees (each from a guarantor that meets the criteria set forth in clause (a)(i) or (ii) of this definition) and/or (y) letters of credit (each issued by an Acceptable Bank), that are each issued for the benefit of CCL in respect of its obligations under its applicable LNG SPA, in the case of (x) and/or (y), in an amount (in the aggregate) equal to the greater of:

(i)	50% of the present value of the projected contracted Cash Flows from the fixed component under the applicable LNG SPA during the remaining Qualifying Term of such LNG SPA; and

(ii)

100% of the present value of the projected contracted Cash Flows from the fixed component under the applicable LNG SPA during the lesser of (A) the succeeding five years under such LNG SPA and (B) the remaining term of such LNG SPA.

“Endesa” means Endesa S.A., a Spanish utility company that is an Initial LNG Buyer.

“Enforcement Action” has the meaning given in Section 16.1(a) (Facility Lender Remedies for Loan Facility Declared Events of Default – Enforcement Action) of the Common Terms Agreement.

“Enforcement Proceeds Account” has the meaning given in Section 6.7(a) (Enforcement Proceeds Account) of the Common Security and Account Agreement.

“Engie LNG SPA” means the amended and restated LNG sale and purchase agreement, dated as of March 4, 2022, between CCL and Engie SA.

“Environmental Affiliate” means any Person, to the extent the Borrower could reasonably be expected to have liability as a result of the Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of the Borrower’s obligation is by contract or operation of Government Rule.

“Environmental and Social Consultant” means Ramboll US Consulting, Inc.

“Environmental and Social Management Plan” means one or more policies, procedures, plans, and/or other similar documentation applicable to the Development that, together, set forth certain mitigation, monitoring, and institutional measures to be taken during the construction, commissioning, and operation of the Development to eliminate, reduce, and/or offset potential adverse environmental and social risks and impacts of the Development (as identified through the environmental and social assessment of the Development), and the actions needed to implement such measures.

“Environmental and Social Standards” means Environmental Laws and the Equator Principles IV.

“Environmental Claim” means any administrative, regulatory or judicial action, suit, judgment or other legal action (collectively, a “claim”) by any Person alleging or asserting liability for investigatory costs, response, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental environmental response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of (a) the presence, Release or threatened Release into the environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of any Environmental Law. The term Environmental Claim will include any claim by any Person or Governmental Authority for enforcement, cleanup, removal, response, remedial action or damages pursuant to any Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief under any Environmental Law.

“Environmental Laws” means all federal, state, and local statutes, laws, regulations, rules, judgments (including all tort causes of action), orders or decrees, in each case as modified and supplemented and in effect from time to time concerning the regulation, use or protection of the environment, coastal resources, protected plant and animal species, human health and safety as it relates to Hazardous Material exposure or to Releases or threatened Releases of Hazardous Materials into the environment, including ambient air, soil, surface water, groundwater, wetlands, coastal waters, land or subsurface strata, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials but excluding, for the avoidance of doubt, any laws relating to matters regulated by FERC, DOE, Department of Transportation or OFAC. “Environmental Law” shall have a corresponding meaning.

“EOG Early Volumes IPM GSA” means the Gas Supply Agreement (Early Volumes), dated as of September 12, 2019, between CCL, as Gas buyer, and EOG Resources, Inc., as Gas seller.

“EOG Early Volumes Linked GSA-SPA” means, taken together, (a) the EOG Early Volumes IPM GSA and (b) the EOG Early Volumes Linked LNG SPA.

“EOG Early Volumes Linked LNG SPA” means, initially, the LNG sale and purchase agreement, dated as of December 30, 2019, between CCL, as LNG seller, and CMI (UK), as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“EOG IPM GSA (420K)” means the Amended and Restated Gas Supply Agreement (420K GSA), dated as of February 23, 2022, between CCL, as Gas buyer, and EOG Resources, Inc., as Gas seller.

“EOG Linked GSA-SPA (420K)” means, taken together, (a) the EOG IPM GSA (420K) and (b) the EOG Linked LNG SPA (420K).

“EOG Linked LNG SPA (420K)” means, initially, the LNG sale and purchase agreement to be entered into between CCL, as LNG seller, and CMI (UK) or a third party, as LNG buyer, as such LNG sale and purchase agreement may be replaced from time to time in accordance with the terms of the Finance Documents.

“EPC Contract (Stage 3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of March 1, 2022, pursuant to which the Stage 3 Terminal Facilities will be constructed, as modified from time to time based on permitted changes.

“EPC Contract (T1/T2)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 6, 2013, as modified from time to time based on permitted changes.

“EPC Contract (T3)” means the fixed price separated turnkey engineering, procurement and construction contract between CCL and the EPC Contractor, dated as of December 12, 2017, as modified from time to time based on permitted changes.

“EPC Contractor” means Bechtel Energy, Inc.

“EPC Guarantor” means the “Guarantor” as defined in the EPC Contract (Stage 3).

“EPC Letter of Credit” means “Letter of Credit” as defined in the EPC Contract (Stage 3).

“Equity Funding” means contributions made to the Borrower in the form of (i) Subordinated Debt, (ii) equity funding from a direct or indirect shareholder, (iii) Cash Flow applied or committed to be applied towards costs and expenditures of the Development, including Project Costs and any Development Expenditure and (iv) pre-Stage 3 Closing Date costs and in-kind contributions related to the Stage 3 Development of $502 million.

“Equity Proceeds Account” is the account described in Section 4.3(a)(iii) (Accounts) of the Common Security and Account Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, or trade or business that is a member of any group of organizations: (a) described in Section 414(b), (c), (m) or (o) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which a Loan Party is a member.

“ERISA Event” means:

(a)

any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;

(b)	the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived;

(c)	the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(d)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;

(e)	the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;

(f)	the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;

(g)

the withdrawal by a Loan Party or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer,” as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;

(h)	the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;

(i)	the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;

(j)

the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or in critical, endangered or seriously endangered status, within the meaning of the Code or Title IV of ERISA;

(k)	the failure of a Loan Party or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;

(l)	the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;

(m)

a Loan Party engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or

(n)	the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.

“Event of Default” means a Loan Facility Event of Default, an Indenture Event of Default or any comparable Loan Party event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project Facilities, any equity interests in the Loan Parties or any other part of the Security Interests.

“Excluded Accounts” means Excluded Unsecured Accounts and any escrow account established under the EPC Contract (Stage 3).

“Excluded Assets” has the meaning given in Section 3.2(g) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Finance Party or required to be withheld or deducted from a payment to a Finance Party:

(a)

Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Finance Party being organized under the laws of, or having its principal office or, in the case of any Facility Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;

(b)

in the case of a Facility Lender, US federal withholding tax imposed on amounts payable to such Facility Lender pursuant to a law in effect at the time such Facility Lender becomes a party to a Facility Agreement or designates a new lending office (other than pursuant to an assignment or new lending office designation request by the Borrower), except to the extent that such Facility Lender (or its assignor, if any) was entitled, at the time of such designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to the Facility Agreement provisions described in Section 21.1 (Withholding Tax Gross-Up) of the Common Terms Agreement;

(c)	Taxes attributable to a Facility Lender’s failure to comply with the provisions described in Section 21.5 (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement; or

(d)	US federal withholding Taxes imposed under FATCA.

“Excluded Unsecured Accounts” has the meaning given in Section 3.2(g)(iv) (Security Interests to be Granted by the Securing Parties – Excluded Assets) of the Common Security and Account Agreement.

“Excluded Working Capital Debt” means all Working Capital Debt other than the Senior Debt Obligations related to, and arising in respect of, a principal amount of $300 million of Working Capital Debt incurred for purposes of funding the Stage 3 Development under the Working Capital Facility Agreement entered into as of the Stage 3 Closing Date.

“Existing CCP DOT” has the meaning set forth in Section 3.2(f) (Real Property) of the Common Security and Account Agreement.

“Existing Corpus Christi Pipeline” means the approximately 23-mile-long Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities.

“Existing Facility Lender” has the meaning given in Section 19.6 (Transfers by a Facility Lender) of the Common Terms Agreement.

“Expansion” has the meaning given in Section 7.2(a) (Expansion Contracts) of the Common Terms Agreement (or equivalent provision in any other Senior Debt Instrument).

“Expansion Construction Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Disbursement Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Equity Funding Commitment” has the meaning set forth in Section 7.2(b)(i) (Expansion Contracts – Conditions to Expansion) of the Common Terms Agreement.

“Expansion Equity Proceeds Account” has the meaning given in Section 4.5(k) (Deposits and Withdrawals – Expansion Accounts) of the Common Security and Account Agreement.

“Expansion Senior Debt” has the meaning given in Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement.

“Export Authorization” means a long-term, multi-contract authorization issued by the DOE to export LNG from the Corpus Christi Terminal Facility, including the FTA Authorization, Non-FTA Authorization, and Incremental Export Authorizations.

“Export Authorization Remediation” has the meaning given in Section 8.2(a)(ii)(A) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“Facility Agent” means the facility agent under any Facility Agreement.

“Facility Agreements” means the Term Loan Facility Agreement and any individual loan facility agreements (not including any Indenture or facility agreement for a “term loan B” financing that the Borrower has elected to treat as an Indenture) evidencing permitted Replacement Senior Debt, Working Capital Debt and Expansion Senior Debt (and for which the Facility Agents have acceded to the Common Terms Agreement and to the Common Security and Account Agreement), in each case as required thereby, and “Facility Agreement” shall have a corresponding meaning.

“Facility Debt Commitment” means the aggregate principal amount of Loans and letters of credit any Facility Lender is committed to disburse to or issue on behalf of the Borrower under any Facility Agreement.

“Facility Lenders” means the Term Lenders and the lenders under any other Facility Agreements entered into on or after the Signing Date, and “Facility Lender” shall have a corresponding meaning.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Signing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Reserve Bank” means each of the 12 Reserve Banks under the United States Federal Reserve System, or any successor thereto.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means the SG Agency Fee Letter, the Account Bank Fee Letter and any other similar fee letter, fee agreement or other fee arrangement between a Securing Party and a Facility Agent, or between a Securing Party and any of the Account Bank, Intercreditor Agent or Security Trustee, that may be entered into from time to time after the date of the Common Security and Account Agreement.

“FERC” means the US Federal Energy Regulatory Commission.

“FERC Orders” means (i) the Order Granting Authorization Under Section 3 of the Natural Gas Act and Issuing Certificates (149 FERC ¶ 61,283 (2014)) issued December 30, 2014 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on August 31, 2012, in Docket No. CP12-507-000 and Docket No. CP12-508-000 to site, construct and operate the Corpus Christi Terminal Facility and to construct and operate the Corpus Christi Pipeline and (ii) the Stage 3 FERC Order.

“Final Maturity Date” means, with respect to each of the Facility Agreements, the date on which all Senior Debt under such Facility Agreement comes due, whether upon acceleration or otherwise.

“Finance Documents” means, together, each of the following documents:

(a)	the Common Terms Agreement;

(b)	the Common Security and Account Agreement;

(c)	the individual Facility Agreements;

(d)	any Indenture;

(e)	the Security Documents;

(f)	the Direct Agreements;

(g)	the Senior Notes;

(h)	the Intercreditor Agreement;

(i)	any fee letters with parties providing financing (other than any Equity Funding);

(j)	any Permitted Senior Debt Hedging Instrument;

(k)	the Stage 3 Finance Documents; and

(l)

any other document the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties) designates, with the consent of the Borrower (such consent not to be unreasonably withheld), a Finance Document;

provided that when used with respect to the Facility Lenders, such term shall not include any Indenture or Senior Notes and when used with respect to the Senior Notes, such term shall not include the Common Terms Agreement, Facility Agreement or any other Finance Document to which the Indenture Trustee is not a party or under which security is not intended to be granted for the benefit of the Senior Notes.

“Finance Party” means each Facility Lender, the Intercreditor Agent, the Security Trustee, each Senior Creditor Group Representative (in its own right and in its capacity as agent), each Hedging Bank and the Account Bank.

“First Change Order Threshold” has the meaning set forth in Section 9.1(a)(i) (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement.

“First of Month Index” means a price which represents the most commonly traded fixed price at a major trading point and as published by Inside FERC Gas Market Report (“IFERC” or any successor publication widely used to establish index pricing in the US natural gas trading market).

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Fixed-Floating Futures Swap” means a contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay a floating price equal to the final settlement price of the Futures Contract settlement prices. The Fixed-Floating Futures Swap shall be settled financially, via exchange of cash payment at the expiration of the underlying Futures Contract, rather than physically.

“Fixed Price Electricity Purchase Agreement” has the meaning set forth in Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

“Fixed Projected DSCR” means, for each Quarterly Payment Date during the applicable period beginning on the first Quarterly Payment Date following the Stage 3 Closing Date, the ratio of:

(a)

the Cash Flow Available for Debt Service projected for such period, calculated solely to reflect (i) the fixed price component under Qualifying LNG SPAs then in effect, which, for the avoidance of doubt, shall not take into account variable costs of the Development related to the variable price component under such Qualifying LNG SPAs, (ii) expected interest and investment earnings paid to the Loan Parties during such period, (iii) amounts expected to be paid to the Loan Parties during such period as Business Interruption Insurance Proceeds and (iv) only the fixed expenses that could reasonably be expected to be incurred if the counterparties to the Qualifying LNG SPAs then in effect were not lifting any cargoes from the Development; to

(b)

Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt and Senior Debt Obligations under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

provided that, with respect to Section 11 (Restricted Payments) of the Common Terms Agreement, the ratio for calculating Fixed Projected DSCR shall be:

(a)	all of the Cash Flow Available for Debt Service projected for such period; to

(b)

Senior Debt Obligations projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Senior Debt due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Senior Debt and Senior Debt Obligations under any Permitted Hedging Instrument in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period and (vi) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Flood Certificate” has the meaning given in Section 14(B)(i) of Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Flood Program” has the meaning given in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Floor” means the benchmark rate floor, if any, provided in the Common Terms Agreement initially (as of the execution of the Common Terms Agreement, the modification, amendment or renewal of the Common Terms Agreement or otherwise) with respect to Adjusted Term SOFR. For the avoidance of doubt the initial Floor for Adjusted Term SOFR shall be zero.

“FOB” means “free on board.”

“Foran LNG SPA” means the LNG SPA, dated as of November 24, 2021, between CMI (UK) and Foran Energy Group Co., Ltd.

“Foran Novated LNG SPA” means, together, (i) the Foran LNG SPA and (ii) the Foran Novation Agreement.

“Foran Novation Agreement” means the novation deed regarding the Foran LNG SPA, dated as of June 15, 2022, between CMI (UK), CCL and Foran Energy Group Co., Ltd.

“Foran Shipping Services Agreement” means the Shipping Services Agreement to be entered into between CCL and CMI (UK), with respect to the Foran Novated LNG SPA.

“FTA Authorization” means the DOE/FE Order No. 3164 (2012), as amended by DOE/FE Order No. 3164-A (2014), granting CMI and CCL a long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to any country which has, or in the future develops, the capacity to import LNG via ocean-going vessels and with which the United States has, or in the future enters into, a free trade agreement requiring national treatment for trade in natural gas.

“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

“Funds Transfer Agreement” has the meaning given in Section 3.2(d)(v)(F) (Provisions Related to Secured Accounts) of the Common Security and Account Agreement.

“Futures Contract” means a contract which entitles the buyer of the contract to claim physical delivery of natural gas from the seller at a specified contract delivery point at a specified date in the future and entitles the seller to deliver the physical commodity to the buyer under the same conditions. The price between the buyer and the seller shall be transacted at the price of final settlement on a monthly basis.

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting essentially of methane and other paraffinic hydrocarbons and non-combustible gases in a gaseous state.

“Gas and Power Supply Services Agreement” means the amended and restated gas and power supply services agreement, dated as of June 15, 2022, between CCL and Cheniere Energy Shared Services, Inc., pursuant to which Cheniere Energy Shared Services, Inc. serves as the Supply Manager in respect of power and Gas requirements of the Development.

“Gas Hedge Provider” means any party (other than the Loan Parties or their Affiliates) that is a party to a Gas Hedging Instrument that is secured pursuant to the Security Documents.

“Gas Hedging Instruments” means Gas swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by any Loan Party related to movements in Gas prices.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Governmental Authorities” means all supra-national, federal, state and local authorities or bodies including in each case any and all agencies, branches, departments and administrative and other subdivisions thereof, and all officials, agents and representatives of each of the foregoing, and “Governmental Authority” shall have a corresponding meaning.

“Guaranteed Substantial Completion Date” has the meaning given in the EPC Contract (Stage 3).

“Guarantor Accession Agreement” means an agreement pursuant to which a Subsidiary of the Borrower becomes a “Guarantor,” “Loan Party” and “Securing Party” under the Finance Documents, the form of which is included in Schedule D-4 (Form of Guarantor Accession Agreement) to the Common Security and Account Agreement.

“Guarantor Interests” means the limited liability company interests in CCL and CCP GP and the limited and general partnership interests in CCP.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly owned subsidiary of the Borrower and operated together with the Borrower as a single unit, and any other subsidiary of the Borrower that accedes to the Common Security and Account Agreement from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the Common Security and Account Agreement.

“Hague Securities Convention” means the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (concluded July 5, 2006), which became effective in the United States on April 1, 2017.

“Hazardous Materials” means:

(a)	petroleum or petroleum by-products, flammable materials, explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls;

(b)

any chemicals, other materials, substances or wastes that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import under any Environmental Law; and

(c)	any other chemical, material, substance or waste that is now or hereafter regulated under or with respect to which liability may be imposed under Environmental Laws.

“Hedging Bank” means a counterparty that has entered into a Permitted Hedging Instrument and that has entered into or that accedes to the Common Security and Account Agreement, and:

(a)

as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Senior Creditor as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (a)(i) of this definition; or

(b)

as of the date of execution or assignment of any Permitted Hedging Instrument, any of the following: (i) any Person who becomes a Senior Creditor after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing sub-clause (b)(i) of this definition, in each case, with a credit rating (or a guarantee from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s.

“Hedging Excess Amount” has the meaning given in Section 12.22(c) (Hedging Arrangements) of the Common Terms Agreement.

“Hedging Instruments” means:

(a)	Interest Rate Hedging Instruments;

(b)	(i) Gas Hedging Instruments and (ii) Power Hedging Instruments; and

(c)	such other derivative transactions of a similar nature that any Loan Party enters into to hedge risks of any commercial nature.

“Hedging Termination Amount” means any Permitted Hedging Liability falling due as a result of the termination of a Permitted Hedging Instrument or of any other transaction thereunder.

“Historical DSCR” means for any period of up to 12 months ending on a Quarterly Payment Date, first measured as of the first Quarterly Payment Date following the Stage 3 Closing Date, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)

Senior Debt Obligations incurred or paid in such period, including on the Payment Date that is the last day of such Historical DSCR period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt and Senior Debt Obligations under Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (iv) net amounts payable under Permitted Hedging Instruments that are not in respect of interest rates, (v) Hedging Termination Amounts and (vi) Working Capital Debt);

provided that for any DSCR calculation performed prior to the first anniversary of the first Quarterly Payment Date following the Stage 3 Closing Date, the calculation of the numerator and denominator will be based on the number of months elapsed since the first Quarterly Payment Date following the Stage 3 Closing Date.

“Holdco” means Cheniere CCH HoldCo I, LLC.

“Holdco Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of May 22, 2018, between Holdco and Société Générale.

“Holder” of a Senior Debt Obligation shall be determined by reference to the provisions of the relevant Senior Debt Instrument or Permitted Senior Debt Hedging Instrument, as applicable, setting forth who shall be deemed to be lenders, creditors, holders or owners of the debt obligation governed thereby.

“Iberdrola” means Iberdrola Clientes España, S.A.U., a company registered in Spain.

“Illegality Event” has the meaning given in Section 19.5(b) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement.

“Impairment” means, with respect to any Permit:

(a)	the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)	the suspension or injunction thereof; or

(c)	the inability to satisfy in a timely manner stated conditions to effectiveness.

and “Impair” and “Impaired” shall have a corresponding meaning.

“Incremental Export Authorizations” means the DOE/FE Order No. 4277, dated as of November 9, 2018, the DOE/FE Order No. 4490, dated as of February 10, 2020, the

DOE/FE Order No. 4519, dated as of April 14, 2020, the DOE/FE Order No. 4490-A, dated as of October 21, 2020, the DOE/FE Order No. 4277-A, dated as of October 21, 2020, the DOE/FE Order No. 3164-B, dated as of October 28, 2020, the DOE/FE Order No. 3638-B, dated as of October 28, 2020, the DOE/FE Order No. 4519-A, dated as of October 28, 2020, and the DOE/FECM Order No. 4799, dated as of March 16, 2022, as well as any Export Authorizations obtained thereafter.

“Incremental Stage 3 Commitments” means the incremental Senior Debt Commitments in an amount of approximately $3.8 billion, committed to the Borrower upon the occurrence of the Stage 3 Closing Date under the Term Loan Facility Agreement.

“Indebtedness” of any Person, at any date, means:

(a)	all obligations to repay borrowed money;

(b)	all obligations to pay money evidenced by bonds, debentures, notes, banker’s acceptances, loan agreements or other similar instruments;

(c)	all obligations to pay the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d)	all finance lease obligations of such Person;

(e)	all obligations, contingent or otherwise, issued for the account of such Person, in respect of letters of credit, bank guarantees, surety bonds, letters of guarantee and similar instruments;

(f)	all obligations of such Person under any Hedging Instruments (including any Hedging Termination Amounts);

(g)	all guarantees by such Person of Indebtedness of others;

(h)	any obligations of such Person to purchase or repurchase securities or other property which arises out of or in connection with the sale of the same or substantially similar securities or property;

(i)

all obligations under conditional sale or other title retention agreements related to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of property or are otherwise limited in recourse);

(j)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(k)	all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests of such Person or any other Person or any warrants,

rights or options to acquire such equity interests, which in the case of redeemable preferred interests, being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(l)

all Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under or in connection with any Finance Document (other than any Indenture or Senior Notes) and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indenture” means any indenture to be entered into between the Borrower and the Indenture Trustee pursuant to which one or more series of Senior Notes will be issued, or, at the Borrower’s option, a facility agreement for a “term loan B” financing, pursuant to which Senior Debt will be incurred. No reference in any Finance Document to an Indenture or the Senior Notes or a “term loan B” shall mean or imply that entry into an Indenture or issuance of the Senior Notes or entry into a “term loan B” is required. For the avoidance of doubt, if at any time Senior Notes have not been issued or are not outstanding and there is no “term loan B,” any reference to satisfaction of the requirements of any Indenture or Senior Notes or the “term loan B” (and any reference to an Indenture Trustee) shall be ignored.

“Indenture Declared Default” means an Indenture Event of Default which is declared by the Indenture Trustee (acting on behalf of the Senior Noteholders in accordance with such Indenture) to be an event of default under an Indenture or is otherwise deemed to have been declared to be an event of default in accordance with the terms of the Indenture.

“Indenture Event of Default” means any of the events of default set out in an Indenture and defined as “Indenture Events of Default.”

“Indenture Projected Fixed DSCR” has the meaning assigned in the applicable Indenture.

“Indenture Trustee” means any trustee appointed in the role of indenture trustee under any Indenture or, with respect to a “term loan B” financing that the Borrower has elected to be treated as an Indenture, any administrative or other facility agent.

“Independent Accountants” means any independent firm of accountants of recognized standing in the relevant jurisdiction.

“Independent Engineer” means Lummus Consultants International LLC or any independent replacement environmental and social and engineering consulting firm selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Index Swap” means a contract which entitles the buyer of the contract to pay one index price (e.g., First of Month Index) and entitles the seller to pay a different index price (e.g., the daily average). The index swap is settled financially via exchange of cash payment at the expiration of the underlying Futures Contract.

“Individual Senior Noteholder Secured Accounts” has the meaning given in Section 3.2(c) (Security Interests to be Granted by the Securing Parties – Security Interests – Individual Senior Noteholder Secured Accounts) of the Common Security and Account Agreement.

“Industry Standards” means the technical standards promulgated by the American Petroleum Institute, the American Gas Association, the American Society of Mechanical Engineers, the ASTM (formerly the American Society for Testing and Materials), or the National Fire Protection Association (NFPA).

“Initial Advance” means the first Advance of the Term Loans following the occurrence of the Stage 3 Closing Date.

“Initial Corpus Christi Terminal Facility” means a liquefaction facility comprised of two Trains, each with a nominal production capacity of approximately 4.5 mtpa, two LNG storage tanks, each with a working capacity of 160,000 cubic meters, and a marine berth, with related onsite and offsite utilities and supporting infrastructure, as such facilities may be repaired and replaced from time to time or modified, changes or expanded as permitted in the Finance Documents.

“Initial LNG Buyers” means Pertamina, Endesa, Iberdrola, Naturgy, Woodside and EDF.

“Initial LNG SPAs” means the following LNG SPAs entered into between CCL and the Initial LNG Buyers on or before the Signing Date:

(a)	the amended and restated LNG SPA between CCL and Pertamina, dated as of March 20, 2015, as amended on February 4, 2016 and on June 27, 2019;

(b)	the LNG SPAs between CCL and Endesa, dated as of April 1, 2014 and dated April 7, 2014, as amended on July 23, 2015;

(c)	the LNG SPA between CCL and Iberdrola, dated as of May 30, 2014;

(d)	the LNG SPA between CCL and Naturgy, dated as of June 2, 2014, as amended on February 27, 2018;

(e)	the LNG SPA between CCL and Woodside, dated as of June 30, 2014, as amended on July 24, 2015; and

(f)	the EDF LNG SPA.

“Initial Permitted Senior Debt Hedging Instrument” means each Permitted Senior Debt Hedging Instrument identified as such in Schedule C (List of Senior Creditors, Senior Creditor Group Representatives, Senior Debt Commitments / Obligations, Senior Debt

Instruments / Permitted Senior Debt Hedging Instruments, Addresses for Notice of relevant Senior Creditor Group Representative) to the Common Security and Account Agreement as of the Stage 3 Closing Date.

“Initial Representations” means the representations and warranties described in Section 5.1 (Initial Representations and Warranties of the Loan Parties) of the Common Terms Agreement.

“Initial Senior Debt” means the Senior Debt Obligations owing under any Facility Agreement as in effect from time to time, provided that for purposes of the definition of “Qualifying Term” under the Indenture, dated as of May 18, 2016, among Cheniere Corpus Christi Holdings, LLC, as Issuer, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC, as Guarantors and The Bank of New York Mellon, as Trustee, the reference to “Initial Senior Debt” shall mean the Senior Debt outstanding and committed under the Term Loan Facility Agreement, dated as of May 13, 2015.

“Initial TLFA Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Stage 3 Closing Date, between each assignor party thereto and Société Générale, as assignee, and consented and accepted by the Borrower, in respect of the Term Loan Facility Agreement.

“Initiating Percentage” means Senior Creditor Group Representatives representing the following percentages of the principal amount of Senior Debt Obligations outstanding during the following periods (or, if no Senior Debt is outstanding, commitments in respect thereof):

(a)	with respect to any Payment Default:

(i)	at least 66.7% prior to 30 days following the occurrence of a Payment Default or the declaration thereof, as the case may be;

(ii)	greater than 50% on or after 30 days and prior to 120 days following the occurrence of a Payment Default or the declaration thereof, as the case may be; and

(iii)

the percentage held by any individual Senior Creditor Group, on or after 120 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(b)	with respect to any other Event of Default:

(i)	at least 66.7% on or prior to 30 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be;

(ii)

greater than 50% on or after 30 days and prior to 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be; and

(iii)

the percentage held by any individual Senior Creditor Group, on or after 180 days following the occurrence of a Loan Facility Event of Default or an Indenture Event of Default (as applicable) or the declaration thereof, as the case may be.

“Insurance” shall mean (a) all insurance policies covering any or all of the Collateral (regardless of whether the Security Trustee is the loss payee thereof) and (b) any key man life insurance policies.

“Insurance Advisor” means Aon Risk Consultants, Inc. or any independent replacement insurance consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Schedule of Minimum Insurance or otherwise obtained with respect to the Development that are paid or payable to or for the account of the Loan Parties as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third-party liability).

“Insurance/Condemnation Proceeds Account” is the account described in Section 4.3(a)(ix) (Accounts) of the Common Security and Account Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Collateral” means any Intellectual Property which constitutes Collateral, but only during the time that such Intellectual Property constitutes Collateral.

“Intercreditor Agent” means the intercreditor agent appointed pursuant to the Intercreditor Agreement.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Second Phase Closing Date, among the Intercreditor Agent and each Senior Creditor Group Representative representing Facility Lenders and Hedging Banks, setting forth the appointment of the Intercreditor Agent and setting forth voting and certain intercreditor arrangements among all Facility Lenders and Hedging Banks.

“Interest Period” means, with respect to any Term SOFR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided that:

(i)     if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(ii)     any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and

(iii)     no tenor that has been removed from this definition pursuant to Section 23.25(d) (Permanent Discontinuation of Term SOFR) of the Common Terms Agreement may be elected or requested by the Borrower under the Facility Agreements.

“Interest Rate Hedging Instrument” means interest rate swaps, option contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements entered into by the Borrower related to movements in interest rates.

“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (a) a Governmental Authority having jurisdiction over any Loan Party, (b) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (c) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“International LNG Vessel Standards” means, to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (a) the International Maritime Organization, (b) the Oil Companies International Marine Forum, (c) SIGTTO (or any successor body of the same), (d) the International Navigation Association, (e) the International Association of Classification Societies and (f) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the alphabetical priority noted above shall prevail.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Grade Rating” means a long-term unsecured credit rating that is equal to or better than (a) Baa3 by Moody’s, (b) BBB– by S&P, (c) BBB– by Fitch, or (d) any comparable credit rating by any other nationally recognized statistical rating organizations.

“IPM GSA” means, a Gas supply agreement entered into by CCL and a Gas seller, providing for the sale of Gas to CCL at a price that results in the retention by, or payment to, CCL of a fixed capacity or infrastructure fee in respect of the applicable Gas purchases (irrespective of the pricing index or benchmark used to calculate the contract price for the Gas), as designated by CCL in writing to the Intercreditor Agent.

“Issuing Bank” has the meaning given in the Working Capital Facility Agreement.

“Judgment Currency” has the meaning given in Section 12.3 (Judgment Currency) of the Common Security and Account Agreement.

“Kinder Morgan” means Kinder Morgan Texas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Kinder Morgan Intrastate Firm Gas Transportation Agreement” means the firm gas transportation agreement, dated as of September 19, 2014, as amended on August 30, 2018 and March 10, 2020, between CCL, Kinder Morgan and Kinder Morgan Tejas, pursuant to which Kinder Morgan Tejas will transport certain quantities of Gas on its pipeline system within Texas.

“Kinder Morgan Tejas” means Kinder Morgan Tejas Pipeline LLC, a limited liability company organized under the laws of the State of Delaware.

“Knowledge” means, with respect to any of the Loan Parties, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule T (Knowledge Parties) to the Common Terms Agreement; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of the Common Terms Agreement or any other Finance Document. “Knowingly” shall have a corresponding meaning.

“La Quinta Ship Channel Franchise” means the La Quinta Ship Channel Franchise, dated as of March 17, 2015, between Port of Corpus Christi Authority of Nueces County, Texas and CCL.

“LC Costs” means (a) fees, expenses and interest associated with Working Capital Debt and (b) any reimbursement by a Loan Party of amounts paid under a letter of credit that is Working Capital Debt for expenditures that if paid by such Loan Party directly would have constituted Operation and Maintenance Expenses.

“Lender Presentation” means the project information memorandum of April 2022, or if it is supplemented, amended or replaced with a later version, in each case in writing delivered to the Intercreditor Agent prior to Stage 3 Closing Date, the form of such memorandum as it exists on the Stage 3 Closing Date.

“Lenders” has the meaning given in 23.21 (No Fiduciary Duty) of the Common Terms Agreement.

“Lien” means any mortgage, pledge, lien, charge, assignment, assignment by way of security, hypothecation or security interest securing any obligation of any Person, any restrictive covenant or condition, right reservation, right to occupy, encroachment, option, easement, servitude, right of way or other imperfection of title or encumbrance (including matters that would be shown on an accurate survey) burdening any real property or any other agreement or arrangement having the effect of conferring security howsoever arising.

“Lien Waiver” means a Lien waiver contemplated by the EPC Contract (Stage 3).

“Linked GSA-SPA” means an IPM GSA together with one or more Linked LNG SPAs designated by CCL with respect to such IPM GSA and, for purposes of the Finance Documents, (a) for as long as such Linked GSA-SPA is a Qualifying LNG SPA, the IPM GSA and Linked LNG SPA(s) forming a Linked GSA-SPA shall operate together as a single agreement for the purchase of Gas and the sale of an associated quantity of LNG; (b) the “fixed price component” or the “fixed component” of a Linked GSA-SPA shall be the component of the contract price under the IPM GSA designated as the “fixed liquefaction fee,” “FLF” or any similar term related to a fixed capacity or infrastructure fee payment; (c) the “term” of the Linked GSA-SPA shall be the term of the IPM GSA component thereof (irrespective of the term of the related Linked LNG SPA(s)); (d) the “termination date” of a Linked GSA-SPA shall be the termination date of the IPM GSA component thereof (irrespective of the termination date of the related Linked LNG SPA(s)); (e) the Person designated as the “LNG Buyer” under a Linked GSA-SPA shall be the seller of Gas under the IPM GSA (and not the buyer of LNG under the related Linked LNG SPA(s)); (f) the Linked GSA-SPA shall be deemed to be an LNG SPA for sale of LNG on an FOB basis; and (g) the amount of LNG committed to be purchased under a Linked GSA-SPA shall be the aggregate quantum of LNG committed to be sold by CCL pursuant to the terms of all of the Linked LNG SPA(s) comprising a component of such Linked GSA-SPA. For the avoidance of doubt, if a Linked GSA-SPA is a Qualifying LNG SPA, it shall be subject to the terms set forth in Article 8 (LNG SPA Covenants) of the Common Terms Agreement and if a Linked GSA-SPA is not a Qualifying LNG SPA, it shall be treated as a separate gas supply agreement and a separate LNG SPA (under clause (a) of the definition of LNG SPA) and shall be subject to the terms of the Finance Documents applicable to such agreements as two separate agreements.

“Linked LNG SPA” means:

(a)	with respect to the Apache IPM GSA, the Apache Linked LNG SPA;

(b)	with respect to the ARC IPM GSA, the ARC Linked LNG SPA;

(c)	with respect to the EOG Early Volumes IPM GSA, the EOG Early Volumes Linked LNG SPA;

(d)	with respect to the EOG IPM GSA (420K), the EOG Linked LNG SPA (420K); and

(e)	any other LNG SPA(s) designated by CCL to the Intercreditor Agent in writing as having terms designed to align with a specified IPM GSA.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Buyer” (a) in the case of an LNG SPA that is not a Linked GSA-SPA, means the buyer(s) under an LNG SPA entered into with CCL from time to time and (b) in the case of an LNG SPA that is a Linked GSA-SPA, means the seller under an IPM GSA entered into by CCL from time to time.

“LNG SPA” means (a) a sale and purchase agreement between CCL and a buyer or buyers of LNG pursuant to which CCL will sell and the buyer(s) will purchase LNG from CCL, and (b) any Linked GSA-SPA.

“LNG SPA Force Majeure” means “Force Majeure” as defined in each Initial LNG SPA.

“LNG SPA Mandatory Prepayment” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“LNG SPA Prepayment Event” has the meaning given in Section 8.2(a) (LNG SPA Mandatory Prepayment) of the Common Terms Agreement.

“LNG Tanker” means a ship used to transport LNG.

“LNG Tanker Charter Party Agreement” means any voyage, time or bareboat charter party agreement for an LNG Tanker entered into by CCL acting in its capacity as charterer of such LNG Tanker.

“Loan Facility Declared Default” means a Loan Facility Event of Default that is declared to be a default in accordance with Section 15.2 (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.

“Loan Facility Disbursement Accounts” are the Accounts described in Section 4.3(a)(i) (Accounts) of the Common Security and Account Agreement.

“Loan Facility Event of Default” means any of the events set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement or any Loan Party events of default under any Facility Agreement.

“Loan Parties” means, collectively, the Guarantors and the Borrower. The “Loan Parties” are also referred to as “Securing Parties” in the Common Security and Account Agreement.

“Loans” means the Senior Debt Obligations created under individual Facility Agreements to be made available by the Facility Lenders.

“Major Subcontractor” has the meaning given in the EPC Contract (Stage 3).

“Major Sub-subcontractor” has the meaning given in the EPC Contract (Stage 3).

“Majority in Interest of the Senior Creditors” with respect to any Decision at any time means Senior Creditors:

(a)

whose share in the outstanding principal amount of the Senior Debt Obligations and whose undrawn Senior Debt Commitments are more than 50% of all of the outstanding principal amount of the Senior Debt Obligations and all the undrawn Senior Debt Commitments of all the Senior Creditors; or

(b)

if there is no principal amount of Senior Debt Obligations then outstanding, Senior Creditors whose Senior Debt Commitments are more than 50% of the aggregate Senior Debt Commitments of all Senior Creditors.

“Management Services Agreements” mean the agreements between the Loan Parties and the Manager for their respective Project Facilities.

“Manager” shall mean Cheniere Energy Shared Services, Inc.

“Mandatory Prepayment Senior Notes Account” has the meaning given in Section 4.5(j)(i) (Deposits and Withdrawals – Mandatory Prepayment Senior Notes Account) of the Common Security and Account Agreement.

“Margin Stock” means margin stock as defined in Regulation U of the Federal Reserve Board.

“Market Consultant” means Wood Mackenzie Limited or any independent replacement marketing consulting firm to be selected in accordance with Section 13.2 (Replacement and Fees) of the Common Terms Agreement.

“Market Terms” means terms consistent with or more favorable to the applicable Loan Party (as seller or buyer, as the case may be) than the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Project Facilities and the counterparties.

“Material Adverse Effect” means a material adverse effect on:

(a)	the Loan Parties’ ability, taken as a whole, to perform and comply with their material obligations under the Finance Documents or the Material Project Agreements then in effect;

(b)	the Borrower’s ability to pay its Senior Debt Obligations when due;

(c)

the Security Interests created by or under the relevant Security Documents, taken as a whole in respect of the Loan Parties or the Development, as relevant including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(d)	the Loan Parties’ financial condition and results of operation, on a consolidated basis.

“Material Project Agreements” means:

(a)	the Initial LNG SPAs in each case along with any related parent guarantees;

(a)	the Technology License Agreement (T1/T2);

(b)	the Real Property Documents;

(c)	the Management Services Agreements;

(d)	the O&M Agreements;

(e)	the Gas and Power Supply Services Agreement;

(f)	the Kinder Morgan Intrastate Firm Gas Transportation Agreement;

(g)	the La Quinta Ship Channel Franchise;

(h)

the Contractual Service Agreement, dated as of October 21, 2015, as amended on December 26, 2018, February 25, 2019, May 26, 2020 and January 1, 2022, between CCL and Baker Hughes Energy Services LLC (formerly known as GE Oil & Gas, Inc.);

(i)

the Natural Gas Pipeline Company of America LLC (Natural) Transportation Rate Schedule FTS Agreement, dated as of September 24, 2015, as amended on February 22, 2016, February 23, 2018, and April 27, 2020, between CCL and Natural Gas Pipeline Company of America LLC;

(j)	the Gas Transportation Agreement, dated as of November 20, 2014, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(k)	the Firm Transportation Negotiated Rate Agreement, dated as of November 20, 2014, as amended on September 27, 2019, between CCL and Tennessee Gas Pipeline Company, L.L.C.;

(l)	the Service Agreement, dated as of December 19, 2017, as revised on October 9, 2018, between CCL and Transcontinental Gas Pipe Line Company, LLC;

(m)	the Service Agreement, dated as of February 15, 2018, between CCL and CCP, including the Negotiated Rate Letter Agreement, dated as of February 15, 2018, between CCL and CCP;

(n)	the Gas Supply Agreement, dated as of February 24, 2020, between CCL and Scona LLC;

(o)	General Services and Maintenance Contract, dated as of May 21, 2018, between CCL and Zachry Industrial, Inc., as amended on August 10, 2018, September 30, 2018 and March 1, 2021;

(p)	the Transportation Rate Schedule FTS, dated as of July 2, 2018, between Natural Gas Pipeline Company of America LLC and CCL;

(q)	the Second Phase Material Project Agreements;

(r)	the Stage 3 and Incremental Material Project Agreements; and

(s)	any Subsequent Material Project Agreement (upon a Loan Party becoming a party to such Subsequent Material Project Agreement).

With respect to any Indenture, Material Project Agreements will have the meaning given in such Indenture. Notwithstanding the foregoing, any agreement will cease to be a Material Project Agreement once all material obligations (other than contingent indemnification obligations for which a claim has not been asserted) of each party thereto thereunder have been indefeasibly performed and paid in full and contractual warranty periods thereunder have expired.

“Minimum Acceptance Criteria” has the meaning given in the EPC Contract (Stage 3).

“Minimum Insurance” means the insurance described in the Schedule of Minimum Insurance and required to be procured and maintained pursuant to Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“MMBtu” means 1,000,000 Btus.

“Modification” means, with respect to any Finance Document, any amendment, supplement, waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning; provided, that with respect to Sections 7.2(b)(ii)(A), (B) and (C) (Modification Approval Levels – Modifications to Other Finance Documents) of the Common Security and Account Agreement, the exercise of any option, right or entitlement expressly set forth in the proviso to each such clause shall not be a Modification.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Property” has the meaning given in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“mtpa” means million metric tonnes per annum.

“Multiemployer Plan” means a “multiemployer plan” as in Section 3(37) of ERISA to which contributions have been made by any Loan Party or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.

“Natural Gas Act” means the Natural Gas Act of 1938 and the regulations of FERC and DOE promulgated thereunder.

“Naturgy” means Naturgy LNG GOM, Limited, a company registered in the Republic of Ireland.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by any Loan Party in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs and expenses relating to such asset disposition and payments made to retire Indebtedness (other than the Senior Debt Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Facility Agent Accession Agreement (Additional Senior Debt)” has the meaning given in Section 19.4(b)(i) (Accession in the Event of Additional Senior Debt Incurred Under the Common Terms Agreement) of the Common Terms Agreement.

“Non-Consenting Lender,” with respect to a Facility Agreement, has the meaning given in such Facility Agreement.

“Non-Controlling Claimholders” means Senior Creditor Group Representatives who were not included in the Majority in Interest of the Senior Creditors who make up the Controlling Claimholders.

“Non-FTA Authorization” means the DOE/FE Order No. 3638, issued on May 12, 2015, granting CMI and CCL long-term, multi-contract Export Authorization to export LNG by vessel from the Corpus Christi Terminal Facility to nations with which the United States has not entered into free trade agreements providing for national treatment for trade in natural gas.

“Non-Recourse Persons” has the meaning given in Section 10.3(a) (Limitation on Recourse) of the Common Security and Account Agreement.

“Notice of Security Enforcement Action” has the meaning given in Section 6.2(f) (Initiation of Security Enforcement Action – Notice of Security Enforcement Action) of the Common Security and Account Agreement.

“Notice to Proceed” has the meaning given in the EPC Contract (Stage 3).

“NYFRB” means the Federal Reserve Bank of New York.

“NYMEX” means the New York Mercantile Exchange, Inc., a wholly owned subsidiary of the CME Group Inc.

“NYMEX Natural Gas Futures Contract” means the Futures Contract for natural gas on NYMEX, which is used for the physical receipt and/or delivery of gas at the Henry Hub located in Erath, Louisiana.

“O&M Agreements” means the agreements between the Loan Parties and the Operator for their respective Project Facilities.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OIL” has the meaning set forth in Schedule L (Schedule of Minimum Insurance) to the Common Terms Agreement.

“Operating Account” is the Account described in Section 4.3(a)(vi) (Accounts) of the Common Security and Account Agreement.

“Operating Budget” has the meaning given in Section 10.5(a) (Operating Budget) of the Common Terms Agreement, it being acknowledged and understood that the “Operating Budget” will be comprised of a budget in respect of the Corpus Christi Terminal Facility and a budget in respect of the Corpus Christi Pipeline and that all references in the Finance Documents to the “Operating Budget” shall be to such budgets collectively or to the budget applicable to the Project Facilities that are the subject of the applicable provision, as the context may require.

“Operating Manual” means the O&M Procedures Manual (as defined in the relevant O&M Agreement).

“Operation and Maintenance Expenses” means, for any period, computed without duplication, in each case, costs and expenses of the Loan Parties that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted excess thereunder pursuant to Section 12.3 (Project Construction; Maintenance of Properties) of the Common Terms Agreement including:

(a)	fees and costs of the Manager pursuant to the Management Services Agreements; plus

(b)	amounts payable by the Loan Parties under a Material Project Agreement then in effect; plus

(c)

expenses for operating the Development and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement; plus

(d)	LC Costs; plus

(e)	insurance costs payable during such period; plus

(f)	applicable sales and excise taxes (if any) payable or reimbursable by the Loan Parties during such period; plus

(g)	franchise taxes payable by the Loan Parties during such period; plus

(h)	property taxes payable by the Loan Parties during such period; plus

(i)	any other direct taxes (if any) payable by the Loan Parties to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(j)	costs and fees attendant to the obtaining and maintaining in effect the Permits payable during such period; plus

(k)

expenses for spares and other capital goods inventory, operating expenses related to the construction and start-up of the Project Facilities, maintenance capital expenditures, including those required to maintain the Project Facilities’ capacity; plus

(l)	legal, accounting and other professional fees of the Loan Parties payable during such period; plus

(m)	Required Capital Expenditures; plus

(n)	the cost of purchase, storage and transportation of Gas and electricity; plus

(o)	any margin payments related to Gas Hedging Instruments and Power Hedging Instruments; plus

(p)	all other cash expenses payable by the Loan Parties in the ordinary course of business.

Operation and Maintenance Expenses shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account)

during such period; (ii) payments of any kind with respect to Restricted Payments during such period; (iii) depreciation for such period; and (iv) except as provided in clauses (j), (k) and (m) above, any capital expenditure.

To the extent amounts are advanced in accordance with the terms of the applicable Senior Debt Instrument, secured Permitted Hedging Instrument or other Indebtedness permitted under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement for the payment of such Operation and Maintenance Expenses, the obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere LNG O&M Services, LLC, a limited liability company organized under the laws of the State of Delaware.

“Other Connection Taxes” means, with respect to any Finance Party, Taxes imposed as a result of a present or former connection between such Finance Party and the jurisdiction imposing such Tax (other than connections arising from such Finance Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, sold or assigned an interest in, or engaged in any other transaction pursuant to or enforced any Finance Document).

“Other Equity Interests” means any limited liability company, limited or general partnership interests, shares or other equity ownership interests held by a Securing Party in a Person other than a Guarantor and other than any Authorized Investments.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document (other than any Indenture or Senior Notes), except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of a Facility Lender’s interest in a Facility Agreement (other than an assignment made pursuant to Section 19.5 (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement).

“Participant” means each Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) to whom a Facility Lender may sell participations from time to time.

“Participant Register” means a register on which each Facility Lender which sells a participation, enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the relevant Facility Agreement or other obligations under the Finance Documents. Each Facility Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register.

“Parties,” with respect to any agreement, means the signatories to such agreement.

“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether a Loan Party is licensee or licensor thereunder) including each agreement required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” means all United States and foreign and multinational patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including:

(a)

each patent and patent application required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Patents” (as such schedule may be amended or supplemented from time to time);

(b)	all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof;

(c)	all inventions and improvements described and claimed therein;

(d)	all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Payment Date” means each CTA Payment Date and any other date for payment of Senior Debt Obligations (including payment dates for the payment of interest) under or pursuant to any Senior Debt Instrument, including any Indenture, or Permitted Hedging Instrument.

“Payment Default” means any event of default under Section 15.1(a) (Loan Facility Events of Default – Payment Default) of the Common Terms Agreement and any comparable provision in any Senior Debt Instrument then in effect entered into after the date of the Common Security and Account Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Liquidated Damages” means any liquidated damages resulting from the Project Facilities’ performance that are required to be paid by the EPC Contractor or any other counterparty to a Material Project Agreement for or on account of any diminution to the performance of the Project Facilities.

“Performance Test” has the meaning given to such term in the EPC Contract (Stage 3).

“Permit” means (a) any authorization, consent, approval, license, lease, ruling, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with, or (d) any registration by or with, in the cases of the foregoing clauses (a) through (d), any Governmental Authority and then required for the development, construction and operation of the Project Facilities as contemplated in the Finance Documents and the Material Project Agreements then in effect.

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower (and confirmed reasonable by the Independent Engineer) on the Stage 3 Completion Date as necessary to pay 150% of the Permitted Completion Costs.

“Permitted Completion Costs” means (i) unpaid Project Costs (including Project Costs not included in the Stage 3 and Incremental Construction Budget and Schedule delivered on the Stage 3 Closing Date) that the Borrower reasonably anticipates will be required for the Stage 3 Facilities to pay all remaining costs associated with outstanding Punchlist (as defined in the EPC Contract (Stage 3)) work, retainage, fuel incentive payments, disputed amounts, and other costs required under the EPC Contract (Stage 3), or (ii) unpaid costs due and payable as of the Stage 3 Closing Date under the EPC Contract (T1/T2) or EPC Contract (T3).

“Permitted Development Expenditures” means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds and Performance Liquidated Damages) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project Property) of the Common Terms Agreement or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) Expansion Senior Debt in accordance with

Section 6.5 (Expansion Senior Debt) of the Common Terms Agreement (or equivalent provision of any other Senior Debt Instrument) or other Indebtedness permitted to be incurred under Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement (or equivalent provision of any other Senior Debt Instrument), in the case of each of the foregoing sub-clauses (i), (ii) and (iv), in each case as expressly permitted under the Finance Documents and which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Finance Costs” means, for any period, the sum of all amounts of principal, interest, fees and other amounts payable in relation to Indebtedness (other than Senior Debt and other than LC Costs and other amounts payable in relation to Indebtedness that constitute Operation and Maintenance Expenses) permitted by Section 12.14(b) (Limitation on Indebtedness) (including guarantees thereof permitted under Section 12.15 (Guarantees) of the Common Terms Agreement during such period) plus all amounts payable during such period pursuant to Permitted Hedging Instruments that are not secured, plus any amounts required to be deposited in margin accounts pursuant to Permitted Hedging Instruments; provided that Permitted Finance Costs will not include funds categorized as Operation and Maintenance Expenses under the last sentence of the definition thereof.

“Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps for gas hedging purposes for up to a maximum of 207.5 TBtu of gas utilizing intra-month and up to 24 prompt month contracts, (2) Index Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month of gas utilizing up to 24 prompt month contracts, and (3) Basis Swaps for gas hedging purposes for up to a maximum of 98.8 TBtu per month with a tenor up to 60 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed 60 months where the first month is the month in which the power hedging contract is executed. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”

“Permitted Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Hedging Instruments (including the obligation to pay a Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)

any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)

any amounts (such as post-insolvency interest) which could be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Permitted Liens” means:

(a)

Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)

deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under the EPC Contract (T1/T2), the EPC Contract (T3) or the EPC Contract (Stage 3)), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with natural gas purchases;

(d)

mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)

(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements or have a material adverse effect on the Security Interests, and (ii) title exceptions disclosed by any title insurance commitment or title insurance policy delivered in accordance with the terms of the Common Terms Agreement;

(f)	Liens to secure indebtedness permitted by Sections 12.14(g) and (o) (Limitation on Indebtedness) of the Common Terms Agreement;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100 million);

(j)

contractual or statutory rights of set-off (including netting) granted to the Loan Parties’ bankers, under any Permitted Hedging Instrument or any Material Project Agreement and that could not reasonably be expected to cause a Material Adverse Effect;

(k)

deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by a Loan Party and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by a Title Policy on the Stage 3 Closing Date or later date of amendment of a Title Policy or delivery of a new Title Policy;

(m)

legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by any Loan Party in favor of any other Loan Party; and

(p)

Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible).

“Permitted Payments” means, without duplication as to amounts allowed to be distributed under any other provision of the Common Terms Agreement:

(a)

payments to an Affiliate of the Borrower to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5 million per calendar year; and

(b)

the amount necessary for payment to an Affiliate of the Borrower to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Loan Parties, determined at the highest combined US federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Senior Debt Hedging Instrument” means a Permitted Hedging Instrument pursuant to sub-clause (ii) of the definition thereof that is secured by and benefits from the Common Security and Account Agreement.

“Permitted Senior Debt Hedging Liabilities” means all present and future liabilities (actual or contingent) payable or owing by a Loan Party under Permitted Senior Debt Hedging Instruments (including the obligation to pay a Senior Debt Hedging Termination Amount) together with:

(a)	any novation, deferral or extension of any of those liabilities;

(b)	any claim for damages or restitution arising out of, by reference to or in connection with any of those liabilities;

(c)

any claim flowing from any recovery by a Loan Party or a receiver or liquidator thereof or any other Person of a payment or discharge in respect of any of those liabilities on grounds of preference or otherwise; and

(d)

any amounts (such as post-insolvency interest) which would be included in any of the above but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Person” means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government agency, government or political subdivision thereof or other entity whether enjoying legal personality or not, and includes its successors or permitted assignees.

“Pertamina” means PT Pertamina (Persero), an Indonesian state-owned energy company that is an Initial LNG Buyer.

“PetroChina” means PetroChina International Company Limited, a Chinese state-owned energy company that is an LNG Buyer.

“PetroChina DES LNG SPA” means the LNG sale and purchase agreement, dated as of February 8, 2018, between PetroChina and CMI (UK).

“PetroChina Direct Agreements” means (a) the Direct Agreement, dated as of May 8, 2018, between PetroChina, CCL, the Security Trustee and CMI (UK), with respect to the PetroChina DES LNG SPA and (b) the Direct Agreement, dated as of May 8, 2018, between PetroChina Guarantor, CCL, the Security Trustee and CMI (UK), with respect to the parent guarantee provided in relation to the PetroChina DES LNG SPA.

“PetroChina FOB LNG SPA” means the LNG sale and purchase agreement, dated as of February 8, 2018, between PetroChina and CCL.

“PetroChina Guarantor” means the guarantor of PetroChina’s obligations under the PetroChina FOB LNG SPA and/or the PetroChina DES LNG SPA, as applicable, in accordance with the terms of the PetroChina FOB LNG SPA and the PetroChina DES LNG SPA, as applicable.

“PGNIG LNG SPA” means the LNG SPA, dated as of June 15, 2022, between CCL and Polskie Gornictwo Naftowe i Gazownictwo S.A.

“PGNIG Shipping Services Agreement” means the Shipping Services Agreement, dated as of June 15, 2022, between CCL and CMI (UK), with respect to the PGNIG LNG SPA.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Pledged Collateral” has the meaning given in Section 3.2(a) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Debt Securities” has the meaning given in Section 3.2(a)(vii) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Pledged Equity Interests” has the meaning given in Section 3.2(a)(i) (Security Interests to be Granted by the Securing Parties – Pledge of Pledged Collateral) of the Common Security and Account Agreement.

“Power Hedge Provider” means any party (other than the Loan Parties or their Affiliates) that is a party to a Power Hedging Instrument that is secured pursuant to the Security Documents.

“Power Hedging Instruments” means financial commodity derivative transactions, including but not limited to swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements, entered into by any Loan Party related to electrical power prices. For the avoidance of doubt, a transaction for physical electrical power and related products shall not constitute a Power Hedging Instrument.

“Pre-NTP Work Lien Waiver and Subordination Instruments” means the following lien waivers, affidavits of completion, and subordination instruments entered into in connection with work performed prior to the issuance of the “notice to proceed” under the EPC Contract (Stage 3):

(a)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0001 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(b)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of 2021-1117 Service Order No. 0002 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(c)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0003 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(d)

Affidavit of Completion and Indemnity by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0004 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(e)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0001 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(f)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of 2021-1118 Service Order No. 0002 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(g)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0003 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(h)

Unconditional Waiver and Release on Final Payment by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Service Order No. 0004 to Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(i)

Affidavit of Completion and Indemnity by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0025 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(j)

Affidavit of Completion and Indemnity by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0013 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(k)

Unconditional Waiver and Release on Final Payment by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0025 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(l)

Unconditional Waiver and Release on Final Payment by Rexco, Inc., dated as of May 31, 2022, in respect of Service Order No. 0013 to Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(m)	Subordination of Contract by Remedial Construction Services LP, dated as of May 26, 2022, in respect of Master Services and Materials Agreement No. 2021.000573, dated as of August 31, 2021;

(n)	Subordination of Contract by Rexco, Inc., dated as of May 31, 2022, in respect of Master Services and Materials Agreement No. CLH-19-MSA-009, dated as of December 10, 2019;

(o)	Contractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of May 26, 2022 in respect of the EPC Contract (Stage 3);

(p)	Contractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3);

(q)	Contractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by EPC Contractor, dated as of June 8, 2022 in respect of the EPC Contract (Stage 3);

(r)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 22-169);

(s)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3);

(t)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 22-189);

(u)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Remedial Construction Services, L.P., dated as of June 6, 2022 in respect of the EPC Contract (Stage 3);

(v)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079543);

(w)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3);

(x)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079618);

(y)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Fugro USA Land, Inc., dated as of June 2, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 079688);

(z)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 1);

(aa)	Major Subcontractor’s Interim Unconditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3);

(bb)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Morris Shea Bridge Company, dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 2);

(cc)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Satellite Shelters, Inc., dated as of June 8, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. INV577386);

(dd)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by REXCO, INC., dated as of June 1, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. 251790); and

(ee)

Major Subcontractor’s Interim Conditional Lien Waiver and Release Upon Progress Payment by Champion, Inc., dated as of May 31, 2022 in respect of the EPC Contract (Stage 3) (applicable to invoice no. INV4000697).

“Prepaid LNG Cargo” means any LNG cargo lifted from the Project Facilities that is diverted in accordance with a Shipping Services Agreement or the CMI Security Agreement and, in connection with such diversion, CMI (UK) (or other counterparty transporting such LNG cargo) either (i) prepays CCL for such cargo, (ii) provides CCL an “Acceptable Letter of Credit” (as defined in the CMI Security Agreement) for such LNG cargo or, (iii) provides CCL an “Acceptable Guarantee” (as defined in the CMI Security Agreement) for such LNG cargo, in each case, in an amount equivalent to the contract price therefor under the terms of the applicable LNG SPA.

“Pro Rata Payment” means, in respect of the Senior Debt Obligations, a payment to a Senior Creditor on any date on which a payment of Senior Debt Obligations is made in which:

(a)

the amount of interest paid to such Senior Creditor on such date bears the same proportion to the total amount of interest payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for interest due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for interest due to all Senior Creditors on such date;

(b)

the amount of principal paid to such Senior Creditor on such date bears the same proportion to the total amount of principal payments made to all Senior Creditors on such date as (i) the total amount of Senior Debt Obligations for principal due to such Senior Creditor on such date bears to (ii) the total amount of Senior Debt Obligations for principal due to all Senior Creditors on such date, in each case not including any principal payable by way of an acceleration of principal unless each Senior Debt Obligation has been accelerated; and

(c)

fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Creditor on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Creditors on such date as (i) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to such Senior Creditor on such date bears to (ii) the total Senior Debt Obligations for fees, commissions, indemnities and such other amounts due to all Senior Creditors on such date.

If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Debt Instruments, payments made in amounts as near such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs, other fees and expenses, commissions and discounts payable to any purchaser or underwriter of Senior Notes (to the extent such costs are paid from the proceeds of such Senior Notes), insurance costs (including premiums) and interest and interest rate hedge expenses and Secured Party Fees), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Stage 3 Facilities and the ADCC Pipeline Costs (but only upon, and after, ADCC Investco becoming a Subsidiary of the Borrower), funding of incremental Reserve Amounts into the Senior Debt Service Reserve Account as a result of the Incremental Stage 3 Commitments and all other costs incurred with respect to the Stage 3 Development in accordance with the Stage 3 and Incremental Construction Budget and Schedule, including working capital prior to the end of the Term Loan Availability Period; provided that Project Costs will exclude any Operation and Maintenance Expenses and any gas purchase, transport and storage costs related to the Project Facilities. On any date on which a determination is being made whether specific sources of funding available to the Loan Parties are sufficient for the Stage 3 Development to achieve the Stage 3 Completion Date by the Stage 3 Date Certain, the Project Costs against which the applicable sources of funding are measured to make this determination will be the remaining Project Costs required to be spent in order to achieve the Stage 3 Completion Date as determined as of such determination date based on the then-current Stage 3 and Incremental Construction Budget and Schedule, including in the case of commissioning costs determined on a net basis consistent with the then-current Stage 3 and Incremental Construction Budget and Schedule.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded as permitted in the Finance Documents.

“Project Property” means, at any point in time, all Project Facilities, material licenses in respect of the Development, information, data, results (technical, economic, business or otherwise) known and other information that was developed or acquired as a result of Development operations.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Development’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards, and solely with respect to Section 12.27 (Gas Supply Arrangements) of the Common Terms Agreement, the standard industry practice applicable to the gas supply industry, including providing due consideration of the need for reliable supply and taking into account the credit quality, track record and experience of suppliers, diversity of supply sources, quality of gas supplied and prudent contracting strategy in order to enable the Development to receive the quantum of natural gas required from time to time to meet the obligations of the Loan Parties under the LNG SPAs.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“QFC Credit Support” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“Qualified ECP Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Transporter” means any Person possessing the requisite FERC Permit or requisite Texas Railroad Commission permit to transport Gas.

“Qualifying LNG SPA” has the meaning given in Section 8.1(b) (LNG SPA Maintenance) of the Common Terms Agreement. Qualifying LNG SPAs include the Initial LNG SPAs, the Second Phase LNG SPAs and the Stage 3 LNG SPAs.

“Qualifying Term” means (a) with respect to any new LNG SPA that meets the conditions to be, or is approved as, a Qualifying LNG SPA, the term of such LNG SPA used in the

Base Case Forecast when determining the quantum of Senior Debt to be incurred based on the revenues projected to be generated under such LNG SPA and (b) with respect to any LNG SPA replacing a Qualifying LNG SPA, a term at least as long as the remaining term of the Qualifying LNG SPA it is replacing.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Rating Reaffirmation” means that any two Recognized Credit Rating Agencies that are then rating any of the Borrower’s Senior Debt Obligations (or, if only one Recognized Credit Rating Agency is then rating any of the Borrower’s Senior Debt Obligations, such agency) have considered the matter and confirmed that, if implemented (or if such matter is an Event of Default, if such event continued), they would reaffirm the then current rating or provide a more favorable rating in respect of any such Senior Debt Obligations.

“Ready for Start Up” has the meaning given in the EPC Contract (Stage 3).

“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by a Securing Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Property Documents” means, at any time, the documents evidencing the Real Estate owned by the Securing Parties. As of the Stage 3 Closing Date, such documents are set forth on Schedule U-1 (Real Property Documents) to the Common Terms Agreement.

“Reasonable Commercial Terms” has the meaning given in Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“Receivable” means all Accounts (as defined in the UCC) and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible (each as defined in the UCC) and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation (as defined in the UCC) or collateral securing such Receivable.

“Receiver” means an administrator, a receiver or receiver and manager, or, where permitted by law, an administrative receiver or equivalent officer or person in a relevant jurisdiction of the whole or any part of the Collateral.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the SEC.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (i) if such Benchmark is based on Term SOFR, then two Business Days prior to such setting, or (ii) in the case of any other Benchmark, the time determined by the Intercreditor Agent in its reasonable discretion.

“Register” has the meaning given in Section 19.7 (Register) of the Common Terms Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective shareholders, members, partners, directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Release” means, with respect to any Hazardous Material, any release, spill, emission, leaking, pouring, emptying, escaping, dumping, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the environment, including the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“Relevant Governmental Body” means, the Federal Reserve Board, the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

“Repeated Representations” means the representations and warranties described in Section 5.2 (Repeated Representations and Warranties of the Loan Parties) of the Common Terms Agreement.

“Replacement Debt Incremental Amounts” means the amount of Senior Debt Obligations under Replacement Senior Debt related to the incurrence of such Replacement Senior Debt that are incremental to the Senior Debt Obligations that would have arisen under the replaced Senior Debt, including incremental interest payable on such Replacement Senior Debt compared to the replaced Senior Debt and the amount of Replacement Senior Debt incurred to pay fees, provisions, costs, expenses and premiums associated with the incurrence of such Replacement Senior Debt.

“Replacement Facility Agent Accession Agreement” has the meaning given in Section 19.3(b)(ii) (Replacement of Facility Agents) of the Common Terms Agreement.

“Replacement Senior Debt” has the meaning given in Section 6.3(a) (Replacement Senior Debt) of the Common Terms Agreement.

“Required Capital Expenditures” means capital expenditures required to be made by any Loan Party relating to the Development pursuant to any applicable laws and regulations, Permits (or interpretations thereof), insurance policies, Industry Standards, Prudent Industry Practice, or any Material Project Agreement or any other material agreement entered into in accordance with the Finance Documents, including those relating to: (i) environment costs, (ii) maintenance capital costs and (iii) repair and replacement costs incurred as a result of a loss or casualty event.

“Required Export Authorizations” has the meaning set forth in Section 8.1(b)(v) (LNG SPA Maintenance) of the Common Terms Agreement.

“Required Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Required LNG SPA” has the meaning set forth in Section 8.1(a) (LNG SPA Covenants – LNG SPA Maintenance) of the Common Terms Agreement.

“Required Shipping Capacity” means, at any time, the LNG Tanker capacity, as determined by the Borrower acting reasonably, required to ship the aggregate volume of LNG subject to delivery obligations at such time pursuant to Delivered SPAs then in effect, which may be provided by one or more LNG Tanker Charter Party Agreements.

“Requisite Intercreditor Parties” has the meaning given in Section 1.1 (Definitions) of the Intercreditor Agreement.

“Requisite Secured Parties” means the requisite percentage of Senior Creditors required under the Common Security and Account Agreement with respect to a specific Decision in order to make such Decision and provide the required instruction to the Security Trustee.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, re-organization, court schemes, moratorium, administration and other laws generally affecting the rights of creditors, the time barring of claims under any legislation relating to limitation of claims, the possibility that an undertaking to assume liability for or to indemnify a Person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, in each case both under New York law and the laws of other applicable jurisdictions and such other qualifications as to matters of law as are contained in the legal opinions provided to the Senior Creditors pursuant to Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement.

“Reserve Amount” means:

(a)

prior to the Term Loan Discharge Date, an amount necessary to pay Senior Debt Obligations projected to be due and payable in the next two (in the case of Quarterly Payment Dates) or one (in the case of semi-annual Payment Dates) Payment Dates (which shall, if not already included, include the Final Maturity Date under any Senior Debt) (assuming that no Event of Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of Senior Debt outstanding for the covered six-month period and only such interest amount after giving effect to any Permitted Hedging Instrument in respect of interest rates then in effect; provided that (i) the Senior Debt Obligations projected to be due and payable for purposes of this calculation shall not include (A) Working Capital Debt; (B) any voluntary or mandatory prepayment; (C) commitment fees, front-end fees and letter of credit fees; (D) Hedging Termination Amounts or (E) Senior Debt Obligations due and payable prior to the end of the Availability Period (as defined in the Term Loan Facility Agreement) in respect of the Incremental Stage 3 Commitments and Loans made therefrom; and (ii) for purposes of the calculation of the scheduled principal payments of the Senior Debt, any final balloon payment of Senior Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date for payment of principal prior to such balloon payment shall be taken into account; and

(b)	after the Term Loan Discharge Date, such amount as is then required to be funded into the Senior Debt Service Reserve Account under any then-effective Finance Document.

“Restricted Document” has the meaning given in Section 12.6(c) (Confidentiality) of the Common Security and Account Agreement.

“Restricted Lender” has the meaning given in Section 23.26 (Restricted Lenders) of the Common Terms Agreement.

“Restricted Operation and Maintenance Expenses” means Operation and Maintenance Expenses that do not constitute capital expenditures other than Required Capital Expenditures and those expenditures essential to construct the Project Facilities or to maintain the Project Facilities’ capacity at, or to prevent a material increase in operating expenses from, the operating levels then in effect.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Indebtedness owed to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include payments to the Manager for fees and costs pursuant to Management Services Agreements and fees and costs payable pursuant to the Gas and Power Supply Services Agreement and payments to the Operator pursuant to the O&M Agreements (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement); amounts paid in accordance with Section 2.7 (Stage 3 Senior Debt/Equity Ratio at Stage 3 Completion Date) of the Common Terms Agreement; and any of the payments in (a) or (b) above (whether in cash, securities, obligations or otherwise) made among any of the Loan Parties.

“Revenue Account” is the account described in Section 4.3(a)(v) (Accounts) of the Common Security and Account Agreement.

“Road Use Agreement” means that certain Roadway Use Agreement, dated effective as of December 13, 2019, by and between Steel Dynamics Southwest, LLC, an Indiana limited liability company, as grantor, and CCP, as grantee, recorded under Clerk’s File No. 694787, Official Public Records of San Patricio County, Texas.

“Rolling Stock” means any motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership and other rolling stock, including such property for which the title thereto is evidenced by a certificate of title issued by the United States or a state that permits or requires a lien thereon to be evidenced upon such title.

“S&P” means S&P Global Ratings, a division of McGraw-Hill Financial, Inc., or any successor thereto.

“Sanctions Violation” has the meaning given in Section 12.6(d) (Compliance with Law) of the Common Terms Agreement.

“Schedule of Minimum Insurance” has the meaning given in Section 12.28 (Insurance Covenant) of the Common Terms Agreement.

“Second Change Order Threshold” has the meaning set forth in Section 9.1(a)(ii) (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement.

“Second Phase Closing Date” means May 22, 2018.

“Second Phase LNG SPAs” means:

(a)	the Trafigura LNG SPA;

(b)	the PetroChina FOB LNG SPA;

(c)	the DES-Linked LNG SPA; and

(d)	the EDP LNG SPA.

“Second Phase Material Project Agreements” means:

(a)	the Second Phase LNG SPAs in each case along with any related parent guarantees;

(b)	the EPC Contract (T3), together with any related guarantees of the EPC Contractor’s obligations under the EPC Contract (T3) provided by the EPC Guarantors;

(c)	the Technology License Agreement (T3);

(d)	the Targa Gas Supply Agreement; and

(e)	CMI Security Agreement.

“Secured Accounts” means the Accounts and any escrow account established under the EPC Contract (T1/T2), EPC Contract (T3), and EPC Contract (Stage 3) (and, in each case, all cash and Authorized Investments therein) subject to a Security Interest in favor of the Security Trustee on behalf of the Senior Creditors, excluding the Excluded Unsecured Accounts.

“Secured Parties” means the Senior Creditors, the Senior Creditor Group Representatives, the Intercreditor Agent, the Security Trustee and the Account Bank.

“Secured Party Fees” means any fees, costs, indemnities, charges, disbursements, liabilities and expenses (including reasonably incurred legal fees and expenses) and all other amounts payable to the Security Trustee, the Intercreditor Agent, the Indenture Trustee or the Account Bank, as applicable, or any of their respective agents and to any Senior Creditor Group Representative.

“Securing Parties” means, collectively, the Guarantors and the Borrower. The “Securing Parties” are also referred to as “Loan Parties” in the Common Terms Agreement and certain Finance Documents.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Common Security and Account Agreement and any other document, agreement, notice, mortgage, instrument or filing creating and/or perfecting any Lien required to be created or perfected by the Common Security and Account Agreement or any other Finance Document and shall include the Holdco Pledge Agreement, any deed of trust or mortgage entered into pursuant to Section 3.2(f) (Security Interests to be Granted by the Securing Parties – Real Property) of the Common Security and Account Agreement and any Patent or Trademark security agreement entered into pursuant to Section 3.5(g) (Perfection and Maintenance of Security Interest – Intellectual Property Recording Requirements) of the Common Security and Account Agreement.

“Security Enforcement Action” means the exercise by the Security Trustee (or at its direction), following initiation of enforcement action in compliance with Section 6.2 (Initiation of Security Enforcement Action) and Section 6.3 (Conduct of Security Enforcement Action) of the Common Security and Account Agreement, of enforcement rights with respect to the Collateral and any of the other enforcement rights (including exercising step-in and other rights with respect to the Direct Agreements entered into pursuant to Section 3.4 (Direct Agreements) of the Common Security and Account Agreement) contemplated by the Common Security and Account Agreement, the other Security Documents and the Direct Agreements. For the avoidance of doubt, Security Enforcement Action shall not include any action taken by the Security Trustee (or at its direction) in accordance with Section 6.1 (Security Trustee Action Generally) of the Common Security and Account Agreement.

“Security Enforcement Action Initiation Request” has the meaning given in Section 6.2(a) (Initiation of Security Enforcement Action) of the Common Security and Account Agreement.

“Security Enforcement Action Representative” shall mean, at any time, a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors (for purposes of this definition only, the “Majority Representative”); provided that:

(a)

for so long as at least 20% of the outstanding principal amount of the Senior Debt Obligations is held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the outstanding principal amount of the Senior Debt Obligations held by Facility Lenders;

(b)

if there is no principal amount of Senior Debt Obligations then outstanding and at least 20% of the aggregate Senior Debt Commitments are held by Facility Lenders, the Security Enforcement Action Representative shall be a Senior Creditor Group Representative, or a group of Senior Creditor Group Representatives acting together, that represents a Majority in Interest of the Senior Creditors which includes Facility Lenders holding a majority of the aggregate Senior Debt Commitments held by Facility Lenders; and

(c)

the Initiating Percentage shall be deemed to be the Security Enforcement Action Representative if and only for so long as the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is not diligently pursuing a Security Enforcement Action unless stayed or otherwise precluded from doing so by law, regulation or order, in which case the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) shall remain the Security Enforcement Action Representative until the Majority Representative (or the Security Enforcement Action Representative as determined pursuant to clause (a) or (b) above) is no longer stayed or otherwise precluded from diligently pursuing a Security Enforcement Action and is nonetheless not diligently pursuing such Security Enforcement Action.

“Security Interests” means the Liens created or purported to be created by or pursuant to the Security Documents.

“Security Trustee” means the trustee named under the Common Security and Account Agreement as security trustee for the Secured Parties.

“Senior Creditor” means a provider of Senior Debt that benefits from the Common Security and Account Agreement, including the Facility Lenders, any Senior Noteholders and each Hedging Bank that is party to the Common Security and Account Agreement.

“Senior Creditor Group” means, at any one time, the following, each of which will constitute a separate Senior Creditor Group:

(a)	the Term Lenders under the Term Loan Facility Agreement;

(b)	the Facility Lenders (collectively) under any subsequent Facility Agreement;

(c)	the Senior Noteholders (collectively) under any Indenture;

(d)	each Hedging Bank; and

(e)

any Senior Creditor or group of Senior Creditors, as the case may be, that provides Additional Senior Debt pursuant to a single Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Senior Creditor Group Representative” means, with respect to any Senior Creditor Group, the representative of such Senior Creditor Group or the incumbent replacement thereof duly appointed as provided in Section 2.4 (Senior Creditor Group Representative; Replacement or Appointment of Senior Creditor Group Representative) of the Common Security and Account Agreement; provided that, in the case of Hedging Banks acting in the capacity as a Senior Creditor Group Representative, such Hedging Bank shall only be entitled to act in such capacity in accordance with Section 7.3 (Hedging Banks) of the Common Security and Account Agreement. Each Facility Agent shall at all times be the Senior Creditor Group Representative for the relevant Senior Creditor Group and each Indenture Trustee shall at all times be the Senior Creditor Group Representative for the relevant Senior Noteholders.

“Senior Debt” means the Initial Senior Debt, the Working Capital Debt and Senior Notes under the applicable Senior Debt Instrument existing on the Second Phase Closing Date, any other permitted Additional Senior Debt (including such as may be incurred under any Senior Notes, or any other Senior Debt Instrument) and debt incurred under the Permitted Senior Debt Hedging Instruments, in each case benefiting from the Security Interests created under and pursuant to the Common Security and Account Agreement and incurred from time to time as permitted by the Finance Documents.

“Senior Debt Commitments” means the aggregate principal amount any Senior Creditor is committed to disburse to the Borrower under any Senior Debt Instrument.

“Senior Debt Hedging Termination Amount” means any Permitted Senior Debt Hedging Liability falling due as a result of the termination of a Permitted Senior Debt Hedging Instrument or of any other transaction thereunder.

“Senior Debt Instrument” means:

(a)	each Facility Agreement, including with respect to each Facility Agreement, the Common Terms Agreement;

(b)	any Indenture and any Senior Notes issued pursuant to such Indenture; and

(c)	any credit agreement, indenture, trust deed, note or other instrument pursuant to which the Borrower incurs permitted Additional Senior Debt from time to time.

For the avoidance of doubt, the term “Senior Debt Instrument” shall not include any Permitted Hedging Instrument (including, for the avoidance of doubt, any Permitted Senior Debt Hedging Instrument).

“Senior Debt Obligations” means the obligations of the Borrower and the obligations of each Guarantor under its guarantee granted under and pursuant to the Common Security and Account Agreement in each case to pay:

(a)	all principal, interest and premiums on the disbursed Senior Debt;

(b)	all commissions, fees, reimbursements, indemnities, prepayment premiums and other amounts payable to Senior Creditors under any Senior Debt Instrument;

(c)	all Permitted Senior Debt Hedging Liabilities under Permitted Hedging Instruments that benefit from the Security Interests; and

(d)	all Secured Party Fees;

in each case whether such obligations are present, future, actual or contingent and including the payment of amounts that would become due under the Senior Debt Instruments but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code; provided that the Loan Parties’ Senior Debt Obligations shall also include the obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights (as defined under the relevant Facility Agreement).

“Senior Debt Reserve Shortfall” means the excess, if any, of the Reserve Amount over the balance in the Senior Debt Service Reserve Account (including Acceptable Debt Service Reserve LCs earmarked to such account), in each case as of such date.

“Senior Debt Service Accrual Account” means the account of that name established pursuant to Section 4.5(m) (Senior Debt Service Accrual Account) of the Common Security and Account Agreement.

“Senior Debt Service Reserve Account” is the account described in Section 4.3(a)(vii) (Accounts) of the Common Security and Account Agreement.

“Senior Note Disbursement Accounts” has the meaning given in Section 4.3(a)(ii) (Accounts) of the Common Security and Account Agreement.

“Senior Noteholder” means any holder of Senior Notes (or lenders in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture).

“Senior Notes” means the notes to be issued (or facility agreement to be entered into in the case of a “term loan B” financing that the Borrower has elected to be treated as an Indenture) pursuant to any Indenture.

“SG Agency Fee Letter” means the fee letter, dated on or about the date of the Common Security and Account Agreement, entered into between the Company and Société Générale, in respect of the fees payable to Société Générale in its capacity as (i) the Security Trustee for the services rendered by the Security Trustee under the Common Security and Account Agreement and the other Security Documents and the Direct Agreements, (ii) the Intercreditor Agent for the services rendered by the Intercreditor Agent under the Common

Terms Agreement and the other Finance Documents and (iii) the Term Loan Facility Agent in respect of its agency services to be performed under the Term Loan Facility Agreement and the other Security Documents.

“Shipping Arrangement Conditions” means in respect of each Delivered SPA then in effect:

(a)

CCL has either (i) entered into one or more LNG Tanker Charter Party Agreements such that CCL has the contractual commitments for Required Shipping Capacity for such Delivered SPA or (ii) entered into a Shipping Services Agreement pursuant to which CMI (UK) (or another reputable provider of LNG shipping transportation services or LNG trading company with substantial experience in the LNG shipping industry) has committed to make available the Required Shipping Capacity to CCL for such Delivered SPA, in each case, with a tenor not less, at any given time, than the lesser of (i) the tenor required for such Delivered SPA or (ii) the immediately succeeding five-consecutive-year period;

(b)

if any LNG Tanker Charter Party Agreement is for an LNG Tanker subject to a mortgage or other form of Lien, then CCL will use commercially reasonable efforts to procure that the holder of such mortgage or Lien agree to customary quiet enjoyment rights in favor of CCL; and

(c)

CCL will procure and maintain, or procure that the ship owner or provider of shipping services, as applicable, procures and maintains, customary protection and indemnity (P&I) insurance in respect of any LNG Tanker, which in any event will not be less than as required by the relevant Qualifying LNG SPA applicable to the LNG volumes for which the LNG Tanker Charter Party Agreement or Shipping Services Agreement was executed.

“Shipping Services Agreements” means any shipping services agreements in connection with a Delivered SPA.

“Signing Date” means May 13, 2015.

“SIGTTO” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of International LNG Terminal Standards.

“Sinochem LNG SPA” means the LNG sale and purchase agreement, dated as of November 4, 2021, between CMI and Sinochem Group Co., Ltd.

“Sinochem Novated LNG SPA” means, together, (i) the Sinochem LNG SPA and (ii) the Sinochem Novation Agreement.

“Sinochem Novation Agreement” means the novation and amendment agreement regarding the Sinochem LNG SPA, dated as of June 15, 2022, between CMI, CCL and Sinochem Group Co., Ltd.

“Site” means, collectively, each parcel or tract of land upon which any portion of the Project Facilities are or will be located.

“SOFR” means the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date:

(a)	the fair valuation of the assets of such Person, on a consolidated basis, is greater than the liabilities of such Person on a consolidated basis, including, without limitation, contingent liabilities;

(b)

the present fair saleable value of the assets of such Person, on a consolidated basis, is at least the amount that will be required to pay the probable liability, on a consolidated basis, of such Person on its debts as they become absolute and matured;

(c)	such Person is able to pay its debts and other liabilities, contingent obligations, and other commitments as they become absolute and matured in the normal course of business; and

(d)

such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.

In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Cheniere Energy, Inc. a corporation organized under the laws of the State of Delaware.

“Stage 3 and Incremental Construction Budget and Schedule” means (a) the budget delivered pursuant to Section 4.1(g) (Conditions to Stage 3 Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of budget attached as Schedule D-1 (Stage 3 and Incremental Construction Budget and Schedule – Construction Budget) to the Common Terms Agreement), setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs associated with the Stage

3 Development through the date that is 90 days after the projected date of Substantial Completion of the last Train to be completed under and as defined in the EPC Contract (Stage 3) and (b) the schedule delivered pursuant to Section 4.1(g) (Conditions to Stage 3 Closing – Project Development) of the Common Terms Agreement (which shall be substantially in the form of schedule attached as Schedule D-2 (Stage 3 and Incremental Construction Budget and Schedule – Construction Schedule)), setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project Facilities’ development through the date that is 90 days following the projected date of Substantial Completion of the last Train to be completed under the EPC Contract (Stage 3); and in each of cases (a) and (b) as may be amended, supplemented, or otherwise modified in accordance with the Finance Documents, including to take into account any Change Orders permitted under Section 9.1 (Change Orders Under the EPC Contract (Stage 3)) of the Common Terms Agreement and ADCC Pipeline Costs if and upon ADCC Investco becoming a Subsidiary of the Borrower in accordance with the Finance Documents.

“Stage 3 and Incremental Material Project Agreements” means:

(a)	the Stage 3 LNG SPAs in each case with any related parent guarantees;

(b)	any Shipping Services Agreements entered into in connection with a Stage 3 (DES) LNG SPA on or prior to the Stage 3 Closing Date;

(c)	the CMI Export Authorization Letter;

(d)	the CCP Expansion Precedent Agreement; and

(e)	the ADCC Pipeline Precedent Agreement.

“Stage 3 Closing” means the satisfaction or waiver of all the conditions precedent set forth in Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement.

“Stage 3 Closing Date” means the date on which the conditions precedent set forth in Section 4.1 (Conditions to Stage 3 Closing) of the Common Terms Agreement have been satisfied or waived.

“Stage 3 Co.” means Corpus Christi Liquefaction Stage III, LLC.

“Stage 3 Completion Date” means the date upon which all of the conditions set forth in Section 14.1 (Conditions to Occurrence of Stage 3 Completion Date) of the Common Terms Agreement have been either satisfied, or, in each case, waived by the Requisite Intercreditor Parties.

“Stage 3 Date Certain” means January 31, 2028; provided that in case of the occurrence of one or more force majeure events prior to such date, the Stage 3 Date Certain will be extended by such number of days as such event or events of force majeure continues (but not to exceed 365 days).

“Stage 3 (DES) LNG SPAs” means:

(a)	the CPC Novated LNG SPA;

(b)	the Foran Novated LNG SPA; and

(c)	the PGNIG LNG SPA.

“Stage 3 Development” means the financing, development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Stage 3 Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Stage 3 Facilities (and, if the Borrower so elects, the import of LNG to the extent any Loan Party has all necessary Permits therefor), the transportation of Gas to the Stage 3 Facilities by third parties, and the sale of other services or other products or by-products of the Stage 3 Facilities and all activities incidental thereto, in each case in accordance with the Transaction Documents.

“Stage 3 Facilities” means the Stage 3 Terminal Facilities and Corpus Christi Pipeline Expansion.

“Stage 3 FERC Order” means the Order Granting Authorization Under Sections 3 and 7 of the Natural Gas Act (169 FERC ¶ 61,135) issued November 22, 2019 by FERC pursuant to Section 3 and Section 7 of the Natural Gas Act, granting the applications filed on June 28, 2018, in Docket No. CP18-512-000 and Docket No. CP18-513-000 to site, construct and operate the Stage 3 Facilities, and related facilities in San Patricio County, Texas.

“Stage 3 Finance Documents” means:

(a)	the Common Terms Agreement;

(b)	the Common Security and Account Agreement;

(c)	the Term Loan Facility Agreement;

(d)	the Working Capital Facility Agreement;

(e)	any Security Documents required by the financing of the Stage 3 Development;

(f)

the Direct Agreements in respect of the Stage 3 and Incremental Material Project Agreements to the extent such Direct Agreement is required to be delivered pursuant to the Common Security and Account Agreement;

(g)	the Intercreditor Agreement; and

(h)	any fee letters with parties providing financing in connection with the financing of the Stage 3 Development.

“Stage 3 LNG SPAs” means:

(a)	the Apache Linked GSA-SPA;

(b)	the ARC Linked GSA-SPA;

(c)	the CPC Novated LNG SPA;

(d)	the Engie LNG SPA;

(e)	the EOG Early Volumes Linked GSA-SPA;

(f)	the EOG Linked GSA-SPA (420K);

(g)	the Foran Novated LNG SPA;

(h)	the PGNIG LNG SPA;

(i)	the Sinochem Novated LNG SPA; and

(j)	the CMI Early Volumes LNG SPA.

“Stage 3 Material Real Property Documents” means the material Real Property Documents related to the Site of the Stage 3 Terminal Facilities as identified in Schedule U-2 (Stage 3 Material Real Property Documents) to the Common Terms Agreement.

“Stage 3 Senior Debt/Equity Ratio” means, as of the date of measurement, the ratio of (a) the sum of principal amounts of Senior Debt and Senior Debt Commitments incurred or projected to be incurred as of such date under the Base Case Forecast to be applied towards Project Costs of the Stage 3 Development (excluding any Excluded Working Capital Debt and excluding Replacement Debt Incremental Amounts in respect of the foregoing Senior Debt) to (b) the aggregate amount of Equity Funding applied or projected to be applied as of such date under the Base Case Forecast towards Project Costs of the Stage 3 Development.

“Stage 3 Survey” means an American Land Title Association (“ALTA”) survey of the portion of the Site on which the Stage 3 Terminal Facilities will be constructed showing a state of facts reasonably acceptable to the Security Trustee prepared by an independent surveyor licensed in the State of Texas in compliance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for ALTA/ACSM Surveys and otherwise sufficient for the Title Company to eliminate the standard survey exception from the Title Policy.

“Stage 3 Terminal Facilities” means up to seven mid-scale liquefaction Trains, each with a nominal production capacity of approximately 1.49 mtpa, for a combined capacity of 10.43 mtpa, and certain onsite and offsite utilities and supporting infrastructure, as such facilities may be improved, replaced, modified, changed or expanded in accordance with the Finance Documents.

“Stage 3 Transaction Documents” means the Stage 3 Finance Documents and the Stage 3 and Incremental Material Project Agreements.

“State of New York,” “New York” or “NY” means the State of New York in the United States.

“Subordinated Debt” means any debt or obligation that ranks subordinate in right of payment to the Senior Debt Obligations, on the basis set forth in a subordination agreement in the form set forth in Schedule S – 1 (Form of General Subordination Agreement) or Schedule S – 2 (Form of Loan Party Subordination Agreement) to the Common Terms Agreement, as the case may be.

“Subproject” has the meaning given in the EPC Contract (Stage 3).

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument (other than a Real Property Document) to which a Loan Party becomes a party after the Stage 3 Closing Date that:

(a)

replaces or substitutes for an existing Material Project Agreement, unless the failure to replace such existing Material Project Agreement could not reasonably be expected to have a Material Adverse Effect (not including, for purposes of application of the Material Adverse Effect qualifier to this clause, any Qualifying LNG SPAs);

(b)	is a transportation agreement with fixed reservation charge obligations that contains obligations and liabilities in excess of $65 million per year and is for a term that is greater than 10 years;

(c)	is the ADCC LLC Agreement, only if a party thereto is or becomes a Loan Party;

(d)

any contract, agreement, letter agreement or other instrument (other than a Real Property Document) that is not otherwise expressly covered by clauses (a), (b), (c), (e), (f) or (g) of this definition that, (i) contains obligations and liabilities that are in excess of $100 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than 10 years under this clause (d); provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Stage 3 Closing Date, until such time as any Loan Party has entered into construction contracts following the Stage 3 Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any Expansion Senior Debt following the Stage 3 Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred, (D) any Gas supply contracts (other than any Linked GSA-SPA), and (E) any agreements related solely to the Stage 3 Development except any Qualifying LNG SPAs and any agreements with Affiliates that otherwise meet the thresholds set forth in this clause (d);

(e)	is a guarantee provided in favor of any Loan Party by a guarantor or a counterparty under a Subsequent Material Project Agreement;

(f)	is a Shipping Services Agreement entered into in connection with a Qualifying LNG SPA; or

(g)

is a physical electricity purchase contract, agreement, letter agreement or other instrument and the Intercreditor Agent has required designation thereof as a Subsequent Material Project Agreement in connection with any consent, waiver or approval provided by it for entry into such contract, agreement, letter agreement or other instrument pursuant to Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

For the purposes of this definition, any series of related transactions under an agreement shall be considered as part of that agreement (other than with respect to clause (g)) but each separate unrelated transaction entered into under an umbrella or master agreement shall be considered as a single and separate agreement.

“Subsequent TLFA Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Stage 3 Closing Date, between Société Générale, as assignor, and each assignee party thereto, and consented and accepted by the Borrower in respect of the Term Loan Facility Agreement.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and “Subsidiaries” shall have a corresponding meaning.

“Substantial Completion” has the meaning given in the EPC Contract (Stage 3).

“Supplemental Quantity” means the portion of the Corpus Christi Terminal Facility’s annual LNG production for any given year that is in excess of the volumes of LNG committed for that year under the Initial LNG SPAs, the Second Phase LNG SPAs, the Stage 3 LNG SPAs, and any other Qualifying LNG SPA.

“Supplies and Raw Materials” means all fuel, feedstock, materials, stores, spare parts and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in the operation and maintenance of the Project Facilities.

“Supply Manager” means Cheniere Energy Shared Services, Inc.

“Supported QFC” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or the regulations thereunder.

“Swing Line Lender” has the meaning given in the Working Capital Facility Agreement.

“Swing Swap” means an contract which entitles the buyer of the contract to pay a fixed price for natural gas and the seller to pay the gas daily average at a defined location for a defined period of time. The Swing Swap is settled financially, via exchange of cash payment each day as the gas daily average is settled, rather than physically.

“Targa Gas Supply Agreement” means the agreement with Targa Gas Marketing LLC consisting of (a) the Base Contract for Sale and Purchase of Natural Gas, dated as of May 1, 2016, and (b) the related transaction confirmation for a daily contract quantity of approximately 100,000 MMBtu, dated as of June 21, 2018.

“Tax Sharing Agreements” means the Tax Sharing Agreement, dated as of May 13, 2015 between the Sponsor and CCP, and the Tax Sharing Agreement, dated as of May 13, 2015, between the Sponsor and CCL to allocate tax liabilities among the signing entities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, including any interest, additions to tax or penalties applicable thereto, imposed by any Governmental Authority or the government of any foreign jurisdiction, or of any political subdivision thereof, including any and all agencies, branches, departments and administrative and other subdivisions thereof, and any payments in lieu of the foregoing.

“TBtu” means one trillion Btus.

“Technical Services Agreement” means the technical services agreement, dated as of June 23, 2017, between Corpus Christi Liquefaction Stage II, LLC and the EPC Contractor.

“Technology License Agreement (T1/T2)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 1 and Subproject 2, as defined in the EPC Contract (T1/T2), to be used at the Corpus Christi Terminal Facility.

“Technology License Agreement (T3)” means the license agreement between ConocoPhillips and CCL relating to the Optimized Cascade Process for Subproject 3, as defined in the EPC Contract (T3), to be used at the Corpus Christi Terminal Facility.

“Technology Licensor” means the provider of Technology License Agreement (T1/T2) and Technology License Agreement (T3).

“Term Lenders” has the meaning given to it in the Term Loan Facility Agreement.

“Term Loan Availability Period” has the meaning given to it in the Term Loan Facility Agreement.

“Term Loan Discharge Date” means the Discharge Date with respect to the Senior Debt under the Term Loan Facility Agreement.

“Term Loan Facility Agent” means the facility agent under the Term Loan Facility Agreement.

“Term Loan Facility Agreement” is the Second Amended and Restated Term Loan Facility Agreement, dated as of the Stage 3 Closing Date.

“Term Loan Facility Debt Commitment” has the meaning given in Exhibit A (Definitions) to the Term Loan Facility Agreement.

“Term Loans” has the meaning given in the Term Loan Facility Agreement.

“Term SOFR” means, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two US Government Securities Business Days prior to the commencement of such Interest Period (such day, a “Term SOFR Determination Day”), as such rate is published by the CME Term SOFR Administrator. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, “Term SOFR” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR for such Term SOFR Determination Day will be the Term SOFR as published in respect of the first preceding US Government Securities Business Day for which such Term SOFR was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three Business Days prior to such Term SOFR Determination Day.

“Term SOFR Determination Day” has the meaning given in this Section 1.3 of this Schedule A (Common Definitions and Rules of Interpretation – Definitions) within the definition of Term SOFR.

“Term SOFR Loan” shall have the meaning set forth in the applicable Facility Agreement.

“Term SOFR Reference Rate” means, for any day and any time, with respect to any Term SOFR Loan and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Intercreditor Agent as the forward-looking term rate based on SOFR.

“Texas Utilities Code” means Tex. Util. Code Ann. (Vernon 2015).

“TGP” means Tennessee Gas Pipeline Company, LLC, a limited liability company organized under the laws of the State of Delaware.

“TGP Precedent Agreement” means the precedent agreement, dated as of October 8, 2014, between CCL and TGP pursuant to which TGP will provide firm transportation services.

“Third Party Account Bank” has the meaning given in Section 4.11(a) (Account with Third Party Account Bank) of the Common Security and Account Agreement.

“Third Party Investment Account” has the meaning given in Section 4.11(a) (Account with Third Party Account Bank) of the Common Security and Account Agreement.

“Title Company” means Fidelity National Title Insurance Company, First American Title Insurance Company or Stewart Title Guaranty Company.

“Title Policy” means one or more fully paid Loan Policies of Title Insurance (Form T-2) of title insurance as adopted for use in the State of Texas, or a pro forma policy prepared prior to payment for, issuance and delivery of the policy, with completed Schedules A and B, showing the proposed insured, the amount of insurance, the exceptions that are proposed to be placed in the final policies to be issued, and the name of the title insurance company and title insurance agent, including all amendments and endorsements thereto, issued by the Title Company in favor of the Security Trustee, with such coinsurers or reinsurers as may be reasonably required by the Security Trustee, with such policies:

(a)

(i) in the case of the Title Policy in effect prior to the Stage 3 Closing Date, in an amount equal to the lesser of the aggregate amount of Loans outstanding immediately prior to the Stage 3 Closing Date and the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code as of the Second Phase Closing Date and (ii) in the case of the Title Policy delivered in connection with the Stage 3 Closing Date, in an amount equal to the lesser of the aggregate amount of the Incremental Stage 3 Commitments and the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code as of the Stage 3 Closing Date;

(b)

in the case of a Title Policy obtained in connection with an acquisition of Real Estate after the Stage 3 Closing Date, to the extent that the Loan Parties are required to obtain such policy in respect of such Real Estate acquisition pursuant to the Common Terms Agreement or Common Security and Account Agreement, then:

(x) in the case such acquisition of Real Estate is for purposes of an Expansion or Development Expenditure to be funded by Loans incurred by the Loan Parties, the Loan Parties shall either amend the then-existing Title Policy, replace the then-existing Title Policy with a new Title Policy or, obtain a separate incremental Title Policy covering the acquired Real Estate, in each case, in an amount equal to the lesser of, when taken together with any other then-existing Title Policy, (i) the aggregate amount of the outstanding principal of, and commitments in respect of, the Loans (or in the case of a separate incremental Title Policy, the Loans resulting from the incremental debt commitments) and (ii) the maximum amount permitted to be insured under Section 2551.301 of the Texas Insurance Code at the time such policy is obtained; and

(y) in the case of an acquisition of any Real Estate by the Loan Parties other than in the circumstances described in clause (x) above, the Loan Parties may (but shall not be required to) amend the then-existing Title Policy or replace the then-existing Title Policy with a new Title Policy in an amount consistent with the terms in clause (x) above or shall obtain a Title Policy covering only such acquired Real Estate in an amount not less than the market value, as reasonably determined by the Borrower, of such acquired Real Estate;

in each case with respect to such acquired Real Estate, and in form or forms satisfactory to the Security Trustee in all respects, with such policies when taken together insuring as of the date of the recording of the applicable deed of trust required under Section 3.2(f) (Real Property) of the Common Security and Account Agreement creating a Lien on the estates and interests in the Real Estate comprising the Corpus Christi Terminal Facility, that such deed of trust is a first and prior Lien on the estates and interests in the real property comprising the Corpus Christi Terminal Facility (to the extent the deed of trust property consists of interests insurable under the terms of such form of title policy) free and clear of all Liens on and defects of title other than Permitted Liens, and containing or providing for, among other items:

(i)	no survey exceptions other than those approved by the Security Trustee;

(ii)

the lien exception and pending disbursements clause added to Schedule B as required by Procedural Rule P-8.b.1 of The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas; and

(iii)

such endorsements and affirmative assurances as the Security Trustee shall reasonably require and which the title insurers are permitted and willing to issue as provided in The Basic Manual of Rules, Rates and Forms for the Writing of Title Insurance in the State of Texas.

“TLFA Assignment and Assumption Agreements” means the Initial TLFA Assignment and Assumption Agreement and the Subsequent TLFA Assignment and Assumption Agreement.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Loan Party is licensee or licensor thereunder) or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing:

(a)	all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof;

(b)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(c)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether a Loan Party is licensee or licensor thereunder).

“Trademarks” means all United States, foreign and multinational trademarks, trade names, trade styles, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing:

(a)

all registrations and applications therefor including the registrations and applications required to be listed in Schedule J (Intellectual Property) to the Common Security and Account Agreement under the heading “Trademarks” (as such schedule may be amended from time to time);

(b)	all extensions and renewals of any of the foregoing and amendments thereto;

(c)	all of the goodwill of the business connected with the use of and symbolized by any of the foregoing;

(d)	all rights to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill;

(e)	all proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and

(f)	all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trafigura” means Trafigura Pte Ltd, a Singaporean energy trading company that is an LNG Buyer.

“Trafigura LNG SPA” means the LNG sale and purchase agreement, dated as of May 16, 2018, between CCL and Trafigura.

“Train” means an LNG liquefaction train.

“Train One” means LNG Train 1 (as defined in the EPC Contract (T1/T2)).

“Train Three” means LNG Train 3 (as defined in the EPC Contract (T3)).

“Train Two” means LNG Train 2 (as defined in the EPC Contract (T1/T2)).

“Transaction Documents” means, collectively, the Finance Documents and the Material Project Agreements.

“Transfers” has the meaning given in the relevant Facility Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “US” means the United States of America.

“Unmatured Event of Default” means an Unmatured Loan Facility Event of Default, Unmatured Indenture Event of Default or a comparable unmatured event of default under any other Senior Debt Instrument entered into after the date of the Common Security and Account Agreement.

“Unmatured Indenture Event of Default” means an event that, with the giving of notice, lapse of time or making of a determination, would constitute an Indenture Event of Default.

“Unmatured LNG SPA Prepayment Event” means an event that, with the giving of notice or lapse of a cure period, would become an LNG SPA Prepayment Event.

“Unmatured Loan Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Loan Facility Event of Default.

“US Dollars” and “$” means the currency of the United States.

“US Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“US Special Resolution Regimes” has the meaning set forth in Section 23.24 (Acknowledgment Regarding Any Supported QFCs) of the Common Terms Agreement.

“US Tax Compliance Certificate” has the meaning given in Section 21.5(b)(ii)(D) (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“USPTO” means the United States Patent and Trademark Office.

“Withdrawal and Transfer Certificate” means a certificate, in the form attached as Schedule K (Form of Withdrawal and Transfer Certificate) to the Common Security and Account Agreement.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Woodside” means Woodside Energy Trading Singapore Pte. Ltd., a Singaporean company that is an Initial LNG Buyer.

“Work” has the meaning given in the EPC Contract (Stage 3).

“Working Capital Debt” has the meaning given in Section 6.2 (Working Capital Debt) of the Common Terms Agreement.

“Working Capital Facility Agent” has the meaning given in the preamble of the Common Terms Agreement.

“Working Capital Facility Agreement” means the Second Amended and Restated Working Capital Facility Agreement, dated as of the Stage 3 Closing Date among the Borrower, the Guarantors, The Bank of Nova Scotia, as Working Capital Facility Agent, The Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, as Issuing Banks, Mizuho Bank, Ltd., as Swing Line Lender, and the lenders party thereto from time to time.

“Working Capital Lenders” has the meaning given in the Working Capital Facility Agreement.